SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 5)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only
☐ Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

CAPITOL ACQUISITION CORP. II

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐       No fee required.

☒      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

Common stock of Capitol Acquisition Corp. II

(2)    Aggregate number of securities to which transaction applies:

Up to 23,999,999 (including shares underlying options)

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$9.985 (average of high and low prices on The Nasdaq Capital Market on March 23, 2015)

(4)    Proposed maximum aggregate value of transaction:

$329,639,990.02 ($90,000,000 in cash and up to $239,639,990.02 in common stock)

(5)     Total fee paid:

$38,304.17

☒      Fee paid previously with preliminary materials:

☐       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED JUNE 19, 2015

CAPITOL ACQUISITION CORP. II
509 7th Street, N.W.
Washington, D.C. 20004

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS
TO BE HELD ON [•], 2015

TO THE STOCKHOLDERS OF CAPITOL ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Capitol Acquisition Corp. II (“Capitol”), a Delaware corporation, will be held at [•] [a/p].m. eastern time, on [•], 2015, at the offices of Graubard Miller, Capitol’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)      to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 2015 and amended on April 30, 2015 and May 1, 2015 (the “merger agreement”), by and among Capitol, Argo Expeditions, LLC, Capitol’s direct wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., LLC Sub’s direct wholly-owned subsidiary (“Merger Sub”), and Lindblad Expeditions, Inc., a New York corporation (“Lindblad”), which, among other things, provides for (a) the merger of Merger Sub with and into Lindblad to form an interim corporation (“Interim Corporation”) and (b) immediately thereafter such Interim Corporation to merge with and into LLC Sub, and to approve the business combination contemplated by the merger agreement – we refer to this proposal as the “merger proposal”;

(2)      to consider and vote upon separate proposals to approve amendments to the amended and restated certificate of incorporation of Capitol, effective following the mergers, to (i) change the name of Capitol from “Capitol Acquisition Corp. II” to “Lindblad Expeditions Holdings, Inc.”; (ii) adjust the existing classification of directors to conform with the classification described in the director election proposal below; (iii) remove provisions that will no longer be applicable to Capitol after the mergers; and (iv) add provisions that are intended to assist Capitol’s compliance with certain maritime laws, including the U.S. Citizenship and Cabotage laws principally contained in 46 U.S.C. §50501(a), (b) and (d) and 46 U.S.C. Chapter 551 and the regulations promulgated thereunder (the “Jones Act”), to which owners of United States flagged vessels engaged in coastwise trade are subject, including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act — we refer to these proposals collectively as the “charter amendment proposals”;

(3)      to consider and vote upon a proposal to approve the 2015 Long-Term Incentive Plan, which is an incentive compensation plan for employees of Capitol and its subsidiaries — we refer to this proposal as the “incentive compensation plan proposal”;

(4)      to elect five directors to Capitol’s board of directors, of whom one will be a Class A director serving until the annual meeting of stockholders to be held in 2016, two will be Class B directors serving until the annual meeting to be held in 2017 and two will be Class C directors serving until the annual meeting to be held in 2018 and, in each case, until their successors are elected and qualified — we refer to this proposal as the “director election proposal”; and

(5)      to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Capitol is not authorized to consummate the mergers — we refer to this proposal as the “adjournment proposal”.

These items of business are described in the attached proxy statement, which we encourage you to read in its entirety before voting. Only holders of record of Capitol common stock at the close of business on May 21, 2015 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Capitol’s board of directors has determined that the merger proposal and the other proposals are fair to and in the best interests of Capitol and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” each of the charter amendment proposals, “FOR” the incentive compensation plan proposal, “FOR” the election of all of the persons nominated by Capitol’s management for election as directors and “FOR” the adjournment proposal, if presented.

Under the merger agreement, the consummation of the mergers is conditioned upon the approval of the merger proposal and the filing of the charter amendment in the form attached hereto as Annex B. Furthermore, the charter amendment is intended to be effected solely upon consummation of the mergers. Accordingly, the merger proposal is conditioned upon the approval of all the charter amendment proposals and each of the charter amendment proposals is conditioned on approval of the merger proposal and the other charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived). If the merger proposal is not approved or any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, none of the remaining proposals (except the adjournment proposal) will be presented to the stockholders for a vote and the mergers and the charter amendment will not be effected.

All Capitol stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Capitol common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against each of the charter amendment proposals, but will have no effect on the other proposals.

A complete list of Capitol stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Capitol for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Mark D. Ein
Mark D. Ein
Chairman of the Board and Chief Executive Officer

 [•], 2015

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL, DEMAND THAT CAPITOL CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL, AND TENDER YOUR STOCK TO OUR TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGERS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF CAPITOL STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement is dated [•], 2015 and is first being mailed to Capitol stockholders on or about [•], 2015.

TABLE OF CONTENTS

Contents

SUMMARY OF THE MATERIAL TERMS OF THE MERGER	1
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	3
SUMMARY OF THE PROXY STATEMENT	14
SELECTED HISTORICAL FINANCIAL INFORMATION	24
SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS	26
COMPARATIVE PER SHARE DATA	28
RISK FACTORS	29
FORWARD-LOOKING STATEMENTS	44
SPECIAL MEETING OF CAPITOL STOCKHOLDERS	45
THE MERGER PROPOSAL	50
THE MERGER AGREEMENT	61
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	67
THE CHARTER AMENDMENT PROPOSALS	82
THE INCENTIVE COMPENSATION PLAN PROPOSAL	85
THE DIRECTOR ELECTION PROPOSAL	93
THE ADJOURNMENT PROPOSAL	109
OTHER INFORMATION RELATED TO CAPITOL	110
BUSINESS OF LINDBLAD	117
LINDBLAD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	134
BENEFICIAL OWNERSHIP OF SECURITIES	148
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	152
DESCRIPTION OF CAPITOL COMMON STOCK AND OTHER SECURITIES	155
PRICE RANGE OF CAPITOL SECURITIES AND DIVIDENDS	158
APPRAISAL RIGHTS	159
STOCKHOLDER PROPOSALS	159
OTHER STOCKHOLDER COMMUNICATIONS	159
INDEPENDENT AUDITORS	159
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	159
WHERE YOU CAN FIND MORE INFORMATION	160

ANNEX A – Merger Agreement	A-1
ANNEX B – Amended and Restated Certificate of Incorporation of Capitol	B-1
ANNEX C – 2015 Long-Term Incentive Plan	C-1

i

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•         The parties to the mergers are Capitol Acquisition Corp. II (“Capitol”), Argo Expeditions, LLC, Capitol’s direct wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., LLC Sub’s direct wholly-owned subsidiary (“Merger Sub”), and Lindblad Expeditions, Inc. (“Lindblad”). Pursuant to the merger agreement, Merger Sub will be merged with and into Lindblad to form an interim corporation (“Interim Corporation”) as a direct wholly-owned subsidiary of LLC Sub (the “initial merger”), and such Interim Corporation shall immediately thereafter be merged with and into LLC Sub to form the surviving company (“Surviving Company”) as a direct wholly-owned subsidiary of Capitol (the “subsequent merger” and together with the initial merger, the “mergers”). See the section entitled “The Merger Agreement.”

•         Lindblad provides expedition cruising and adventure travel experiences. The company provides itineraries that feature up-close encounters with wildlife and nature and promote guest empowerment and interactivity. Through a strategic alliance with The National Geographic Society (“National Geographic”), Lindblad’s educationally oriented voyages allow guests to interact with leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. See the section entitled “Business of Lindblad.”

•         Under the merger agreement, the Lindblad stockholders will receive an aggregate of (i) $90,000,000 in cash at the closing (a portion of which will be for transaction bonuses) and (ii) 20,017,787 shares of Capitol common stock. Capitol will also assume outstanding Lindblad stock options and will issue options to purchase approximately 3,982,212 shares of Capitol common stock to the Lindblad stock option holders. See the section entitled “The Merger Proposal — Structure of the Merger” and “The Incentive Compensation Plan Proposal.”

•         In connection with the mergers, the stockholders of Capitol prior to its initial public offering — Capitol Acquisition Management 2 LLC, an affiliate of Mark D. Ein, Capitol’s Chief Executive Officer, L. Dyson Dryden, Capitol’s Chief Financial Officer, and Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, each a director of Capitol — have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation for no additional consideration. These founder’s shares, which are currently in escrow, are comprised of (i) 375,000 shares of common stock to be contributed one day after the closing of the mergers, provided that they remain subject to the terms of such escrow, and (ii) 125,000 shares of incentive common stock, subject to forfeiture if Capitol’s common stock does not trade above $13.00 per share for any 20 trading days during any 30-day period within 4 years of consummation of the mergers, to be contributed within three business days after their release from escrow in connection with the lapse of such forfeiture conditions.

•         The merger agreement provides that either Capitol or Lindblad may terminate the merger agreement if the mergers are not consummated by July 31, 2015 subject to certain exceptions. Additionally, the merger agreement may be terminated, among other reasons, by either Capitol or Lindblad upon material breach of the other party if not cured within the time period specified within the Merger Agreement and subject to certain other conditions. See the section entitled “The Merger Agreement — Termination.”

•         In addition to voting on the mergers, the stockholders of Capitol will vote on separate proposals to amend its amended and restated certificate of incorporation, effective following the mergers, to (i) change Capitol’s name to “Lindblad Expeditions Holdings, Inc.”; (ii) adjust the existing classification of directors to conform with the classification described in the director election proposal; (iii) remove provisions that will no longer be applicable to Capitol after the mergers; and (iv) add provisions that are intended to assist Capitol’s compliance with certain maritime laws, including the U.S. Citizenship and Cabotage laws principally contained in 46 U.S.C. §50501(a), (b) and (d) and 46 U.S.C. Chapter 551 and the regulations promulgated thereunder (the “Jones Act”), to which owners of United States flagged vessels engaged in coastwise trade are subject, including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act. The stockholders of Capitol will also vote on proposals to approve the incentive compensation plan, to elect five directors to Capitol’s board of directors, and to approve, if necessary, an adjournment of the meeting. See the sections entitled “The Charter Amendment Proposals,” “The Incentive Compensation Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.”

•         After the mergers, if management’s nominees are elected, the directors of Capitol will be Sven-Olof Lindblad, John M. Fahey and Paul J. Brown, who were designated by Lindblad, and Mark D. Ein and L. Dyson Dryden, who were designated by Capitol. Sven-Olof Lindblad is currently the founder, President and Chief Executive Officer of Lindblad. Mark D. Ein is currently the Chairman of the Board and Chief Executive Officer of Capitol and L. Dyson Dryden is currently the Chief Financial Officer of Capitol. Neither Mr. Ein nor Mr. Dryden has received or will receive any compensation as an executive officer of Capitol. After the mergers, Messrs. Ein, Dryden, Fahey and Brown will be considered independent directors under the rules of the Nasdaq Capital Market (“Nasdaq”). See the section entitled “The Director Election Proposal.”

•         Upon completion of the mergers, each of Messrs. Ein and Dryden will resign from their officer positions with Capitol and certain officers of Lindblad will become officers of Capitol, holding positions similar to the positions such officers hold with Lindblad. These officers are Sven-Olof Lindblad, Ian Rogers, Trey Byus, Richard Fontaine and Pete Miller. Each of these persons is currently an executive officer of Lindblad. In addition, Mr. Ein will be the Chairman of the Board. See the section entitled “The Director Election Proposal.”

•         Certain current stockholders of Lindblad, including Sven-Olof Lindblad, will enter into Registration Rights Agreements with Capitol in respect of the shares of Capitol common stock they will receive in the mergers. Such rights will include two demand registration rights and unlimited “piggy-back” registration rights on terms generally comparable to the registration rights applying to the stockholders of Capitol prior to its initial public offering. Subject to certain exceptions, such current stockholders of Lindblad will be restricted from transferring shares of Capitol common stock they receive in the mergers until one year after the closing of the mergers. See the section entitled “The Merger Proposal — Sale Restrictions.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement?	A.

Capitol and Lindblad have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated as March 9, 2015, that is described in this proxy statement. This agreement is referred to as the “merger agreement.” A copy of the merger agreement, as amended and restated, is attached to this proxy statement as Annex A, and Capitol encourages its stockholders to read it in its entirety. Capitol’s stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement, which, among other things, provides for the merger of Merger Sub into Lindblad and the subsequent merger of the Interim Corporation into LLC Sub resulting in the surviving corporation being a wholly owned subsidiary of Capitol, and to approve such mergers contemplated by the merger agreement.

Q.	Are there any other matters being presented to stockholders at the meeting?	A.

Capitol’s stockholders are also being requested to consider and vote upon separate proposals to approve amendments to Capitol’s amended and restated certificate of incorporation, effective following the mergers, to:

• change the name of Capitol from “Capitol Acquisition Corp. II” to “Lindblad Expeditions Holdings, Inc.”;

• adjust the existing classification of directors to conform with the classification described in the director election proposal;

•    delete Article Fifth and the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Capitol after the mergers, and redesignate section J of Article Sixth as Article Sixth; and

•    add provisions that are intended to assist Capitol’s compliance with the Jones Act (to which owners of United States flagged vessels engaged in coastwise trade are subject), including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act.

Capitol’s second amended and restated certificate of incorporation, as it will appear if all of the charter amendment proposals are approved, is annexed as Annex B hereto. Stockholders are encouraged to read it in its entirety. See the section entitled “The Charter Amendment Proposals.”

In addition to the foregoing proposals, the stockholders will also be asked to consider and vote on proposals to approve the incentive compensation plan and to elect five directors of Capitol. The incentive compensation plan is annexed as Annex C hereto. Stockholders are encouraged to read it in its entirety. The stockholders will also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Capitol would not have been authorized to consummate the merger. See the sections entitled “The Incentive Compensation Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.”

Under the merger agreement, the consummation of the mergers is conditioned upon the approval of the merger proposal and the filing of the charter amendment in the form attached hereto as Annex B. Furthermore, the charter amendment is intended to be effected solely upon consummation of the mergers. Accordingly, the merger proposal is conditioned upon the approval of all the charter amendment proposals and each of the charter amendment proposals is conditioned on approval of the merger proposal and the other charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived). If the merger proposal is not approved or any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, none of the remaining proposals (except the adjournment proposal) will be presented to the stockholders for a vote and the mergers and the charter amendment will not be effected.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement.

Q.	Why is Capitol proposing the mergers?	A.

Capitol was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Based on its due diligence investigations of Lindblad and the industry in which it operates, including the financial and other information provided by Lindblad in the course of their negotiations, Capitol’s board believes that Lindblad has the appropriate infrastructure in place and is well positioned in its industry to achieve significant growth and strong profitability. As a result, Capitol also believes that a business combination with Lindblad will provide Capitol stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Capitol’s Board of Directors’ Reasons for Approval of the Merger.”

In accordance with Capitol’s amended and restated certificate of incorporation, if Capitol is unable to complete the business combination with Lindblad by July 31, 2015, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares at a per-share price described in the section entitled “Other Information Related to Capitol — Liquidation If No Business Combination” and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Q.	Who is Lindblad?	A.

Lindblad provides expedition cruising and adventure travel experiences. The company provides itineraries that feature up-close encounters with wildlife and nature and promote guest empowerment and interactivity. Through a strategic alliance with National Geographic, Lindblad’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools. As of March 31, 2015, Lindblad had total assets of $253,336,101 and total liabilities of $177,622,662. For the year ended December 31, 2014 and three months ended March 31, 2015, Lindblad had net income of $22,245,455 and $6,932,494 respectively. If the merger proposal is approved and the mergers are consummated, the business of Lindblad will become the business of Capitol.

Q.	What will the stockholders of Lindblad receive upon consummation of the mergers?	A.

Under the merger agreement, the Lindblad stockholders will receive consideration having an aggregate value of approximately $330,000,000, comprised of an aggregate of (i) $90,000,000 in cash at the closing (a portion of which will be for transaction bonuses) and (ii) 20,017,787 shares of Capitol common stock. Capitol will also assume outstanding Lindblad stock options and will issue options to purchase approximately 3,982,212 shares of Capitol common stock to the Lindblad stock option holders. In comparison, Capitol has total assets prior to the mergers of approximately $200,130,000.

Q.	Who will be the officers and directors of Capitol if the mergers are consummated?	A.

Upon the consummation of the mergers, the executive officers of Capitol will be Sven-Olof Lindblad, Chief Executive Officer and President, Ian Rogers, Chief Operating Officer, Chief Financial Officer and Vice President, Trey Byus, Chief Expedition Officer, Richard Fontaine, Chief Marketing Officer, and Pete Miller, Senior Vice President, Fleet Operations. In addition, Mr. Ein will be the Chairman of the Board.

In addition, after the mergers, if management’s nominees are elected, the directors of Capitol will be Sven-Olof Lindblad, John M. Fahey, Paul J. Brown, Mark D. Ein and L. Dyson Dryden.

See the section entitled “The Director Election Proposal” for further information on these individuals and the management of Capitol following the consummation of the mergers.

Q.	Did the Capitol board determine that the fair market value of Lindblad met the requirements set forth in Capitol’s charter documents?	A.

It is a requirement under Capitol’s amended and restated certificate of incorporation that any business acquired by Capitol have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. As of the date of the execution of the merger agreement, the balance of the funds in the trust account was $192 million (excluding $8 million of deferred underwriting commissions). The board determined that the consideration being paid in the mergers, which amount was negotiated at arms-length, was fair to and in the best interests of Capitol and its stockholders and appropriately reflected Lindblad’s value. Accordingly, based on the $330 million aggregate consideration being paid to the Lindblad stockholders as described above, the Capitol board determined that the fair market value of Lindblad was substantially in excess of 80% of the funds in the trust account.

Q.	Did the Capitol board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?	A.

Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Lindblad. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Lindblad. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Lindblad’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q.	Do I have conversion rights?	A.

If you are a holder of public shares, you have the right to vote on the merger proposal and demand that Capitol convert such shares into cash. We sometimes refer to these rights to demand conversion of the public shares into cash as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 10% or more of the public shares. Accordingly, all public shares in excess of 10% held by a public stockholder will not be converted to cash.

Under Capitol’s amended and restated certificate of incorporation, the merger may be consummated only if holders of no more than 18,067,499 of the public shares properly demand conversion of their shares into cash.

If you exercise your conversion rights, then you will be exchanging your shares of Capitol common stock for cash and will no longer own these shares following the mergers.

Q.	How do I exercise my conversion rights?	A.

If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the merger proposal, (ii) demand that Capitol convert your shares into cash no later than the close of the vote on the merger proposal, and (iii) deliver your stock to Capitol’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares will be entitled to demand that his shares be converted for a pro rata portion of the amount then in the trust account (which was approximately $200,000,000, or $10.00 per share, as of May 21, 2015).

If you are a holder of public shares, you may demand conversion rights either by checking the box on the proxy card or by submitting your request in writing to L. Dyson Dryden, Capitol’s Chief Financial Officer, at the address listed at the end of this section. If you (i) initially vote for the merger proposal but then wish to vote against it, or (ii) initially vote against the mergers but later wish to vote for it, or (iii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Capitol to exercise your conversion rights, you may request Capitol to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Capitol at the phone number or address listed at the end of this question and answer section.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the special meeting. If you deliver your shares for conversion to Capitol’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Capitol’s transfer agent return the shares (physically or electronically). You may make such request by contacting Capitol’s transfer agent at the phone number or address listed at the end of this question and answer section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Capitol’s Chief Financial Officer prior to the vote taken on the merger proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.

If a holder of public shares votes for or against the merger proposal, demand is properly made and the stock is delivered as described above, then, if the mergers are consummated, Capitol will convert these shares into a pro rata portion of funds deposited in the trust account.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the exercise or loss of any Capitol warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock and will become exercisable 30 days after the consummation of the mergers. A registration statement must be in effect to allow you to exercise any warrants you may hold for cash or to allow Capitol to call the warrants for redemption if the redemption conditions are satisfied. If the mergers are not consummated, the warrants will not become exercisable and will be worthless.

Q.	Do I have appraisal rights if I object to the proposed acquisition?	A.	No, you do not have appraisal rights in connection with the mergers under the General Corporation Law of the State of Delaware (“DGCL”).

Q.	What happens to the funds deposited in the trust account after consummation of the mergers?	A.

After consummation of the mergers, the funds in the trust account will be released to Capitol and used by Capitol to pay the cash merger consideration to Lindblad’s stockholders, to pay holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with Lindblad, including $8,000,000 of deferred underwriting commissions payable to the underwriters in Capitol’s initial public offering and a finder’s fee payable to Worth Capital 8 LLC for introducing Lindblad to Capitol equal to 1% of the cash released from the trust account after payments made to converting shareholders, subject to a minimum fee of $1,000,000, and to pay for working capital and general corporate purposes of the combined company.

Q.	What are the conditions to consummating the mergers?	A.

Consummation of the mergers are conditioned on the holders of a majority of Capitol’s common stock on the record date, at a meeting called for this and other related purposes approving the merger proposal. In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, Capitol having at least $5,000,001 of net tangible assets remaining after the closing and holders of less than 18,067,499 of the public shares (representing approximately 90% of the public shares) properly demanding conversion of their shares into cash. Furthermore, Capitol’s obligations to consummate the mergers are subject to the restructuring of Lindblad and the debt financing contemplated by the merger agreement having been consummated and Lindblad’s obligations to consummate the mergers are subject to the second amended and restated certificate of incorporation of Capitol having been filed with the secretary of state of Delaware and Capitol having executed the registration rights agreement. The consummation of the mergers are also subject to certain other customary conditions. See the section entitled “The Merger Agreement — Conditions to Closing of the Mergers” for further information.

Q.

May the mergers be consummated if less than a majority of the shares of Capitol common stock present and entitled to vote are voted in favor of the merger proposal or if holders of more than 18,067,499 of the public shares properly demand conversion?

A.

The mergers may not be consummated if less than a majority of the shares of Capitol common stock present and entitled to vote are voted in favor of the merger proposal or if holders of more than 18,067,499 of the public shares properly demand conversion. However, the mergers may be consummated if these conditions and the other conditions to the mergers are satisfied or waived, even if the number of shares voting in favor of the merger proposal is less than a majority of all outstanding shares of Capitol common stock entitled to vote, which is the voting requirement that would apply if  Capitol were a constituent corporation in the mergers.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, Lindblad or Lindblad’s stockholders and/or their respective affiliates may:

• purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal or who seek to have their shares converted to cash;

• execute agreements to purchase such shares from such investors in the future; or

•    enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares.

The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 18,067,499 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Capitol’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, immediately after the special meeting. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

For more information, see the section entitled “The Special Meeting of Capitol Stockholers—Capitol Initial Stockholders.”

Q.	What effect will the consummation of the mergers have on Capitol’s common stock?	A.

As of the close of trading on May 21, 2014, the market price of Capitol’s common stock was $10.90 per share. However, there can be no assurance that the market price of Capitol’s common stock will not decline after the consummation of the mergers. The risks and uncertainties described in the section entitled “Risk Factors” could have an adverse effect on the price of Capitol’s common stock. For instance, each of the following factors could put significant downward pressure on the price of Capitol’s common stock:

•    Under the merger agreement, the Lindblad common stockholders will receive, among other things, an aggregate of approximately 24,000,000 shares of Capitol common stock at the closing of the mergers, including options to purchase shares of common stock at an estimated $1.69 per share. In addition, the Capitol initial stockholders hold 5,000,000 shares of Capitol common stock. After the mergers, upon registration of such shares under the Securities Act pursuant to the registration rights granted to the holders of such securities or upon satisfaction of the requirements of Rule 144 under the Securities Act, large amounts of such securities may be sold in the open market or in privately negotiated transactions.

•    Capitol’s warrants, representing the right to purchase an aggregate of up to 15,600,000 shares of Capitol common stock (or up to 16,100,000 shares of Capitol common stock, to the extent Capitol’s initial stockholders elect to convert the $500,000 in promissory notes held by them into warrants at a conversion price of $1.00 per warrant), will become exercisable 30 days after the closing of the mergers. To the extent such warrants are exercised, the number of shares eligible for resale in the public market will increase.

• The restrictions on ownership contained in the charter amendment may limit demand for Capitol’s common stock.

Furthermore, prior to consummation of the mergers, it is unlikely that the market price of Capitol’s common stock will decline below the per-share conversion price, as a stockholder who desires to sell his or her shares is unlikely to accept less per share in the public markets than he or she would receive upon exercise of his or her conversion rights. After the mergers, there will be no such limitation on the market price of the Capitol common stock. As of May 21, 2015, the per-share conversion price would have amounted to approximately $10.00 per share.

Q.	What happens if the mergers are not consummated?	A.

Capitol must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount described below, if it does not consummate the mergers by July 31, 2015. If the mergers with Lindblad are not completed by such date, holders of public shares shall be entitled to receive a pro rata share of the trust account (which is $10.00 per share as of May 21, 2015) plus any additional pro rata interest earned on the funds held in the trust account and not released to Capitol for its working capital requirements or necessary to pay its taxes. See the section entitled “Other Information Related to Capitol — Liquidation If No Business Combination” for additional information.

Q.	What interests do Capitol’s officers, directors and initial stockholders have in the transaction that are different from other stockholders?	A.

When you consider the recommendation of Capitol board of directors in favor of approval of the merger proposal and the other proposals, you should keep in mind that Capitol’s initial stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•    Holders of Capitol’s shares prior to its initial public offering, or the “initial shares” or “founder’s shares,” including all of Capitol’s officers and directors, have waived any right to participate in any redemption distribution from Capitol’s trust account with respect to these shares. Such shares had an aggregate market value of $54,500,000 based upon the closing price of $10.90 per share on the Nasdaq on May 21, 2015.

•    Capitol’s initial stockholders, including its directors and officers, also purchased 5,600,000 warrants from Capitol for an aggregate purchase price of $5,600,000 (or $1.00 per warrant). These warrants are sometimes referred to herein as the “sponsor warrants.” Such warrants had an aggregate market value of $14,280,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015. All of the warrants will become worthless if the mergers are not consummated (as will the remainder of the public warrants).

The transactions contemplated by the merger agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Capitol after the closing of the mergers. In addition, Mr. Ein will be the Chairman of the Board. As such, in the future each may receive any cash fees, stock options or stock awards that the Capitol board of directors may determine to pay to its non-executive directors or its Chairman of the Board. Capitol currently anticipates that its non-employee director compensation will include annual cash fees of $50,000 (not including any additional fees for service as Chairman of the Board or as a committee member or chair) and an annual grant of $75,000 in shares of restricted stock that vests over three years.

•    If Capitol is unable to complete a business combination within the required time period, Messrs. Ein and Dryden will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed a waiver protecting against such claims.

•    Capitol’s initial stockholders have loaned Capitol an aggregate of approximately $1,550,000. If Capitol fails to consummate a business combination, the loans would become unsecured liabilities of Capitol; however, the lenders have waived any claim against the trust account. Accordingly, Capitol will most likely not be able to repay these loans if the mergers are not completed. In addition, upon consummation of a business combination, $500,000 of these loans are convertible at the election of the holder into Capitol warrants at a conversion price of $1.00 per warrant. Accordingly, if a business combination is not consummated, Capitol’s initial stockholders also will lose the opportunity to acquire an additional 500,000 warrants, which would have an aggregate market value of $1,275,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015.

•    If Capitol is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Ein and Dryden have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

•    Capitol’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. If Capitol fails to consummate the business combination, Capitol will most likely not be able to reimburse these expenses if the mergers are not completed. As of May 21, 2015, Capitol’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses, but they may incur such expenses in the future.

See the section entitled “The Merger Proposal — Interests of Capitol’s Directors, Officers and Others in the Mergers” for further information on the potential conflicts of interest involved in this transaction.

If the mergers are not consummated, the warrants will not become exercisable and will be worthless.

Q.	When do you expect the mergers to be completed?	A.

It is currently anticipated that the mergers will be consummated promptly following the Capitol special meeting on [•], 2015. For a description of the conditions for the completion of the mergers, see the section entitled “The Merger Agreement — Conditions to the Closing of the Mergers.”

Q.	How long will stockholders have to consider the proposals being presented at the meeting?	A.

In accordance with Capitol’s amended and restated certificate of incorporation, Capitol has until July 31, 2015 to complete the business combination. Accordingly, stockholders will have only approximately __ days to consider the transactions before needing to vote on the proposals being presented at the meeting.

Q.	What do I need to do now?	A.

Capitol urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the mergers will affect you as a stockholder and warrant holder of Capitol. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	How do I vote?	A.

If you are a holder of record of Capitol common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?	A.

Yes. Send a later-dated, signed proxy card to Capitol’s Chief Financial Officer at the address set forth below so that it is received by Capitol’s Chief Financial Officer prior to the vote at the special meeting or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Capitol’s Chief Financial Officer, which must be received by Capitol’s Chief Financial Officer prior to the vote at the special meeting.

Q.	What should I do with my stock certificates?	A.

Capitol stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the mergers, because their shares will not be converted or exchanged in the mergers. Capitol stockholders who exercise their conversion rights must deliver their stock certificates to Capitol’s transfer agent (either physically or electronically) prior to the vote at the meeting.

Q.	What should I do if I receive more than one set of voting materials?	A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Capitol shares.

Q.	Who can help answer my questions?	A.	If you have questions about the mergers or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Mr. L. Dyson Dryden Capitol Acquisition Corp. II 509 7th Street, N.W. Washington, D.C. Tel: (202) 654-7060 Fax: (202) 654-7070
or:

Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 Tel: (800) 662-5200 or banks and brokers may call collect at (203) 658-9400 Email: CLAC.info@morrowco.com

You may also obtain additional information about Capitol from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Capitol’s transfer agent at the address below prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the mergers, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement. The merger agreement is the legal document that governs the mergers and the other transactions that will be undertaken in connection with the mergers. It is also described in detail in this proxy statement in the section entitled “The Merger Agreement.”

The Parties

Capitol

Capitol Acquisition Corp. II is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Capitol was incorporated under the laws of Delaware on August 9, 2010.

On May 15, 2013, Capitol closed its initial public offering of 20,000,000 units, including 2,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of its common stock and one half of one warrant. Each whole warrant allows the holder to purchase one share of common stock at an exercise price of $11.50 per share. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $200,000,000. Simultaneously with the consummation of the initial public offering, Capitol consummated the private sale of 5,600,000 warrants to its sponsors at $1.00 per warrant, for an aggregate purchase price of $5,600,000. The sponsor warrants are identical to the warrants sold in Capitol’s initial public offering, except that the sponsor warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Capitol, in each case so long as they are still held by the initial purchasers or their affiliates. After deducting the underwriting discounts and commissions and the public offering expenses, the total net proceeds to Capitol from the offerings (including the over-allotment option) were $200,933,700. Of these net proceeds, $200,000,000 was deposited into the trust account and the remaining proceeds of approximately $933,700 became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to registration statements on Form S-1 (Reg. No. 333-187519 and 333-188503). As of May 21, 2015, there was approximately $200,000,000 held in the trust account.

The funds held in the trust account will be released to Capitol upon consummation of the mergers, and used to pay the cash merger consideration to Lindblad stockholders, to pay the holders of the public shares who exercise conversion rights, and to pay expenses incurred in connection with the business combination, including $8,000,000 to the underwriters of Capitol’s initial public offering as deferred underwriting commissions and a finder fee payable to Worth Capital 8 LLC for introducing Lindblad to Capitol equal to 1% of the cash released from the trust account after payments made to converting shareholders, subject to a minimum fee of $1,000,000. The remaining proceeds will be used for working capital and general corporate purposes, including funding for possible acquisitions.

If Capitol does not complete the mergers by July 31, 2015, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares at a per-share price described in the section entitled “Other Information Related to Capitol — Liquidation If No Business Combination” and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Capitol common stock, units and warrants are traded on the NASDAQ Stock Market under the symbols CLAC, CLACU and CLACW, respectively.

The mailing address of Capitol’s principal executive office is 509 7th Street, N.W., Washington, D.C., 20004. Its telephone number is (202) 654-7060. After the consummation of the mergers, its principal executive office will be that of Lindblad, located at 96 Morton Street, 9th Floor, New York, NY 10014 and its telephone number will be (212) 261-9000.

LLC Sub

Argo Expeditions, LLC is a wholly-owned subsidiary of Capitol formed solely for the purpose of effecting the merger with the interim corporation formed from the merger of Lindblad and Merger Sub described herein. LLC Sub was formed under the laws of Delaware on February 25, 2015. LLC Sub owns no material assets and does not operate any business.

The mailing address of LLC Sub’s principal executive office is 509 7th Street, N.W., Washington, D.C., 20004. Its telephone number is (202) 654-7060. After the consummation of the mergers, its principal executive office will be that of Lindblad, located at 96 Morton Street, 9th Floor, New York, NY 10014 and its telephone number will be (212) 261-9000.

Merger Sub

Argo Merger Sub, Inc. is a wholly-owned subsidiary of LLC Sub formed solely for the purpose of effecting the merger with Lindblad described herein. Merger Sub was incorporated under the laws of New York on February 25, 2015. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 509 7th Street, N.W., Washington, D.C., 20004. Its telephone number is (202) 654-7060. After the consummation of the merger with Lindblad, it will cease to exist.

Lindblad

Lindblad provides expedition cruising and adventure travel experiences. The company provides itineraries that feature up-close encounters with wildlife and nature and promote guest empowerment and interactivity. Through a strategic alliance with National Geographic, Lindblad’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

The mailing address of Lindblad’s principal executive office is 96 Morton Street, 9th Floor, New York, NY 10014 and its telephone number is (212) 261-9000.

The Merger Proposal

The merger agreement provides for a business combination transaction by means of the merger of Merger Sub with and into Lindblad, to form the Interim Corporation, following such Interim Corporation merging with and into LLC Sub to form the Surviving Company as a wholly-owned subsidiary of Capitol. In connection with the mergers, Capitol will change its name to “Lindblad Expeditions Holdings, Inc.”

Under the merger agreement, the Lindblad stockholders will receive an aggregate of (i) $90,000,000 in cash at the closing (a portion of which will be for transaction bonuses) and (ii) 20,017,787 shares of Capitol common stock. Capitol will also assume outstanding Lindblad stock options and will issue options to purchase shares of Capitol common stock to the Lindblad stock option holders. The number of shares and the exercise price of the assumed stock options will be determined pursuant to a formula set forth in the merger agreement and based on the closing price of Capitol common stock on the day before the closing of the mergers. Assuming a closing price on the last trading day before the closing of the mergers of $10.00 per share, which was the closing price on March 12, 2015, then immediately following the closing of the mergers, there would be approximately 3,982,212 shares of Capitol common stock subject to the assumed stock options with an exercise price of $1.69 per share.

Certain current stockholders of Lindblad, including Sven-Olof Lindblad, will enter into Registration Rights Agreements with Capitol in respect of the shares of Capitol common stock they will receive in the mergers. Such rights will include two demand registration rights and unlimited “piggy-back” registration rights on terms generally comparable to the registration rights applying to the stockholders of Capitol prior to its initial public offering. Subject to certain exceptions, such certain former stockholders of Lindblad will be restricted from transferring shares of Capitol common stock they receive in the mergers until one year after the closing.

In connection with the mergers, the stockholders of Capitol prior to its initial public offering — Capitol Acquisition Management 2 LLC, an affiliate of Mark D. Ein, Capitol’s Chief Executive Officer, L. Dyson Dryden, Capitol’s Chief Financial Officer, and Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, each a director of Capitol — have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation for no additional consideration. These founder’s shares, which are currently in escrow, are comprised of (i) 375,000 shares of common stock to be contributed one day after the closing of the mergers, provided that they remain subject to the terms of such escrow, and (ii) 125,000 shares of incentive common stock, subject to forfeiture if Capitol’s common stock does not trade above $13.00 per share for any 20 trading days during any 30-day period within 4 years of consummation of the mergers, to be contributed within three business days after their release from escrow in connection with the lapse of such forfeiture conditions.

Capitol and Lindblad plan to complete the mergers promptly after the Capitol special meeting, provided that:

•         Capitol’s stockholders have approved the merger proposal and charter amendment proposals;

•         holders of more than 18,067,499 of the public shares do not exercise their conversion rights; and

•         the other conditions specified in the merger agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Capitol’s Board of Directors’ Reasons for Approval of the Mergers,” Capitol’s board of directors concluded that the mergers met all of the requirements disclosed in the prospectus for its initial public offering, including that such business had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement (excluding taxes payable and deferred underwriting commissions).

Upon completion of the mergers, assuming that none of the holders of the public shares elects to convert such shares into cash, the Lindblad stockholders will own approximately 45% of the shares of Capitol common stock outstanding immediately after the closing of the merger, the Lindblad Expeditions - National Geographic Joint Fund for Exploration and Conservation will own approximately 1% and the Capitol stockholders will own approximately 54% of the outstanding shares of Capitol common stock. If the maximum number of public shares are converted that would still allow Capitol to consummate the merger (18,067,499 shares), such percentages would be 74%, 2% and 24%, respectively. None of the foregoing percentages take into account the shares underlying the Capitol warrants that are presently outstanding or the shares underlying the warrants that may be issued to Capitol’s officers and directors upon conversion of certain promissory notes held by them. The foregoing percentages also do not take into account the shares underlying the stock options that will be issued to certain officers of Lindblad upon the assumption of their outstanding Lindblad stock options

The Charter Amendment Proposals

The proposed amendments to Capitol’s amended and restated certificate of incorporation addressed by the charter amendment proposals would, effective following the mergers, (i) change Capitol’s name to “Lindblad Expeditions Holdings, Inc.”, (ii) adjust the existing classification of directors to conform with the classification described in the director election proposal, (iii) delete Article Fifth and the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Capitol after the mergers, and redesignate section J of Article Sixth as Article Sixth and (iv) add provisions that is intended to assist Capitol’s compliance with the Jones Act (to which United States flagged vessels engaged in coastwise trade are subject), including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens. Section F of Article Sixth provides that, Capitol will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of its then stockholders and subject to the requirements of the DGCL, dissolving and liquidating if a business combination is not completed within the required time period. By deleting section F of Article Sixth, Capitol will effectively change the period of its existence to perpetual. See the section entitled “The Charter Amendment Proposals.”

The Incentive Compensation Plan Proposal

The proposed 2015 Long-Term Incentive Plan will reserve up to 2,500,000 shares of Capitol common stock for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the plan is to provide Capitol’s officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to Capitol’s growth and profitability, with an incentive to assist Capitol in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Capitol. The plan is attached as Annex C to this proxy statement. You are encouraged to read the plan in its entirety. See the section entitled “The Incentive Compensation Plan Proposal.”

The Director Election Proposal

At the special meeting, five directors will be elected to Capitol’s board of directors, of whom one will be a Class A director serving until the annual meeting to be held in 2016, two will be Class B directors serving until the annual meeting to be held in 2017 and two will be Class C directors serving until the annual meeting to be held in 2018 and, in each case, until their successors are elected and qualified. Upon the consummation of the mergers, if the proposed nominees are elected, the directors of Capitol will be as follows:

•         in the class to stand for reelection in 2016: Paul J. Brown;

•         in the class to stand for reelection in 2017: L. Dyson Dryden and John M. Fahey; and

•         in the class to stand for reelection in 2018: Sven-Olof Lindblad and Mark D. Ein.

Upon the consummation of the mergers, the executive officers of Capitol will be Sven-Olof Lindblad, as its Chief Executive Officer and President, Ian Rogers, as its Chief Operating Officer, Chief Financial Officer and Vice President, Trey Byus, as its Chief Expedition Officer, Richard Fontaine, as its Chief Marketing Officer, and Pete Miller, as its Senior Vice President, Fleet Operations. In addition, Mr. Ein will be the Chairman of the Board. See the section entitled “The Director Election Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize Capitol to consummate the mergers (because either the merger proposal or the charter amendment proposal relating to the Jones Act compliance is not approved or more than 18,067,499 of the holders of the public shares properly elect to convert their public shares into cash), Capitol’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

Capitol Initial Stockholders

As of May 21, 2015, the record date for the Capitol special meeting, Capitol’s initial stockholders — Capitol Acquisition Management 2 LLC, an affiliate of Mark D. Ein, Capitol’s Chief Executive Officer, L. Dyson Dryden, Capitol’s Chief Financial Officer, and Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, each a director of Capitol — beneficially owned and were entitled to vote an aggregate of 5,000,000 initial shares that were issued prior to Capitol’s initial public offering. The initial shares issued to the Capitol initial stockholders currently constitute 20% of the outstanding shares of Capitol’s common stock.

In connection with the initial public offering, each initial stockholder agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Capitol initial stockholders have also indicated that they intend to vote their initial shares in favor of all other proposals being presented at the meeting. The initial shares have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Capitol. In connection with the initial public offering, the Capitol initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until twelve months after a business combination or earlier if, the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or Capitol consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, a portion of the shares (equal to 5.0% of Capitol’s issued and outstanding shares after the initial public offering) (the “founder forfeiture shares”) will be subject to forfeiture in the event the last sales price of Capitol’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like)

for any 20 trading days within any 30-trading day period within four years following the closing of Capitol’s initial business combination. Such shares will be released from escrow at the same time as the other initial shares to the extent they have been earned at such time.

In connection with the mergers, the initial stockholders have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to the Lindblad Expeditions — National Geographic Joint Fund for Exploration and Conservation for no additional consideration, as described in the section entitled “The Merger Proposal — Contribution of Initial Shares.”

As of the date of this proxy statement, the Capitol initial stockholders have not purchased any shares of Capitol common stock in the open market. If the Capitol initial stockholders believe it would be desirable for them or their affiliates to purchase shares in advance of the special meeting, they may do so. Such determination would be based on factors such as the likelihood of approval or disapproval of the merger proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers.

Date, Time and Place of Special Meeting of Capitol’s Stockholders

The special meeting of the stockholders of Capitol will be held at [•]:00 [a/p].m., Eastern time, on [•], 2015, at the offices of Graubard Miller, Capitol’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the merger proposal, the charter amendment proposals, the incentive compensation plan proposal and the director election proposal. The adjournment proposal may be presented, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Capitol is not authorized to consummate the mergers.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Capitol common stock at the close of business on May 21, 2015, which is the record date for the special meeting. Stockholders will have one vote for each share of Capitol common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Capitol warrants do not have voting rights. On the record date, there were 24,999,972 shares of Capitol common stock outstanding, of which 19,999,972 were public shares and 5,000,000 were initial shares held by the Capitol initial stockholders.

Quorum and Vote of Capitol Stockholders

A quorum of Capitol stockholders is necessary to hold a valid meeting. A quorum will be present at the Capitol special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Capitol initial stockholders hold 20% of the outstanding shares of Capitol common stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the aftermarket by the Capitol initial stockholders, will be voted in favor of the merger proposal and it is anticipated they will be voted in favor of all of the other proposals and for the election of management’s nominees for director. The proposals presented at the special meeting will require the following votes:

•         Pursuant to Capitol’s amended and restated certificate of incorporation, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. There are currently 24,999,972 shares of Capitol common stock outstanding, of which 19,999,972 are public shares. The merger will not be consummated if the holders of more than 18,067,499 of the public shares properly demand conversion of their public shares into cash.

•         The approval of each charter amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock on the record date.

•         The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the shares of Capitol common stock represented in person or by proxy and entitled to vote thereon at the meeting.

•         The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

•         The approval of an adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Capitol common stock represented in person or by proxy and entitled to vote thereon at the meeting.

Abstentions will have the same effect as a vote “against” the merger proposal, the charter amendment proposals, the incentive compensation plan proposal and the adjournment proposal, if presented. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the charter amendment proposals to which they apply, but will have no effect on the merger proposal, the incentive compensation plan proposal or an adjournment proposal. Please note that holders of the public shares cannot seek conversion of their shares unless they affirmatively vote for or against the merger proposal.

Under the merger agreement, the consummation of the mergers is conditioned upon the approval of the merger proposal and the filing of the charter amendment in the form attached hereto as Annex B. Furthermore, the charter amendment is intended to be effected solely upon consummation of the mergers. Accordingly, the merger proposal is conditioned upon the approval of all the charter amendment proposals and each of the charter amendment proposals is conditioned on approval of the merger proposal and the other charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived). If the merger proposal is not approved or any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, none of the remaining proposals (except the adjournment proposal) will be presented to the stockholders for a vote and the mergers and the charter amendment will not be effected.

Conversion Rights

Pursuant to Capitol’s amended and restated certificate of incorporation, a holder of public shares may demand that Capitol convert such shares into cash if the mergers are consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) affirmatively vote either for or against the merger proposal, (ii) demand that Capitol convert their shares into cash no later than the close of the vote on the merger proposal, and (iii) deliver their stock to Capitol’s transfer agent prior to the vote at the meeting. If the mergers are not completed, these shares will not be converted into cash. If a holder of public shares properly demand conversion and votes either in favor of or against the merger proposal, Capitol will convert each public share into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the mergers. As of May 21, 2015, this would amount to approximately $10.00 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Capitol common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Capitol Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 10% or more of the public shares. Accordingly, all public shares in excess of 10% held by a public stockholder will not be converted to cash.

If Capitol is unable to complete the mergers with Lindblad by July 31, 2015, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. The funds in the trust account may be less than anticipated due to claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Mark D. Ein, Capitol’s Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and L. Dyson Dryden, Capitol’s Chief Financial Officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed a waiver protecting against such claims. While Capitol has no reason to believe that Messrs. Ein and Dryden will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “Other Information Related to Capitol — Liquidation If No Business Combination” for additional information.

The mergers will not be consummated if holders of more than 18,067,499 of the public shares (representing approximately 90% of the public shares) properly demand conversion of their shares into cash.

Appraisal Rights

Capitol stockholders do not have appraisal rights in connection with the merger under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Capitol has engaged Morrow & Co., LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Capitol Stockholders — Revoking Your Proxy.”

Interests of Capitol’s Directors, Officers and Others in the Merger

When you consider the recommendation of Capitol board of directors in favor of approval of the merger proposal and the other proposals, you should keep in mind that Capitol’s initial stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•         If the mergers are not consummated by July 31, 2015, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,000,000 initial shares held by Capitol’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because Capitol’s initial stockholders are not entitled to participate in any redemption distribution with respect to such shares. Such shares had an aggregate market value of $54,500,000 based upon the closing price of $10.90 per share on the Nasdaq on May 21, 2015.

•         Capitol’s initial stockholders, including its directors and officers, also purchased 5,600,000 warrants from Capitol for an aggregate purchase price of $5,600,000 (or $1.00 per warrant). These warrants are sometimes referred to herein as the “sponsor warrants.” These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. The sponsor warrants are identical to the warrants sold in Capitol’s initial public offering, except that the sponsor warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Capitol, in each case so long as they are still held by the initial purchasers or their affiliates. Such warrants had an aggregate market value of $14,280,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015. All of the warrants will become worthless if the mergers are not consummated (as will the remainder of the public warrants).

•         The transactions contemplated by the merger agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Capitol after the closing of the mergers. In addition, Mr. Ein will be the Chairman of the Board. As such, in the future each may receive any cash fees, stock options or stock awards that the Capitol board of directors may determine to pay to its non-executive directors or its Chairman of the Board. Capitol currently anticipates that its non-employee director compensation will include annual cash fees of $50,000 (not including any additional fees for service as Chairman of the Board or as a committee member or chair) and an annual grant of $75,000 in shares of restricted stock that vests over three years.

•         If Capitol is unable to complete a business combination within the required time period, Messrs. Ein and Dryden will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed a waiver protecting against such claims.

•         Capitol’s initial stockholders have loaned Capitol an aggregate of approximately $1,550,000. The loans are non-interest bearing and are payable at the consummation of a business combination. Furthermore, the initial stockholders or their affiliates may loan additional funds to Capitol in the future on substantially similar terms in order to meet Capitol’s working capital needs prior to the closing of the mergers. If Capitol fails to consummate a business combination, the loans would become unsecured liabilities of Capitol; however, the lenders have waived any claim against the trust account. Accordingly, Capitol will most likely not be able to repay these loans if the mergers are not completed. In addition, upon consummation of a business combination, $500,000 of these loans are convertible at the election of the holder into Capitol warrants at a conversion price of $1.00 per warrant. Accordingly, if a business combination is not consummated, Capitol’s initial stockholders also will lose the opportunity to acquire an additional 500,000 warrants, which would have an aggregate market value of $1,275,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015.

•         If Capitol is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Ein and Dryden have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

•         Capitol’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. These individuals have negotiated the repayment of any such expenses upon completion of the business combination with Lindblad. However, if Capitol fails to consummate the business combination, they will not have any claim against the trust account for reimbursement. Accordingly, Capitol will most likely not be able to reimburse these expenses if the mergers are not completed. As of May 21, 2015, Capitol’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses, but they may incur such expenses in the future.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, Lindblad or Lindblad’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal or who seek to have their shares converted to cash; or execute agreements to purchase such shares from such investors in the future; or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of  18,067,499 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 18,067,499 of the public shares will exercise their conversion rights.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Capitol will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of the arrangements entered into or significant purchases by the aforementioned persons.

Recommendation to Stockholders

Capitol’s board of directors believes that the merger proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Capitol’s stockholders and unanimously recommends that its stockholders vote “FOR” the merger proposal, “FOR” each of the charter amendment proposals, “FOR” the incentive compensation plan proposal, “FOR” the persons nominated by management for election as directors and “FOR” the adjournment proposal, if presented.

Conditions to Closing of the Merger

General Conditions

Consummation of the mergers are conditioned on the holders of a majority of Capitol’s common stock on the record date, at a meeting called for this and other related purposes approving the merger proposal, including the issuance of the stock and option portion of the merger consideration.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things:

•         no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the mergers;

•         certain necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, including under the HSR Act, or as specified in the agreement being procured or made, as applicable;

•         Capitol having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing; and

•         the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the merger agreement and as of the closing as well as the performance by such party of covenants contained in the merger agreement required to by complied with by such party prior to the closing.

Capitol’s, LLC Sub’s and Merger Sub’s Conditions to Closing

The obligations of Capitol, LLC Sub and Merger Sub to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•         the delivery by Lindblad to Capitol of certain third party consents specified in the merger agreement;

•         the delivery by Lindblad of a certificate to Capitol, LLC Sub and Merger Sub that the restructuring transactions contemplated by the merger agreement have been consummated;

•         Lindblad having consummated the debt financing contemplated by the merger agreement; and

•         there being no material adverse effect on Lindblad since December 31, 2014.

Lindblad’s Conditions to Closing

The obligations of Lindblad to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•         the holders of a majority of Capitol’s common stock outstanding on the record date approving the charter amendment proposals and the subsequent filing of Capitol’s second amended and restated certificate of incorporation with the secretary of state of Delaware; and

•         Capitol having executed and delivered the registration rights agreement.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•         by mutual written agreement of Capitol and Lindblad;

•         by either Capitol or Lindblad if:

•         at the Capitol stockholder meeting, or any adjournment or postponement, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the shares outstanding and present (in person or represented by proxy) and entitled to vote at the meeting;

•         the mergers are not consummated by July 31, 2015;

•         a governmental entity having issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers, which order, decree, judgment, ruling or other action is final and non-appealable; or

•         if the other party has breached or failed to perform any of its covenants or representations and warranties in any material respect that would constitute a failure of the applicable closing conditions and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach.

Tax Consequences of the Mergers

For a description of the material United States federal income tax consequences of the mergers and the exercise of conversion rights, please see the information set forth in “The Merger Proposal — Material United States Federal Income Tax Consequences of the Mergers and Exercise of Conversion Rights to Capitol and its Stockholders.”

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lindblad comprising the ongoing operations of the combined entity, Lindblad senior management comprising the senior management of the combined company, and that the former owners and management of Lindblad will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Lindblad issuing shares for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Lindblad.

Regulatory Matters

The mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act (which filing has already been made and which waiting period has already expired by early termination) and for filings with the States of Delaware and New York necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Capitol is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the mergers.

Capitol’s consolidated balance sheet data as of March 31, 2015 and consolidated statement of operations data for the three months ended March 31, 2015 and 2014 are derived from Capitol’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement. Capitol’s consolidated balance sheet data as of December 31, 2014 and December 31, 2013 and consolidated statement of operations data for the years then ended are derived from Capitol’s audited financial statements included elsewhere in this proxy statement.

Lindblad’s consolidated balance sheet data as of March 31, 2015 and consolidated statement of operations data for the three months ended March 31, 2015 and 2014 are derived from Lindblad’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement. Lindblad’s consolidated balance sheet data as of December 31, 2014 and December 31, 2013 and consolidated statement of operations data for the years then ended are derived from Lindblad’s audited consolidated financial statements, which are included elsewhere in this proxy statement.

The information is only a summary and should be read in conjunction with each of Lindblad’s and Capitol’s consolidated financial statements and related notes and “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Lindblad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of Lindblad or Capitol.

Selected Historical Financial Information — Capitol

Income Statement Data:	For the three months ended March 31, 2015	For the three months ended March 31, 2014	For the year ended December 31, 2014	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011
Revenue	$—	$—	$—	$—	$—	$—
Loss from operations	(1,411,548)	(264,978)	(1,052,701)	(748,654)	(4,768)	(2,477)
Interest income	1,265	30,017	82,082	37,894	—	—
Interest expense	—	(7,020)	(41,689)	(10,260)	—	—
Net loss attributable to common shareholders	(1,410,283)	(241,981)	(1,012,308)	(721,020)	(4,768)	(2,477)
Basic and diluted net income per share	(.23)	(.04)	(.16)	(.12)	—	—
Weighted average shares outstanding excluding shares subject to possible conversion – basic and diluted	6,201,785	6,201,785	6,201,785	5,824,828	5,175,000	5,175,000

Balance Sheet Data:	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Working capital (deficiency)	$(2,192,124)	$(781,844)	$217,039	$(147,443)	$(115,175)
Trust account, restricted	$200,000,000	$200,000,000	$200,000,000	$—	$—
Total assets	$200,289,960	$200,129,715	$200,427,482	$167,775	$167,775
Total liabilities	$2,482,084	$911,559	$197,043	$150,020	$150,020
Value of common stock which may be redeemed for cash ($10.00 per share)	$187,982,148	$187,982,148	$187,982,148	$—	$—
Stockholders’ equity	$9,825,728	$11,236,008	$12,248,291	$17,755	$22,523

Selected Historical Financial Information — Lindblad

Income Statement Data:	For the three months ended March 31, 2015	For the three months ended March 31, 2014	For the year ended December 31, 2014	For the year ended December 31, 2013	For the year ended December 31, 2012	For the year ended December 31, 2011 (unaudited)	For the year ended December 31, 2010 (unaudited)
Revenue	$55,420,529	$51,374,690	$198,458,975	$192,236,929	$153,980,862	$133,427,067	$114,666,652
Operating income	$7,979,527	$11,153,996	$30,419,970	$23,521,283	$16,036,341	$19,697,125	$8,601,373
Net income attributable to common shareholders	$6,932,494	$7,989,773	$22,245,455	$14,843,523	$5,170,343	$7,152,690	$(2,228,009)
Basic net income per share	$28.27	$32.71	$86.53	$57.72	$20.11	$27.82	$(8.66)
Diluted net income per share	$27.95	$32.71	$86.42	$57.72	$20.11	$27.82	$(8.66)
Weighted average shares outstanding, basic	245,220	244,287	257,075	257,145	257,145	257,145	257,145
Weighted average shares outstanding, diluted	248,003	244,287	257,382	257,145	257,145	257,145	257,145

Balance Sheet Data:	As of March 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012 (unaudited)	As of December 31, 2011 (unaudited)	As of December 31, 2010 (unaudited)
Working capital	$(49,459,798)	$(59,743,504)	$(25,106,512)	$(23,646,880)	$(13,325,578)	$(19,870,964)
Total assets	$253,336,101	$245,925,341	$207,027,561	$210,365,579	$144,039,234	$135,683,131
Total liabilities	$177,622,662	$178,358,120	$151,454,861	$157,202,457	$124,851,902	$120,989,491
Shareholders’ equity	$75,713,439	$67,567,221	$55,572,700	$53,006,587	$19,187,332	$14,693,640

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined balance sheet data combine the unaudited condensed consolidated historical balance sheet data of Lindblad as of March 31, 2015 with the unaudited condensed historical balance sheet data of Capitol as of March 31, 2015, giving effect to the mergers as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2015 combines the unaudited historical consolidated statement of operations data of Lindblad for the three months ended March 31, 2015 with the unaudited historical statement of operations data of Capitol for the three months ended March 31, 2015, giving effect to the merger as if it had occurred on January 1, 2015.

The following unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2014 combine the audited historical consolidated statement of operations data of Lindblad for the year ended December 31, 2014 with the audited historical statement of operations data of Capitol for the year ended December 31, 2014, giving effect to the mergers as if it had occurred on January 1, 2014.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the mergers, are factually supportable and, in the case of the pro forma statements of operations, are expected to have a continuing impact on the combined results. The adjustments presented on the pro forma condensed combined financial statements have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Information” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the mergers.

The historical financial information of Lindblad was derived from the unaudited consolidated financial statements of Lindblad for the three months ended March 31, 2015 and the audited consolidated financial statements of Lindblad for the year ended December 31, 2014 included elsewhere in this proxy statement. The historical financial information of Capitol was derived from the unaudited financial statements of Capitol for the three months ended March 31, 2015 and the audited financial statements of Capitol for the year ended December 31, 2014 included elsewhere in this proxy statement.

This information should be read together with Lindblad’s and Capitol’s audited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Statements,” “Lindblad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

Separate pro forma information has been presented assuming the following circumstances: (1) holders of 18,067,499 shares of the Capitol common stock elect to have their shares converted upon the consummation of the mergers at the conversion price of $10.00 per share (which is a full pro rata share of the trust account as of May 21, 2015), (2) holders of 11,000,000 shares or less of the Capitol common stock elect to have their shares converted upon the consummation of the mergers at the conversion price of $10.00 per share (which is a full pro rata share of the trust account as of May 21, 2015) such that Capitol has sufficient funds from the trust account to pay the cash portion of the merger consideration (referred to as “conversion under minimum debt financing” in the table below); and (3) no holders of Capitol common stock exercise their right to have their shares converted upon the consummation of the mergers. While under the merger agreement, the mergers may be consummated if holders of no more than 18,067,499 of the public shares properly demand conversion of their shares into cash, this circumstance is not likely, because the funds available to Capitol in such event would be insufficient to pay the transaction costs and the cash portion of the merger consideration without obtaining additional financing.

Capitol is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

	For the Year Ended December 31, 2014
	Maximum Conversions	Conversions Under Minimum Debt Financing	No Conversions
Income Statement Data
Total revenues	$198,458,975	$198,458,975	$198,458,975
Total operating expenses	$80,901,687	$81,248,687	$81,787,687
Operating income	$27,555,191	$27,208,191	$26,669,191
Net income	$9,595,548	$14,590,904	$14,073,904
Net income per common share – basic	$0.36	$0.43	$0.31
Net income per common share – diluted	$0.35	$0.43	$0.31

	For the Three Months Ended March 31, 2015
	Maximum Conversions	Conversions Under Minimum Debt Financing	No Conversions
Income Statement Data
Total revenues	$55,420,529	$55,420,529	$55,420,529
Total operating expenses	$24,946,328	$25,036,328	$25,176,328
Operating income	$6,072,979	$5,982,979	$5,842,979
Net income	$2,447,633	$3,693,633	$3,569,633
Net income per common share – basic	$0.09	$0.11	$0.08
Net income per common share – diluted	$0.09	$0.11	$0.08

	As of March 31, 2015
	Maximum Conversions	Conversions Under Minimum Debt Financing	No Conversions
Balance Sheet Data
Total current assets	$109,123,631	$93,198,621	$202,198,621
Total assets	$248,004,286	$230,528,276	$342,407,276
Total current liabilities	$93,344,727	$93,344,727	$93,344,727
Total liabilities	$325,832,792	$235,832,792	$235,832,792
Total stockholders’ (deficit) equity	$(77,828,506)	$(5,304,516)	$106,574,484

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Capitol and Lindblad on a stand-alone basis for the year ended December 31, 2014 and the unaudited pro forma combined per share ownership information of Capitol and Lindblad for the year ended December 31, 2014 and for the three months ended March 31, 2015, after giving effect to the mergers, assuming, separately, (1) holders of 18,067,499 shares of the Capitol common stock elect to have their shares converted upon the consummation of the mergers at the conversion price of $10.00 per share (which is a full pro rata share of the trust account as of May 21, 2015), (2) holders of 11,000,000 shares or less of the Capitol common stock elect to have their shares converted upon the consummation of the mergers at the conversion price of $10.00 per share (which is a full pro rata share of the trust account as of May 21, 2015) (referred to as “conversions under minimum debt financing” in the table below); and (3) no holders of Capitol common stock exercise their right to have their shares converted upon the consummation of the mergers. While under the merger agreement, the mergers may be consummated if holders of no more than 18,067,499 of the public shares properly demand conversion of their shares into cash, this circumstance is not likely, because the funds available to Capitol in such event would be insufficient to pay the transaction costs and the cash portion of the merger consideration without obtaining additional financing.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of Capitol and Lindblad and related notes that are included elsewhere in this proxy statement. The unaudited Capitol and Lindblad pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Capitol and Lindblad would have been had the companies been combined during the periods presented.

COMPARATIVE PER SHARE DATA

	Capital Acquisition Corp. II	Lindblad Expeditions, Inc.	Pro Forma 1 - Maximum Conversions	Pro Forma 2 - Conversions Under Minimum Debt Financing	Pro Forma 3 - No Conversions
Three months ended March 31, 2015
Net (loss) income	$(1,410,283)	$6,932,494	$2,447,633	$3,693,633	$3,569,633
Stockholders’ equity (deficit) at March 31, 2015	$9,825,728	$75,713,439	$(77,828,506)	$(5,304,516)	$106,574,484
Weighted average shares outstanding:
Basic	6,201,785	245,220	26,950,288	34,017,787	45,017,787
Diluted	6,201,785	248,003	27,121,776	34,189,275	45,189,275
Basic net (loss) income per share	$(0.23)	$28.27	$0.09	$0.11	$0.08
Diluted net (loss) income per share	$(0.23)	$27.95	$0.09	$0.11	$0.08
Stockholders’ equity (deficit) per share – basic – at March 31, 2015	$1.58	$308.76	$(2.89)	$(0.16)	$2.37
Stockholders’ equity (deficit) per share – diluted – at March 31, 2015	$1.58	$305.29	$(2.87)	$(0.16)	$2.36

Year ended December 31, 2014
Net (loss) income	$(1,012,308)	$22,245,455	$9,595,548	$14,590,904	$14,073,904
Weighted average shares outstanding:
Basic	6,201,785	257,075	26,950,288	34,017,787	45,017,787
Diluted	6,201,785	257,382	27,121,776	34,189,275	45,189,275
Basic net (loss) income per share	$(0.16)	$86.53	$0.36	$0.43	$0.31
Diluted net (loss) income per share	$(0.16)	$86.43	$0.35	$0.43	$0.31

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement.

Risks Related to Our Business and Operations Following the Mergers with Lindblad

The value of your investment following consummation of the mergers will be subject to the significant risks affecting Lindblad and inherent in the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement. If any of the events described below occur, our post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Lindblad unless the context clearly indicates otherwise.

Adverse worldwide economic, geopolitical or other conditions could reduce the demand for expedition cruises and adversely impact Lindblad’s operating results, cash flows and financial condition, including potentially impairing the value of its fleet, goodwill and other assets.

The demand for expedition cruises may be affected by international, national and local economic and geopolitical conditions. In particular, challenging global economic conditions that adversely affect discretionary income and consumer confidence may, in turn, result in expedition booking slowdowns, decreased expedition prices and lower onboard revenues for the cruise and expedition cruise industries as compared to more robust economic times. In addition, any significant deterioration of global economic conditions could result in a prolonged period of booking slowdowns, depressed expedition prices and reduced onboard revenues. Demand for Lindblad’s expedition cruises may also be influenced by geopolitical events. Unfavorable conditions, such as cross-border conflicts, civil unrest and governmental changes, can undermine consumer demand and/or pricing for expeditions in areas affected by such conditions.

Lindblad may not be able to obtain sufficient financing or capital for its needs or may not be able to do so on terms that are acceptable or consistent with its expectations.

To fund Lindblad’s capital expenditures and scheduled debt payments, it has historically relied on a combination of cash flows provided by operations, drawdowns under available credit facilities, the incurrence of additional indebtedness and the sale of equity securities in private securities markets. Any circumstance or event which leads to a decrease in consumer cruise spending, such as worsening global economic conditions or significant incidents impacting the cruise industry, the expedition cruise industry, or the travel industry, could negatively affect Lindblad’s operating cash flows. See “—Adverse worldwide economic, geopolitical or other conditions…” and “—Incidents or adverse publicity concerning the cruise vacation industry…” for more information.

Although Lindblad believes that it has sufficient cash flows from operations and will have sufficient access to capital to fund its operations and obligations as expected, there can be no assurances to that effect. Lindblad’s ability to access additional funding as and when needed, its ability to timely refinance and/or replace outstanding debt and credit facilities on acceptable terms and its cost of funding will depend upon numerous factors including but not limited to the condition of the financial markets, Lindblad’s financial performance and credit ratings and the performance of its industry in general.

Any inability of Lindblad to satisfy any covenants required by existing or future credit facilities could adversely impact its liquidity.

On May 8, 2015, Lindblad entered into a new Credit Agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent to obtain a $150.0 million facility. The credit facility with Credit Suisse (i) requires Lindblad to maintain a total net leverage ratio of 4.00 to 1.00 initially, which ratio is reduced by 0.25 on March 31, 2016 with equal reductions annually thereafter until March 31, 2020, when the total net leverage ratio shall be 2.75 to 1.00 thereafter; (ii) limits the amount of indebtedness Lindblad may incur generally and specifically for intercompany debt, debt incurred to finance acquisitions and improvements, for capital and synthetic lease obligations, for standby letters of credit, and in connection with refinancings; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. Lindblad’s ability to comply with the terms of the credit facility with Credit Suisse or any future facility may be affected by general economic conditions, industry conditions and other events, some of which may be beyond its control.

Any failure by Lindblad to comply with such terms, conditions, and covenants could result in an event of default. Further, if an event of default under a credit facility were to occur, cross default provisions, if any, could cause Lindblad’s other outstanding debt, if any, to be immediately due and payable. Upon such an occurrence, there could be no assurance that Lindblad would have sufficient liquidity to repay or the ability to refinance the borrowings under any such credit facilities or settle other outstanding contracts if such amounts were accelerated upon an event of default.

Incidents or adverse publicity concerning the cruise vacation industry, the expedition cruise industry, or the travel industry, weather conditions and other natural disasters or disruptions could affect Lindblad’s reputation as well as impact its sales and results of operations.

The operation of cruise ships, airplanes, land tours, port facilities and shore excursions involves the risk of accidents, illnesses, mechanical failures, environmental incidents and other incidents which may bring into question safety, health, security and vacation satisfaction which could negatively impact Lindblad’s reputation. Incidents involving cruise ships, and, in particular the safety and security of guests and crew, media coverage thereof, as well as adverse media publicity concerning the cruise vacation industry have impacted and could in the future impact demand for Lindblad’s expedition cruises and pricing in the industry. The considerable expansion in the use of social media over recent years has compounded the potential scope of the negative publicity that could be generated by those incidents. If any such incident occurs during a time of high seasonal demand, the effect could disproportionately impact Lindblad’s results of operations for the year. In addition, incidents involving cruise ships may result in additional costs to Lindblad’s business, increasing government or other regulatory oversight and, in the case of incidents involving Lindblad’s fleet, potential litigation.

Lindblad’s fleet and its port facilities may also be adversely impacted by weather patterns or natural disasters or disruptions, such as hurricanes, earthquakes and changes in ice flows. It is possible that Lindblad could be forced to alter itineraries or cancel an expedition or a series of expeditions due to these or other factors, which would have an adverse effect on its sales and profitability. In addition, these and any other events which impact the travel industry more generally may negatively impact Lindblad’s ability to deliver guests or crew to its expeditions and/or interrupt its ability to obtain services and goods from key vendors in its supply chain. Any of the foregoing could have an adverse impact on Lindblad’s results of operations and on industry performance.

An increase in capacity worldwide or excess capacity in a particular market could adversely impact Lindblad’s expedition sales and/or pricing.

Expedition sales and/or pricing may be impacted both by the introduction of new ships into the marketplace and by deployment decisions of Lindblad and its competitors. The further growth in capacity from these new ships and future orders, without an increase in the cruise industry’s share of the vacation market, could depress expedition prices and impede Lindblad’s ability to achieve yield improvement. In addition, to the extent that Lindblad or its competitors deploy ships to a particular itinerary and the resulting capacity in that region exceeds the demand, Lindblad may consider lower pricing which may result in lower than anticipated profitability. Any of the foregoing could have an adverse impact on Lindblad’s results of operations, cash flows and financial condition including potentially impairing the value of its ships, goodwill and other assets.

If Lindblad is unable to appropriately balance its cost management strategies with its goal of satisfying guest expectations, its business may be adversely impacted.

Lindblad’s goals call for it to provide high quality products and deliver high quality services. There can be no assurances that Lindblad can successfully balance these goals with its cost management strategies.

Lindblad may lose business to competitors throughout the vacation market.

Lindblad operates in the vacation market, and expedition cruising is one of many alternatives for people choosing a vacation. Lindblad therefore risks losing business not only to other cruise lines, but also to other vacation operators, which provide other leisure options including hotels, resorts and package holidays and tours.

Lindblad faces significant competition from other vacation operators and cruise companies on the basis of pricing, destination, travel agent preference and also in terms of the nature of ships and services it offers to guests. Lindblad’s competition within the expedition and cruise vacation industry depends on the destination and is fragmented and primarily comprised of private operators.

In the event that Lindblad does not compete effectively with other vacation operators and cruise companies, its results of operations and financial position could be adversely affected.

Fears of terrorist and pirate attacks, war, and other hostilities and the spread of contagious diseases could have a negative impact on Lindblad’s results of operations.

Events such as terrorist and pirate attacks, war, and other hostilities and the resulting political instability, travel restrictions, the spread of contagious diseases and concerns over safety, health and security aspects of traveling or the fear of any of the foregoing have had, and could have in the future, a significant adverse impact on demand and pricing in the travel and vacation industry. In view of Lindblad’s global operations, it is susceptible to a wide range of adverse events.

Fluctuations in foreign currency exchange rates could affect Lindblad’s financial results.

Lindblad earns revenues, pays expenses, recognizes assets and incurs liabilities in currencies other than the U.S. dollar, including, among others, the Euro, the Australian Dollar, the Swedish Kron, and the British Pound. In 2014, Lindblad derived approximately 21% of its guest ticket revenues from operations outside the United States. Because Lindblad’s consolidated financial statements are presented in U.S. dollars, it must convert revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, absent offsetting changes in other foreign currencies, increases or decreases in the value of the U.S. dollar against other major currencies will affect Lindblad’s revenues, net income and the value of balance sheet items denominated in foreign currencies. Lindblad uses derivative financial instruments to mitigate its net balance sheet exposure to currency exchange rate fluctuations. However, there can be no assurances that fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against major currencies, would not materially affect Lindblad’s financial results.

In addition, Lindblad has ship maintenance contracts and may in the future have ship construction contracts which are denominated in currencies other than the U.S. Dollar. While Lindblad has entered into, and may in the future enter into, forward contracts and collar options to manage a portion of the currency risk associated with these contracts, it is or may be exposed to fluctuations in the exchange rates for the portions of the contracts that have not been hedged. Additionally, if a shipyard is unable to perform under such a contract, any foreign currency hedges that were entered into to manage the currency risk would need to be terminated. Termination of these contracts could result in a significant loss.

Environmental, labor, health and safety, financial responsibility and other maritime regulations could affect operations and increase operating costs.

The United States and various state and foreign government or regulatory agencies have enacted or are considering new environmental regulations or policies, such as requiring the use of low sulfur fuels, increasing fuel efficiency requirements, further restricting emissions, or other initiatives to limit greenhouse gas emissions that could increase Lindblad’s cost for fuel, cause it to incur significant expenses to purchase and/or develop new equipment and adversely impact the cruise vacation industry. Some environmental groups have also lobbied for more stringent regulation of cruise ships and have generated negative publicity about the cruise vacation industry and its environmental impact. An increase in fuel prices not only impacts Lindblad’s fuel costs, but also some of its other expenses, such as crew travel, freight and commodity prices.

In addition, Lindblad is subject to various international, national, state and local laws, regulations and treaties that govern, among other things, safety standards applicable to its ships, treatment of disabled persons, health and sanitary standards applicable to its guests, security standards on board its ships and at the ship/port interface areas, and financial responsibilities to its guests. These issues are, and Lindblad believes will continue to be, an area of focus by the relevant authorities throughout the world, especially in light of several recent incidents involving cruise ships. This could result in the enactment of more stringent regulation of cruise ships that could subject Lindblad to increasing compliance costs in the future.

Conducting business globally may result in increased costs and other risks.

Lindblad operates its business globally. Operating internationally exposes Lindblad to a number of risks, including unstable local economic conditions, volatile local political conditions, potential changes in duties and taxes, including changing interpretations of existing tax laws and regulations, required compliance with additional laws and policies affecting cruising, vacation or maritime businesses or governing the operations of foreign-based companies, currency fluctuations, interest rate movements, government controlled fuel prices, difficulties in operating under local business environments, U.S. and global anti-bribery laws or regulations, imposition of trade barriers and restrictions on repatriation of earnings. If Lindblad is unable to address these risks adequately, its financial position and results of operations could be adversely affected, including potentially impairing the value of its ships, goodwill and other assets.

Operating globally also exposes Lindblad to numerous and sometimes conflicting legal and regulatory requirements. In many parts of the world, including countries in which Lindblad operates, practices in the local business communities might not conform to international business standards. Lindblad must adhere to policies designed to promote legal and regulatory compliance as well as applicable laws and regulations. However, Lindblad might not be successful in ensuring that its employees, agents, representatives and other third parties with whom it associates throughout the world properly adhere to them.

Failure by Lindblad, its employees or any of these third parties to adhere to Lindblad’s policies or applicable laws or regulations could result in penalties, sanctions, damage to its reputation and related costs which in turn could negatively affect its results of operations and cash flows.

Lindblad’s attempts to expand its business into new markets may not be successful.

While Lindblad’s historical focus has been to serve guests from the North American expedition cruise market, Lindblad has expanded its focus to include the Australian market. Expansion into new markets requires significant levels of investment. There can be no assurance that any new markets will develop as anticipated or that Lindblad will have success in any new markets, and if it does not, it may be unable to recover its investment, which could adversely impact its business, financial condition and results of operations, including potentially impairing the value of its goodwill.

If Lindblad’s redeployment of the Orion to a new market with new itineraries is not successful, Lindblad’s business and operating results may be adversely affected.

Following its 2016 expedition season in the Antarctic, the Orion will be deployed to Europe for curated itineraries, the details of which have not yet been finalized. Because the Orion has been operating primarily in the Pacific since its acquisition and because the details of the European itineraries have not yet been finalized, Lindblad cannot predict whether the expeditions to be offered for the Orion in Europe will attract a number of guests comparable to the number of guests the Orion’s other expeditions have attracted. Further, until the details of the European itineraries have been finalized and published, Lindblad is likely to experience a decreased number of advance bookings and payments made with respect to the Orion’s European expeditions. If the Orion’s European expeditions do not attract as many guests as its past expeditions or if there is a delay in finalizing or marketing the new European itineraries, Lindblad’s business and operating results may be adversely affected.

Ship construction, repair or revitalization delays or mechanical faults may result in cancellation of expeditions or unscheduled drydockings and repairs and thus adversely affect Lindblad’s results of operations.

Lindblad depends on shipyards to construct, repair and revitalize its ships on a timely basis and to ensure they remain in good working order. The sophisticated nature of building, repairing and revitalizing a ship involves risks. Delays in ship construction, repair or revitalization or mechanical faults have in the past and may in the future result in delays or cancellation of expeditions or necessitate unscheduled drydocks and repairs of ships. These events and any related adverse publicity could result in lost revenue, increased operating expenses, or both, and thus adversely affect Lindblad’s results of operations.

Lindblad’s operating costs, especially fuel expenditures, could increase due to market forces and economic or geopolitical factors beyond its control.

Expenditures for fuel represent a significant cost of operating Lindblad’s business. If fuel prices rise significantly in a short period of time, Lindblad may be unable to increase fares or other fees sufficiently to offset fully its increased fuel costs. In addition, volatility in fuel prices or disruptions in fuel supplies could have a material adverse effect on Lindblad’s results of operations, financial condition and liquidity.

Lindblad’s other capital expenditure and operating costs, including food, hotel, payroll, maintenance and repair, airfare, taxes, insurance and security costs, are subject to increases due to market forces and economic or political conditions or other factors beyond its control. Increases in these capital expenditure and operating costs could adversely affect Lindblad’s profitability.

Price increases for commercial airline service for Lindblad’s guests or major changes or reductions in commercial airline service and/or availability could adversely impact the demand for cruises and undermine Lindblad’s ability to provide reasonably priced vacation packages to its guests.

Most of Lindblad’s guests depend on scheduled commercial airline services to transport them to or from the ports where its expeditions embark or disembark passengers. Increases in the price of airfare would increase the overall price of the expedition vacation to Lindblad’s guests, which may adversely impact demand for its expeditions. In addition, changes in the availability of commercial airline services could adversely affect Lindblad’s guests’ ability to obtain airfare, which could adversely affect Lindblad’s results of operations.

Lindblad’s reliance on travel agencies to sell and market its cruises exposes it to certain risks that, if realized, could adversely impact its business.

Because Lindblad relies on travel agencies to generate bookings for its ships, Lindblad must ensure that its commission rates and incentive structures remain competitive. If Lindblad fails to offer competitive compensation packages, these agencies may be incentivized to sell vacation packages offered by Lindblad’s competitors to its detriment, which could adversely impact its operating results. In addition, the travel agent industry is sensitive to economic conditions that impact discretionary income. Significant disruptions or contractions in the industry could reduce the number of travel agencies available for Lindblad to market and sell its expeditions, which could have an adverse impact on its financial condition and results of operations.

Disruptions in Lindblad’s shoreside operations or its information systems may adversely affect its results of operations.

Lindblad’s principal executive office is located in New York, New York, its principal shoreside operations are located in Seattle, Washington, and it has a sales office in Australia. Actual or threatened natural disasters (e.g., hurricanes, earthquakes, tornadoes, fires, floods) or similar events in these locations may have a material impact on Lindblad’s business continuity, reputation and results of operations. In addition, substantial or repeated information systems failures, computer viruses or cyber-attacks impacting Lindblad’s shoreside or shipboard operations could adversely impact its business. Lindblad does not generally carry business interruption insurance for its shoreside operations or its information systems. As such, any losses or damages incurred by Lindblad could have an adverse impact on its results of operations.

Failure to develop the value of Lindblad’s brand and differentiate its products could adversely affect its results of operations.

Lindblad’s success depends on the strength and continued development of its expedition brand and on the effectiveness of its brand strategies. Failure to protect and differentiate its brand from competitors throughout the vacation market could adversely affect its results of operations. Lindblad has a co-branding strategy with National Geographic, which is memorialized through an Alliance and License Agreement. Failure to maintain its relationship with National Geographic as a result of a breach of the Alliance and License Agreement, a termination event caused by a change of control in which Sven-Olof Lindblad or his designated successor ceases to hold a senior management role with the company, a failure to meet the conditions necessary to extend the relationship through 2025, or otherwise could adversely affect Lindblad’s results of operations.

Lindblad has an on-going relationship with National Geographic. Termination or alterations in this relationship may have an adverse effect on Lindblad’s business.

National Geographic is one of the largest non-profit scientific and educational institutions in the world. Its interests include geography, archaeology and natural science, the promotion of environmental and historical conservation, and the study of world culture and history. In furtherance of similar interests and goals, Lindblad has entered into a Tour Operator Agreement and an Alliance and License Agreement (collectively, the “Agreements”) with National Geographic.

Pursuant to the Agreements, Lindblad’s owned vessels contain the phrase “National Geographic” in their names, Lindblad has access to certain of National Geographic’s marks and images for advertising purposes and Lindblad and its guests have access to National Geographic photographers, naturalists and other experts. If the Agreements with National Geographic are terminated or the terms of the Agreements are modified in any material respect, Lindblad’s results of operations may be adversely affected.

The loss of key personnel, Lindblad’s inability to recruit or retain qualified personnel, or disruptions among its shipboard personnel due to strained employee relations could adversely affect its results of operations.

Lindblad’s success depends, in large part, on the skills and contributions of key executives (including Sven-Olof Lindblad, in particular) and other employees, and on its ability to recruit and retain high quality personnel. Lindblad must continue to sufficiently recruit, retain, train and motivate its employees to maintain its current business and support its projected growth. A loss of key executives or other key employees or disruptions among Lindblad’s personnel could adversely affect its results of operations.

Lindblad relies on third-party providers of various services integral to the operation of its businesses. These third parties may act in ways that could harm Lindblad’s business.

In order to achieve cost and operational efficiencies, Lindblad outsources to third-party vendors certain services that are integral to the operations of its global businesses, such as its onboard concessionaires, certain of its call center operations and operation of a large part of its information technology systems. Lindblad is subject to the risk that certain decisions are subject to the control of its third-party service providers and that these decisions may adversely affect its activities. A failure to adequately monitor a third-party service provider’s compliance with a service level agreement or regulatory or legal requirements could result in significant economic and reputational harm to Lindblad. There is also a risk that the confidentiality, privacy and/or security of data held by third parties or communicated over third-party networks or platforms could become compromised. Such a breach could adversely affect Lindblad’s reputation and in turn adversely affect its business.

A failure to keep pace with developments in technology or technological obsolescence could impair Lindblad’s operations or competitive position.

Lindblad’s business continues to demand the use of sophisticated technology and systems. These technologies and systems must be refined, updated, and/or replaced with more advanced systems in order to continue to meet Lindblad’s guests’ demands and expectations. If Lindblad is unable to do so in a timely manner or within reasonable cost parameters or if Lindblad is unable to appropriately and timely train its employees to operate any of these new systems, its business could suffer. Lindblad also may not achieve the benefits that it anticipates from any new technology or system, and a failure to do so could result in higher than anticipated costs or could impair its operating results.

Lindblad may be exposed to risks and costs associated with protecting the integrity and security of its guests’ and employees’ personal information.

Lindblad is subject to various risks associated with the collection, handling, storage and transmission of sensitive information, including risks related to compliance with applicable laws and other contractual obligations, as well as the risk that its systems collecting such information could be compromised. In the course of doing business, Lindblad collects large volumes of internal and guest data, including personally identifiable information for various business purposes. If Lindblad fails to maintain compliance with the various applicable data collection and privacy laws or with credit card industry standards or other applicable data security standards, it could be exposed to fines, penalties, restrictions, litigation or other expenses, and its business could be adversely impacted. In addition, even if Lindblad is fully compliant with legal standards and contractual requirements, it still may not be able to prevent security breaches involving sensitive data. Any breach, theft, loss, or fraudulent use of guest, employee or company data could cause consumers to lose confidence in the security of Lindblad’s information technology systems and choose not to purchase from Lindblad and expose Lindblad to risks of data loss, business disruption, litigation and other liability, any of which could adversely affect its business.

A change in Lindblad’s tax status under the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or other jurisdictions, may have adverse effects on its income.

At the present time, the Lindblad subsidiaries that are foreign corporations do not derive any significant income from sources within the United States, and are not subject to significant United States federal income taxes. Any income earned by these subsidiaries from sources within the United States generally is subject to United States federal income tax (and United States branch profits tax) unless the requirements of the exemption under Section 883 of the Internal Revenue Code are met. Although Lindblad expects that any United States source income of its foreign subsidiaries will generally qualify for the benefits of the Section 883 exemption, there is no assurance that such benefits will be available.

If budgetary constraints adversely impact the jurisdictions in which Lindblad operates, such as Australia or Ecuador, increases in income tax regulations or tax reform affecting its operations may be imposed.

Litigation, enforcement actions, fines or penalties could adversely impact Lindblad’s financial condition or results of operations and/or damage its reputation.

Lindblad’s business is subject to various United States and international laws and regulations that could lead to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by Lindblad’s employees, agents, partners, or expedition representatives could damage its reputation and/or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines. In certain circumstances it may not be economical to defend against such matters and/or a legal strategy may not ultimately result in Lindblad prevailing in a matter. Such events could lead to an adverse impact on its financial condition or results of operations.

Failure to comply with international safety regulations may subject Lindblad to increased liability that may adversely affect Lindblad’s insurance coverage resulting in a denial of access to, or detention in, certain ports which could adversely affect Lindblad’s business.

The operation of vessels is affected by the requirements of the International Maritime Organization’s International Safety Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”). The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Lindblad’s failure to comply with the ISM Code may subject it to increased liability, invalidate existing insurance or decrease available insurance coverage for the affected vessels and result in a denial of access to or detention in certain ports, all of which could materially and adversely affect Lindblad’s results of operations and liquidity.

Compliance with environmental and other laws and regulations could adversely affect Lindblad’s business.

Extensive and changing environmental protection and other laws and regulations directly affect the operation of Lindblad’s vessels. These laws and regulations take the form of international conventions and agreements, including the International Maritime Organization conventions and regulations and the International Convention for the Safety of Life at Sea (“SOLAS”), which are applicable to all internationally trading vessels, and national, state and local laws and regulations, all of which are amended frequently. Under these laws and regulations, various governmental and quasi-governmental agencies and other regulatory authorities may require Lindblad to obtain permits, licenses and certificates in connection with its operations. Some countries in which Lindblad operates have laws that restrict the nationality of a vessel’s crew and prior and future ports of call, as well as other considerations relating to particular national interests. Changes in governmental regulations and safety or other equipment standards may require unbudgeted expenditures for alterations or the addition of new equipment for Lindblad’s vessels.

Restrictions on travel or access to certain protected or preserved areas could adversely affect Lindblad’s business.

Lindblad believes that its expedition itineraries are a major reason why guests choose Lindblad’s expedition cruises over competing cruises and vacation options. However, Lindblad’s ability to follow its planned itinerary for any particular expedition cruise may be affected by a number of factors, including security concerns, adverse weather conditions and natural disasters, local government regulations and restrictions, and other restrictions on access to protected or preserved areas. For instance, the number of visitors admitted to the Galapagos National Park at any given time is limited by the number of cupos permits issued by the Galapagos National Parks Service. If the Galapagos National Parks Service were to further restrict access to the park, Lindblad might be required to alter certain of its travel itineraries which would negatively impact its business and revenues. Further, changes in other governmental and environmental rules and regulations in the Galapagos Islands and elsewhere could cause sudden losses in revenue and additional expenditures for alterations in Lindblad’s itineraries. In addition, restrictions on access by Lindblad and its guests to other protected or preserved areas, including national parks, may result in losses in revenues typically generated by Lindblad’s expeditions to such areas.

If Capitol does not restrict the amount of ownership of its common stock by non-U.S. citizens in connection with the mergers, it could be prohibited from operating vessels in U.S. coastwise trade, which would adversely impact its business and operating results.

To the extent any United States flagged vessels are engaged in U.S. coastwide trade, Capitol will be subject to the Jones Act, which governs, among other things, the ownership and operation of passenger vessels used to carry cargo and passengers between U.S. ports. Subject to limited exceptions, the Jones Act requires that vessels engaged in the U.S. coastwise trade be built in the United States, registered under the U.S. flag, manned by predominantly U.S. crews, and beneficially owned and operated by U.S. organized companies that are controlled and at least 75% owned by U.S. citizens within the meaning of the Jones Act. A failure to maintain compliance would adversely affect Capitol’s financial position and its results of operations and Capitol would be prohibited from operating vessels in the U.S. coastwise trade during any period in which it does not comply or cannot demonstrate to the satisfaction of the relevant governmental authorities its compliance with the Jones Act. In addition, a failure to maintain compliance could subject Capitol to fines and its vessels could be subject to seizure and forfeiture for violations of the Jones Act and the related U.S. vessel documentation laws.

Restrictions on non-U.S. citizen ownership of certain U.S. flagged vessels could limit Capitol’s ability to sell off a portion of its business or result in the forfeiture of certain of its vessels following the mergers.

Compliance with the Jones Act requires that non-U.S. citizens within the meaning of the Jones Act beneficially own no more than 24.99% in the entities that directly or indirectly own the vessels that operate in the U.S. coastwise trade. If, following the mergers, Capitol were to seek to sell any portion of its business that owns any of these vessels, it would have fewer potential purchasers, because some potential purchasers might be unable or unwilling to satisfy the U.S. citizenship restrictions described above. As a result, the sales price for that portion of the business may not attain the amount that could be obtained in an unregulated market. Furthermore, if at any point Capitol or any of the entities that directly or indirectly own its vessels cease to satisfy the requirements to be a U.S. citizen within the meaning of the Jones Act, it would become ineligible to operate in the U.S. coastwise trade and may become subject to penalties and risk forfeiture of its vessels.

Capitol’s amended and restated certificate of incorporation will limit the beneficial ownership of its common stock by individuals and entities that are not U.S. citizens within the meaning of the Jones Act. These restrictions may affect the liquidity of Capitol’s common stock following the mergers and may result in non-U.S. citizens being required to disgorge profits, sell their shares at a loss or relinquish their voting, dividend and distribution rights.

Under the Jones Act, and so long as Capitol operates U.S. flagged vessels in coastwise trade, at least 75% of the outstanding shares of each class or series of Capitol’s capital stock following the mergers must be beneficially owned and controlled by U.S. citizens within the meaning of the Jones Act. Certain provisions of Capitol’s amended and restated certificate of incorporation that are part of the charter amendment proposals are intended to facilitate compliance with this requirement and may have an adverse effect on certain holders or proposed transferees of shares of Capitol’s common stock.

Under the provisions of Capitol’s amended and restated certificate of incorporation, any transfer, or attempted transfer, of any shares of capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of Capitol’s capital stock in excess of 22% of the outstanding shares of such class or series. The liquidity or market value of the shares of common stock may be adversely impacted by such transfer restrictions.

In the event such restrictions voiding transfers would be ineffective for any reason, Capitol’s amended and restated certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 22% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by Capitol and unaffiliated with Capitol or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from Capitol and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.

These trust transfer provisions also apply to situations where ownership of a class or series of capital stock by non-U.S. citizens in excess of 22% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, under Capitol’s amended and restated certificate of incorporation, if the sale or other disposition of shares of common stock would result in non-U.S. citizens owning (of record or beneficially) in excess of 22% of the outstanding shares of common stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to Capitol at a price per share equal to the lesser of (i) the market price on the date Capitol accepts the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.

As a result of the above trust transfer provisions, a proposed transferee that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, Capitol’s amended and restated certificate of incorporation provides that, if the percentage of the shares of any class or series of capital stock owned (of record or beneficially) by non-U.S. citizens is known to Capitol to be in excess of 22% for such class or series, Capitol, in its sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by Capitol in accordance with guidelines that are set forth in its amended and restated certificate of incorporation), by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in Capitol’s amended and restated certificate of incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by Capitol. As a result of these provisions, a stockholder who is a non-U.S. citizen may be required to sell its shares of common stock at an undesirable time or price and may not receive any return on its investment in such shares. Further, Capitol may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case Capitol’s financial condition may be materially weakened.

In order to assist Capitol’s compliance with the Jones Act following the mergers, Capitol’s amended and restated certificate of incorporation will permit it to require that any record or beneficial owner of any shares of its capital stock provide Capitol with certain documentation concerning such owner’s citizenship. These provisions include a requirement that every person acquiring, directly or indirectly, five percent (5%) or more of the shares of any class or series of Capitol’s capital stock must provide it with specified citizenship documentation. In the event that any person does not submit such requested or required documentation to Capitol, its amended and restated certificate of incorporation provides Capitol with certain remedies, including the suspension of the voting rights of the person’s shares owned by persons unable or unwilling to submit such documentation and the payment of dividends and distributions with respect to those shares into a segregated account. As a result of non-compliance with these provisions, a record or beneficial owner of the shares of Capitol’s common stock may lose significant rights associated with those shares.

In addition to the risks described above, the foregoing ownership restrictions on non-U.S. citizens could delay, defer or prevent a transaction or change in control that might involve a premium price for common stock or otherwise be in the best interest of Capitol’s stockholders.

Following the merger, if non-U.S. citizens own more than 22% of Capitol’s common stock, Capitol may not have the funds or the ability to redeem any excess shares and the charitable trust mechanism described above may deemed invalid or unenforceable, all with the result that Capitol could be forced to either suspend its operations in the U.S. coastwise trade or be subject to substantial penalties.

Following the mergers, Capitol’s amended and restated certificate of incorporation will contain provisions voiding transfers of shares of any class or series of its capital stock that would result in non-U.S. citizens within the meaning of the Jones Act, in the aggregate, owning in excess of 22% of the shares of such class or series. In the event that this transfer restriction would be ineffective, Capitol’s amended and restated certificate of incorporation provides for the automatic transfer of such excess shares to a trust specified therein. These trust provisions also apply to excess shares that would result from a change in the status of a record or beneficial owner of shares of Capitol’s capital stock from a U.S. citizen to a non-U.S. citizen. In the event that these trust transfer provisions would also be ineffective, Capitol’s amended and restated certificate of incorporation will permit it to redeem such excess shares. The per-share redemption price may be paid, as determined by Capitol’s Board of Directors, by cash or redemption notes or the shares may be redeemed for warrants. However, Capitol may not be able to redeem such excess shares for cash because its operations may not have generated sufficient excess cash flow to fund such redemption. Further, the methodology for transfer to and sale by a charitable trust could be deemed invalid or unenforceable in one or more jurisdictions. If, for any reason, Capitol is unable to effect a redemption or charitable sale when beneficial ownership of shares by non-U.S. citizens is in excess of 24.99% of the common stock, or otherwise prevent non-U.S. citizens in the aggregate from beneficially owning shares in excess of 24.99% of any class or series of capital stock, or fail to exercise its redemption or forced sale rights because it is unaware that ownership exceeds such percentage, Capitol will likely be unable to comply with the Jones Act and will likely be required by the applicable governmental authorities to suspend its operations in the U.S. coastwise trade. Any such actions by governmental authorities would have a severely detrimental impact on Capitol’s financial position, results of operations and cash flows. And any failure to suspend operations in violation of the Jones Act could cause Capitol to be subject to material financial and operational penalties.

Risks Related to the Merger

While the working capital of the combined company will increase if the mergers are consummated, the amount of the increase depends on the extent to which the Capitol stockholders exercise their right to convert their shares into cash.

Pursuant to Capitol’s amended and restated certificate of incorporation, holders of public shares may either vote for or against the merger proposal and demand that Capitol convert their shares into a pro rata share of the trust account where a substantial portion of the net proceeds of Capitol’s initial public offering are held, calculated as of two business days prior to the anticipated consummation of the mergers. Capitol and Lindblad will not consummate the mergers if holders of more than 18,067,499 public shares exercise these conversion rights. If no holders elect to convert their public shares, the trust account will be approximately $200 million at closing. To the extent the mergers are consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company. If conversion rights are exercised with respect to 18,067,499 shares, the maximum potential conversion cost would be approximately $182.5 million. If, and to the extent, public stockholders elect to convert their shares, the amount of any increase in working capital available to the combined company after the mergers will be reduced.

Capitol’s management believes that there will be sufficient working capital to operate the combined company satisfactorily after the mergers, because the working capital available to the combined company will be no less than Lindblad’s historical level and Lindblad has entered into a new credit facility with Credit Suisse. There can be no assurance, however, that this level of working capital will continue to be sufficient in the future or that the amount of any increase in working capital available to the combined company will be adequate to pursue its strategy for growth.

Furthermore, if, because of payments made to converting stockholders and other transaction costs, there are insufficient funds to pay the $90,000,000 cash portion of the merger consideration, Capitol may need to raise additional financing in order to consummate the mergers. There can be no assurance that Capitol will be able to raise such additional financing on favorable terms or at all.

The Capitol board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Lindblad. In analyzing the business combination, Capitol’s board and management conducted due diligence on Lindblad and researched the industry in which Lindblad operates and concluded that the business combination was in the best interest of its stockholders. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Lindblad’s business, and the board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand conversion of their shares, which could potentially impact Capitol’s ability to consummate the business combination.

Future resales of the Capitol common stock may cause the market price of Capitol’s securities to drop significantly, even if Capitol’s business is doing well.

Under the merger agreement, the Lindblad common stockholders will receive, among other things, an aggregate of approximately 24,000,000 shares of Capitol common stock at the closing of the mergers, including options to purchase shares of common stock. Prior to Capitol’s initial public offering, the Capitol initial stockholders were issued an aggregate of 5,000,000 shares of Capitol common stock. Such shares are restricted shares in that they will be or were issued in private transactions. Such shares may be sold pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement, commencing one year after Capitol’s filing with the SEC of a Current Report on Form 8-K reflecting the consummation of the mergers with Lindblad and the termination of shell company status.

Upon satisfaction of the requirements of Rule 144 under the Securities Act, the holders of such securities may sell large amounts of Capitol common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Capitol’s stock price or putting significant downward pressure on the price of Capitol’s stock.

Capitol’s warrants will become exercisable after the closing of the mergers, which will increase the number of shares eligible for future resale in the public market and result in dilution to Capitol’s stockholders.

Capitol’s warrants, including (i) the warrants to purchase an aggregate of 10,000,000 shares of common stock issued in Capitol’s initial public offering, (ii) the sponsor warrants to purchase an aggregate of 5,600,000 shares of common stock and (iii) the warrants to purchase up to 500,000 shares of common stock that may be issued upon conversion of up to $500,000 in promissory notes held by Capitol’s initial stockholders, will become exercisable 30 days after the closing of the mergers. To the extent such warrants are exercised, additional shares of Capitol common stock will be issued. These issuances of common stock will result in dilution to Capitol’s stockholders and increase the number of shares eligible for resale in the public market.

If the initial stockholders or Lindblad stockholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Capitol’s shares of common stock.

Capitol’s initial stockholders and the Lindblad stockholders are entitled to certain registration rights registering the resale of their securities. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of Capitol’s securities.

If Capitol stockholders fail to properly elect to exercise their conversion rights or fail to deliver their shares to the transfer agent after so electing, they will not be entitled to convert their shares of common stock of Capitol into a pro rata portion of the trust account.

Capitol stockholders holding public shares may demand that Capitol convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the mergers. Capitol stockholders who seek to exercise this conversion right must deliver their stock (either physically or electronically) to Capitol’s transfer agent prior to the vote at the meeting. Any Capitol stockholder who fails to properly elect to exercise such conversion rights or who fails to deliver his stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Special Meeting of Capitol Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 10% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 10% of the public shares. Accordingly, if you hold more than 10% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 10% or sell them in the open market. Capitol cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Capitol’s shares of common stock will exceed the per-share conversion price.

Failure to maintain Capitol’s Nasdaq listing could limit investors’ ability to make transactions in its securities and subject Capitol to additional trading restrictions.

Capitol’s units, common stock and warrants are currently listed on Nasdaq. In connection with the mergers, Nasdaq requires Capitol to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. Capitol may not be able to meet those initial listing requirements and, even if it is able to meet the initial listing requirements, it may not be able to meet the continued listing requirements for its common stock in the future.

If Capitol fails to meet the initial or continued listing requirements and Nasdaq delists its securities from trading on its exchange, Capitol could face material adverse consequences, including:

•         a limited availability of market quotations for its securities;

•         a limited amount of news and analyst coverage for the company; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Capitol will bear the risk of any breaches in the representations and warranties made by Lindblad in the merger agreement.

Pursuant to the merger agreement, the representations and warranties of Lindblad contained in the merger agreement generally do not survive following the closing of the business combination. Unlike other blank check company business combinations, Capitol has not required a portion of the stock consideration to be held in escrow to cover any damages it may incur as a result of a breach by Lindblad of any of its representations and warranties contained in the merger agreement. Accordingly, Capitol will bear the risk that any of Lindblad’s representations and warranties are found to have been incorrect following the closing of the business combination.

Capitol’s current directors and executive officers own shares of common stock and warrants that will be worthless and have incurred reimbursable expenses and made loans to Capitol that may not be reimbursed or repaid if the mergers are not approved. Such interests may have influenced their decision to approve the business combination with Lindblad.

Capitol’s initial stockholders, including Capitol’s officers and directors and their affiliates, beneficially own shares of Capitol common stock that they purchased prior to Capitol’s initial public offering. Additionally, Capitol’s initial stockholders purchased 5,600,000 sponsor warrants in a private placement that occurred simultaneously with its initial public offering. The holders of such securities have no redemption rights with respect to shares they acquired prior to Capitol’s initial public offering in the event a business combination is not effected in the required time period. Therefore, if the mergers or another business combination are not approved within the required time period, such securities will be worthless. As of May 21, 2015, Capitol’s initial stockholders held $54,500,000 in common stock (based on a market price of $10.90) and $14,280,000 in warrants (based on a market price of $2.55). In addition, Capitol’s officers and directors and their affiliates have loaned Capitol an aggregate of approximately $1,550,000. The loans are non-interest bearing and are payable at the consummation of a business combination. Such individuals or entities may loan additional funds to Capitol in the future on substantially similar terms in order to meet Capitol’s working capital needs prior to the closing of the mergers. If Capitol fails to consummate a business combination, the loans would become unsecured liabilities of Capitol; however, the holders have waived any claim against the trust account. Accordingly, Capitol may not be able to repay these loans if the mergers are not completed. Furthermore, Capitol’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the business combination with Lindblad. Accordingly, Capitol may not be able to reimburse these expenses if the mergers are not completed. As of May 21, 2015, Capitol’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses, but they may incur such expenses in the future. See the section entitled “The Merger Proposal — Interests of Capitol’s Directors and Officers in the Merger.”

These financial interests may have influenced the decision of Capitol’s directors and officers to approve the business combination with Lindblad and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the merger proposal and other proposals, its stockholders should consider these interests.

Capitol’s executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced their decision to approve the business combination with Lindblad.

If the mergers or another business combination are not consummated by July 31, 2015, Mark D. Ein, Capitol’s Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and L. Dyson Dryden, Capitol’s Chief Financial Officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed such a waiver. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims. Neither Capitol nor Messrs. Ein or Dryden has any reason to believe that Messrs. Ein or Dryden will not be able to fulfill their indemnity obligations to Capitol. See the section entitled “Other Information Related to Capitol — Capitol’s Plan of Operation” for further information.

Additionally, if Capitol is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Ein and Dryden have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses

These personal obligations of Messrs. Ein or Dryden may have influenced Capitol’s board of director’s decision to approve the business combination with Lindblad and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the merger proposal and other proposals, Capitol’s stockholders should consider these interests.

The exercise of Capitol’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Capitol’s stockholders’ best interest.

In the period leading up to the closing of the mergers, events may occur that, pursuant to the merger agreement, would require Capitol to agree to amend the merger agreement, to consent to certain actions taken by Lindblad or the Lindblad stockholders or to waive rights that Capitol is entitled to under the merger agreement. Such events could arise because of changes in the course of Lindblad’s business, a request by Lindblad or the Lindblad stockholders to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Lindblad’s business and would entitle Capitol to terminate the merger agreement. In any of such circumstances, it would be at Capitol’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Capitol and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, Capitol does not believe there will be any changes or waivers that Capitol’s directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained.

If Capitol is unable to complete the business combination with Lindblad by July 31, 2015, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Capitol’s amended and restated certificate of incorporation, Capitol must complete the business combination with Lindblad or another business combination by July 31, 2015, or Capitol must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Capitol’s public stockholders. If Capitol is unable to complete a business combination within the required time period, Mark D. Ein and L. Dyson Dryden have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or prospective target business does not execute such a waiver. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Capitol otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Capitol may not be able to return to its public stockholders at least $10.00.

Capitol’s stockholders may be held liable for claims by third parties against Capitol to the extent of distributions received by them.

If Capitol is unable to complete the business combination with Lindblad or another business combination by July 31, 2015, Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Capitol cannot assure you that it will properly assess all claims that may be potentially brought against Capitol. As such, Capitol’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Capitol cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Capitol.

If Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Capitol’s stockholders. Furthermore, because Capitol intends to distribute the proceeds held in the trust account to its public stockholders promptly after July 31, 2015, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Capitol’s board may be viewed as having breached its fiduciary duties to Capitol’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Capitol cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Capitol stockholders to increase the likelihood of approval of the acquisition proposal and other proposals could have a depressive effect on Capitol’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, Capitol’s initial stockholders, Lindblad or Lindblad’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or who seek to have their shares converted to cash; or execute agreements to purchase such shares from such investors in the future; or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 18,067,499 or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting. See the section entitled “The Special Meeting — Capitol Initial Stockholders.”

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the mergers, Capitol’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the mergers will not be approved.

Capitol’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the mergers. If the adjournment proposal is not approved, Capitol’s board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the mergers. In such event, the mergers would not be completed and, if another business combination is not consummated by July 31, 2015, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

FORWARD-LOOKING STATEMENTS

Capitol believes that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Capitol is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•         discuss future expectations;

•         contain projections of future results of operations or financial condition; or

•         state other “forward-looking” information.

Capitol believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that Capitol or Lindblad are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Capitol or Lindblad in such forward-looking statements, including among other things:

•         the number and percentage of Capitol’s stockholders voting against the merger proposal or seeking conversion;

•         changes adversely affecting the business in which Lindblad is engaged;

•         management of growth;

•         general economic conditions;

•         Lindblad’s business strategy and plans;

•         compliance with laws and regulations, including the Jones Act;

•         compliance with any future financial and/or operating covenants imposed by a lender;

•         adverse publicity regarding the cruise industry in general;

•         loss of business due to competition;

•         Lindblad’s ability to execute on its planned growth; and

•         the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of Capitol, Lindblad or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Capitol and Lindblad undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or votes on the merger proposal or any of the other proposals, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Capitol and/or Lindblad.

SPECIAL MEETING OF CAPITOL STOCKHOLDERS

General

Capitol is furnishing this proxy statement to Capitol’s stockholders as part of the solicitation of proxies by Capitol’s board of directors for use at the special meeting of Capitol stockholders to be held on [•], 2015, and at any adjournment or postponement thereof. This proxy statement provides Capitol’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on [•], 2015, at [•]:00 [a/p].m., eastern time, at the offices of Graubard Miller, Capitol’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Capitol Special Meeting

At the special meeting, Capitol is asking holders of Capitol common stock to:

•         consider and vote upon a proposal to adopt the merger agreement and approve the mergers contemplated by the merger agreement (merger proposal);

•         consider and vote upon proposals to approve amendments to its amended and restated certificate of incorporation, effective following the mergers, to (i) change the name of Capitol from “Capitol Acquisition Corp. II” to “Lindblad Expeditions Holdings, Inc.”; (ii) adjust the existing classification of directors to conform with the classification described in the director election proposal; (iii) delete Article Fifth and the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Capitol after the mergers, and redesignate section J of Article Sixth as Article Sixth; and (iv) add provisions that are intended to assist Capitol in its compliance with the Jones Act (to which owners of United States flagged vessels engaged in coastwise trade are subject), including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act (charter amendment proposals);

•         consider and vote upon a proposal to approve the adoption of the 2015 Long-Term Incentive Plan (incentive compensation plan proposal);

•         elect five directors to Capitol’s board of directors, of whom one will be a Class A director serving until the annual meeting of stockholders to be held in 2015, two will be Class B directors serving until the annual meeting to be held in 2016 and two will be Class C directors serving until the annual meeting to be held in 2017 and, in each case, until their successors are elected and qualified (director election proposal); and

•         consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, Capitol would not have been authorized to consummate the mergers (adjournment proposal).

Recommendation of Capitol’s Board of Directors

Capitol’s board of directors:

•         has unanimously determined that each of the merger proposal, the charter amendment proposals and the incentive compensation plan proposal is fair to and in the best interests of Capitol and its stockholders;

•         has unanimously approved the merger proposal, the charter amendment proposals and the incentive compensation plan proposal;

•         unanimously recommends that stockholders vote “FOR” the merger proposal;

•         unanimously recommends that stockholders vote “FOR” each of the charter amendment proposals;

•         unanimously recommends that stockholders vote “FOR” the incentive compensation plan proposal;

•         unanimously recommends that stockholders vote “FOR” the persons nominated by Capitol’s management for election as directors; and

•         unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the meeting.

Record Date; Who is Entitled to Vote

Capitol has fixed the close of business on May 21, 2015, as the “record date” for determining the Capitol stockholders who are entitled to notice of and to attend and vote at the special meeting. As of the close of business on May 21, 2015, there were 24,999,972 shares of Capitol common stock outstanding and entitled to vote. Each share of Capitol common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Capitol, the 5,000,000 initial shares held by the initial stockholders, as well as any shares of common stock acquired in the aftermarket by such stockholders, will be voted in favor of the merger proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Capitol but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the merger proposal, the charter amendment proposals, the incentive compensation plan proposal and the director election proposal.

Vote Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

Each of the charter amendment proposals will require the affirmative vote of the holders of a majority of Capitol common stock outstanding on the record date. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

The approval of the incentive compensation plan proposal and the adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of Capitol common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of Capitol common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Capitol common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Capitol common stock at the special meeting:

•         You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Capitol’s board “FOR” the merger proposal, the charter amendment proposals, the incentive compensation plan proposal, the persons nominated by Capitol’s management for election as directors and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•         You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must obtain a proxy from the broker, bank or other nominee. That is the only way Capitol can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify L. Dyson Dryden, Capitol’s Chief Financial Officer, in writing before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Capitol common stock, you may call Morrow & Co., LLC, Capitol’s proxy solicitor, at (800) 662-5200 (banks and brokers may call collect at (203) 658-9400), or L. Dyson Dryden, Capitol’s Chief Financial Officer, at (202) 654-7060.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the proposed business combination. Any stockholder holding public shares as of the record date who affirmatively votes either for or against the merger proposal may demand that Capitol convert such shares into a pro rata portion of the trust account (which was $10.00 per share as of May 21, 2015), calculated as of two business days prior to the anticipated consummation of the mergers. If a holder properly seeks conversion as described in this section and the mergers are consummated, Capitol will convert these shares into a pro rata portion of funds deposited in the trust account.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 10% or more of the shares of the public shares. Accordingly, all public shares in excess of 10% held by a public stockholder will not be converted to cash.

Capitol’s initial stockholders will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether initial shares or shares purchased by them in the aftermarket.

Capitol stockholders who seek to convert their public shares must affirmatively vote for or against the merger proposal. Capitol stockholders who do not vote with respect to the merger proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders may demand conversion either by checking the box on their proxy card or by submitting their request in writing to L. Dyson Dryden, Capitol’s Chief Financial Officer. Any such demand must be made no later than the close of the vote on the merger proposal. Holders demanding conversion must deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Capitol’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker approximately $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then Capitol’s public stockholders who elected to exercise their conversion rights will not be entitled to convert their shares into a pro rata portion of the trust account. In such case, Capitol will promptly return any shares delivered by public holders. If the holders of more than 18,067,499 public shares (representing approximately 90% of the public shares) properly demand conversion of their shares, Capitol will not be able to consummate the mergers.

The closing price of Capitol common stock on May 21, 2015 (the record date for the Capitol special meeting) was $10.90. The cash held in the trust account on the record date was approximately $200,000,000 ($10.00 per public share). Prior to exercising conversion rights, stockholders should verify the market price of Capitol common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Capitol cannot assure its stockholders that they will be able to sell their shares of Capitol common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Capitol common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the merger proposal, properly demand conversion no later than the close of the vote on the merger proposal, and deliver your stock certificate (either physically or electronically) to Capitol’s transfer agent prior to the vote at the meeting, and the mergers are consummated.

Appraisal Rights

Capitol stockholders do not have appraisal rights in connection the mergers under the DGCL.

Proxy Solicitation Costs

Capitol is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Capitol and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Capitol will bear the cost of the solicitation.

Capitol has hired Morrow & Co., LLC to assist in the proxy solicitation process. Capitol will pay that firm a fee of $12,500 plus disbursements. Such payment will be made from non-trust account funds. If the mergers are successfully closed, Capitol will pay Morrow & Co., LLC an additional contingent fee of $26,250.

Capitol will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Capitol will reimburse them for their reasonable expenses.

Capitol Initial Stockholders

As of May 21, 2015, the record date, Capitol’s initial stockholders beneficially owned and were entitled to vote an aggregate of 5,000,000 initial shares that were issued prior to Capitol’s initial public offering. The initial shares issued to the Capitol initial stockholders currently constitute 20% of the outstanding shares of Capitol’s common stock. In connection with the initial public offering, each Capitol initial stockholder agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Capitol initial stockholders have also indicated that they intend to vote their initial shares in favor of all other proposals being presented at the meeting. The initial shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Capitol. In connection with the initial public offering, the Capitol initial stockholders entered into an escrow agreement pursuant to which their initial shares will be held in escrow until twelve months after a business combination or earlier if, the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or Capitol consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the founder forfeiture shares will be subject to forfeiture in the event the last sales price of Capitol’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of Capitol’s initial business combination. Such founder forfeiture shares will be released from escrow at the same time as the other initial shares to the extent they have been earned at such time.

In connection with the mergers, the initial stockholders have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to the Lindblad Expeditions - National Geographic Joint Fund for Exploration and Conservation for no additional consideration, as described in the section entitled “The Merger Proposal — Contribution of Initial Shares.”

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, Lindblad or Lindblad’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or who seek to have their shares converted to cash; or execute agreements to purchase such shares from such investors in the future; or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 18,067,499 or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 18,067,499 of the public shares will exercise their conversion rights.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Capitol will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the conversion threshold. Any such report will include descriptions of the arrangements entered into or significant purchases by the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement of the mergers and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Structure of the Mergers

The merger agreement provides for (i) the initial merger of Merger Sub with and into Lindblad with Lindblad surviving the merger to form the Interim Corporation and becoming a wholly-owned subsidiary of LLC Sub, (ii) immediately following the initial merger, the subsequent merger of Interim Corporation with and into LLC Sub with LLC Sub surviving the merger; and (iii) the holders of Lindblad securities prior to the initial merger to receive cash, shares of common stock of Capitol or a combination of the two in consideration for such securities of Lindblad at the election of each such holder of Lindblad securities, pursuant to and in accordance with the merger agreement.

Name; Headquarters; Stock Symbols

After completion of the mergers:

•         the name of Capitol will be “Lindblad Expeditions Holdings, Inc.”;

•         the corporate headquarters and principal executive offices of Capitol will be located at 96 Morton Street, 9th Floor, New York, NY 10014, which are Lindblad’s corporate headquarters; and

•         Capitol’s units, common stock and warrants, which are currently traded on Nasdaq under the symbols CLACU, CLAC and CLACW, will continue to be traded on Nasdaq under the symbols LINDU, LIND and LINDW, respectively, subject to Capitol filing a substitution listing application with Nasdaq.

Contribution of Initial Shares

In connection with the merger, the Capitol initial stockholders have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to the Lindblad Expeditions - National Geographic Joint Fund for Exploration and Conservation for no additional consideration. These founder’s shares, which are currently in escrow, are comprised of (i) 375,000 shares of common stock to be contributed one day after the closing of the mergers, provided that they remain subject to the terms of such escrow, and (ii) 125,000 shares of incentive common stock, subject to forfeiture if Capitol’s common stock does not trade above $13.00 per share for any 20 trading days during any 30-day period within 4 years of consummation of the mergers, to be contributed within three business days after their release from escrow in connection with the lapse of such forfeiture conditions.

Sale Restrictions; Registration Rights

Certain current stockholders of Lindblad, including Sven-Olof Lindblad, will enter into a Registration Rights Agreement with Capitol in respect of the shares of Capitol common stock they will receive in the mergers. Such rights will include two demand registration rights and unlimited “piggy-back” registration rights on terms generally comparable to the registration rights applying to the Capitol initial stockholders. Subject to certain exceptions, such certain stockholders of Lindblad will be restricted from transferring shares of Capitol common stock they receive in the mergers until one year after the closing.

Background of the Mergers

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Capitol and Lindblad. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

Capitol completed its initial public offering of 20,000,000 units, with each unit consisting of one share of its common stock and one half of one warrant, on May 15, 2013, including 2,000,000 units under the underwriters’ overallotment option, raising gross proceeds of $200,000,000. Simultaneously with the closing of the initial public offering, Capitol completed the private sale of 5,600,000 warrants for $5,600,000.

Promptly following Capitol’s initial public offering, Capitol’s officers and directors contacted a wide range of investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. Through these efforts, Capitol’s management evaluated over 300 potential transactions. The targets came from a wide range of industry segments including consumer products, retail, financial, technology, telecom, media, real estate, industrial and energy.

By December 2014, Capitol had entered into substantial discussions with over a dozen companies, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction. Eight of these companies were provided with a preliminary non-binding letter of intent, but each one was determined not to be as attractive as Lindblad due to a combination of business prospects, strategy, management teams, structure and valuation. This select group of companies represented a wide range of industry segments such as clean energy, maritime, telecom, technology, real estate and agriculture.

In December 2014, L. Dyson Dryden, Capitol’s Chief Financial Officer, contacted a representative of Worth Capital 8, LLC to discuss potential target companies for Capitol, including a company in the maritime sector (Lindblad). After Mr. Dryden indicated an interest in learning more about the maritime opportunity, the representative of Worth Capital 8, LLC connected Mr. Dryden with another person who had a relationship with one of Lindblad’s board members and equity holders, Johann Killinger, and agreed to make an introduction.

On December 19, 2014, Mr. Dryden had an introductory call with Mr. Killinger’s business partner, Dirk Baldeweg, a Managing Partner at Buss Capital. On December 22, 2014, Capitol entered into a confidentiality agreement with Buss Capital and Capitol was provided with additional information on Lindblad, including the company’s historical financials and its business plan. The parties also discussed a potential meeting between Capitol and Messrs. Killinger and Baldeweg in Aspen, Colorado during the last week of December 2014.

Between December 19, 2014 and December 27, 2014, Mr. Dryden had email correspondence and a series of telephonic conversations with Mr. Baldeweg relating to Lindblad, including the company’s growth plans. During this time, the Capitol team conducted an analysis of the company and the opportunity, including contacting representatives of Citigroup Global Markets Inc. (“Citi”) to obtain the firm’s initial views of the industry sector and Lindblad’s positioning in the market in order to begin to assess potential investor interest in the opportunity.

On December 27 and 28, 2014, Mr. Dryden visited with Mr. Killinger in Aspen, Colorado. During this meeting, Mr. Killinger provided a brief overview of Lindblad’s business and future prospects and Mr. Dryden shared background information on Capitol. Mr. Dryden and Mr. Killinger also agreed to meet with Lindblad management in New York the following week to continue discussing a potential transaction.

Between December 29, 2014 and January 4, 2015, Capitol continued to evaluate Lindblad and Mr. Dryden had additional email correspondence and telephonic conversations with Mr. Baldeweg related to Lindblad’s business plan, capital structure and liquidity needs. During this time, Capitol also developed a draft proposal to present to Lindblad’s representatives at their next meeting.

On January 5, 2015, representatives of Capitol met with representatives of Lindblad and Buss Capital at Citi’s offices in New York. Attendees included Mr. Dryden, Alfie Saemundsson and Joseph Taeid, consultants to Capitol, representatives of Citi, Ian Rogers of Lindblad, Mr. Killinger and Mr. Baldeweg. At this meeting, Capitol presented Lindblad with a non-binding letter of intent. The parties also further discussed Lindblad’s business plan, the capital markets aspects of the transaction and a proposed timeline to complete the transaction.

On January 7, 2015, representatives of Capitol met at Lindblad’s offices to continue discussions regarding a potential transaction. Attendees included Mark Ein and Mr. Dryden of Capitol, Mr. Rogers and Sven Lindblad of Lindblad, and Mr. Killinger and Mr. Baldeweg. Mr. Ein and Mr. Lindblad left the group and had an extensive discussion regarding the potential transaction during a lunch meeting while the remainder of the group continued their meeting. At the end of the day, Capitol and Lindblad signed a non-binding letter of intent. The letter of intent provided for $330 million of total consideration to Lindblad shareholders in the form of $90 million of cash and $240 million of common stock in addition to the transfer of 500,000 Capitol founder’s shares to Lindblad shareholders. The principals of Capitol expressed their preference that the 500,000 founder’s shares be contributed to a charitable foundation supporting the shared mission of Lindblad and National Geographic. During subsequent negotiations, Lindblad shareholders agreed to accept $330 million of total consideration. Separately, Capitol founders made an independent decision to make a charitable contribution of an aggregate of 500,000 founder’s shares of common stock to Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation.

On January 8, 2015, Capitol’s board of directors met via teleconference. The entire board of directors participated in the meeting, as did Ms. Saemundsson and Mr. Taeid and Jeffrey M. Gallant of Graubard Miller, counsel to Capitol. At this meeting, Messrs. Ein and Dryden updated the board on Capitol’s search for a proposed target business, including the proposed transaction with Lindblad.

On January 9, 2015, Capitol signed a nondisclosure agreement with Lindblad and over the next several weeks the two parties continued to conduct diligence on each other’s businesses. This included Lindblad providing Capitol with financial and other due diligence information requested by Capitol.

On January 15, 2015, a meeting was held at Lindblad’s offices so that Capitol could conduct detailed diligence on Lindblad’s business. Present at the meeting were Messrs. Ein, Dryden and Taeid and Ms. Saemundsson of Capitol, a representative of Citi and Messrs. Lindblad and Rogers of Lindblad. Later the same day, Messrs. Ein, Dryden and Taeid and Ms. Saemundsson met with representatives of Citi to further gauge potential market reception to a transaction between Capitol and Lindblad.

On January 20, 2015, Mr. Dryden, Mr. Killinger and Mr. Baldeweg had dinner in New York to discuss the status of the transaction. During this week, Mr. Dyson also had several calls with Mr. Rogers to discuss the timing of the transaction as well as the audit of Lindblad’s financial statements.

On January 24, 2015, Capitol sent a draft of the merger agreement to Mr. Rogers. The agreement was developed with the assistance of Capitol’s legal advisors, Latham & Watkins LLP and Graubard Miller, and with input from Citi.

On January 28, 2015, Mr. Dryden met with Mr. Rogers to discuss the breakdown of total consideration offered, as described in the draft definitive agreement shared with Lindblad on January 24, 2015.  The discussion focused on the mechanics of the stock consideration and how it related to Lindblad’s existing capital structure to determine the specific amount allocated to each individual Lindblad shareholder and their pro forma ownership in the company.  Mr. Dryden and Mr. Rogers also discussed Lindblad’s intention to refinance its current debt and desire to complete that in advance of a potential merger with Capitol. In addition, the two discussed the status of the due diligence process and the continuing exchange of diligence information.

Between January 7, 2015 and January 28, 2015, Mr. Ein and Mr. Lindblad had extensive discussions over the phone and exchanged numerous emails and text messages regarding various aspects of the transaction, including the terms of the merger, business diligence and the National Geographic relationship, among other topics.

On January 29, 2015, Mr. Dryden met with Mr. Rogers at Lindblad’s offices to continue to discuss the transaction. The primary purpose of the meeting was to review a draft analysis prepared by Capitol detailing the pro forma share ownership broken down by each Lindblad security holder.  The two parties also discussed the sizing of the contemplated debt raise in light of the additional cash coming into the business as a result of the merger. Following this meeting, Messrs. Ein and Dryden and Messrs. Lindblad and Rogers had dinner at which the parties continued to discuss the transaction.

On February 2, 2015, a meeting was held at the offices of Foley & Lardner LLP, counsel to Lindblad, in New York. Attendees included Messrs. Ein, Dryden, Taeid and Ms. Saemundsson from Capitol, Messrs. Lindblad and Rogers from Lindblad, John Chirico and Clay Hale from Citi, Steve Chameides (via teleconference), Teri Lynn Champ and Paul Broude from Foley & Lardner, Ann Beth Stebbins from Skadden, Arps, Slate, Meagher and Flom LLP, counsel to Sven-Olof Lindblad personally, Paul Sheridan from Latham & Watkins, counsel to Capitol, and David Alan Miller of Graubard Miller (via teleconference). At this meeting, the parties discussed the overall timing of the proposed transaction, regulatory and tax aspects of the transaction and other matters related to Lindblad’s business.

On February 5, 2015, Foley & Lardner circulated a list of drafting issues that the parties would need to discuss related to the draft merger agreement that had been circulated. Capitol’s attorneys at Latham discussed the suggested changes with Foley & Lardner and then highlighted several business items for Capitol to review with Lindblad including the timing and mechanics of refinancing Lindblad’s existing indebtedness, the audit of the company’s historical financial statements, possible conversions of Capitol shareholders, Jones Act requirements, and board composition.

On February 10, 2015, Mr. Dryden met with Mr. Rogers to review these open items related to the draft merger agreement as well as the audit of the company’s historical financial statements and its business plan.

Between February 10, 2015, and February 23, 2015, the parties continued to negotiate the remaining open points related to the merger agreement and Capitol continued to conduct diligence regarding Lindblad. On February 24, 2015, Messrs. Ein and Dryden and Messrs. Lindblad and Rogers met with representatives of National Geographic to discuss Lindblad’s plans to pursue such transaction and its ongoing alliance with National Geographic.

On February 24, 2015, Mr. Ein and Mr. Lindblad met in the evening and discussed at length the business of Lindblad, future opportunities, the merger and the National Geographic relationship.

On February 28, 2015, Capitol’s Board of Directors met via teleconference. The entire board was present at the meeting. Also participating by invitation were Ms. Saemundsson and Mr. Taeid, consultants to Capitol and representatives of Graubard Miller, counsel to Capitol. Mr. Ein reviewed in detail the business of Lindblad, the contemplated transaction with Lindblad and various process considerations.

On March 2, 2015, Mr. Ein had a call with senior executives from National Geographic as follow-up to the meeting on February 24, 2015 to discuss the terms of the extension of the parties’ relationship. Between this date and March 6, Messrs. Ein and Lindblad, individually and collectively, had a series of calls with the National Geographic representatives, as did the parties’ legal counsels, which resulted in an agreement to extend the alliance between Lindblad and National Geographic. The extension was contingent on the execution by Sven-Olof Lindblad of an option agreement granting National Geographic the right to purchase from Mr. Lindblad a number of shares of Capitol common stock equal to five percent of Capitol’s issued and outstanding common stock as of the closing of the mergers, which agreement was entered into on April 27, 2015.

On March 3, 2015, Capitol’s Board of Directors met via teleconference. The entire Board was present at the meeting. Also participating by invitation were Ms. Saemundsson and Mr. Taeid, consultants to Capitol, representatives of Latham & Watkins LLP, counsel to Capitol, and representatives of Graubard Miller, counsel to Capitol. Mr. Ein gave an extensive presentation about the prospective Lindblad merger. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger agreement. The board also concluded that the fair market value of Lindblad was equal to at least 80% of the funds held in Capitol’s trust account.

Between March 4, 2015 and March 6, 2015, the parties continued to negotiate the merger agreement and Capitol continued to conduct diligence regarding Lindblad.

On March 6, 2015, Mr. Ein and Mr. Dryden met with representatives of Citi to provide an update on the transaction. That same day, Mr. Ein and Mr. Dryden also met with Mr. Lindblad and Mr. Rogers to discuss certain aspects of the transaction including Lindblad’s negotiations with National Geographic.

Between March 7, 2015 and March 9, 2015, the parties continued to negotiate the merger agreement and finalize all documentation related to the transaction. The business terms of the merger agreement did not materially differ from the business terms of the merger agreement as approved at the March 3 board meeting.

The merger agreement was signed on March 9, 2015. Prior to the market open on March 10, 2015, Capitol and Lindblad jointly issued a press release announcing the signing of the merger agreement and Capitol filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the key terms of the merger agreement in detail.

On April 20, 2015, Lindblad executed a commitment letter with Credit Suisse Securities (USA) LLC and Credit Suisse AG pursuant to which such parties committed to provide Lindblad with a $120 million senior secured first lien term loan facility, subject to definitive documentation and certain customary closing conditions. On April 30, 2015, Capitol and Lindblad executed an amendment to the merger agreement extending the date by which Lindblad had the right to terminate the merger agreement if the debt facility was not consummated from May 1, 2015 to May 8, 2015. On May 8, 2015, the facility was up sized to $150,000,000 and was consummated.

Additionally, on May 4, 2015, Capitol filed a definitive proxy statement seeking stockholder approval to extend the date by which it was required to consummate an initial business combination from May 15, 2015 to July 31, 2015.  This extension was sought to allow the SEC additional time to complete its review of this proxy statement relating to the proposed transaction with Lindblad.  In connection therewith, the parties executed a second amendment to the merger agreement to postpone the date after which either party can terminate the merger agreement if the mergers  have not been consummated on July 31, 2015.

Capitol’s Board of Directors’ Reasons for Approval of the Mergers

The consideration to be paid by Capitol pursuant to the merger agreement was determined by several factors. Capitol’s board of directors, in evaluating the business combination, consulted with Capitol’s management and legal and financial advisors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby and to determine that the terms of the business combination were fair to, and in the best interests of, Capitol and its stockholders. Capitol’s board considered a variety of factors weighing positively and negatively in connection with the business combination. In light of the number and wide variety of factors considered in connection with its evaluation of the transactions, the Capitol board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Capitol board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Capitol’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the business combination, the Capitol board determined not to obtain a fairness opinion in connection with the transaction. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors, including Citi, enabled them to make the necessary analyses and determinations regarding the business combination with Lindblad. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions.

In considering the business combination, the Capitol board of directors gave considerable weight to the following factors:

•         Lindblad’s trusted brand in the expedition cruising segment and extensive experience in providing adventure travel experiences;

•         Management team with a long history and deep experience in the expedition cruise segment. In particular, Mr. Lindblad’s vision for the business, strong reputation in the marketplace and proven leadership abilities. The Capitol board believes Lindblad’s management’s experience significantly improves the prospects of successful execution of the business plan initiatives described below;

•         Lindblad’s track record of strong revenue growth, EBITDA growth and free cash flow generation reflected in Lindblad’s financial statements;

•         Lindblad’s operating metrics, including strong daily rates and over 90% occupancy levels in the three years ended December 31, 2012, 2013 and 2014;

•         Expedition offerings which command premium pricing in the market and provides guests the opportunity of in-depth exploration while traveling in comfort with world class experts;

•         High revenue visibility of the business model due to long lead time on guest bookings;

•         Lindblad’s strategic alliance with National Geographic, one of the world’s leading proponents of eco-tourism and natural history, which is based on a shared interest in exploration, research, technology, and conservation. The strategic alliance includes a co-branding arrangement whereby Lindblad’s owned vessels carry the National Geographic name, promotional support from National Geographic and access to National Geographic experts for the purpose of designing and staffing voyages;

•         Favorable growth trend in the industry as reflected by industry estimates of 65% annual growth in adventure travel from 2009 to 2012, and 21% annual increase in specialty cruise segment in 2009 to 2014;

•         Attractive demographic focus as Lindblad targets affluent individuals in the United States who are 50 years of age or older, also known as baby-boomers, who have a growing interest in pursuing life-changing and meaningful experiences. According to U.S. Census Bureau data, the age group of 45 years and older is the fastest growing U.S. demographic;

•         Lindblad’s significant opportunities to drive continued revenue growth, including: (i) continuous optimization of the current fleet through increased pre- or post-voyage spend, occupancy growth, and pricing improvements; (ii) prudent expansion of the fleet through (A) orders of new ships for routes with substantial demand, (B) targeted augmentation of the current charter program with new itineraries and additional vessels, and (C) opportunistic accretive purchases of existing ships or small operators; (iii) extension of Lindblad’s marketing reach and increase in awareness of the company’s offerings; and (iv) extension of Lindblad’s expedition platform into adjacent categories;

•         The current shareholders and management of Lindblad maintaining a substantial equity interest in the combined company, which the Capitol board believes reflects their belief in and commitment to the continued growth prospects of the combined company;

•         Strong capital structure of the company following the merger with significant financial flexibility to execute the company’s plan while still retaining a prudent capitalization; and

•         The current valuations experienced by public companies in the cruise line sector, which the Capitol board believes implies a favorable comparison for Capitol following the business combination.

The Capitol board also considered the following potentially negative factors associated with the business combination with Lindblad:

•         Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•         The combined company’s relatively small size compared to the publicly traded cruise line companies described below; and

•         Execution risk of the combined company’s business plans described above.

The Capitol board concluded, however, that the potentially negative factors associated with the business combination were outweighed by the potential benefits of the business combination. The board also noted that the Capitol stockholders would have a substantial economic interest in the combined company (assuming an insignificant number of Capitol’s stockholders sought conversion of their shares). The Capitol board did not consider as a factor the interests of Capitol’s directors and officers in the mergers, including the amounts such persons would forfeit or be liable for if a business combination was not consummated within the required time period. However, the board was fully aware of such consequences.

Certain Projected Financial Information for Lindblad

Lindblad provided Capitol with its internally prepared projections for each of the years in the six-year period ending December 31, 2020. The projections were not prepared with a view to public disclosure or under GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Lindblad’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

The financial projections for revenue and costs are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Lindblad’s control. While all projections are necessarily speculative, Lindblad believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that Lindblad or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were requested by, and disclosed to, Capitol for use as a component in its overall evaluation of Lindblad, and are included in this proxy statement on that account. Lindblad has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Capitol. Neither Lindblad’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Lindblad compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Lindblad will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, Lindblad’s management. Marcum LLP (“Marcum”), Lindblad’s auditor, has neither examined, compiled nor performed any other procedures with respect to the projections and, accordingly, Marcum does not express an opinion or any other form of assurance with respect thereto. The report furnished by Marcum included in this proxy statement relate to historical financial information of Lindblad. They do not extend to the projections and should not be read as if they do.

The key elements of the projections provided to Capitol are summarized below (in millions of dollars):

	Fiscal Year Ended December 31,
($ in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$195	$205	$227	$251	$306	$341
Adjusted EBITDA	$45	$51	$58	$66	$86	$97
Capital Expenditures	$20	$86	$76	$23	$65	$16

Comparable Company Analysis

Capitol’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Lindblad following a merger with Capitol and this analysis was presented to the board. The comparable companies the Capitol board reviewed were Carnival Corporation & plc (“Carnival”), Royal Caribbean Cruises Ltd (“Royal Caribbean Cruises”), and Norwegian Cruise Line Holdings Ltd. (“Norwegian Cruise Line”). These companies were selected by Capitol as the publicly traded companies having businesses most similar to the combined company’s business. However, these companies operate in the broader cruise line market with large capacity vessels whereas Lindblad has a specific focus on the expedition cruising segment with intimately-scaled vessels that are specifically suited for Lindblad’s expedition and adventure offering.

The enterprise values of Carnival, Royal Caribbean Cruises and Norwegian Cruise Line were approximately $45.9 billion, $25.8 billion and $16.9 billion, respectively, based on balance sheet data of as of December 31, 2014 for Royal Caribbean Cruises and Norwegian Cruise Line and balance sheet data as of November 30, 2014 for Carnival. These compared to a pro forma enterprise value of $439 million for the combined company of Capitol and Lindblad. The Capitol board compared the implied total enterprise value over estimated 2015 and 2016 Adjusted EBITDA for Lindblad (pro forma) with the median total enterprise value over estimated 2015 and 2016 Adjusted EBITDA for Carnival, Royal Caribbean Cruises and Norwegian Cruise Line. This comparison showed an implied total enterprise value over estimated Adjusted EBITDA of 9.8x for 2015 and 8.5x for 2016 with respect to Lindblad (pro forma), and a median of 12.1x for 2015 and 10.5x 2016 for Carnival, Royal Caribbean Cruises and Norwegian Cruise Line. The Capitol board’s comparison of Lindblad to companies such as Carnival, Royal Caribbean Cruises and Norwegian Cruise Line allowed the Capitol board to conclude that Capitol’s pro forma implied total enterprise value over estimated EBITDA was below the similar benchmarks of such companies. This analysis supported the Capitol board’s determination that the terms of the business combination were fair to and in the best interests of Capitol and its stockholders.

Satisfaction of 80% Test

It is a requirement under Capitol’s amended and restated certificate of incorporation that any business acquired by Capitol have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. As of the date of the execution of the merger agreement, the balance of the funds in the trust account was $192 million (excluding $8 million of deferred underwriting commissions) and 80% thereof represents approximately $154 million. In reaching its conclusion on the 80% test, Capitol’s board of directors used as the fair market value of Lindblad the $407 million enterprise valuation of Lindblad implied by adding (i) the $330 million equity value consideration to the Lindblad stockholders agreed to by the parties in negotiating the merger agreement, and (ii) the company’s net debt at December 31, 2014, including certain obligations related to the acquisition of Cruise Ferry Master Fund I N.V. The board determined that the consideration being paid in the mergers, which amount was negotiated at arms-length, was fair to and in the best interests of Capitol and its stockholders and appropriately reflected Lindblad’s value. The board based this conclusion on (i) a comparison of (a) the ratio of enterprise value over estimated 2015 Adjusted EBITDA of 9.1x for Lindblad, based on a $407 million enterprise value of Lindblad, to (b) the median enterprise value over estimated 2015 Adjusted EBITDA for Carnival,

Royal Caribbean Cruises and Norwegian Cruise Line of 12.1x; (ii) a review of projections provided by Lindblad showing material compounded annual growth in revenues and Adjusted EBITDA through 2020, as described above in the section “Certain Projected Financial Information for Lindblad”; and (iii) a range of qualitative and quantitative factors such as Lindblad’s brand, management experience, track record of strong revenue growth, EBITDA growth and free cash flow generation, strong operating metrics, and future growth opportunities.  The Capitol board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Lindblad met the 80% requirement. Based on the fact that the $407 million fair market value of Lindblad as described above, is in excess of the threshold of approximately $154 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Capitol board determined that the fair market value of Lindblad was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Capitol’s Directors, Officers and Others in the Merger

In considering the recommendation of the board of directors of Capitol to vote in favor of approval of the merger proposal and the other proposals, stockholders should keep in mind that Capitol’s initial stockholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Capitol stockholders generally. In particular:

•         If the mergers or another business combination are not consummated by July 31, 2015, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 5,000,000 initial shares held by Capitol’s initial stockholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because Capitol’s initial stockholders are not entitled to participate in any redemption distribution with respect to such shares. Such shares had an aggregate market value of $54,500,000 based upon the closing price of $10.90 per share on the Nasdaq on May 21, 2015.

•         Capitol’s initial stockholders, including its directors and officers, also purchased 5,600,000 sponsor warrants from Capitol for an aggregate purchase price of $5,600,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Capitol’s initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. These sponsor warrants are identical to the warrants sold in Capitol’s initial public offering, except that the sponsor warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Capitol, in each case so long as they are still held by the initial purchasers or their affiliates. Such warrants had an aggregate market value of $14,280,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015. All of the warrants will become worthless if the mergers are not consummated (as will the remainder of the public warrants).

•         The transactions contemplated by the merger agreement provide that Messrs. Ein and Dryden will be directors of Capitol. In addition, Mr. Ein will be the Chairman of the Board. As such, in the future each will receive any cash fees, stock options or stock awards that the Capitol board of directors may determine to pay to its non-executive directors or its Chairman of the Board. Capitol currently anticipates that its non-employee director compensation will include annual cash fees of $50,000 (not including any additional fees for service as Chairman of the Board or as a committee member or chair) and an annual grant of $75,000 in shares of restricted stock that vests over three years.

•         If a business combination is not consummated within the required time period, Messrs. Ein and Dryden will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed such a waiver.

•         If Capitol is unable to complete a business combination within the required time period, it will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Messrs. Ein and Dryden have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

•         Capitol’s initial stockholders have loaned Capitol an aggregate of approximately $1,550,000. The loans are non-interest bearing and are payable at the consummation of a business combination. Furthermore, Capitol’s initial stockholders or their affiliates may loan additional funds to Capitol in the future on substantially similar terms in order to meet Capitol’s working capital needs prior to the closing of the mergers. If Capitol fails to consummate a business combination, the loans would become unsecured liabilities of Capitol; however, the lenders have waived any claim against the trust account. Accordingly, Capitol will most likely not be able to repay these loans if the mergers are not completed. In addition, upon consummation of a business combination, $500,000 of these loans are convertible at the election of the holder into Capitol warrants at a conversion price of $1.00 per warrant. Accordingly, if a business combination is not consummated, Capitol’s initial stockholders also will lose the opportunity to acquire an additional 500,000 warrants, which would have an aggregate market value of $1,275,000, based on the closing price of $2.55 per warrant on the Nasdaq on May 21, 2015.

•         Capitol’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. These individuals have negotiated the repayment of any such expenses upon completion of the business combination with Lindblad. However, if Capitol fails to consummate the business combination, they will not have any claim against the trust account for the reimbursement of these expenses. Accordingly, Capitol will most likely not be able to reimburse these expenses if the mergers are not completed. As of May 21, 2015, Capitol’s officers, directors, initial stockholders and their affiliates had not incurred any unpaid reimbursable expenses, but they may incur such expenses in the future.

Recommendation of Capitol’s Board of Directors

After careful consideration of the matters described above, particularly Lindblad’s industry leadership, record of growth, potential for growth and profitability, the experience of Lindblad’s management, Lindblad’s competitive positioning, its strategic alliance with National Geographic, and operating skills, Capitol’s board of directors determined unanimously that the merger proposal is fair to and in the best interests of Capitol and its stockholders. Capitol’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the Capitol board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Capitol board of directors.

Material United States Federal Income Tax Consequences of the Mergers and Exercise of Conversion Rights to Capitol and Its Stockholders

The following is a discussion of the material United States federal income tax consequences of the mergers and exercise of conversion rights to United States holders of Capitol common stock. This discussion addresses only those Capitol stockholders that hold their common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as:

•         financial institutions;

•         investors in pass-through entities;

•         tax-exempt organizations;

•         dealers in securities or currencies;

•         traders in securities that elect to use a mark to market method of accounting;

•         persons that hold Capitol common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•         persons who are not citizens or residents of the United States;

•         persons who exercise conversion rights but continue to own, actually or constructively, shares of Capitol following the mergers;

•         holders of options or warrants to acquire Capitol common stock;

•         persons who hold or receive Capitol common stock as compensation; and

•         persons who are making charitable contributions of Capitol common stock in connection with the mergers.

The discussion is based upon the Internal Revenue Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Capitol nor Lindblad intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the mergers.

No gain or loss will be recognized by Capitol or by the stockholders of Capitol if their conversion rights are not exercised.

A stockholder of Capitol who exercises conversion rights and effects a complete termination of the stockholder’s interest in Capitol will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Capitol for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Capitol common stock. This gain or loss will be long-term capital gain or loss if the holding period for the share of Capitol common stock is more than one year. Gain and loss recognized on a conversion of Capitol shares for cash must generally be determined separately for each block of Capitol shares (i.e., stock acquired at the same cost in a single transaction).

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the mergers. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the mergers or exercise of conversion rights. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the mergers and exercise of conversion rights.

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lindblad comprising the ongoing operations of the combined entity, Lindblad senior management comprising the senior management of the combined company, and that the former owners and management of Lindblad will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Lindblad issuing shares for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Lindblad.

Regulatory Matters

The mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and for filings with the States of Delaware and New York necessary to effectuate the mergers. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. Capitol and Lindblad filed a Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice on March 23, 2015. On March 31, 2015, Capitol and Lindblad received notice that early termination of the waiting period under the HSR Act was granted in connection with the proposed transaction.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Capitol common stock present and entitled to vote at the meeting to approve the merger proposal. Additionally, the mergers will not be consummated if the holders of more than 18,067,499 of the public shares properly demand that Capitol convert their public shares into their pro rata share of the trust account.

Under the merger agreement, the consummation of the mergers is conditioned upon the approval of the merger proposal and the filing of the charter amendment in the form attached hereto as Annex B. Accordingly, the merger proposal is conditioned upon the approval of all the charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived). If the merger proposal is not approved, none of the remaining proposals (except the adjournment proposal) will be presented to the stockholders for a vote and the mergers will not be effected.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger consideration provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement are qualified by reference to the complete text of the merger agreement, a copy of which, restated or amended, is attached as Annex A to this proxy statement. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the mergers.

Structure of the Mergers
The merger agreement provides for (i) the initial merger of Merger Sub with and into Lindblad with Lindblad surviving the merger as the Interim Corporation and becoming a wholly-owned subsidiary of LLC Sub; (ii) immediately following the initial merger, the subsequent merger of Interim Corporation with and into LLC Sub, with LLC Sub surviving the merger as a direct wholly-owned subsidiary of Capitol; (iii) the holders of Lindblad securities prior to the initial merger to receive cash, shares of common stock of Capitol or a combination of the two in consideration for such securities of Lindblad at the election of each such holder of Lindblad securities, pursuant to and in accordance with the merger agreement; and (iv) the holders of Lindblad stock options outstanding prior to the initial merger to receive options to purchase shares of Capitol common stock pursuant to a formula set forth in the merger agreement.

Closing and Effective Time of the Mergers

The closing of the mergers will take place promptly following the satisfaction of the conditions described below under the subsection entitled “— Conditions to Closing of the Mergers,” unless Capitol and Lindblad agree in writing to another time or unless the merger agreement is terminated. The mergers are expected to be consummated promptly after the special meetings of Capitol’s stockholders described in this proxy statement.

Representations and Warranties

The merger agreement contains representations and warranties of Lindblad relating, among other things, to:

•         proper organization;

•         subsidiaries;

•         the authorization, performance and enforceability of the Merger Agreement;

•         no conflict;

•         permits and compliance with applicable laws;

•         capitalization;

•         financial statements;

•         absence of undisclosed liabilities;

•         litigation and proceedings;

•         compliance with laws;

•         contracts;

•         benefit plans;

•         labor matters;

•         tax matters;

•         brokers’ fees;

•         insurance;

•         assets and property;

•         environmental matters;

•         absence of certain changes or events;

•         transactions with affiliates;

•         internal controls;

•         intellectual property matters;

•         the proxy statement;

•         major suppliers, tour organizers and travel arrangers; and

•         vessels.

The merger agreement contains representations and warranties of each of Capitol, LLC Sub and Merger Sub relating, among other things, to:

•         proper organization;

•         the authorization, performance and enforceability of the Merger Agreement;

•         no conflict;

•         litigation and proceedings;

•         governmental authorities and consents;

•         financial ability and trust accounts;

•         brokers’ fees;

•         solvency after the mergers;

•         SEC reports, financial statements and Sarbanes-Oxley Act;

•         business activities;

•         the proxy statement;

•         no outside reliance;

•         tax matters; and

•         capitalization.

Covenants

The parties have each agreed to use commercially reasonable efforts to take such actions as are necessary, proper or advisable to consummate the mergers. Capitol and Lindblad have each also agreed to continue to operate their respective businesses in the ordinary course prior to the closing. Lindblad has agreed that, unless otherwise required or permitted under the merger agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of Capitol:

•         change or amend its certificate of incorporation, bylaws or other organizational documents;

•         make, declare or pay any dividend or distribution to the stockholders of Lindblad in their capacities as stockholders;

•         effect any recapitalization, reclassification, split or other change in its capitalization;

•         except as the merger agreement may require and except in connection with the issuance of shares upon exercise of outstanding stock options, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

•         enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than such agreements in the ordinary course consistent with past practice, and debt instruments contemplated by the merger agreement;

•         subject to certain exceptions, sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business;

•         except as otherwise required by law or existing company benefit plans, policies or contracts of Lindblad or its subsidiaries in effect on the date of the merger agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice, (ii) adopt, enter into or materially amend any company benefit plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, manager, director, independent contractor or consultant, or (v) hire any employee or any other individual who is providing or will provide services to Lindblad or its subsidiaries other than any employee with annual base compensation below a certain threshold and in the ordinary course of business consistent with past practice;

•         except as set forth in the merger agreement, acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses, and with respect to Capitol, other than in the ordinary course of business;

•         make any capital expenditures (or commitment to make any capital expenditures) not permitted under the merger agreement;

•         make any loans or advances to any person, except any made in the ordinary course of business consistent with past practice;

•         make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of capitol and its affiliates after the closing;

•         take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the mergers;

•         enter into any agreement that restricts the ability to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;

•         enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate;

•         waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed certain thresholds;

•         incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in connection with (i) borrowings, extensions of credit and other financial accommodations under Lindblad’s existing credit documents, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, or (ii) the debt facility required pursuant to the merger agreement;

•         make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in GAAP or law;

•         fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Lindblad and its subsidiaries and their assets and properties; and

•         enter into any agreement to do any of the foregoing.

Lindblad has also agreed to not take, and to cause its officers, directors, employees, representatives and agents, not to take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any party concerning an “acquisition transaction” (as such term is defined in the merger agreement). If Lindblad receives an unsolicited proposal regarding an acquisition transaction it may respond by indicating only that the it is subject to an exclusivity agreement and is unable to provide any information related to Lindblad and its subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an acquisition transaction for as long as that exclusivity agreement remains in effect and to notify Capitol of any such unsolicited inquiry.

The merger agreement also contains additional covenants of the parties, including among other things covenants providing for:

•         the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•         Capitol to prepare and file this proxy statement with Lindblad’s cooperation to solicit proxies from the Capitol stockholders to vote on the proposals that will be presented for consideration at the special meeting;

•         customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Lindblad;

•         Lindblad to use commercially reasonable efforts and reasonable best efforts to complete certain financial, operational and other restructuring activities and to consummate a debt financing; and

•         each party to use reasonable best efforts to effect the intended tax treatment of the mergers.

Conditions to Closing of the Mergers

General Conditions

Consummation of the mergers are conditioned on the holders of a majority of Capitol’s common stock on the record date, at a meeting called for this and other related purposes, approving the merger proposal, including the issuance of the stock and option portion of the merger consideration.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things:

•         no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the mergers;

•         certain necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, including under Hart-Scott Rodino, or as specified in the agreement being procured or made, as applicable;

•         Capitol having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing; and

•         the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the merger agreement and as of the closing as well as the performance by such party of covenants contained in the merger agreement required to by complied with by such party prior to the closing.

Capitol’s, LLC Sub’s and Merger Sub’s Conditions to Closing

The obligations of Capitol, LLC Sub and Merger Sub to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•         the delivery by Lindblad to Capitol of certain third party consents specified in the merger agreement;

•         the delivery by Lindblad of a certificate to Capitol, LLC Sub and Merger Sub that the restructuring transactions contemplated by the merger agreement have been consummated;

•         Lindblad having consummated the debt financing contemplated by the merger agreement; and

•         there being no material adverse effect on Lindblad since December 31, 2014.

Lindblad’s Conditions to Closing

The obligations of Lindblad to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•         the holders of a majority of Capitol’s common stock outstanding on the record date approving the charter amendment proposals and the subsequent filing of Capitol’s second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware; and

•         Capitol having executed and delivered the registration rights agreement.

Waiver

If permitted under applicable law, either Capitol or Lindblad may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement or in any document delivered pursuant to the merger agreement. Capitol would file a Current Report on Form 8-K and issue a press release to disclose any waiver of any representation, warranty or condition to the merger agreement. If such waiver is material to investors, a proxy statement supplement would also be sent to holders of Capitol common stock as promptly as practicable. There can be no assurance that all of the conditions to the merger agreement will be satisfied or waived.

At any time prior to the closing, either Capitol or Lindblad may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Capitol and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•         by mutual written agreement of Capitol and Lindblad;

•         by either Capitol or Lindblad if:

•         at the Capitol stockholder meeting, or any adjournment or postponement, the merger agreement shall fail to be approved by the affirmative vote of the holders of a majority of the shares outstanding and present (in person or represented by proxy) and entitled to vote at the meeting;

•         the mergers are not consummated by July 31, 2015;

•         a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the mergers, which order, decree, judgment, ruling or other action is final and non-appealable; or

•         if the other party has breached or failed to perform any of its covenants or representations and warranties in any material respect that would constitute a failure of the applicable closing conditions and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach.

Effect of Termination

In the event of proper termination by either Capitol or Lindblad, the merger agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the merger agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the merger agreement by such party occurring prior to such termination.

Fees and Expenses

Except as provided for in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the mergers are consummated.

Confidentiality; Access to Information

Lindblad will afford Capitol and its financial advisors, accountants, counsel and other representatives prior to the completion of the mergers reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, material contracts, commitments, tax returns, records and appropriate officers and employees to obtain all financial and operating data and other information concerning the affairs of the Lindblad and its subsidiaries. Capitol and Lindblad will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement, subject to customary exceptions.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Capitol would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the merger agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Capitol common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by the laws of the State of Delaware. Capitol and Lindblad have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the adjusted historical financial statements of Capitol and the historical consolidated combined financial statements of Lindblad to illustrate the effect of the reverse capitalization. The pro forma financial statements were based on and should be read in conjunction with:

•         The accompanying notes to the unaudited pro forma financial statements;

•         Capitol’s financial statements for the year ended December 31, 2014 and three months ended March 31, 2015 and the notes relating thereto, included elsewhere in this proxy statement; and

•         Lindblad’s consolidated financial statements for the year ended December 31, 2014 and three months ended March 31, 2015 and the notes relating thereto included elsewhere in this proxy statement.

Capitol is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following unaudited pro forma condensed combined balance sheet combines the unaudited historical balance sheet of Capitol as of March 31, 2015 with the unaudited consolidated historical statement of financial position of Lindblad as of March 31, 2015, giving effect to the transactions as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2015 combines the unaudited condensed statement of operations of Capitol for the three months ended March 31, 2015 with the unaudited income statement of Lindblad for the three months ended March 31, 2015, giving effect to the transactions as if they had occurred on January 1, 2015.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2014 combines the audited statement of operations of Capitol for the year ended December 31, 2014 with the audited income statement of Lindblad for the year ended December 31, 2014, giving effect to the transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined balance sheet as of March 31, 2015, the unaudited pro forma condensed combined income statement for the three months ended March 31, 2015 and the unaudited pro forma condensed combined income statement for the year ended December 31, 2014 have been prepared using three different levels of approval of the transaction by the Capitol public stockholders as follows:

Assuming No Conversion: This presentation assumes that no Capitol public stockholders seek conversion of their Capitol public shares into pro rata shares of the trust account;

Assuming Conversion Under Minimum Debt Financing: This presentation assumes that holders of no more than 11,000,000 public shares of Capitol exercise their right to have their shares converted into their pro rata share of the trust account.

Assuming Maximum Conversion: This presentation assumes that holders of no more than 18,067,499 public shares of Capitol exercise their right to have their shares converted into their pro rata share of the trust account.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the transactions.

The historical financial statements of Capitol and Lindblad have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The unaudited pro forma condensed combined financial statements included herein are prepared in accordance with GAAP.

The historical financial information of Capitol was derived from the unaudited financial statements of Capitol for the three months ended March 31, 2015 and the audited financial statements of Capitol for the year ended December 31, 2014, included elsewhere in this proxy statement. The historical financial information of Lindblad was derived from the unaudited consolidated financial statements of Lindblad for the three months ended March 31, 2015 and the audited consolidated financial statements of Lindblad for the year ended December 31, 2014, included elsewhere in this proxy statement. This information should be read together with Capitol’s and Lindblad’s financial statements and related notes, “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Lindblad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

CAPITOL ACQUISITION CORP. II
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2015

	Capitol Acquisition	Lindblad Expeditions,	Pro Forma Adjustments				Pro Forma As Adjusted (assuming no	Pro Forma Adjustments with Redemption and Minimum Debt Financing				Pro Forma As Adjusted (assuming certain	Pro Forma Adjustments Assuming Maximum Redemption				Pro Forma As Adjusted (assuming maximum
	Corp. II	Inc.	Debit	Note	Credit	Note	redemption)	Debit	Note	Credit	Note	redemption)	Debit	Note	Credit	Note	redemption)
	Note 1	Note 2
ASSETS
Current assets:
Cash and cash equivalents	$200,361	$37,947,183	$200,001,216	5	$15,800,000	6	$168,323,810	$1,000,000	17	$110,000,000	15	$59,323,810	$86,600,000	20	$70,674,990	19	$75,248,820
			2,830,447	7	39,778,117	8		—		—			—		—
			140,650,000	9	72,190,300	10		—		—			—		—
			4,463,020	10	90,000,000	11		—		—			—		—
Restricted cash and marketable securities	10,001	16,396,128	—		—		16,406,129	—		—		16,406,129	—		—		16,406,129
Cash and cash equivalents held in trust account, interest income available for working capital and taxes	1,216	—	—		1,216	5	—	—		—		—	—		—		—
Inventories and marine operating supplies	—	6,991,432	—		—		6,991,432	—		—		6,991,432	—		—		6,991,432
Prepaid expenses and other current assets	78,382	10,398,868	—		—		10,477,250	—		—		10,477,250	—		—		10,477,250
Due from DVB	—	5,000,000	—		5,000,000	7	—	—		—		—	—		—		—
Total current assets	289,960	76,733,611	347,944,683		222,769,633		202,198,621	1,000,000		110,000,000		93,198,621	86,600,000		70,674,990		109,123,631

Property and equipment, net	—	119,838,367	—		—		119,838,367	—		—		119,838,367	—		—		119,838,367
Due from shareholder	—	—	—		—		—	—		—		—	—		—		—
Deferred financing costs, net	—	1,965,000	1,100,000	9	1,965,000	8	1,100,000	—		—		1,100,000	3,400,000	20	—		4,500,000
Operating rights	—	6,528,949	—		—		6,528,949	—		—		6,528,949	—		—		6,528,949
Deferred tax assets	—	247,339	—		—		247,339	—		—		247,339	—		—		247,339
Restricted cash and cash equivalents held in trust account	200,000,000	—	—		200,000,000	5	—	—		—		—	—		—		—
Deferred royalties and commissions	—	—	12,494,000	13	—		12,494,000	—		2,879,000	18	9,615,000	—		1,849,000	22	7,766,000
Investment in CFMF and other assets	—	48,022,835	49,457,300	10	20,000,000	10	—	—		—		—	—		—		—
	—	—	—		77,480,135	10		—		—		—	—		—		—
Total assets	$200,289,960	$253,336,101	$410,995,983		$522,214,768		$342,407,276	$1,000,000		$112,879,000		$230,528,276	$90,000,000		$72,523,990		$248,004,286

	Capitol Acquisition	Lindblad Expeditions,	Pro Forma Adjustments				Pro Forma As Adjusted (assuming no	Pro Forma Adjustments with Redemption and Minimum Debt Financing				Pro Forma As Adjusted (assuming certain	Pro Forma Adjustments Assuming Maximum Redemption				Pro Forma As Adjusted (assuming maximum
	Corp. II	Inc.	Debit	Note	Credit	Note	redemption)	Debit	Note	Credit	Note	redemption)	Debit	Note	Credit	Note	redemption)
	Note 1	Note 2
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Unearned passenger revenues	$—	$73,292,553	$—		$—		$73,292,553	$—		$—		$73,292,553	$—		$—		$73,292,553
Accounts payable and accrued expenses	2,482,084	18,070,090	500,000	14	—		20,052,174	—		—		20,052,174	—		—		20,052,174
Current portion of long-term debt	—	4,962,421	4,962,421	8	—		—	—		—		—	—		—		—
Obligations to repurchase shares of Class A common stock	—	4,965,792	4,965,792	12	—		—	—		—		—	—		—		—
Due to shareholder	—	2,169,553	2,169,553	7	—		—	—		—		—	—		—		—
Due to CFMF Seller	—	22,733,000	22,733,000	10	—		—	—		—		—	—		—		—
Total current liabilities	2,482,084	126,193,409	35,330,766		—		93,344,727	—		—		93,344,727	—		—		93,344,727

Long term debt, less current portion	—	50,691,188	34,815,696	8	141,750,000	9	141,750,000	—		—		141,750,000	—		90,000,000	20	231,750,000
			15,875,492	10	—			—		—			—		—
Other long-term liabilities	—	439,030	—		—		439,030	—		—		439,030	—		—		439,030
Deferred income taxes, long-term	—	299,035	—		—		299,035	—		—		299,035	—		—		299,035
Total long-term liabilities	—	51,429,253	50,691,188		141,750,000		142,488,065	—		—		142,488,065	—		90,000,000		232,488,065

Total liabilities	2,482,084	177,622,662	86,021,954		141,750,000		235,832,792	—		—		235,832,792	—		90,000,000		325,832,792

Ordinary shares subject to possible redemption	187,982,148	—	187,982,148	3	—		—	—		—		—	—		—		—

Stockholders’ equity:
Common stock, $0.001 par value	620	—	—		3,882	3	4,502	1,100	15	—		3,402	707	19	—		2,695
			—		—			—		—			—		—
			—		—			—		—			—		—
Additional paid-in capital	12,975,932	22,680,032	3,150,856	4	187,978,266	3	55,983,658	109,998,900	15	56,894,242	16	—	70,674,283	19	72,523,283	21	—
			8,000,000	6	32	4		2,879,000	18	—			1,849,000	22	—
			84,459,540	10	4,965,792	12		—		—			—		—
			90,000,000	11	12,494,000	13		—		—			—		—
					500,000	14		—		—			—		—
Accumulated deficit	(3,150,856)	53,033,407	7,800,000	6	3,150,856	4	50,586,324	56,894,242	16	1,000,000	17	(5,307,918)	72,523,283	21	—		(77,831,201)
			1,965,000	8	7,317,917	10		—		—			—		—
Accumulated other comprehensive income	32	—	32	4			—	—		—		—	—		—		—
	—	—	—		—		—	—		—		—	—		—		—
Total stockholders’ equity (deficit)	9,825,728	75,713,439	195,375,428		216,410,745		106,574,484	169,773,242		57,894,242		(5,304,516)	145,047,273		72,523,283		(77,828,506)

Total liabilities and stockholders’ equity (deficit)	$200,289,960	$253,336,101	$469,379,530		$358,160,745		$342,407,276	$169,773,242		$57,894,242		$230,528,276	$145,047,273		$162,523,283		$248,004,286

See footnotes to unaudited pro forma condensed combined financial statements

CAPITOL ACQUISITION CORP. II
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
THREE MONTHS ENDED MARCH 31, 2015

	Capitol Acquisition	Lindblad Expeditions,	Pro Forma Adjustments		Pro forma As Adjusted (no	Pro Forma Adjustments (assuming certain redemption and minimum financing)		Pro forma As Adjusted (assuming certain	Pro Forma Adjustments (assuming maximum redemption)		Pro forma As Adjusted (assuming maximum
	Corp. II	Inc.	Adjustment	Note	redemption)	Adjustment	Note	redemption)	Adjustment	Note	redemption)
	Note A	Note B

Revenues	$—	$55,420,529	$—		$55,420,529	$—		$55,420,529	$—		$55,420,529
Cost of revenues		24,401,222	—		24,401,222	—		24,401,222	—		24,401,222
Gross Profit	—	31,019,307	—		31,019,307	—		31,019,307	—		31,019,307

Operating expenses:

Selling and marketing	—	9,162,482	—		9,162,482	—		9,162,482	—		9,162,482
General and administrative	1,411,548	11,125,499	117,000	C	13,262,047	(140,000)	J	13,122,047	(90,000)	O	13,032,047
			608,000	D
Depreciation and amortization	—	2,751,799	—		2,751,799	—		2,751,799	—		2,751,799

Total operating expenses	1,411,548	23,039,780	725,000		25,176,328	(140,000)		25,036,328	(90,000)		24,946,328

(Loss) income from operations	(1,411,548)	7,979,527	(725,000)		5,842,979	140,000		5,982,979	90,000		6,072,979

Interest income (expense), net	1,265	(1,189,422)	1,189,422	E	(2,661,735)	—		(2,661,735)	(1,350,000)	M	(4,154,735)
			(2,250,000)	F					(143,000)	N
			(413,000)	G
Change in fair value of contingent purchase obligation	—	—	—		—	—		—	—		—
Change in fair value of obligation to repurchase shares of Class A common stock	—	—	—		—	—		—	—		—
Loss on foreign currency translation	—	(116,037)	—		(116,037)	—		(116,037)	—		(116,037)
Other income	—	235,000	—		235,000	—		235,000	—		235,000
Other (expense) income, net	1,265	(1,070,459)	(1,473,578)		(2,542,772)	—		(2,542,772)	(1,493,000)		(4,035,772)

Income (loss) before income taxes	(1,410,283)	6,909,068	(2,198,578)		3,300,207	140,000		3,440,207	(1,403,000)		2,037,207

Income tax (benefit) expense	—	(23,426)	(246,000)	H	(269,426)	16,000	K	(253,426)	(157,000)	P	(410,426)

Net (loss) income	$(1,410,283)	$6,932,494	$(1,952,578)		$3,569,633	$124,000		$3,693,633	$(1,246,000)		$2,447,633
Capitol Common and Lindblad Class A Common Stock
Net (loss) income available to Capitol
Common and Lindblad Class A Common Stockholders	$(1,410,283)	$6,932,494	$—		$3,569,633	$124,000		$3,693,633	$(1,246,000)		$2,447,633
Weighted average shares outstanding
Basic	6,201,785	245,220	38,570,782	I	45,017,787	(11,000,000)	L	34,017,787	(7,067,499)	Q	26,950,288
Diluted	6,201,785	248,003	38,739,487	I	45,189,275	(11,000,000)	L	34,189,275	(7,067,499)	Q	27,121,776
Earnings per share
Basic	$(0.23)	$28.27			$0.08			$0.11			$0.09
Diluted	$(0.23)	$27.95			$0.08			$0.11			$0.09
See footnotes to unaudited pro forma condensed combined financial statements

CAPITOL ACQUISITION CORP. II
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
YEAR ENDED DECEMBER 31, 2014

								Pro forma			Pro forma
						Pro Forma Adjustments		As Adjusted	Pro Forma Adjustments		As Adjusted
	Capitol	Lindblad			Pro forma As	(assuming certain redemption		(assuming	(assuming maximum		(assuming
	Acquisition	Expeditions,	Pro Forma Adjustments		Adjusted (no	and minimum financing)		certain	redemption)		maximum
	Corp. II	Inc.	Adjustment	Note	redemption)	Adjustment	Note	redemption)	Adjustment	Note	redemption)
	Note AA	Note BB
Revenues	$—	$198,458,975	$—		$198,458,975	$—		$198,458,975	$—		$198,458,975
Cost of revenues		90,002,097	—		90,002,097	—		90,002,097	—		90,002,097
Gross Profit	—	108,456,878	—		108,456,878	—		108,456,878	—		108,456,878

Operating expenses:

Selling and marketing	—	30,718,361	—		30,718,361	—		30,718,361	—		30,718,361
General and administrative	1,052,701	36,052,452	469,078	CC	39,803,231	(539,000)	KK	39,264,231	(347,000)	PP	38,917,231
			2,229,000	DD
Depreciation and amortization	—	11,266,095	—		11,266,095	—		11,266,095	—		11,266,095

Total operating expenses	1,052,701	78,036,908	2,698,078		81,787,687	(539,000)		81,248,687	(347,000)		80,901,687

(Loss) income from operations	(1,052,701)	30,419,970	(2,698,078)		26,669,191	539,000		27,208,191	347,000		27,555,191

Interest income (expense), net	40,393	(5,292,835)	5,292,835	EE	(10,614,607)	—		(10,614,607)	(5,400,000)	NN	(16,585,607)
			(9,000,000)	FF					(571,000)	OO
			(1,655,000)	GG
Change in fair value of contingent purchase obligation	—	—	—		—	—		—	—		—
Change in fair value of obligation to repurchase shares of Class A common stock	—	10,018	—		10,018	—		10,018	—		10,018
Loss on foreign currency translation	—	(149,536)	—		(149,536)	—		(149,536)	—		(149,536)
Other income	—	57,335	—		57,335	—		57,335	—		57,335
Other (expense) income, net	40,393	(5,375,018)	(5,362,165)		(10,696,790)	—		(10,696,790)	(5,971,000)		(16,667,790)

Income (loss) before income taxes	(1,012,308)	25,044,952	(8,060,243)		15,972,401	539,000		16,511,401	(5,624,000)		10,887,401

Income tax expense	—	2,799,497	(901,000)	HH	1,898,497	22,000	LL	1,920,497	(628,644)	QQ	1,291,853

Net (loss) income	$(1,012,308)	$22,245,455	$(7,159,243)		$14,073,904	$517,000		$14,590,904	$(4,995,356)		$9,595,548
Capitol Common and Lindblad Class A Common Stock
Net income (loss) available to Capitol Common and Lindblad Class A Common Stockholders	$(1,012,308)	$21,172,447	$1,073,008		$14,073,904	$517,000		$14,590,904	$(4,995,356)		$9,595,548
Weighted average shares outstanding
Basic	6,201,785	244,675	38,571,327	II	45,017,787	(11,000,000)	MM	34,017,787	(7,067,499)	RR	26,950,288
Diluted	6,201,785	244,982	38,742,508	II	45,189,275	(11,000,000)	MM	34,189,275	(7,067,499)	RR	27,121,776
Earnings per share
Basic	$(0.16)	$86.53			$0.31			$0.43			$0.36
Diluted	$(0.16)	$86.42			$0.31			$0.43			$0.35

Class B Common Stock
Net income available to Class B Common Stockholders		$1,073,008	$(1,073,008)		$—	$—		$—	$—		$—
Weighted average shares outstanding
Basic	—	12,400	(12,400)	JJ	—	—		—	—		—
Diluted	—	12,400	(12,400)	JJ	—	—		—	—		—
Earnings per share
Basic	$—	$86.53	$—		$—	$—		$—	$—		$—
Diluted	$—	$86.53	$—		$—	$—		$—	$—		$—

See footnotes to unaudited pro forma condensed combined financial statements

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

I. Business Combination

Merger

On March 9, 2015, Capitol, LLC Sub, Merger Sub and Lindblad, entered into the merger agreement in a transaction valued at approximately $439 million. The combined company intends to be listed on the NASDAQ Stock Market and be renamed Lindblad Expeditions Holdings, Inc. following completion of the mergers. The combined company will continue to be led by Lindblad President and Founder, Sven-Olof Lindblad, and the current Lindblad management team.

The merger agreement, among other things, provides for (a) the merger of Merger Sub with and into Lindblad to form an Interim Corporation and (b) immediately thereafter such Interim Corporation to merge with and into LLC Sub, and to approve the business combination contemplated by the merger agreement.

Under the merger agreement, the Lindblad stockholders will receive an aggregate of (i) $90,000,000 in cash at the closing (a portion of which will be for transaction bonuses) and (ii) 20,017,787 shares of Capitol common stock. Capitol will also assume outstanding Lindblad stock options and will issue options to purchase approximately 3,982,212 shares of Capitol common stock to the Lindblad stock option holders.

Certain current stockholders of Lindblad, including Sven-Olof Lindblad, will enter into Registration Rights Agreements with Capitol in respect of the shares of Capitol common stock they will receive in the mergers. Such rights will include two demand registration rights and unlimited “piggy-back” registration rights on terms generally comparable to the registration rights applying to the stockholders of Capitol prior to its initial public offering. Subject to certain exceptions, such certain former stockholders of Lindblad will be restricted from transferring shares of Capitol common stock they receive in the mergers until one year after the Closing.

In connection with the mergers, the stockholders of Capitol prior to its initial public offering — Capitol Acquisition Management 2 LLC, an affiliate of Mark D. Ein, Capitol’s chief executive officer, L. Dyson Dryden, Capitol’s Chief Financial Officer, and Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, each a director of Capitol — have agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares of common stock to Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation for no additional consideration.

Capitol and Lindblad plan to complete the mergers promptly after the Capitol special meeting, provided that:

•         Capitol’s stockholders have approved the merger proposal and charter amendment proposals;

•         holders of 18,067,499 or more of the public shares do not exercise their conversion rights; and

•         the other conditions specified in the merger agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — Capitol’s Board of Directors’ Reasons for Approval of the Merger,” Capitol’s board of directors concluded that the mergers met all of the requirements disclosed in the prospectus for its initial public offering, including that such business had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement (excluding taxes payable and deferred underwriting commissions).

Upon completion of the mergers, assuming that none of the holders of the public shares elects to convert such shares into cash, the Lindblad stockholders will own approximately 45% of the shares of Capitol common stock outstanding immediately after the closing of the merger, the Lindblad Expeditions — National Geographic Joint Fund for Exploration and Conservation will own approximately 1% and the Capitol stockholders will own approximately 54% of the outstanding shares of Capitol common stock. If the maximum number of public shares are converted that would still allow Capitol to consummate the merger (18,067,499 shares), such percentages would be 75%, 2% and 23%, respectively. None of the foregoing percentages take into account the shares underlying the Capitol warrants that are presently outstanding or the shares underlying the warrants that may be issued to Capitol’s officers and directors upon conversion of certain promissory notes held by them.

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

I. Business Combination (cont.)

Accounting for the Merger

The merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Lindblad comprising the ongoing operations of the combined entity, Lindblad senior management comprising the senior management of the combined company, and that the former owners and management of Lindblad will have control of the board of directors after the merger. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Lindblad issuing shares for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Lindblad.

II. Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical financial statements of Capitol and the historical consolidated financial statements of Lindblad.

The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

•         The mergers of Capitol and Lindblad, resulting in Capitol issuing 20,017,787 shares of Capitol’s common stock in exchange for 90,000 shares of Lindblad’s common stock. The merger is presented first assuming that there is no conversion by Capitol’s public holders of common stock and secondly, assuming the maximum conversion by such holders.

•         Other adjustments described in the notes to this section.

The following matters have not been reflected in the pro forma financial statements as they do not meet the aforementioned criteria:

•         Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. The timing and effect of actions associated with integration are currently uncertain.

•         The potential use by the combined entity of the Capitol pre-merger cash.

The transaction is being accounted for as a reverse business combination and recapitalization of Lindblad, since the former owners of Lindblad will control the post-merger company. Lindblad will be deemed the acquirer and Capitol will be deemed the acquired company for accounting purposes.

III. Pro Forma Adjustments

The following pro forma adjustments give effect to the Business Combination:

Pro Forma Condensed Combined Balance Sheet — as of March 31, 2015

Note 1        Derived from the Capitol condensed financial statements as of March 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2015, included elsewhere in this proxy statement.

Note 2         Derived from the Lindblad condensed consolidated financial statements as of March 31, 2015, included elsewhere in this proxy statement.

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

Pro forma adjustments:

Note 3        To record the reclassification of Capitol’s 18,798,215 shares of “ordinary shares subject to possible redemption” to common stock ($1,880) and additional paid in capital ($187,980,268), the issuance of 20,017,787 shares of Capitol’s common stock, par value $0.0001, (common stock of $2,002), in exchange for 90,000 Class A shares of Lindblad common stock, no par value. See Note 12, for the reclassification of 3,890 Class A shares of Lindblad common stock, which was subject to be repurchased by the Company at December 31, 2014.

	Debit	Credit
Ordinary shares subject to possible redemption	$187,982,148
Common stock		$3,882
Additional paid-in capital		187,978,266

Note 4         To eliminate the accumulated deficit and accumulated other comprehensive income of Capitol, the accounting acquiree.

	Debit	Credit
Additional paid-in capital	$3,150,856
Accumulated other comprehensive income	32
Accumulated deficit		$3,150,856
Additional paid-in capital		32

Note 5         To record the conversion of “Cash and Cash Equivalents Held in Trust Account, Restricted” to “Cash and cash equivalents”.

	Debit	Credit
Cash and cash equivalents	$200,001,216
Restricted cash and cash equivalents held in trust account		$200,000,000
Cash and cash equivalents held in trust account, interest income available for working capital and taxes		1,216

Note 6         To record the deferred underwriter commission of $8,000,000 and advisory, legal, accounting and other expenses of the business combination.

	Debit	Credit
Additional paid-in capital	$8,000,000
Retained earnings (deficit)	7,800,000
Cash and cash equivalents		$15,800,000

Note 7         To record the receipt of the amount due from DVB and the repayment of “due to shareholder”.

	Debit	Credit
Cash and cash equivalents	$2,830,447
Due to shareholder	2,169,553
Due from DVB		$5,000,000

Note 8         To repay the Lindblad Senior Credit Facility and write-off the related deferred financing costs.

	Debit	Credit
Long-term debt, current	$4,962,421
Long-term debt	34,815,696
Retained earnings (deficit)	1,965,000
Cash and cash equivalents		$39,778,117
Deferred financing costs		1,965,000

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

Note 9         To record the entry into the new debt financing agreement, receiving gross proceeds of $150,000,000, net of an original issue discount of $1,500,000, an accounting discount of $6,750,000 (related to fees paid to the creditor at issuance) and deferred financing costs of $1,100,000.

	Debit	Credit
Cash and cash equivalents	$140,650,000
Deferred financing costs	1,100,000
Long-term debt, net		$141,750,000
Note 10	To record the consummation of the three agreements to purchase interests in Cruise/Ferry Master Fund I, N.V. (“CFMF”) entered into on December 11, 2014 and ultimately consummated on May 8, 2015, including (i) a cash payment of $22,733,000 to DVB Bank America, N.V. to satisfy the remaining obligation to purchase the Profit Participation Loan in CFMF, (ii) a cash payment of $49,457,300 to Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG (consisting of a base payment of $48,440,000 plus a payment of $1,017,300, representing $339,100 per month for each month after December 31, 2014) to purchase the Profit Participation Rights (“PPR”) in CFMF, and (iii) a nominal payment to Cruise/Ferry Finance Partners Private Foundation under the Stock Purchase Agreement for CFMF. In addition, the holders of the PPR and PPL provided cash to Lindblad of $4,463,020.

Lindblad determined that based upon its terms, the Junior Credit Facility had a fair value at March 31, 2015 that approximated its face value of $20,000,000.  Lindblad estimated that the fair value of the warrant as of March 31, 2015 was approximately $198,000,000.  This value was prepared by Lindblad and remains a pro forma estimate until such time as a formal valuation is completed as part of our second quarter financial statement presentation and submissions. The estimate is based on (i) the $330,000,000 valuation ascribed to the equity of Lindblad, a private company, in the merger with Capitol, as negotiated on an arm’s length basis in a transaction between a willing buyer and a willing seller (as further described on page 5 of the Proxy Statement); and (ii) the fact that the warrant, which has an indefinite life, entitled CFMF to 60% of the equity of Lindblad. Given that the fair value of the warrant presented here is an estimate, it is possible that Lindblad will revise this estimate for purposes of recording the relative fair value of the warrant and the cancellation of the Junior Credit Facility within its second quarter financial statements.  In the table below, we show the allocation of the purchase cost of CFMF on a relative fair value basis as prescribed by ASC 470-20-30-1.

	Fair Value	Relative Percentage	Relative Fair Value
Warrant	$198,000,000	90.8%	84,459,540
Debt	$20,000,000	9.2%	8,557,575
Total	$218,000,000	100.0%	93,017,115

	Debit	Credit
Due to CFMF seller	$22,733,000
Long-term debt	15,875,492
Additional paid-in capital	84,459,540
Cash and cash equivalents	4,463,020
Investment in CFMF	49,457,300
Investment in CFMF		$20,000,000
Cash and cash equivalents		72,190,300
Investment in CFMF		77,480,135
Retained earnings		7,317,917

Note 11       To record the payment of cash to the stockholders of Lindblad.

	Debit	Credit
Additional paid-in capital	$90,000,000
Cash and cash equivalents		$90,000,000

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

Note 12      To record the rescission of the obligation for Lindblad to repurchase shares of Class A common stock and vested options.

	Debit	Credit
Obligations to repurchase shares of Class A common stock	$4,965,792
Additional paid-in-capital		$4,965,792

Note 13      To record the issuance of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 2,387,499 shares under this scenario) in consideration for the extensions of the National Geographic Alliance and License Agreement and Tour Operator Agreement. The grant date fair value of approximately $5.23 per share was determined using a Black-Scholes model with a term of 5 years, exercise price of $10.00, share price of $10.11, volatility of 60%, and discount rate of 1.37%.

	Debit	Credit
Deferred royalties and commissions	$12,494,000
Additional paid in capital		$12,494,000

Note 14      To record the conversion of the related party notes payable to warrants to purchase 500,000 shares of the Company’s common stock at $11.50 per share.

	Debit	Credit
Accounts payable and accrued expenses	$500,000
Additional paid in capital		$500,000

To record the effect of conversion of Capitol common stock under the scenario: “Assuming Conversion Under Minimum Debt Financing”

Note 15      To record conversion of 11,000,000 shares at approximately $10.00 per share.

	Debit	Credit
Common stock	$1,100
Additional paid-in capital	109,998,900
Cash and cash equivalents		$110,000,000

Note 16      To record the reclassification of the pro forma deficit in additional paid-in capital to retained earnings (deficit).

	Debit	Credit
Retained earnings (deficit)	$56,894,242
Additional paid-in capital		$56,894,242

Note 17       To record the reduction in the finder’s fee payable to Worth Capital 8 LLC equal to 1% of the cash released from the trust account after payments made to converting stockholders, subject to a minimum of $1,000,000.

	Debit	Credit
Cash and cash equivalents	$1,000,000
Retained earnings (deficit)		$1,000,000

Note 18      To record the decrease in grant date fair value of the stock option issued by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,837,500 shares under this scenario) of 550,000 shares. The grant date fair value of approximately $5.22 per share was determined using the same assumptions as presented in Note 13.

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

	Debit	Credit
Additional paid-in capital	$2,879,000
Deferred royalties and commissions		$2,879,000

To record the effect of the maximum conversion of Capitol common stock: “Assuming Maximum Conversion”

Note 19      To record the conversion of an additional 7,067,499 shares at approximately $10.00 per share.

	Debit	Credit
Common Stock	$707
Additional paid-in capital	70,674,283
Cash and cash equivalents		$70,674,990

Note 20      To record the increase in long-term debt in order to fund the conversion of Capitol common stock.

	Debit	Credit
Cash and cash equivalents	$86,600,000
Deferred financing costs	3,400,000
Long-term debt		$90,000,000

Note 21      To record the reclassification of the pro forma deficit in additional paid-in capital to retained earnings (deficit).

	Debit	Credit
Retained earnings (deficit)	$72,523,283
Additional paid-in capital		$72,523,283

Note 22      To record the decrease in grant date fair value of the stock option issued by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,484,125 shares under this scenario) of 353,375 shares. The grant date fair value of approximately $5.22 per share was determined using the same assumptions as presented in Note 13.

	Debit	Credit
Additional paid-in capital	$1,849,000
Deferred royalties		$1,849,000

Pro Forma Condensed Combined Income Statement — For the Three Months Ended March 31, 2015

Note A        Derived from Capitol’s unaudited condensed financial statements for the three months ended March 31, 2015, filed with the SEC on May 11, 2015, included elsewhere in this proxy statement.

Note B        Derived from Lindblad’s unaudited condensed consolidated financial statements for the three months ended March 31, 2015, included elsewhere in this proxy statement.

Pro forma adjustments:

Note C        To record the additional compensation to be paid to certain employees of Lindblad, consisting of $167,000 of pro forma compensation as compared to $50,000 of actual compensation recorded.

Note D        To record the amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

of 2,274,057 shares under this scenario) in consideration for the extensions of the National Geographic Alliance and License Agreement and Tour Operator Agreement. The grant date fair value of approximately $5.09 per share was determined using a Black-Scholes model with a term of 5 years, exercise price of $10.00, share price of $9.88, volatility of 60%, and discount rate of 1.65%. The fair value is amortized over the benefit period of 5 years.

Note E        To record the decrease in pro forma interest expense of $1,189,422 related to the removal of the long term debt of Lindblad upon the business combination, representing the entirety of Lindblad’s interest expense resulting from their Junior Debt and Senior Debt, whose interest rates were 5.035% and 10.000% per annum, respectively, as of March 31, 2015.

Note F        To record the increase in pro forma interest expense of $2,250,000 related to financing of $150 million at 6.0% per annum.

Note G        To record the amortization of deferred financing costs and the amortization of debt discount.

Note H        To record the decrease in pro forma income tax expense of $246,000. The decrease in income tax expense was derived using the Company’s expected effective income tax rate of approximately 11.2%.

Note I          To record the pro forma effect of the business combination on the weighted average shares outstanding as if the business combination was consummated on January 1, 2014.

To record the effect of conversion of Capitol common stock under the scenario: “Assuming Conversion Under Minimum Debt Financing”

Note J        To record the decrease in amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,724,057 shares under this scenario) of 550,000 shares. The grant date fair value of approximately $5.09 per share was calculated using the same assumptions as in Note D.

Note K        To record the increase in pro forma income tax expense of $16,000. The increase in income tax expense was derived using the Company’s effective income tax rate of approximately 11.2%.

Note L         To record the pro forma effect of the conversion of 11,000,000 shares of Capitol’s common stock.

To record the effect of the maximum conversion of Capitol common stock: “Assuming Maximum Conversion”

Note M       To record the increase in pro forma interest expense of $1,350,000 related to the increase in the new financing agreement of $90 million at approximately 6.0%.

Note N       To record the increase in amortization of deferred financing costs due to the additional fees incurred with the incremental debt.

Note O       To record the decrease in amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,370,682 shares under this scenario) of 353,375 shares. The grant date fair value of approximately $5.09 per share was calculated using the same assumptions as in Note D.

Note P        To record the decrease in pro forma income tax expense of $157,000. The decrease in income tax expense was derived using the Company’s expected effective income tax rate of approximately 11.2%.

Note Q        To record the pro forma effect of the maximum conversion of an additional 7,067,499 shares of Capitol’s common stock.

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

Pro Forma Condensed Combined Income Statement — For the Year Ended December 31, 2014

Note AA     Derived from Capitol’s audited financial statements for the year ended December 31, 2014, filed with the SEC on March 13, 2015, included elsewhere in this proxy statement.

Note BB     Derived from Lindblad’s audited consolidated financial statements for the year ended December 31, 2014, included elsewhere in this proxy statement.

Pro forma adjustments:

Note CC     To record the additional compensation to be paid to certain employees of Lindblad, consisting of $669,078 of pro forma compensation as compared to $200,000 of actual compensation recorded.

Note DD     To record the amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 2,274,057 shares under this scenario) in consideration for the extensions of the National Geographic Alliance and License Agreement and Tour Operator Agreement. The grant date fair value of approximately $4.90 per share was determined using a Black-Scholes model with a term of 5 years, exercise price of $10.00, share price of $9.62, volatility of 60%, and discount rate of 1.72%. The fair value is amortized over the benefit period of 5 years.

Note EE     To record the decrease in pro forma interest expense of $5,292,835 related to the removal of the long term debt of Lindblad upon the business combination, representing the entirety of Lindblad’s interest expense resulting from their Junior Debt and Senior Debt, whose interest rates were 5.035% and 10.000% per annum, respectively, as of December 31, 2014.

Note FF      To record the increase in pro forma interest expense of $9,000,000 related to financing of $150 million at 6.0% per annum.

Note GG    To record the amortization of deferred financing costs and the amortization of debt discount.

Note HH     To record the decrease in pro forma income tax expense of $901,000. The decrease in income tax expense was derived using the Company’s effective income tax rate of approximately 11.2%.

Note II        To record the pro forma effect of the business combination on the weighted average shares outstanding as if the business combination was consummated on January 1, 2014.

Note JJ      The Class B common stock was redeemed in December 2014, and for the purpose of this pro forma was deemed to not be outstanding as of January 1, 2014.

To record the effect of conversion of Capitol common stock under the scenario: “Assuming Conversion Under Minimum Debt Financing”

Note KK    To record the decrease in amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,724,057 shares under this scenario) of 550,000 shares. The grant date fair value of approximately $4.90 per share was calculated using the same assumptions as in Note DD.

Note LL      To record the increase in pro forma income tax expense of $22,000. The decrease in income tax expense was derived using the Company’s effective income tax rate of approximately 11.2%.

Note MM    To record the pro forma effect of the conversion of 11,000,000 shares of Capitol’s common stock.

To record the effect of the maximum conversion of Capitol common stock: “Assuming Maximum Conversion”

CAPITOL ACQUISITION CORP. II

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III. Pro Forma Adjustments (cont.)

Note NN     To record the increase in pro forma interest expense of $5,400,000 related to the increase in the new financing agreement of $90 million at approximately 6.0%.

Note OO   To record the increase in amortization of deferred financing costs due to the additional fees incurred with the incremental debt.

Note PP    To record the decrease in amortization of the fair value of a stock option by Mr. Lindblad to National Geographic for the purchase of 5% of eligible shares outstanding (a grant to purchase a total of 1,370,682 shares under this scenario) of 353,375 shares. The grant date fair value of approximately $4.90 per share was calculated using the same assumptions as in Note DD.

Note QQ    To record the decrease in pro forma income tax expense of $628,644. The decrease in income tax expense was derived using the Company’s effective income tax rate of approximately 11.2%.

Note RR     To record the pro forma effect of the maximum conversion of an additional 7,067,499 shares of Capitol’s common stock.

THE CHARTER AMENDMENT PROPOSALS

The charter amendment proposals, if approved, will provide for the amendment of Capitol’s present amended and restated certificate of incorporation to:

•         change Capitol’s corporate name to “Lindblad Expeditions Holdings, Inc.”;

•         specify that the Class A directors will serve a term expiring at the annual meeting of stockholders to be held in 2016, the Class B directors will serve for a term expiring at the annual meeting of stockholders to be held in 2017 and the Class C directors will serve for a term expiring at the annual meeting of stockholders to be held in 2018, and that, beginning with the 2016 annual meeting, each class of directors will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after its election;

•         delete Article Fifth which provided information on Capitol’s initial incorporator, as such provision is no longer relevant;

•         delete the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Capitol after the mergers, and redesignate section J of Article Sixth as Article Sixth; and

•         add provisions that are intended to assist Capitol in its compliance with the Jones Act (to which Lindblad as an owner of United States flagged vessels engaged in coastwise trade will be subject), including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act.

The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the mergers:

•         Section A requires that Capitol submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•         Section B provides that Capitol may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination.

•         Section C provided for the deposit of the net proceeds of the initial public offering and private placement of sponsor warrants into Capitol’s trust account.

•         Section D specifies the procedures for exercising conversion rights with respect to public shares, if Capitol submits a business combination to its stockholders for approval.

•         Section E prohibits Capitol from consummating a business combination unless Capitol has net tangible assets of at least $5 million upon consummation of such business combination.

•         Section F provides that, if a business combination is not consummated within the required time period, Capitol will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Capitol’s then stockholders and Capitol’s board of directors, dissolving and liquidating.

•         Section G provides that holders of public shares are entitled to receive distributions from the trust account only by demanding conversion in accordance with section D, or in the event Capitol has not consummated a business combination within the required time period.

•         Section H prohibits Capitol from consummating a business combination unless and until Capitol has consummated a business combination as permitted under Article Sixth.

•         Section I prohibits Capitol from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the common stock on a business combination, prior to the consummation of a business combination.

The proposed provisions in Article Tenth would assist Capitol in complying with certain maritime laws commonly referred to as the “Jones Act” (in particular, the U.S. Citizenship and Cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapter 551 and the regulations promulgated thereunder). The Jones Act governs operation of maritime vessels (including certain passenger vessels to be operated by Lindblad) in the U.S. coastwise trade. Among other Jones Act requirements, non-U.S. citizens may beneficially own no more than 24.99% of any business entity operating U.S.-flagged passenger vessels in the U.S. coastwise trade. This beneficial ownership requirement means that Capitol must, at all times that Lindblad operates U.S.-flagged vessels in U.S. waters, be beneficially owned 75% or more by U.S. citizens within the meaning of the Jones Act.

•         Section 2 provides a general authorization for the Board of Directors to take action to promote compliance with Jones Act citizenship requirements.

•         Section 3 allows Capitol to implement a dual stock certificate system to help track the citizenship of its stockholders.

•         Section 4 provides that neither Capitol nor its transfer agent shall be required to register any share transfer that would create a Jones Act violation.

•         Section 5 provides a mechanism by which Capitol may determine which particular transfers would create Jones Act issues (and upon which the actions identified below may be taken)

•         Sections 6, 7 and 8 provide mechanisms by which Capitol may address shares beneficially owned (or proposed to be beneficially owned) by non-U.S. citizens within the meaning of the Jones Act in excess of the permitted percentage. Capitol’s options include (i) transfer of the applicable shares to a charitable trust for sale by a trustee (with sale proceeds, net of expenses, paid to the applicable shareholder) and (ii) in the absence of transfer to and sale by a charitable trust, the redemption of the applicable shares by Capitol in exchange for cash or promissory notes.

•         Section 9 sets forth the matters Capitol may rely upon when determining citizenship of its shareholders and prospective shareholders and Section 10 contains affirmative requirements for shareholders and prospective shareholders to provide citizenship information.

•         Section 11 seeks to reserve Capitol’s remaining rights in the event one or more provisions of Article Tenth is deemed unenforceable and Section 12 sets forth the times during which Article Tenth will be effective.

In the judgment of Capitol’s board of directors, the charter amendment proposals are desirable for the following reasons:

•         The change of Capitol’s corporate name is desirable to reflect the mergers with Lindblad. The name “Lindblad Expeditions” has been associated with Lindblad’s business for several years.

•         The information in Capitol’s initial incorporator is no longer relevant.

•         As no meetings of stockholders have been held since the initial public offering, the present directors are the same persons who were appointed at the time of Capitol’s organization. The directors to be elected at the special meeting of stockholders to which this proxy statement relates will serve for terms that expire in 2016 (Class A directors), 2017 (Class B directors) and 2018 (Class C directors). The proposed amendment to the present Article Sixth incorporates these classifications. Vacancies which occur between elections may be filled by the board of directors to serve for the remainder of the full term of the class in which the vacancy occurred.

•         Sections A through I of the present Article Sixth relate to the operation of Capitol as a blank check company prior to the consummation of a business combination and will not be applicable after consummation of the mergers. Accordingly, they will serve no further purpose. In addition, by deleting section F of Article Sixth, Capitol will effectively change the period of its existence to perpetual. Perpetual existence is the usual period of existence for corporations and Capitol’s board of directors believes it is the most appropriate period for Capitol as the parent of the surviving company in the mergers.

•         The provisions that are expected to assist Capitol’s compliance with the Jones Act are desirable to allow Lindblad to continue operations in U.S. waters following the mergers.

The approval of each of the charter amendment proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock on the record date.

A copy of Capitol’s second amended and restated certificate of incorporation, as it will be in effect assuming approval of each of the charter amendment proposals and its filing in the office of the Secretary of State of the State of Delaware, is attached to this proxy statement as Annex B.

Under the merger agreement, the consummation of the mergers is conditioned upon the approval of the merger proposal and the filing of the charter amendment in the form attached hereto as Annex B. Furthermore, the charter amendment is intended to be effected solely upon consummation of the mergers. Accordingly, each of the charter amendment proposals is conditioned on approval of the merger proposal and the other charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived). If any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, none of the remaining proposals (except the adjournment proposal) will be presented to the stockholders for a vote and the charter amendment will not be effected.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

THE INCENTIVE COMPENSATION PLAN PROPOSAL

Capitol’s board of directors is seeking stockholder approval of the 2015 Long-Term Incentive Plan (the “2015 Plan”), including the authority to issue up to 2,500,000 shares of Capitol’s common stock under the Plan. A copy of the Plan is attached to this proxy statement as Annex C. For additional information about the shares which may be added to the shares of common stock authorized for issuance under the 2015 Plan, see the discussion below and under the heading “—Award Limits.”

Capitol believes that the effective use of performance-based cash incentive awards and stock-based long-term incentive compensation will be integral to the company’s success and vital to its ability to achieve strong performance in the future. Capitol’s board of directors believes that grants of equity and other incentive awards will help create long-term participation in the company and, thereby, assist the company in attracting, retaining, motivating and rewarding employees, directors and consultants. The use of long-term equity and other incentive grants allows the Board to align the incentives of the company’s employees, directors and consultants with the interests of its stockholders, linking compensation to company performance. The use of equity awards as compensation also allows the company to conserve cash resources for other important purposes. Accordingly, the Board believes that approval of the 2015 Plan is in the best interests of Capitol and the Board recommends that stockholders vote for approval of the 2015 Plan.

In connection with the Merger, certain stock options previously granted by Lindblad under the Lindblad Expeditions, Inc. 2012 Stock Incentive Plan (the “Lindblad Plan”) will be assumed by Capitol (the “Assumed Options”) and converted into options to purchase shares of Capitol’s common stock. For the avoidance of doubt, the Assumed Options will not be granted or issued under or subject to the 2015 Plan. Rather, the Assumed Options will remain subject to the terms and conditions of the Lindblad Plan (except as modified by the merger agreement or other agreements with the holders thereof), which has been assumed by Capitol in connection with the mergers. The shares of Capitol common stock that are subject to the Assumed Options therefore will not reduce the number of shares of Capitol common stock that are available for issuance under the 2015 Plan. The number of shares of Capitol common stock that will be subject to the Assumed Options and the exercise price of the assumed options will be determined using a formula set forth in the merger agreement and based upon the closing price of Capitol’s common stock on the day before the closing of the mergers. Assuming a closing price on the last trading day before the closing of the mergers of $10.00 per share, which was the closing price on March 12, 2015, then immediately following the closing of the mergers, there would be approximately 3,982,212 shares of Capitol common stock subject to the Assumed Options, which Assumed Options would each have a per share exercise price of $1.69. In the event that all or any part of an Assumed Option expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, then the unused shares subject to such Assumed Option will be added to the number of shares available for issuance under the 2015 Plan. From and after the effective date of this Plan, no new awards will be granted under the Lindblad Plan.

In addition, although Capitol has not adopted a policy that all compensation paid to executive officers must be deductible, the 2015 Plan is also intended to allow Capitol to provide performance-based compensation that will be tax deductible without regard to the limits of Section 162(m) of the Internal Revenue Code (the “Code”). Therefore, for purposes of Section 162(m) of the Code, Capitol is asking stockholders to approve the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under the Code, as described below under the heading “—Performance-Based Awards,” in the event the company chooses to seek to structure compensation in a manner that will satisfy the performance-based compensation exception to Section 162(m). Should the company choose to do so, stockholder approval of such criteria would preserve the company’s ability to satisfy this exception and deduct compensation associated with future performance-based awards to certain executives. The Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and certain of its other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights that may be granted under the 2015 Plan generally should qualify as performance-based compensation. Other awards that the company may grant under the 2015 Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the administrator of the plan. The administrator of the plan retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, they must be in amounts that are within the individual award limits set forth in the 2015 Plan and stockholders must approve the material terms of the performance goals every five years. Such approval does not guarantee that incentive compensation that the company pays to its covered employees will qualify as performance-based compensation for purposes of Section 162(m), but will permit the administrator to seek to structure incentive compensation to meet the performance-based compensation requirements if it chooses to do so.

If the 2015 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder.

Key Plan Terms

The 2015 Plan contains a number of provisions that Capitol believes are consistent with best practices in equity compensation and which protect its stockholders’ interests. These terms include:

•         The 2015 Plan does not have single-trigger accelerated vesting provisions upon a change in control.

•         Shares tendered by participants or withheld by Capitol to satisfy the exercise price or tax withholding obligations associated with any award will not be “added back” to the shares available for issuance under the 2015 Plan. Other liberal share counting rules also do not apply under the 2015 Plan.

•         Dividends and dividend equivalents may be paid on awards subject to performance vesting conditions only to the extent such conditions are met.

•         A grant-date fair value limit of $500,000 per year will apply to awards to non-employee directors.

•         The maximum number of shares of common stock that may be subject to one or more awards that are denominated in shares (whether payable in cash or shares) granted to any participant pursuant to the 2015 Plan during any calendar year is 1,250,000 shares of common stock. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. The maximum amount that may be paid in cash to any participant during any calendar year pursuant to awards granted under the 2015 Plan that are payable in cash and not denominated in shares is $5,000,000.

•         Awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

Description of the 2015 Plan

The following sets forth a description of the material features and terms of the 2015 Plan. The following summary is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached hereto as Annex C.

Administration. The 2015 Plan will be administered by the compensation committee or a subcommittee thereof (or by the Board or another Board committee as may be determined by the Board from time to time). The administrator of the 2015 Plan (the “Administrator”) has the authority determine which service providers receive awards and sets the terms and conditions applicable to the award within the confines of the 2015 Plan’s terms. The Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2015 Plan.

Award Limits. The maximum aggregate number of shares of common stock that may be subject to awards granted under the 2015 Plan is 2,500,000 shares. Shares issued under the 2015 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares. The 2015 Plan also includes annual limits on awards that may be granted to any individual participant. For participants other than non-employee directors, if the award is denominated in shares of common stock, the maximum aggregate number of shares of common stock that may be granted to any one person is 1,250,000 per year. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below. If the award is payable in cash and not denominated in shares of common stock, the maximum aggregate amount of cash that may be paid to any one person is $5,000,000 per year. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC

Topic 718 (or any successor thereto), of awards granted to a non-employee director for services as a director under the 2015 Plan during any fiscal year may not exceed $500,000 per year.

Share Counting Provisions. If an award under the 2015 Plan or an Assumed Option is terminated, expires or lapses or is exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in Capitol acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for the shares or not issuing any shares covered by the award or Assumed Option, the unused shares covered by the award or Assumed Option will, as applicable, become or again be available for award grants under the 2015 Plan. However, the 2015 Plan does not allow the share pool available for incentive grants to be recharged or replenished with shares that:

•         are tendered or withheld to satisfy the exercise price of an option or an Assumed Option;

•         are tendered or withheld to satisfy tax withholding obligations for any awards or Assumed Options;

•         are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

•         are purchased on the open market with cash proceeds from the exercise of options or Assumed Options.

Dividend equivalents paid in cash will not be counted against the number of shares reserved under the 2015 Plan.

Eligibility. Employees, consultants and non-employee directors of Capitol or any of its subsidiaries (as defined in the 2015 Plan) who, in the opinion of the Administrator, are in a position to make important contributions to the company are eligible to participate in the 2015 Plan. As of May   , Capitol and its subsidiaries had no employees, 5 nonemployee directors and 1 other service provider. Following the mergers, Capitol and its subsidiaries are expected to have approximately 200 employees and 4 nonemployee directors who will be eligible to receive awards under the Plan.

Types of Awards. The 2015 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash based awards. Certain awards under the 2015 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. Awards to eligible individuals shall be subject to the terms of an individual award agreement between Capitol and the individual, which must be signed indicating its acceptance by the participant. A brief description of each award type follows.

•         Stock Options. Stock options may be granted under the 2015 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of common stock at a specified exercise price. The exercise price per share for each stock option shall be set by the Administrator, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of Capitol). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% stockholder of Capitol). The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten year limitation.

•         Stock Appreciation Rights. The Administrator is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2015 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of Capitol’s common stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2015 Plan is ten years.

•         Restricted Stock. The Administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Administrator in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Administrator. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, subject to the limitations and restrictions established by the Administrator in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock with performance-based vesting only to the extent the performance conditions have been satisfied and the restricted stock vests.

•         Restricted Stock Units. The 2015 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Administrator for each award. Restricted stock unit awards entitle recipients to acquire shares of Capitol’s common stock in the future under certain conditions. Holders of restricted stock units generally have no rights of ownership or as stockholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. Restricted stock units may be accompanied by the right to receive the equivalent value of dividends paid on shares of the company’s common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights); however, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. The Administrator may provide that settlement of restricted stock units will occur upon or as soon as reasonably practicable after the restricted stock units vest or will instead be deferred, on a mandatory basis or at the participant’s election, in a manner intended to comply with Section 409A of the Code.

•         Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Capitol’s common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Capitol’s common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation otherwise payable to any individual who is eligible to receive awards. The Administrator will determine the terms and conditions of other stock or cash based awards, including any purchase price, performance goals (which may be based on performance criteria), transfer restrictions and vesting conditions.

Performance-Based Awards. The Administrator will determine whether specific awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m) and even if stockholders approve the performance criteria set forth in the Plan for purposes of the QPBC exception, the Administrator may determine to pay compensation that is not QPBC under Section 162(m) and that is not deductible by reason thereof. To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that the company may take in respect of compensation paid to the company’s chief executive officer and certain of the company’s other most highly compensated executive officers (other than the company’s chief financial officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by the Administrator and linked to stockholder-approved performance criteria. For purposes of the 2015 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire company or a subsidiary, division, business unit or an individual, and may be used in setting performance goals applicable to other stock or cash based awards: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin;

budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices. The 2015 Plan also permits the Administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards. To allow the company to qualify awards as QPBC, Capitol is seeking stockholder approval of the 2015 Plan and the performance criteria listed above.

Prohibition on Repricing. Under the 2015 Plan, the Administrator may not, without the approval of Capitol’s stockholders, authorize the repricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2015 Plan) of the underlying shares.

Certain Transactions. The Administrator has broad discretion to take action under the 2015 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Capitol’s common stock, such as dividends or other distributions (whether in the form of cash, common stock, other securities, or other property), reorganizations, mergers, consolidations, Change in Control events (as that term is defined in the 2015 Plan) and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Capitol’s stockholders known as “equity restructurings,” the Administrator will make equitable adjustments to outstanding awards. No adjustment or other action will be authorized for awards that are intended to qualify as QPBC, which would cause such awards to fail to continue to qualify as QPBC, unless the Administrator determines that the award should not so qualify. No single-trigger vesting acceleration applies under the 2015 Plan in connection with a Change in Control event.

Amendment and Termination. The Administrator may amend, suspend or terminate the 2015 Plan at any time. However, no amendment, other than an amendment that increases the number of shares available under the 2015 Plan, may materially and adversely affect an award outstanding under the 2015 Plan without the consent of the affected participant. The Board is required to obtain stockholder approval for any amendment to the 2015 Plan to the extent necessary to comply with applicable laws. The 2015 Plan provides that in no event may an award be granted pursuant to the 2015 Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date Capitol’s stockholders approve the 2015 Plan.

Forfeiture and Claw-backs. All awards (including any proceeds, gains or other economic benefit obtained in connection with any award) made under the 2015 Plan are subject to any claw-back policy implemented by the company, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or award agreement.

United States Federal Income Tax Consequences. The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.

Incentive Stock Options. No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options. No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights. There is expected to be no United States federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units. There will be no United States federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s stockholders, and meets certain other criteria, as described above under the heading “—Performance-Based Awards.”

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2015 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20 % excise tax on the amount thereof.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2015 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2015 Plan are not exempt from coverage. However, if the 2015 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the United States federal income tax consequences in respect of the 2015 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2015 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2015 Plan will be determined at the discretion of the Administrator and are not currently determinable.

Recommendation and Vote Required

Approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock represented in person or by proxy at the meeting and entitled to vote thereon.

If the merger proposal is not approved or any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, the incentive compensation plan proposal will not be presented at the meeting.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, five directors will be elected to Capitol’s board of directors, of whom one will be a Class A director serving until the annual meeting to be held in 2016, two will be Class B directors serving until the annual meeting to be held in 2017 and two will be Class C directors serving until the annual meeting to be held in 2018 and, in each case, until their successors are elected and qualified.

Upon consummation of the mergers, if management’s nominees are elected, the directors of Capitol will be as follows:

•         in the class to stand for reelection in 2016: Paul J. Brown;

•         in the class to stand for reelection in 2017: L. Dyson Dryden and John M. Fahey; and

•         in the class to stand for reelection in 2018: Sven-Olof Lindblad and Mark D. Ein.

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the merger proposal is not approved or any of the charter amendment proposals is not approved and the applicable condition in the merger agreement is not waived, the director election proposal will not be presented at the meeting.

Information About Executive Officers, Directors and Nominees

Currently, Capitol’s board of directors consists of Messrs. Mark D. Ein, L. Dyson Dryden, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha. Mr. Ein also serves as Capitol’s Chairman of the Board, Chief Executive Officer, Treasurer and Secretary, and Mr. Dryden serves as Capitol’s Chief Financial Officer. At the effective time of the mergers each of Messrs. Ein and Dryden will resign from their officer positions with Capitol and assuming the election of the individuals set forth above, in accordance with the terms of the merger agreement, the board of directors and executive officers of Capitol will be as follows:

Name	Age	Position
Sven-Olof Lindblad	64	Chief Executive Officer, President and Director
Ian Rogers	50	Chief Operating Officer, Chief Financial Officer, Vice President and Treasurer
Dean (Trey) Byus III	46	Chief Expedition Officer
Richard Fontaine	50	Chief Marketing Officer
Pete Miller	51	Senior Vice President, Fleet Operations
Mark D. Ein	50	Chairman of the Board
L. Dyson Dryden	39	Director
John M. Fahey	63	Director
Paul J. Brown	48	Director

Sven-Olof Lindblad founded Lindblad and has been its President and Chief Executive Officer since its inception. Mr. Lindblad’s travel background and familiarity with adventure-travel and wildlife dates back to his childhood and with his father, Lars-Eric Lindblad. Mr. Lindblad founded Lindblad in order to offer innovative and educational travel expeditions to the world’s most remarkable places, capturing the true spirit of adventure. In May 2006, Mr. Lindblad received international recognition for his model of tourism in a ceremony hosted by HRH, Grand Duke Henri of

Luxembourg at the Grand-Ducal Palace. In addition, a newly discovered endemic species of moth in the Galapagos Islands, Undulambia lindbladi, has been named in honor of Mr. Lindblad. Mr. Lindblad is an honorary member of the General Assembly of the Charles Darwin Foundation for the Galapagos Islands; serves on the Board of The Safina Center and on the National Geographic Council of Advisors; is commissioner of the Aspen Institute’s Commission on Arctic Climate Change, is a founder of the non-profit organization, Ocean Elders, which brings together global leaders to pursue the protection of the ocean’s habitat and wildlife, and serves on the Board of Advisors for Pristine Seas.

Ian Rogers joined Lindblad in the spring of 2009 as its Chief Financial Officer and Treasurer and in 2014 his role expanded to also include the positions of Vice President and Chief Operating Officer. During 2008, Mr. Rogers served as an independent financial consultant to Lindblad. Mr. Rogers served as Chief Financial Officer for E Suites Hotels, LLC from 2007-2008 and was Chief Financial Officer of Tauck World Discovery from 2006 to 2007. From 1992-2006 Mr. Rogers was Senior Director of Finance, Vice President of Finance and Divisional CFO of Carlson Hotels Worldwide (Carlson Companies). Mr. Rogers has broad experience in hotel, travel, leisure and cruise businesses in the U.S., Eastern Europe, the Caribbean and the Middle East. Mr. Rogers holds an M.B.A. from the University of Minnesota and a B.S. in Hospitality Management from the University of Bournemouth, UK.

Trey Byus joined Lindblad in 1993 as an Expedition Leader and since 2009 has served as Lindblad’s Chief Expedition Officer overseeing programming for Lindblad’s vessels. Prior to 2009, Mr. Byus served as Lindblad’s Vice President of Operations and Program Development, Director of Field Staff & Expedition Technology, Director of Field Staff and Expedition Leader. Mr. Byus has worked in regions around the world and has extensive experience in managing Lindblad’s naturalists, historians, Expedition Leaders, vessel itineraries and business development, including working with National Geographic. Mr. Byus holds a B.A. from the University of Washington.

Richard Fontaine joined Lindblad as Chief Marketing Officer in July 2013, and oversees all marketing and sales initiatives, including public relations, communications and corporate brand positioning efforts. Mr. Fontaine brings more than twenty-five years of experience in consumer-direct marketing for highly-regarded lifestyle media and merchandising brands. From February 1997 until July 2013, Mr. Fontaine served as SVP, Consumer Marketing for Martha Stewart Living Omnimedia, Inc. (MSLO). Previously, Mr. Fontaine served in product management/marketing roles at Time Inc./Sports Illustrated, and MBI, Inc./The Danbury Mint. Mr. Fontaine holds a B.A. in Economics from Cornell University.

Captain Pete W. Miller has served as Lindblad’s Senior Vice President, Fleet Operations since November 2013, and oversees Lindblad’s marine operations and marine fixed assets. Prior to joining Lindblad, Captain Miller held the position of Nuclear Submarine Commanding Officer and other leadership positions with the U.S. Navy from May 1986 until November 2012. He has served in diverse assignments at sea and ashore, and was the Captain of the USS SPRINGFIELD (SSN-761) for three years. He has supervised submarine fleet operations, maintenance, and future programs, including assignments in Italy, Germany, and Australia. Captain Miller holds a B.S. in Chemistry from the University of California, Berkeley and holds a Certificate in National Security Studies from U.S. Navy War College.

Mark D. Ein has served as our Chairman of the Board, Chief Executive Officer, Treasurer, Secretary and Director since our inception. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 22 year career. From June 2007 to October 2009, Mr. Ein was the Chief Executive Officer and Director of Capitol I, a blank check company formed for substantially similar purposes as our company. Capitol I completed its business combination with Two Harbors Investment Corp., a Maryland real estate investment trust, in October 2009. From October 2009 to May 2015, Mr. Ein served as the Non-Executive Vice Chairman of Two Harbor’s board of directors. Mr. Ein is the Founder of Venturehouse Group, LLC, a holding company that creates, invests in and builds companies, and has served as its Chief Executive Officer since 1999. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.à.r.l. in April 2007), the acquisition of VSGi from Net2000 Communications, and an early investment in XM Satellite Radio. He has also been the President of Leland Investments Inc., a private investment firm, since 2005. Mr. Ein is Co-Chairman of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a provider of building and office security systems that was acquired in January 2007. An entity owned by Mr. Ein is also the majority owner and managing member of Kastle Holding Company LLC. In 2008, Mr. Ein founded and is the owner of the Washington

Kastles, the World Team Tennis franchise in Washington, D.C., that has won the league championship for the last four seasons and five times in its seven years in the league.  Previously in his career, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman, Sachs & Co. Mr. Ein is the Chairman of the Board of VSGi. Mr. Ein is the Chairman of the Board of the District of Columbia Public Education Fund and also serves on the board of directors of the United States Tennis Association, The District of Columbia College Access Program (DC-CAP), and the International Tennis Hall of Fame. He was appointed by Mayor Vincent Gray to be a member of the D.C. Tax Revision Commission and also serves on the Executive Committee of the Federal City Council.  Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School.

Capitol believes Mr. Ein is well-qualified to serve as a member of the board due to his public company experience, business leadership and operational experience.

L. Dyson Dryden has served as Capitol’s Chief Financial Officer and a member of the Board of Directors since March 2013. Mr. Dryden is the founder of Dryden Capital Management, LLC, a private investment firm that invests in and builds private companies, and has served as its President since March 2013. From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a middle market investment banking firm. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation. Mr. Dryden holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.

Capitol believes Mr. Dryden is well-qualified to serve as a member of the board due to his capital markets experience.

John M. Fahey is Chairman of the National Geographic Society, a position he has held since January 2011. Fahey was Chief Executive Officer of the National Geographic Society from March 1998 to December 2013 and President of the organization from March 1998 to December 2010. During his tenure as President and Chief Executive Officer, Fahey led the Society’s entry into cable television with the National Geographic Channels; the international growth of National Geographic magazine; and the extension of National Geographic content into digital media. In addition to continuing the Society’s efforts to improve geographic literacy, Fahey guided the expansion of the Society’s Mission Programs during the past decade, including the creation of the National Geographic Explorers-in-Residence, Fellows and Emerging Explorers programs. Fahey also guided the Society’s move into the creation of regional grant-making programs around the world, beginning in Northern Europe and Asia. Fahey joined National Geographic in April 1996, as the first President and Chief Executive Officer of National Geographic Ventures, the nonprofit Society’s wholly owned, taxable subsidiary. Prior to that, he was Chairman, President and Chief Executive Officer of Time Life Inc., a wholly owned subsidiary of Time Warner Inc., for seven years. He worked previously for Home Box Office, where he was instrumental in the startup of CINEMAX. He also was a circulation manager for Time magazine. In 2011, he received Peru’s highest civilian award, “Orden del Sol del Peru,” for his and National Geographic’s role in helping retrieve a collection of ancient artifacts taken from Machu Picchu in 1912. In February 2014, President Obama appointed Fahey to a six-year term on the Smithsonian Board of Regents, the governing body of the Smithsonian Institution. He also serves on the board and executive committee of the Smithsonian National Museum of Natural History as well as the boards of Time Inc., where he is lead director; Johnson Outdoors Inc.; and Great Plains Investment LLC. Mr. Fahey received his bachelor’s degree in engineering from Manhattan College and his master’s in business administration from the University of Michigan. In 2008, he received the David D. Alger Alumni Achievement Award from the University of Michigan’s Ross School of Business.

Capitol believes that Mr. Fahey is well-qualified to serve as a member of the board due to his relationship with the National Geographic Society and his business leadership.

Paul J. Brown has served as the Chief Executive Officer of Arby’s Restaurant Group, Inc., the second largest quick-service sandwich chain in the U.S., since May 2013. He served as President, Brands and Commercial Services for Hilton Worldwide, Inc., a global hospitality company, from 2008 to April 2013. From 2005 to 2008, Mr. Brown was with Expedia Inc., most recently serving as President, Expedia North America and Expedia Inc. Partner Services Group. From 2001 through 2005, Mr. Brown was a Partner with McKinsey & Co., Inc. in their London and Atlanta offices. Earlier in his career, he was Senior Vice President of Brand Services for Intercontinental Hotels Group, Inc., a Manager with the Boston Consulting Group, Inc., and a Senior Consultant with Andersen Consulting. Mr. Brown is currently a director of H&R Block, Inc., serves as a member of the Georgia Institute of Technology’s Advisory Board, and the boards of the Metro Atlanta Chamber and the Arby’s Foundation. Mr. Brown was previously a director of Borders Group, Inc. from 2009 until 2011, where he was a member of the Audit Committee. Mr. Brown holds a B.A. in Management from the Georgia Institute of Technology and a M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Capitol believes that Mr. Brown is well-qualified to serve as a member of the board due to his executive leadership, operations, financial management, e-commerce, brand management, and enterprise risk management experience.

Meetings and Committees of the Board of Directors of Capitol

During the fiscal year ended December 31, 2014, Capitol’s board of directors held five meetings. Capitol expects its directors to attend all board and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Capitol’s current directors attended all of the meetings of the board and meetings of committees of which he was a member in fiscal year 2014. Although Capitol does not have any formal policy regarding director attendance at stockholder meetings, Capitol will attempt to schedule its meetings so that all of its directors can attend.

Capitol has a separately standing audit committee, nominating committee and compensation committee.

Independence of Directors

Capitol adheres to the rules of Nasdaq in determining whether a director is independent. The board of directors of Capitol consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the board of directors of Capitol has affirmatively determined that, upon their election to the board of directors and upon consummation of the mergers, Messrs. Ein, Dryden, Fahey and Brown will be the independent directors of Capitol. Currently, Messrs. Lawrence Calcano, Richard C. Donaldson and Piyush Sodha are the independent directors of Capitol. Capitol’s independent directors have meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Currently, Mark D. Ein serves as Capitol’s Chairman of the Board and Chief Executive Officer. However, Capitol’s board of directors has determined, upon consummation of the mergers, to keep separate the positions of Chairman of the Board and Chief Executive Officer. This permits Capitol’s Chief Executive Officer to concentrate his efforts primarily on managing Capitol’s business operations and development. This also allows Capitol to maintain an independent Chairman of the Board who oversees, among other things, communications and relations between its board of directors and senior management, consideration by its board of directors of its strategies and policies and its board of director’s evaluation of its Chief Executive Officer.

Capitol’s board of directors’ primary function is one of oversight. Its board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Its audit committee discusses with management Capitol’s major financial risk exposures and the committee reports findings to Capitol’s board of directors in connection with its risk oversight review.

Audit Committee Information

Effective May 2013, Capitol established an audit committee of the board of directors, which presently consists of Messrs. Lawrence Calcano, Richard C. Donaldson and Piyush Sodha. Upon consummation of the mergers, the audit committee will consist of Messrs. Dryden, Ein and Brown, with Mr. Dryden serving as Chairman. Each member of the audit committee is, and each member of the audit committee upon consummation of the mergers will be, independent under the applicable Nasdaq listing standards. The audit committee has a written charter, which is attached as an annex to Capitol’s proxy statement for its special meeting in lieu of annual meeting to be held on July 1, 2015. The purpose of the audit committee is to appoint, retain, set compensation of, and supervise Capitol’s independent accountants, review the results and scope of the audit and other accounting related services and review Capitol’s accounting practices and systems of internal accounting and disclosure controls.

The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•         reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Capitol’s Form 10-K;

•         discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Capitol’s financial statements;

•         discussing with management major risk assessment and risk management policies;

•         monitoring the independence of Capitol’s independent auditor;

•         verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•         reviewing and approving all related-party transactions;

•         inquiring and discussing with management Capitol’s compliance with applicable laws and regulations;

•         pre-approving all audit services and permitted non-audit services to be performed by Capitol’s independent auditor, including the fees and terms of the services to be performed;

•         appointing or replacing the independent auditor;

•         determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•         establishing procedures for the receipt, retention and treatment of complaints received by Capitol regarding accounting, internal accounting controls or reports which raise material issues regarding Capitol’s financial statements or accounting policies; and

•         approving reimbursement of expenses incurred by Capitol’s management team in identifying potential target businesses.

During the fiscal year ended December 31, 2014, Capitol’s audit committee held four meetings. Each of Capitol’s audit committee members attended all of the meetings of the audit committee in fiscal year 2014.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Capitol will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Currently, each of Messrs. Lawrence Calcano and Piyush Sodha satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert” as defined under rules and regulations of the SEC. The board of directors has determined that, upon consummation of the mergers, each of Messrs. Ein, Dryden and Brown will satisfy Nasdaq’s definition of financial sophistication and also will qualify as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as Capitol’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. Marcum also acts as Lindblad’s principal accountant and will continue to act as Capitol’s principal accountant after consummation of the mergers. Marcum has not waived its right to make claims against the funds in Capitol’s trust account for fees of any nature owed to it.

Audit Fees

During the fiscal years ended December 31, 2014 and December 31, 2013, audit fees for Capitol’s independent registered public accounting firm were $48,960 and $68,150, respectively.

Audit-Related Fees

During the fiscal years ended December 31, 2014 and December 31, 2013, audit-related fees for Capitol’s independent registered public accounting firm were $0 and $0, respectively.

Tax Fees

During the fiscal years ended December 31, 2014 and December 31, 2013, Capitol did not incur any fees for tax services provided to it.

All Other Fees

During the fiscal years ended December 31, 2014 and December 31, 2013, there were no fees billed for services provided by Capitol’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Capitol’s audit committee was not formed until May 2013, the audit committee did not pre-approve the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Capitol engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Audit Committee Report

Capitol’s audit committee is responsible for supervising Capitol’s independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing Capitol’s accounting practices and systems of internal accounting and disclosure controls, among other things. These responsibilities include reviewing and discussing with management and the independent auditor the annual audited financial statements. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Capitol’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by Capitol’s independent registered public accounting firm, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014 with Capitol’s management and Marcum, Capitol’s independent registered public accounting firm. The audit committee has also discussed with Marcum the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The audit committee also has received and reviewed the written disclosures and the letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum’s communications with the audit committee concerning independence, and has discussed with Marcum its independence from Capitol.

Based on the reviews and discussions referred to above, the audit committee recommended to the board that the financial statements referred to above be included in Capitol’s annual report on Form 10-K for the year ended December 31, 2014.

Members of the Audit Committee:
Lawrence Calcano
Richard C. Donaldson
Piyush Sodha

Code of Ethics

In May 2013, Capitol’s board of directors adopted a code of ethics that applies to Capitol’s directors, officers, and employees and of any subsidiaries Capitol may have in the future (including its principal executive officer, its principal financial officer, its principal accounting officer or controller, and persons performing similar functions). Capitol will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Capitol’s code of ethics should be sent in writing to Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C., 20004. Following the mergers, such requests should be sent in writing to 96 Morton Street, 9th Floor, New York, NY 10014.

Nominating Committee Information

Effective May 2013, Capitol established a nominating committee of the board of directors, which presently consists of Messrs. Lawrence Calcano, Richard C. Donaldson and Piyush Sodha. Upon consummation of the mergers, the nominating committee will consist of Messrs. Ein, Fahey and Brown, with Mr. Ein serving as Chairman. Each of the members of the nominating committee is, and will be, independent under the applicable Nasdaq listing standards. The nominating committee has a written charter, which is attached as an annex to Capitol’s proxy statement for its special meeting in lieu of annual meeting to be held on July 1, 2015. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Capitol’s board of directors. During the fiscal year ended December 31, 2014, Capitol’s nominating committee did not meet. However, Capitol’s nominating committee met one time in 2015 to approve the nominees for election at this meeting.

Guidelines for Selecting Director Nominees

The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. Currently, the guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•         should have demonstrated notable or significant achievements in business, education or public service;

•         should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•         should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Stockholders who wish to recommend a candidate for election to the board of directors in 2014 should send their letters to Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C., 20004, Attention: Nominating committee. Following the mergers, stockholders should send such letters to 96 Morton Street, 9th Floor, New York, NY 10014. Capitol’s secretary will promptly forward all such letters to the members of the nominating committee. The secretary must receive the stockholder’s letter no later than thirty days after the end of Capitol’s fiscal year and the letter must contain the information described in the nominating committee charter.

Compensation Committee Information

Effective September 2014, Capitol established a compensation committee of the board of directors, which presently consists of Messrs. Lawrence Calcano, Richard C. Donaldson and Piyush Sodha. Upon consummation of the mergers, the compensation committee will consist of Messrs. Fahey, Dryden and Ein, with Mr. Fahey serving as Chairman. Each of the members of the compensation committee is, and will be, independent under the applicable Nasdaq listing standards. The compensation committee has a written charter, which is attached as an annex to Capitol’s proxy statement for its special meeting in lieu of annual meeting to be held on July 1, 2015. The purpose of the compensation committee is to review and approve compensation paid to Capitol’s officers and directors and to administer Capitol’s incentive compensation plans, including authority to make and modify awards under such plans.

Capitol Executive Officer and Director Compensation

No executive officer or director of Capitol’s has received any compensation for services rendered to Capitol. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Capitol’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the mergers. Since its formation, Capitol has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Commencing on May 10, 2013, Capitol began paying Venturehouse Group, LLC, an affiliate of Mark D. Ein, a fee of $7,500 per month for providing Capitol with office space and certain office and administrative services. Capitol will continue to pay this fee through the closing of the mergers. However, this arrangement is solely for Capitol’s benefit and is not intended to provide Mr. Ein compensation in lieu of a salary. As of March 31,2015, the aggregate cash fee paid to Venturehouse Group, LLC was approximately $170,322.

In addition, Capitol’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Capitol’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Capitol’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Capitol generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of March 31,2015, an aggregate of approximately $49,075 has been reimbursed to Capitol’s executive officers for such expenses.

Compensation Discussion and Analysis

The policies of Capitol with respect to the compensation of its executive officers and following the mergers will be administered by Capitol’s board in consultation with its compensation committee (as described above) and in accordance with the applicable Nasdaq listing standards. The compensation policies followed by Capitol will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Capitol believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Capitol believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Overview of Compensation

Upon consummation of the mergers, Capitol will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of Capitol within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for Capitol stockholders. Capitol intends to be competitive with other similarly situated companies in its industry following completion of the mergers.

The compensation decisions regarding Capitol’s executives will be based on Capitol’s need to attract individuals with the skills necessary for Capitol to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Capitol’s expectations.

It is anticipated that Capitol’s executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. Capitol will view the three components of executive compensation as related but distinct. Although Capitol’s compensation committee will review total compensation, Capitol does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Capitol anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since Capitol’s compensation committee was recently formed, Capitol has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Capitol may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Capitol’s compensation committee is charged with performing an annual review of Capitol’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

Capitol believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the travel services industry. Capitol expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the travel services industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to Capitol, which characteristics may include financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Capitol post-merger business and objectives that may be unique to Capitol, Capitol generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary. Generally, Capitol, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Capitol will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses. Capitol intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

The performance targets used to determine the executive officers’ cash bonuses under the employment agreements to be executed in connection with the mergers will be set by the board of directors.

In setting compensation, Capitol’s compensation committee will consider the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to the chief executive officer and other executive officers, excluding the chief financial officer. However, compensation that is considered “performance-based” compensation under Section 162(m) is not subject to the $1.0 million limit on deductibility. The compensation committee intends to consider the deductibility of performance-based compensation under Section 162(m) in setting compensation for executive officers, but it may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for executive officers or for other reasons. In addition, notwithstanding intentions, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify.

Equity Awards. Capitol also expects to use stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of Capitol’s stockholders and with Capitol’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to Capitol’s executives are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through Capitol’s 2015 Long-Term Incentive Plan, which was adopted by Capitol board and is being submitted to the stockholders of Capitol for their consideration at the special meeting. In connection with the mergers, Capitol will assume certain stock options in Lindblad that were previously granted to certain of Lindblad’s officers. All of Capitol’s employees will be eligible to participate in the 2015 Long-Term Incentive Plan. The material terms of the 2015 Long-Term Incentive Plan are further described in the section of this proxy statement entitled “The Incentive Compensation Plan Proposal.” No awards have been made under the plan as of the date of this proxy statement. It is anticipated that all options granted under the plan in the future will have an exercise price at least equal to the fair market value of Capitol’s common stock on the date of grant.

Capitol will account for any equity compensation expense under the rules of Accounting Standards Codification 718, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require Capitol to record cash compensation as an expense at the time the obligation is accrued.

Severance Benefit. Capitol currently has no severance benefits plan. Capitol may consider the adoption of a severance plan for executive officers and other employees in the future.

Other Compensation. Capitol will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. Capitol may extend other perquisites to its executives that are not available to its employees generally.

Director and Consultant Compensation. Capitol currently does not have a definitive compensation plan for its future directors or consultants. Capitol, working with the compensation committee, anticipates setting director and consultant compensation at a level comparable with those directors and consultants with similar positions at comparable companies. It is currently anticipated that such compensation will be based on cash and/or equity compensation under Capitol’s 2015 Long-Term Incentive Plan and that the compensation for its non-employee directors will include annual cash fees of $50,000 (not including any additional fees for service as Chairman of the Board or as a committee member or chair) and an annual grant of $75,000 in shares of restricted stock that vests over three years.

New Employment Agreements

Capitol considers the maintenance of a sound management team to be essential to protecting and enhancing Capitol’s best interests. To that end, Capitol recognizes that the uncertainty that may exist among management with respect to their “at-will” employment with Capitol may result in the departure or distraction of management personnel to Capitol’s detriment. Accordingly, Capitol has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of its management and to allow them to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment. In connection with the mergers, Capitol has entered into binding agreements with Mr. Rogers and Mr. Byus to enter into employment agreements that provide for certain commitments related to their compensation and severance benefits upon termination of employment. See the section below titled “Lindblad Executive Officer and Director Compensation — Potential

Payments Upon Termination or Change-in-Control — Employment Agreements with Mr. Rogers and Mr. Byus.” In, addition, Capitol has entered into a binding agreement with Mr. Lindblad to enter into a non-competition agreement. Under this non-competition agreement, Mr. Lindblad would be restricted, on a worldwide basis, from providing services to a competitor of Capitol until the later to occur of (i) 5 years following the closing of the merger between Lindblad and Capitol, or (ii) 2 years following Mr. Lindblad’s termination of employment with Capitol. Mr. Lindblad’s non-competition agreement is also expected to contain a prohibition against soliciting personnel and customers of Capitol for 2 years following his termination of employment as well as customary confidentiality covenants and provisions addressing assignment of intellectual property rights.

Lindblad Executive Officer and Director Compensation

The primary objectives of Lindblad’s compensation programs and policies are to attract, retain and motivate executives whose knowledge, skills and performance are critical to the company’s success. Lindblad believes that compensation is unique to each individual and should be determined based on discretionary and subjective factors relevant to the particular executive officer based on the objectives listed above.

To date, Lindblad has been a private company with a relatively small number of shareholders, including one controlling shareholder, Sven-Olof Lindblad. The company has not been subject to exchange listing requirements requiring it to have a majority independent board or to exchange or SEC rules relating to the formation and functioning of board committees, including audit, nominating, and compensation committees. As such, most, if not all, of the compensation policies and determinations applicable to the company’s executive officers have been the product of negotiation between the company’s executive officers and Sven-Olof Lindblad, the company’s founder, President, Chief Executive Officer, Director and controlling shareholder, and Ian Rogers, the company’s Chief Operating and Financial Officer, subject to the input of the Board of Directors, when requested. Until February 2015, two members of Lindblad’s Board of Directors were individuals appointed by a lender, and currently a lender has the right to appoint a new director to the Board to fill a vacancy created by the resignation of one of the lender’s appointees, which right terminates upon the repayment or refinancing of Lindblad’s existing debt, which is expected to occur prior to the closing of the mergers.

Sven-Olof Lindblad had input in setting the compensation of each of the other executive officers, including his own, as his compensation was a product of negotiation with Lindblad’s Board of Directors. Ian Rogers also had input in setting the other executive officers’ compensation. During 2014, Lindblad did not retain the services of a compensation consultant.

Lindblad took into account a number of variables, both quantitative and qualitative, in making determinations regarding the appropriate levels of compensation for the executive officers. Generally, a named executive officer’s compensation was determined based on Sven-Olof Lindblad’s and Ian Rogers’ assessment of the company’s overall performance and the individual performance of the named executive officer, as well as such officer’s experiences and general market knowledge regarding compensation of executive officers in comparable positions.

Lindblad provides different elements of compensation to its named executive officers in a way that it believes best promotes its compensation objectives. Accordingly, Lindblad provides compensation to executive officers through a combination of base salary, stock options awards, discretionary bonuses and other various benefits. The detail regarding each of these elements is discussed below.

•         Base Salaries. Annual base salaries reflect the compensation for an executive’s ongoing contribution to the performance of his or her functional area of responsibility with the company. Lindblad believes that base salaries must be competitive based upon the executive officers’ scope of responsibilities and the market compensation of similarly situated executives. Other factors such as internal consistency and comparability are considered when establishing a base salary for a given executive. Prior salaries paid by former employers are also considered for new hires. Historically, executives have been entitled to annual reviews and raises at the discretion of the President, Chief Operating and Financial Officer and Board of Directors.

•         Stock Option Awards. In the discretion of Lindblad’s Board of Directors, executive officers are eligible for stock option awards pursuant to the 2012 Incentive Stock Plan (described below) in order to align the interests of the executive with the interests of the company, while allowing the executive to benefit from the growth of the company. The awards typically vest over a number of years to encourage tenure with the company.

•         Discretionary Cash Bonus Compensation. In the discretion of Lindblad’s President, Chief Operating and Financial Officer and Board of Directors, executive officers are eligible for an annual discretionary cash bonus. Lindblad currently does not follow a formulaic bonus plan tied to specific financial and non-financial objectives. The determination of the bonus payment amounts, if any, is made after considering the individual executive officer’s individual performance, as well as an assessment of past and future performance, including, but not limited to, subjective assessments of the company’s operational performance during the year and position for the achievement of acceptable financial performance in the subsequent year. In addition, Lindblad also grants retention bonuses from time to time. In 2014, Lindblad granted a performance bonus to Sven-Olof Lindblad of $1,500,000 and retention bonuses to Ian Rogers and Trey Byus of $750,000 and $250,000, respectively. The retention bonuses granted to Ian Rogers and Trey Byus were earned upon Lindblad’s entry into definitive agreements for the acquisition of interests related to Cruise/Ferry Master Fund I, N.V. Under the retention agreements, Lindblad also agreed to repurchase certain shares of its common stock held by Mr. Rogers and Mr. Byus pursuant to exercises of certain option awards; however, this agreement to repurchase will be waived by Mr. Rogers and Mr. Byus as of the closing of the mergers described herein.

•         Retirement Benefits. All of the full-time employees, including executive officers, are eligible to participate in Lindblad’s 401(k) savings plan. Lindblad matched any employee contributions up to $1,500 in 2014.

•         Other Benefits and Executive Perquisites. Lindblad also provides certain other customary benefits to its employees, including the executive officers, which are intended to be part of a competitive compensation program. These benefits, which are offered to all full-time employees, include medical, dental, life and disability insurance as well as paid leave during the year.

•         Employment Agreement. Lindblad does not have any general policies regarding the use of employment agreements, but may, from time to time, enter into such a written agreement to reflect the terms and conditions of employment of a particular named executive officer, whether at the time of hire or thereafter. The terms of the employment agreements with Ian Rogers and Trey Byus are described below. None of Lindblad’s other executive officers currently have employment agreements.

Summary Compensation Table

The following table summarizes the compensation of Lindblad’s executive officers who will become executive officers of the combined company following the mergers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All Other Compensation(2)	Total
Sven-Olof Lindblad	2014	$648,960	$2,050,000	$—	$24,589	$2,723,549
President, Chief Executive	2013	$624,000	$500,000	$—	$21,517	$1,145,517
Officer and Director	2012	$600,000	$300,000	$2,644,498	$15,698	$3,560,196
Ian Rogers	2014	$432,640	$1,210,000	$10,923,501	$24,589	$12,590,730
Chief Financial and	2013	$416,000	$400,000	$—	$21,517	$837,517
Operating Officer	2012	$400,000	$307,800	$3,172,102	$15,698	$3,895,600
Trey Byus	2014	$219,078	$470,000	$3,641,167	$24,589	$4,354,834
Chief Expedition Officer	2013	$210,652	$205,000	$—	$21,517	$437,169
	2012	$202,550	$147,906	$739,257	$15,698	$1,105,411
Richard Fontaine	2014	$286,000	$57,000	$—	$24,139	$367,139
Chief Marketing Officer	2013	$117,757	$12,500	$—	$6,689	$136,946
Pete Miller	2014	$208,000	$16,500	$—	$12,188	$236,688
Senior VP – Marine Ops	2013	$33,333	$30,000	$—	$—	$63,333

____________

(1)      Amount shown represents the fair value on the date of grant calculated in accordance with FASB ASC Topic 718. Refer to Note 13 of Lindblad’s consolidated financial statements included elsewhere in this proxy statement for information regarding the assumptions used to value these awards.

(2)      All other compensation in 2014 included the following:

	401(k) Match	Health Insurance Premiums	Life, Accidental Death & Dismemberment and Long Term Disability Premiums
Sven-Olof Lindblad	$1,500	$21,029	$2,060
Ian Rogers	$1,500	$21,029	$2,060
Trey Byus	$1,500	$21,029	$2,060
Richard Fontaine	$1,500	$21,029	$1,610
Pete Miller	$1,500	$9,078	$1,610

Grants of Plan-Based Awards for Fiscal 2014

Under Lindblad’s 2012 Stock Incentive Plan (the “Lindblad Plan”), Lindblad is able to grant incentive stock options to its executive officers, employees, and non-employee members of its Board of Directors, and consultants and advisors.

The purpose of the Lindblad Plan is to attract and retain officers, employees, non-employee members of the Board of Directors and certain consultants and advisors on whose judgment, interest, skills, and special effort Lindblad’s operations are largely dependent. The Lindblad Plan became effective as of November 15, 2012 and is administered by the Board of Directors, which has discretion to determine the terms of each award. The maximum number of shares issuable pursuant to stock options awarded under the Lindblad Plan was 25,000 shares of Class A common stock of Lindblad. The Board of Directors had complete discretion to determine the number, terms and conditions of options awarded to participants. Following the consummation of the mergers, no new awards will be granted under the Lindblad Plan.

In 2014, Lindblad’s board of directors awarded stock options to Mr. Rogers and Mr. Byus, which awards were subject to (i) vesting over a three (3) year period and (ii) a “right of first refusal” by Lindblad with respect to any proposed sale or transfer by an award recipient of shares of Class A common stock issued under an award. For additional information relating to the options please see the discussion and information below under the heading “—Potential Payments Upon Termination or Change-in-Control.”

The following table sets forth information regarding all awards made in 2014 to Lindblad’s executive officers, each of whom will become executive officers of the combined company following the mergers.

Name	Grant Date	Date of Board Action	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
Ian Rogers	12/11/14	12/10/14	10,110	$498	10,923,501
Trey Byus	12/11/14	12/10/14	3,370	$498	3,641,167

____________

(1)      Represents the grant date fair value computed in accordance with ASC Topic 718. Refer to Note 13 of Lindblad’s consolidated financial statements included elsewhere in this proxy statement for information regarding the assumptions used to value these awards.

Outstanding Equity Awards at Fiscal 2014 Year End

The following table sets forth information regarding the outstanding stock option awards under the Lindblad Plan as of December 31, 2014 held by Lindblad’s executive officers who will become executive officers of the combined company following the mergers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Sven-Olof Lindblad	2,857	(1)	0		0	32.39	(1)
Ian Rogers	0		10,110	(2)	0	498.00	12/11/2024
Trey Byus	0		3,370	(2)	0	498.00	12/11/2024

____________

(1)      These options were exercised in connection with the restructuring activities contemplated by the merger agreement.

(2)      These options will be converted into options to acquire shares of Capitol’s common stock in accordance with the conversion ratio in the merger agreement. Upon conversion, the expiration date of the options will be modified as described below under the heading “Lindblad Executive Officer and Director Compensation — Option Awards.”

Option Exercises and Stock Vested for Fiscal 2014

The following table sets forth information regarding exercises of stock options during 2014 by Lindblad’s executive officers who will become executive officers of the combined company following the mergers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Ian Rogers	1,894	2,634,990
Trey Byus	282	392,237

____________

(1)      The amounts in this column have been computed by multiplying (i) the gross number of shares of Lindblad’s common stock acquired upon exercise by (ii) the excess of the fair market value of the common stock on the exercise date over the exercise price of the option.

Potential Payments Upon Termination or Change-in-Control

In connection with the mergers, Messrs. Rogers and Byus will enter into new employment agreements that will govern their employment relationship with the company going forward, including with respect to potential termination payments, which, with respect to Mr. Rogers will supersede the termination provisions of a prior offer letter. Capitol or Lindblad may also enter into employment agreements with other Lindblad employees and officers on terms that have not been determined. In addition, Mr. Rogers and Mr. Byus currently hold stock options in Lindblad, which will be converted into stock options in Capitol and which contain certain accelerated vesting provisions, as described below. In connection with the mergers, Capitol will enter into a non-competition agreement with Mr. Lindblad, which is described above under the heading “Capitol Executive Officer and Director Compensation — Compensation Discussion and Analysis — New Employment Agreements.

Employment Agreements with Mr. Rogers and Mr. Byus

The new employment agreements with Mr. Rogers and Mr. Byus will have a term beginning on the closing date of the mergers and ending on the third anniversary thereof. The agreements will extend automatically for successive 12 month periods unless either party delivers notice of non-renewal to the other no later than 60 days before the end of the then-current term. Mr. Rogers’ initial annual base salary will be $450,000 and Mr. Byus’ initial annual base salary will be $219,078, each subject to periodic review and adjustment. Each executive will have an annual target bonus opportunity that is not less than 150% of his base salary, to be earned based on performance as determined by the board of directors of Capitol.

If Capitol were to terminate the executive’s employment without cause (which includes Capitol’s non-extension of the term) or if the executive were to resign for good reason (each a “Qualifying Termination”), the executive will be entitled to, subject to his signing and not revoking a general release of claims, (i) severance payments equal to one times the sum of annual base salary plus average annual bonus over the preceding three year period, payable over a 12-month period in accordance with Capitol’s customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on actual performance for the fiscal year) and (iii) COBRA continuation coverage for 12 months after the termination date.

If a Qualifying Termination occurs within one year after change in control of Capitol, or while Capitol is party to a definitive agreement the consummation of which would result in a change in control of Capitol, the employment agreements provide that the executive will be entitled to, subject to his signing and not revoking a general release of claims and in lieu of the amounts above, (i) severance payments equal to two times the sum of annual base salary plus target annual bonus amount, payable over a 24-month period in accordance with Capitol’s customary payroll practices; (ii) a pro-rated bonus for the year of termination (based on Capitol’s actual performance for the fiscal year) and (iii) COBRA continuation coverage for 24 months after the termination date.

The employment agreements will contain mutual non-disparagement and customary confidentiality and assignment of inventions provisions. In addition, for 24 months following termination, the employment agreements will prohibit the executive from competing with Capitol’s business worldwide (except for providing services to a conglomerate that competes with Capitol if the executive is not directly involved with the competitive division or line) and from soliciting Capitol’s employees, independent contractors, customers, suppliers and similar counterparties.

“Cause” is defined in the employment agreements to mean, subject to Capitol providing timely notice and the executive’s right to cure, the executive’s (i) willful misconduct and mismanagement that is materially injurious to Capitol; (ii) refusal in any material respect to carry out or comply with any lawful and reasonable directive of Capitol’s board of directors consistent with the terms of the employment agreement; (iii) conviction, plea of no contest, or plea of nolo contendere for any felony; (iv) unlawful use (including being under the influence) or possession of illegal drugs on Capitol’s (or any of its subsidiaries’) premises while performing executive’s duties and responsibilities under the employment agreement; (v) commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to Capitol or any of its affiliates; (vi) material violation of any provision of the employment agreement or material written Capitol policy; or (vii) willful or prolonged, and unexcused, absence from work (other than by reason of disability due to physical or mental illness. Action or inaction is only “willful” if done or omitted by the executive without the good faith belief that such action or inaction is in the best interests of Capitol.

“Good reason” is defined in the employment agreements to mean (i) a material diminution in executive’s base compensation, the budget that the executive oversees, or the executive’s authority, duties or responsibilities (including reporting relationships); (ii) a material change in geographic location where the executive must perform services; or (iii) any other action or inaction that constitutes a material breach of the executive’s employment agreement.

The mergers will not be considered a change in control under the employment agreements. The amounts payable under the employment agreements assuming a Qualifying Termination upon the completion of the mergers are summarized below in the section titled “Golden Parachute Compensation.”

Option Awards

Mr. Rogers and Mr. Byus were granted certain options to purchase shares of Lindblad’s Class A common stock on December 11, 2014, as described in more detail above in the table under the heading “—Grants of Plan Based Awards For Fiscal 2014.” In connection with the mergers, the options will convert into options to purchase approximately 3,982,212 shares of Capitol common stock. For additional information, please see “—“The Merger Proposal — Structure of the Merger” and “The Incentive Compensation Plan Proposal.” The options were originally scheduled to vest in three equal annual installments following the date of grant and will be adjusted in connection with the mergers, with respect to vesting and exercisability, such that the converted options will vest and become exercisable as follows:

•         33.3% of the options will vest on the one-month anniversary of the closing date of the mergers. These options will be exercised on or after the vesting date and on or before December 31, 2015. These options will expire on December 31, 2015 if not exercised on or before that date.

•         16.7% of the options will vest on January 1, 2016 and will be exercised during calendar year 2016. These options will expire on December 31, 2016 if not exercised on or before that date.

•         25% of the options will vest on December 31, 2016 and will be exercised during calendar year 2017. These options will expire on December 31, 2017 if not exercised on or before that date.

•         25% of the options will vest on December 31, 2017 and will be exercised during calendar year 2018. These options will expire on December 31, 2018 if not exercised on or before that date.

The vesting schedule as set forth above is subject to the executive’s continued employment through the applicable vesting date, provided that in the event a Qualifying Termination occurs, any such options that would have vested within the next 12 months following the termination date if the executive had remained employed will accelerate and vest upon termination. The amounts payable assuming such a Qualifying Termination contemporaneous with the completion of the mergers are summarized below in the section titled “Golden Parachute Compensation.”

Golden Parachute Compensation

The following table indicates the dollar amounts payable upon the completion of the mergers and a contemporaneous Qualifying Termination pursuant to the employment agreements and option awards, in each case, as described above. For purposes of this disclosure, we have assumed (i) the consummation of the mergers occurred on March 9, 2015 and (ii) the price per share of Capitol common stock for purposes of calculating accelerated option awards is $10.00, which is the average of the closing price over the first five days following the initial public announcement of the mergers.

In addition, Messrs. Rogers and Byus are entitled to one-time transaction bonuses payable upon consummation of the mergers, which are reflected in the following table under the “Transaction Bonus” column.

	Cash			Perquisites/
Name	Severance(1)	Transaction Bonus(2)	Equity(3)	Benefits(4)	Total
Sven-Olof Lindblad	$—	$—	$—	$—	$—
Ian Rogers	935,973	2,504,815	12,408,446	31,623	15,880,857
Trey Byus	440,744	1,866,926	4,136,149	31,623	6,475,442
Richard Fontaine	—	—	—	—	—
Pete Miller	—	—	—	—	—

____________

(1)      Amounts represent the sum of (i) one times annual base salary plus average annual bonus over the preceding three year period and (ii) a pro-rated bonus for the year of termination, assuming target performance achievement. The severance amount does not include a pro-rated bonus for the year of termination, which would be based on Capitol’s actual performance for such year and is not yet determinable.

(2)      Amounts represent the transaction bonuses paid to Messrs. Rogers and Byus in connection with the mergers.

(3)      None of the executives will receive any vesting acceleration immediately upon the consummation of the mergers. Amounts shown represent the aggregate value of the executive’s unvested stock options that would have vested upon the Qualifying Termination pursuant to the 12-month acceleration provisions that will apply to the executive’s converted stock options.

(4)      Amounts represent the value of COBRA continuation coverage.

Risk Considerations in Compensation Program

Lindblad’s compensation policies and practices for employees are believed to be reasonable and properly align employees’ interests with those of shareholders. Lindblad believes that risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the company.
Director Compensation

The following table summarizes the compensation paid to the non-employee member of Lindblad’s Board of Directors during 2014:

Name	Fees Earned or Paid in Cash($)	Total($)
Johann Killinger	$86,000	$86,000

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Capitol’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the mergers. In no event will Capitol solicit proxies to adjourn the special meeting or consummate the mergers beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for Capitol, the Capitol initial stockholders, Lindblad and the Lindblad shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirement that the holders of 18,067,499 or less of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account. See the section entitled “The Merger Proposal — Interests of Capitol’s Directors, Officers and Others in the Merger.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of Capitol is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Capitol will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Capitol’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the mergers (because either the merger proposal is not approved or because the holders of more than 18,067,499 of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account). In such event, the mergers would not be completed and Capitol will be required to cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Capitol’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CAPITOL

Introduction

Capitol was incorporated on August 9, 2010 in order to serve as a vehicle for the acquisition of a target business. Prior to executing the merger agreement with Lindblad, Capitol’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Formation

In February 2011, Capitol issued 4,417,684 shares of common stock to Capitol Acquisition Management 2 LLC, Capitol’s sponsor, for $25,000 in cash, at a purchase price of approximately $0.006 share, in connection with Capitol’s organization. In March 2013, Capitol’s sponsor contributed an aggregate of 105,184 shares of Capitol’s common stock to Capitol’s capital, resulting in the sponsor owning an aggregate of 4,312,500 founder’s shares. The sponsor received no consideration for this contribution. Such contribution was made solely to maintain the sponsor’s collective 20% ownership interest in Capitol’s shares of common stock based on the current size of Capitol’s initial public offering. Thereafter, also in March 2013, Capitol’s sponsor transferred an aggregate of 1,078,126 founder’s shares to Capitol’s executive officers and directors. In April 2013, Capitol’s sponsor and Mr. Dryden transferred an aggregate of 22,998 founder’s shares to Messrs. Calcano, Donaldson and Sodha, resulting in Capitol’s sponsor owning an aggregate of 3,222,875 founder’s shares and Mr. Dryden owning an aggregate of 974,626 founder’s shares. The sponsor received no consideration for these transfers. In May 2013, Capitol effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in Capitol’s sponsor and officers and directors holding an aggregate of 5,175,000 founder’s shares, of which 175,000 shares were subsequently forfeited.

Initial Public Offering

On May 15, 2013, Capitol consummated its initial public offering of 20,000,000 units, including 2,000,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of common stock and one half of one warrant. Each whole warrant entitles its holder, upon exercise, to purchase one share of common stock for $11.50 subject to certain adjustments, during the period commencing on the date that is thirty days after Capitol completes an initial business combination and terminating on the five-year anniversary of the completion of Capitol’s initial business combination. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $200,000,000. The shares of common stock and the warrants included in the units traded as a unit until July 1, 2013 when separate trading of common stock and warrants began. Holders now have the option to continue to hold units or separate their units into the component pieces.

Simultaneously with the consummation of the initial public offering, Capitol consummated the private placement of 5,600,000 warrants at a price of $1.00 per warrant, generating total proceeds of $5,600,000. The sponsor warrants are identical to the warrants included in the units sold in the Offering except that the sponsor warrants: (i) will not be redeemable by Capitol and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. The purchasers of the sponsor warrants have also agreed not to transfer, assign or sell any of the sponsor warrants, including the common stock issuable upon exercise of the sponsor warrants (except to certain permitted transferees), until 30 days after the completion of an initial business combination.

Offering Proceeds Held in Trust

Of the net proceeds from the initial public offering and private placement of sponsor warrants, $200,000,000 was placed in a trust account at J.P. Morgan Securities, maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in the prospectus for Capitol’s initial public offering and in the section entitled “Plan of Operations” below, these proceeds will not be released until the earlier of (i) the completion of an initial business combination and (ii) Capitol’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination by July 31, 2015.

NASDAQ Listing

Commencing immediately after Capitol’s initial public offering, its units were listed on NASDAQ. On July 1, 2013, separate trading of the common stock and warrants underlying the units commenced.

Fair Market Value of Target Business

The target business or businesses that Capitol acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding deferred underwriting commissions and taxes payable on such funds) at the time of the execution of a definitive agreement for its initial business combination, although Capitol may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Capitol’s board of directors determined that this test was met in connection with its business combination with Lindblad.

Stockholder Approval of Business Combination

Under Capitol’s amended and restated certificate of incorporation, in connection with any proposed business combination, Capitol shall seek stockholder approval of an initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Capitol’s initial public offering. In connection with the business combination with Lindblad, stockholders may seek to convert their shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Capitol’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

None of Capitol’s officers, directors, initial stockholders or their affiliates has purchased any shares of common stock in the open market or in private transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, Lindblad or Lindblad’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or who seek to have their shares converted to cash; or execute agreements to purchase such shares from them in the future; or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Capitol’s common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 18,067,499 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. All shares purchased pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Capitol’s amended and restated certificate of incorporation, if Capitol does not complete the business combination with Lindblad or another initial business combination by July 31, 2015, Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount described below, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If the mergers with Lindblad are not completed within the required time period, the public stockholders shall be entitled to receive a pro rata share of the trust account (which is $10.00 per share as of May 21, 2015) plus any additional pro rata interest earned on the funds held in the trust account and not released to Capitol for its working capital requirements or necessary to pay its taxes.

Each of Capitol’s initial stockholders has agreed to waive its rights to participate in any distribution from Capitol’s trust account or other assets with respect to the initial shares. There will be no distribution from the trust account with respect to Capitol’s warrants, which will expire worthless if Capitol is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Capitol’s creditors which would be prior to the claims of its public stockholders. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Capitol has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Capitol will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Mark D. Ein and L. Dyson Dryden have agreed, pursuant to agreements with Capitol, that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed such a waiver. Capitol has questioned Messrs. Ein and Dryden on their financial net worth and reviewed their financial information and believes they will be able to satisfy any indemnification obligations that may arise. Capitol cannot assure you, however, that they would be able to satisfy those obligations. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Capitol’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Capitol’s stockholders. To the extent any bankruptcy claims deplete the trust account, Capitol cannot assure you it will be able to return to its public stockholders at least approximately $10.00 per share.

Capitol’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders seek to have Capitol convert their respective shares for cash upon a business combination which is actually completed by Capitol. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Capitol’s trust account distributed to its public stockholders upon the redemption of 100% of its outstanding public shares in the event Capitol does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Capitol’s trust account distributed to its public stockholders upon the redemption of 100% of its public shares in the event Capitol does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Capitol is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Capitol’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Capitol does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Capitol’s stockholders’ liability with respect to liquidating distributions as described above. As such, Capitol’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Capitol’s stockholders may extend well beyond the third anniversary of such date.

Because Capitol will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Capitol to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Capitol is a blank check company, rather than an operating company, and Capitol’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Capitol will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Capitol’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

Facilities

Capitol maintains its principal executive offices at 509 7th Street, N.W., Washington, D.C., 20004. The cost for this space is included in the $7,500 per-month fee Venturehouse Group, LLC began charging Capitol for general and administrative services commencing on May 10, 2013 pursuant to a letter agreement between Capitol and Venturehouse. Capitol believes, based on rents and fees for similar services in Washington, D.C., that the fee charged by Venturehouse is at least as favorable as Capitol could have obtained from an unaffiliated person. Capitol will continue to pay this fee through the closing of the mergers. As of December 31, 2014, the aggregate fee paid to Venturehouse Group, LLC was $147,822.58. Capitol considers its current office space, combined with the other office space otherwise available to Capitol’s executive officers, adequate for its current operations. Upon consummation of the mergers, the principal executive offices of Capitol will be located at 96 Morton Street, 9th Floor, New York, NY 10014.

Employees

Capitol has two executive officers. These individuals are not obligated to devote any specific number of hours to Capitol’s matters and intend to devote only as much time as they deem necessary to its affairs. Capitol does not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There are no legal proceedings pending against Capitol.

Periodic Reporting and Audited Financial Statements

Capitol has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Capitol’s annual reports contain financial statements audited and reported on by Capitol’s independent registered public accounting firm. Capitol has filed with the SEC its Annual Report on Form 10-K covering the fiscal year ended December 31, 2014 and a Quarterly Report covering the quarter ended March 31, 2015.

Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Capitol’s financial condition and results of operations should be read in conjunction with Capitol’s consolidated financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement.

Critical Accounting Policies

For a more detailed discussion of the Critical Accounting Policies, please see Note 2 to the audited financial statements included in this proxy statement.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with GAAP pursuant to the rules and regulations of the SEC. Capitol has selected December 31 as its fiscal year end.

Cash and Cash Equivalents

Capitol considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents except for the cash held in Capitol’s trust account which due to the restrictions on its use is treated as a non-current asset.

Income Taxes

Capitol accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Loss Per Share

Capitol complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible conversion at December 31, 2014 and March 31, 2015 of 18,798,215 have been excluded from the calculation of basic loss per share since such shares, if converted, only participate in their share of the trust earnings. At December 31, 2014 and March 31, 2015, Capitol did not have any dilutive securities and other contracts that could, potentially, be exercised and converted into common stock and then share in the earnings of Capitol. As a result, diluted loss per common share is the same as basic loss per common share for the period. Capitol has not considered the effect of warrants to purchase 15,600,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

Common Stock Subject to Possible Conversion

Capitol accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within Capitol’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Capitol’s common stock features certain conversion rights that are considered by Capitol to be outside of Capitol’s control and subject to the occurrence of uncertain future events. Accordingly at December 31, 2014 and March 31, 2015, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of Capitol’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Capitol’s entire activity since inception up to the closing of its initial public offering on May 15, 2013 was in preparation for that event. Since the offering, Capitol’s activity has been limited to the evaluation of business combination candidates and negotiating, structuring and pursuing the consummation of the business combination with Lindblad, and Capitol will not be generating any revenues from services until the closing and completion of its business combination with Lindblad. Capitol expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities).

Capitol incurred net losses of $1,410,283 and $241,981 for the three months ended March 31, 2015 and 2014, respectively. Capitol incurred operating expenses of $1,411,548 and $264,978 for the three months ended March 31, 2015 and 2014, respectively.  These costs consist mainly of professional and consulting fees, rent, office administrative costs and Delaware franchise tax.

Capitol incurred net losses of $1,012,308, $721,020 and $4,768 for the fiscal years ended December 31, 2014, 2013 and 2012, respectively. Capitol incurred operating expenses of $1,052,701, $748,654 and $4,768 for the fiscal years ended December 31, 2014, 2013 and 2012, respectively. These costs consist mainly of professional and consulting fees, rent, office administrative costs and Delaware franchise tax.

Capitol incurred offering costs of $666,300 with regard to its initial public offering, which were netted against additional paid-in capital upon the consummation of the offering.

Financial Condition and Liquidity

The net proceeds from Capitol’s initial public offering and private placement of sponsor warrants, after deducting offering expenses of approximately $666,300 and underwriting discounts of $4,000,000, were approximately $200,933,700. Of this amount, $200,000,000 was placed in the trust account. The remaining net proceeds not in trust became available for use for working capital purposes. Generally, the proceeds held in the trust account will not be released to Capitol until the earlier of (i) its completion of an initial business combination and (ii) its redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period. Notwithstanding the foregoing:

•         There can be released to Capitol from the trust account any interest earned on the funds in the trust account that Capitol needs to pay its income or other tax obligations.

•         There can be released to Capitol from the trust account any remaining interest earned on the funds in the trust account that Capitol needs for its working capital requirements.

Leland Investments Inc., an affiliate of Mr. Ein, advanced to Capitol an aggregate of $150,000 to cover expenses related to the initial public offering. The loan was payable without interest on the consummation of the offering. The loan was repaid from the proceeds of the initial public offering.

Commencing on May 10, 2013 and ending upon the consummation of a business combination (including the mergers with Lindblad) or Capitol’s liquidation, Capitol began incurring a fee from Venturehouse Group, LLC of $7,500 per month for providing Capitol with office space and certain general and administrative services.

As of March 31, 2015 and December 31, 2014, Capitol had cash of $200,361 and $28,634, respectively, and marketable securities of $10,001 and $9,998, respectively. In addition, it had $200,001,216 and $200,022,421, respectively, in cash and cash equivalents held in trust, of which $1,216 and $22,421, respectively, represented interest income earned to be used for working capital and tax purposes and $200,000,000 and $200,000,000, respectively, of restricted funds to be used for an initial business combination or to convert its common shares. As of March 31, 2015, Capitol had withdrawn approximately $120,000 of interest income from the trust account for working capital. As of March 31, 2015, the balance of the trust account was invested in a United States treasury securities money market fund.

On March 9, 2015, Capitol entered into the merger agreement with LLC Sub, Merger Sub and Lindblad, pursuant to which Merger Sub will be merged with and into Lindblad, with Lindblad surviving as a wholly-owned subsidiary of LLC Sub and immediately thereafter shall merge with LLC Sub such that it will become a wholly owned subsidiary of Capitol.

Capitol has incurred and expects to continue to incur significant costs in pursuit of the business combination with Lindblad. Capitol’s sponsor and officers and directors have provided certain loans to Capitol to fund its operations. On September 22, 2014, Capitol Acquisition Management 2 LLC, an entity controlled by Mr. Ein, and Mr. Dryden (collectively, the “Lenders”) loaned Capitol $220,000 and, on May 20, 2014, the Lenders loaned Capitol an additional $250,000. The principal balance of these loans is convertible into warrants as described below. On January 27, 2015, the Lenders loaned Capitol an aggregate of an additional $191,329, which is not convertible. On March 3, 2015, the Lenders loaned Capitol an additional $425,000, which is not convertible. On March 13, 2015, each of Richard C. Donaldson and Piyush Sodha loaned Capitol an additional $21,920 (or an aggregate of $43,840), of which $10,000 (or an aggregate of $20,000) is convertible. On March 19, 2015, Lawrence Calcano loaned Capitol an additional $21,920, of which $10,000 is convertible. Each of Messrs. Donaldson, Sodha and Calcano is a member of Capitol’s board of directors. These loans are evidenced by unsecured promissory notes issued to the Lenders and Messrs. Donaldson, Sodha and Calcano. On May 20, 2015, the Lenders loaned Capitol an aggregate of an additional $90,000, which is not convertible. The loans are non-interest bearing and are payable at the consummation of a business combination. Upon consummation of a business combination, $500,000 of the principal balance of the notes may be converted, at the holders’ option, to warrants at a price of $1.00 per warrant. The terms of the warrants will be identical to the sponsor warrants. Furthermore, the Lenders have committed to providing additional loans to Capitol of up to $825,000. Based on the foregoing, Capitol believes it has sufficient cash to meet its needs through the consummation of the business combination with Lindblad.

Capitol’s officers, directors, initial stockholders or their affiliates may loan Capitol additional funds, from time to time or at any time, in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Capitol’s initial business combination, without interest, or, at the holder’s discretion, up to $30,000 of the notes (for a total of $500,000 of all working capital notes) may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the sponsor warrants. If Capitol does not complete a business combination, the loans will be forgiven. To date, Capitol has received loans of an aggregate of approximately $1,550,000 from Capitol’s sponsor, officers and directors as described above.

If the business combination with Lindblad is consummated within the required time period, Capitol intends to use funds held in the trust account to pay the cash merger consideration to Lindblad’s common shareholders, to pay the holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with Lindblad, including deferred underwriting commissions and finder fees, and for working capital and general corporate purposes of the combined company. Capitol also may use the funds in the trust account to fund the transactions described in the section entitled “The Special Meeting of Capitol Stockholders — Capitol Initial Stockholders.” If Capitol is unable to complete the mergers or another business combination within the required time period, Mark D. Ein, Capitol’s Chairman of the Board and Chief Executive Officer, and L. Dyson Dryden, Capitol’s Chief Financial Officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol, but only if such a vendor or target business has not executed such a waiver.

If the business combination with Lindblad is not consummated within the required time period and Capitol is required to liquidate, Messrs. Ein and Dryden have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses

Off-Balance Sheet Arrangements

Capitol did not have any off-balance sheet arrangements as of March 31, 2015 and December 31, 2014.

BUSINESS OF LINDBLAD

Overview

Lindblad provides expedition cruising and adventure travel experiences. The company provides itineraries that feature up-close encounters with wildlife and nature, history and culture and promote guest empowerment and interactivity.

Lindblad was founded in 1979 by Sven-Olof Lindblad, whose father, renowned adventure-travel pioneer Lars-Eric Lindblad, led some of the first non-scientific groups of travelers to Antarctica in 1966 and the Galapagos in 1967. Sven-Olof Lindblad traveled extensively with his father, learning early the joy and wonder of exploring the globe. He founded Lindblad in order to offer innovative and educational travel expeditions to the world’s most remarkable places, capturing the true spirit of adventure and exploration.

Lindblad operates a fleet of six expedition ships owned by its subsidiaries and affiliates (including the National Geographic Sea Bird and the National Geographic Sea Lion) and four seasonal charter vessels with a mission of offering life-changing adventures on all seven continents, and pioneering innovative ways to allow its guests to connect with exotic and remote places. Lindblad’s expeditions ships are customized, nimble and intimately-scaled vessels that are able to venture where larger cruise ships cannot, thus allowing Lindblad to offer truly authentic, up-close experiences in the planet’s wild and remote places and capitals of culture. Many of these expeditions involve travel to remote places with limited infrastructure and ports (such as Antarctica and the Arctic) or places that are best accessed by a ship (such as the Galapagos, Alaska, Baja’s Sea of Cortez, Costa Rica and Panama), and foster active engagement by guests. Each expedition ship is designed to be comfortable and inviting, while being fully equipped with state-of-the-art tools for in-depth exploration.

For over 10 years, Lindblad has partnered with National Geographic through a strategic business alliance founded on a shared interest in exploration, research, technology, and conservation. This relationship includes a co-selling, co-marketing and branding arrangement whereby Lindblad’s owned vessels carry the National Geographic name and National Geographic sells Lindblad’s expeditions through its internal travel division. The two organizations collaborate on voyage planning to enhance the guest experience by having National Geographic experts, including photographers, writers, marine biologists, naturalists, field researchers and film crews, join expeditions. Guests have the ability to interface with these experts through lectures, excursions, dining, and other experiences throughout their voyage.

Lindblad’s offerings appeal to a wide range of travelers, both individuals and families, but the company’s primary target market is affluent individuals in the United States who are 50 years of age or older. By providing such offerings, which Lindblad works continuously to innovate and further elevate, the company has been able to achieve and maintain premium pricing in the market instead of pursuing the type of discounting in which most large cruise lines that are focused on the broader market engage. Lindblad’s product offering, value proposition and differentiated pricing approach support its high net yields and occupancy rates.

Lindblad’s business benefits from significant visibility into future revenues, as its guests generally plan and book their voyages far in advance of their departure dates. As of March 12, 2015, 80.2% of Lindblad’s expedition cruise offerings for 2015 have been booked.

For the three months ended March 31, 2015 and year ended December 31, 2014, tour revenue was approximately $55.4 million and $198.5 million, respectively, operating income was approximately $8.0 million and $30.4 million, respectively, and net income was approximately $6.9 million and $22.2 million, respectively.

Expedition Heritage

Lindblad’s leadership and expertise today is built on the Lindblad family’s decades of experience in expedition adventure travel. Sven-Olof Lindblad, the founder, President and Chief Executive Officer of Lindblad, comes from a rich expedition heritage. The International Association of Antarctica Tour Operators, which was established in 1991, believes that the concept of expedition cruising, coupled with education as a major theme, began when Lars-Eric Lindblad, Sven-Olof Lindblad’s father, led the first traveler’s expedition to Antarctica in 1966. Lars-Eric Lindblad has also been recognized by The New York Times, Travel & Leisure Magazine and other publications for his vision and leadership in developing what is today known as expedition travel. Believing that educated people who saw things with their own eyes would be a potent force for the preservation of the places they visited, Lars-Eric Lindblad worked to promote conservation and restoration projects worldwide. Sven-Olof Lindblad founded Lindblad in 1979, expanding the legacy of his father by providing travel experiences around the world.

Under Sven-Olof Lindblad’s leadership, Lindblad has led innovation in the expedition adventure travel industry. The company pioneered expeditions in the High Arctic and Baja California’s Sea of Cortez and created what the company views as the most innovative and in-depth expedition program in Alaska. Lindblad initiated the use of kayaks for active exploration in the polar regions and in the Galapagos, a feature which is now available on all Lindblad expeditions to enable personal, water-level encounters with nature. Lindblad also was one of the first to develop an undersea exploration program as part of a small ship expedition utilizing state-of-the-art equipment and technology.

Competitive Strengths

The Lindblad management team believes the following characteristics of its business model will enable the company to successfully execute its strategy:

Expertise and Name Recognition

For over 35 years, Lindblad has been offering expedition cruising, known for facilitating guests’ access to interpersonal educational experiences in remote places. As a pioneer in the sector, the company has established deep expertise and knowledge of operating expedition cruises in extreme locations. Lindblad has earned awards and honors from various representatives of the travel industry, including recognition for the quality of its offerings and its support for conservation and sustainable tourism. In 2013, Lindblad won Travel & Leisure Magazine’s Global Vision Award for Leadership. This award was granted from a pool of approximately 200 entries evaluated by a jury to select fifteen honorees in five categories, with a focus on extraordinary ways that travellers can give back to the places they visit. Virtuoso awarded Lindblad its Sustainable Tourism Leadership Supplier Award in 2013, an award honoring outstanding leadership and commitment to sustainable tourism principles and practices among Virtuoso suppliers. The selection process is led by Virtuoso’s Director of Sustainability, who evaluated entries submitted by suppliers along with a judging panel of Virtuoso advisors. The National Wildlife Federation also honored Lindblad for Conservation Leadership with its Conservation Achievement Award for Corporate Achievement in 2008 (the “Connie” award). When customers select an expedition provider for the types of journeys that Lindblad offers, the company believes that being known as a trusted brand in the market is a significant competitive strength.

Compelling Expedition Offerings

The Lindblad brand is known for delivering voyages that offer in-depth exploration opportunities in locations around the world. Expeditions are operated on intimately-scaled ships with capacities ranging between 28 and 148 guests, fostering a friendly atmosphere on board and extensive interaction between guests, crew and the teams of world class scientists, naturalists, researchers and photographers that participate in the expeditions. The vessels are nimble and can access locations that are unattainable for large cruise ships, allowing for itineraries and viewpoints. The ships are customized to provide Lindblad’s signature adventure experiences and activities, such as kayaking among Antarctic icebergs to view penguins or traveling on a Zodiac for an up-close encounter with a whale. Lindblad is continuously focused on maintaining and elevating the guest experience and identifying new opportunities to help people discover the wonders of the world. The company believes that its expedition offerings as well as its track record of innovation, represent significant competitive advantages for Lindblad.

Strong Financial Profile

Lindblad’s business model allows the company to generate substantial and consistent free cash flow with high revenue visibility. The company’s guests plan and book their voyages on average 9 months in advance with a deposit due upon booking, providing the company insight into future revenue and a source of cash flow. Based on its product offerings, the company is able to support premium pricing with minimal discounting, and benefits from low requirements for maintenance capital expenditures, minimal working capital needs and favorable tax attributes. For the three months ended March 31, 2015 and year ended December 31, 2014, Lindblad achieved an Adjusted EBITDA of $14.2 million and $44.6 million, respectively, which represents a compounded annual growth rate of 15.1% since 2012.

Following the completion of Lindblad’s merger with Capitol, the resulting company expects to have a strong cash position, providing the company with ample financial flexibility to pursue growth opportunities through investment in new vessels, new charters, tactical land-based products or potential acquisitions of ships or other operators, while still maintaining a prudent capital structure.

Significant Growth Opportunities

Lindblad believes affluent Americans aged 50 and above define their retirement as “a time to travel and explore new places,” favoring travel experiences such as expedition cruising. This has led to strong growth in the specialty cruise segment and the company believes these trends will continue. Lindblad expects to expand the number of ships in its fleet, including chartered vessels, from 10 to 13 over the next several years, and is involved in discussions for two new ship builds in the United States. Additionally, the company believes that its platform will be well positioned to opportunistically seek accretive purchases of operators that lack scale and capital, further extending Lindblad’s growth prospects.

Experienced Management Team

Lindblad is led by a management team comprised of individuals drawing on a diverse knowledge base and skill sets acquired through extensive experience in expedition cruising and adventure travel. Sven-Olof Lindblad, founder, President and Chief Executive Officer of Lindblad, who has decades of experience in the sector, built the company up to its current fleet of 10 owned and chartered vessels while carefully establishing the values and brand for which the company is now known. Ian Rogers, the Chief Financial Officer and Chief Operating Officer of Lindblad, joined the company in 2009 and has over 25 years of hospitality and cruise experience. Overall, the members of Lindblad’s senior management team have an average of approximately 27 years of experience in the maritime, adventure, marketing and hospitality sectors.

Industry and Market

Lindblad believes the specialty and small ship cruising segment of the cruise industry demonstrates the following positive fundamentals.

Favorable Characteristics of Cruise Industry

Cruising is a vacation alternative with broad appeal, as it offers a wide range of products, destinations and experiences to suit the preferences of vacationing consumers of all ages, wealth levels and nationalities. The multi-night global cruise industry is predominantly made up of large ships of over 1,000 berths with per diem pricing of $100 to $250 per person, which is designed to reach a mass market audience. This market segment has grown significantly but still remains relatively small compared to the broader global vacation industry, reflecting significant room for growth. According to the Global Economic Contribution of Cruise Tourism 2013 by Business Research & Economic Advisors, published in September 2014, the cruise industry has experienced steady growth over the past 30 years. Between 2003 and 2013, demand for cruising worldwide increased from 12.0 million passengers to 21.3 million passengers, an increase of 77%, whereas over a similar period, global tourism has only risen by 57%. According to a CLIA 2014 State of the Cruise Industry Report and a STR Global census database, there were about 467,000 beds in the global cruise industry in 2013, which is less than four percent of the number of worldwide hotel rooms as of February 2012. Cruising is considered a well-established vacation sector in the North American market, a growing sector over the long-term in the European market and a developing but promising sector in several other markets.

Strong Growth in Specialty and Small Ship Cruising Segment

The specialty and small ship cruising segment of the cruise industry is characterized by the smallest vessel size, its itineraries, active adventures, larger stateroom accommodations, gourmet culinary programs, highly personalized service and a more inclusive offering. These exclusive attributes, combined with limited supply growth and a growing worldwide target population, provide specialty and small ship cruising operators with significant pricing leverage as compared to the other segments of the cruise industry.

The specialty cruise segment has demonstrated strong growth as consumers increasingly prefer experiences over other forms of discretionary spending. According to the Cruise Lines International Association Cruise Industry Outlook for 2015, specialty cruises grew by 21% annually from 2009 to 2014 estimates. Despite this consistent growth, Lindblad believes the specialty cruise industry still has low penetration levels compared to similar land-based vacations, which Lindblad believes highlights the continued growth potential for the specialty cruise market.

The specialty cruise segment includes expeditions to destinations around the world, such as those included in Lindblad’s itineraries. This sub-segment also benefits from positive growth of the broader adventure travel industry. Adventure travel grew 65% year-over-year from 2009 to 2012 into a $263 billion industry, according to the Adventure Tourism Market Study conducted by George Washington University and the Adventure Travel Trade Association. This growth was partly attributed to a 59% increase in the appeal of adventure trips, and a 60% increase in average spending per adventure trip, driven partly by an increase in the average trip length from 7 days in 2009 to 9 days in 2012.

Attractive Target Market Demographics

Lindblad’s primary target market is affluent individuals in the United States who are 50 years of age or older. Lindblad believes that its small ship expedition offerings, with itineraries that promote up-close encounters with wildlife, nature and culture, have significant appeal to this target market. These individuals are also generally near-retirement or retired and have the leisure time and disposable income available to pursue the type of activities that Lindblad provides. Based on the U.S. Census Bureau’s 2014 National Projections, the age group of 45 years and older numbered approximately 130 million individuals in 2014, or approximately 41% of the U.S. population, and is expected to grow to approximately 140 million in 2020, an increase of approximately 8%. In comparison, over the same time period the age group of 18 years and younger is projected to increase by approximately 1% and the age group of 18 year to 44 years is projected to increase by approximately 4%.

High Barriers to Entry

The adventure travel and specialty cruise industries in which Lindblad operates are characterized by high barriers to entry, which include the expertise and experience required to operate safely and effectively in remote locations, the existence of well-established and trusted brands, the time and personal relationships required to develop strong networks of experts to lead and support expeditions, the cost and time required to build the strong travel agent network partnerships necessary for success, local permits or licenses required to operate in a diverse range of geographies, large capital expenditures, and operational insight required to build new and sophisticated ships suited for such specialized activities.

The growth of the cruise industry depends, however, on consumers’ discretionary spending, and in the event that consumers’ disposable income or consumer confidence decreases as a result of an economic downturn or other factors, demand for cruises could decrease. See “Risk Factors — Risks Related to Our Business and Operations Following the Mergers with Lindblad — Adverse worldwide economic, geopolitical or other conditions could reduce the demand for expedition cruises and adversely impact Lindblad’s operating results, cash flows and financial condition, including potentially impairing the value of its fleet, goodwill and other assets.”

Business and Growth Strategies

The following are the key components of Lindblad’s business strategy:

Deliver Exceptional Guest Experiences

Lindblad’s chief governing principle throughout the organization is to ensure that everything adds value to the guest experience. This applies to every step of the process from the first engagement with a potential guest, through the booking process and travel preparations, the actual expedition, whether onboard the vessel or off on explorations, and once back at home.

Lindblad believes that its guests do not want to be passive tourists, so its expeditions foster active engagement. The company’s ships are equipped with tools for exploration to get its guests out in the open for up-close forays, or to let guests see deeper into the marine or terrestrial environments surrounding them. It is Lindblad’s goal to provide guests with differentiated opportunities such as watching a killer whale circling a seal on an ice flow, while standing next to a marine biologist and an experienced nature photographer from National Geographic. An experienced expedition team adds to the guests’ understanding and appreciation, through dedicated observation, insightful commentary, and engaging presentations that weave the expedition into a cohesive narrative. This intense focus on seeking to elevate the overall experience and engaging with guests has resulted in highly favorable customer feedback, as collected by the company and as reflected in the numerous industry honors received by the company. The company believes that by consistently delivering exceptional experiences to its guests, it has built a highly valuable and trusted brand in the expedition cruising market which attracts a growing number of customers, and in particular, discerning and affluent guests who are prepared to pay a premium for Lindblad’s offerings.

High Visibility and Differentiated Revenue Management Strategy

Given the nature of Lindblad’s expeditions and the expectation that its guests will seek to plan such trips with substantial notice, the company begins to market its voyages approximately 12 to 18 months in advance of the departure date, depending on the destination. Guests book their trips, on average, 9 months prior to sail date, paying a deposit at booking and the final payment 60 to 120 days within the date of travel, dependent upon selected voyage. Unlike the large cruise line operators that serve the broader market, Lindblad’s product offering is inclusive of most costs and therefore the advance customer payments provide the company strong visibility into future revenues and the associated cash flows. By having such visibility of future business, the company can more effectively manage any additional sales and marketing efforts that may be required to ensure that the programs reach their targeted occupancy levels. Lindblad does not believe in driving participation through discounting and does not generally pursue such strategies. Instead, the company focuses on voyage enhancements that add significant value to the product without much incremental cost, as well as targeted marketing efforts in order to strengthen occupancy rates if required. Lindblad has achieved strong occupancy rates in the last three years, specifically 92.7% in 2014, 92.4% in 2013 and 92.1% in 2012. As of March 12, 2015, 80.2% of the company’s offerings for 2015 have been booked.

Based on Lindblad’s offerings, the targeted audience and premium pricing, the company’s guests are generally older, more affluent and do not travel with three or four individuals in one cabin. As it is industry convention to base 100% occupancy on two persons per cabin, Lindblad may report occupancy levels that are somewhat lower than the large cruise lines serving the broader market. However, the occupancy statistics nevertheless reflect appropriately that Lindblad is operating close to full occupancy.

Maximize and Grow Net Yields

Lindblad has achieved high net yields and continues to see opportunities for growth. Net yield is a frequently referenced metric used in the cruise industry and refers to tour revenue net of commissions and certain direct costs in a specific period divided by the number of available guest nights. The company’s strong net yields are driven by its offerings, premium pricing, and ancillary guest revenue, such as pre- or post-voyage trip extensions, add-on optional activities, trip insurance, and onboard spend, including spa services and alcoholic beverages. Lindblad’s net yields were $952.93, $930.88, and $861.31 in 2014, 2013, and 2012, respectively. These net yield amounts reflect annual growth rates of 2.4% from 2013 to 2014, and 8.1% from 2012 to 2013. Furthermore, the company’s net yield in 2014 is significantly higher than the net yields of the large scale cruise line operators serving the broader market with Royal Caribbean Cruises Ltd. and Norwegian Cruise Line Holdings Ltd. reporting net yields of $174.92 and $191.66 for the fiscal year ended December 31, 2014, respectively, and Carnival Corporation & plc reporting a net yield of $169.09 for the fiscal year ended November 30, 2014. The company expects to be able to continue its track record of maintaining strong pricing and growing ancillary guest revenues through increased sales focus and marketing efforts, particularly of pre- and post-voyage extensions on which the company has not historically placed significant emphasis.

Elevate Brand Awareness and Loyalty

Lindblad’s brand is recognizable by its guests primarily due to the company’s heritage, decades of sales and marketing investment and long-standing strategic alliance with National Geographic. The company believes it has fostered strong guest and brand loyalty, which is evidenced by its high levels of repeat guests. In 2014, 37% of the company’s guests were repeat customers based on U.S. ticket bookings. Lindblad and National Geographic have closely aligned their marketing efforts to maximize impact in the marketplace and have engaged in a co-branding strategy with respect to Lindblad’s owned vessels. In addition, the company is recognized as a leader in promoting the issue of conservation of the planet and encourages its guests to become engaged through the Lindblad Expeditions – National Geographic Joint Fund for Exploration and Conservation. In the past, Lindblad has organized high level meetings in the Arctic, Antarctic, Galapagos and Baja California

to put a spotlight on key environmental issues in conjunction with organizations such as the Aspen Institute, TED and the World Wildlife Fund. These efforts help to build the company’s brand and network of relationships and enhance Lindblad’s thought leadership. Lindblad will continue to focus on ensuring that each of its guests associates the Lindblad brand with high-quality overseas adventure vacation experiences.

Disciplined Expansion

Lindblad is focused on growing its business in a prudent and disciplined manner. When evaluating various strategies for expansion of guest capacity, the company considers closely the expected return on invested capital and the range of possibilities, such as newbuild programs, adding selected charters, and the acquisitions of existing ships or small operators, such as the 2013 acquisition of Fillmore Pearl Holdings Ltd. and its subsidiaries, including the owner of the vessel that was subsequently named National Geographic Orion. Following the merger with Capitol, the company plans to order two new coastal vessels for delivery targeted in 2017 and 2018. Lindblad believes that it will have ample capital and financial flexibility to fund this investment following the merger with Capitol, and management considers it to be an important step to meet increasing demand for Lindblad’s offerings.

Strategic Alliance with National Geographic

Lindblad benefits from a strategic alliance with National Geographic, one of the world’s leading proponents of eco-tourism and natural history. The strategic alliance, which began in 2004, is built on Lindblad’s and National Geographic’s shared interest in exploration, research, technology, and conservation. Since 1888, National Geographic has enabled people to explore the world through its magazines and, more recently, its television programs, website and social media. It is one of the largest non-profit scientific and educational institutions in the world with interests ranging from geography, archaeology and natural science, to the promotion of environmental and historical conservation. Working to inspire, illuminate and teach, National Geographic reaches more than 600 million people a month through a wide range of media, including print, TV and digital.

The National Geographic name has significant value for use in connection with travel-related goods and services. The Lindblad/National Geographic alliance includes a co-selling and co-marketing arrangement through which National Geographic promotes Lindblad’s offerings in its marketing campaigns across web-based, email, print and other marketing platforms and sells Lindblad’s expeditions through its internal travel division. The National Geographic sales channel represents approximately 20% of Lindblad’s guest ticket revenue. Lindblad believes that the alliance with National Geographic provides Lindblad with a substantial competitive advantage in the expedition market based on the brand enhancement, expanded marketing reach and the relationship with National Geographic’s naturalists and photographers.

Through their alliance, Lindblad and National Geographic collaborate on exploration, research, technology and conservation in order to provide travel experiences and disseminate geographic knowledge around the globe. The Lindblad/National Geographic alliance is set forth in (i) an Alliance and License Agreement and (ii) a Tour Operator Agreement.

Alliance and License Agreement. Pursuant to the Alliance and License Agreement, Lindblad and National Geographic have agreed to collaborate to identify key destinations and program enhancements as well as to develop marketing strategies, joint loyalty programs and materials for Lindblad expeditions in exchange for royalty payments from Lindblad. The royalty amount is calculated based upon a percentage of ticket revenue less travel agent commission, including the revenue received from cancellation fees and any revenue received for the sale of voyage extensions. As part of the agreement, National Geographic has granted Lindblad a (i) non-exclusive license to use certain licensed property (including licensed content and licensed marks, which include but are not limited to National Geographic’s name and images) for the advertising and promotion of certain expeditions in the United States, its territories and possessions, Australia and New Zealand (the “Territory”) and (ii) a non-exclusive license to use the licensed property in association with Lindblad’s name, trademarks, services marks and logos in connection with promotional and public relations communications in the Territory relating to certain expeditions to destinations worldwide. The agreement also provides Lindblad with a non-exclusive, non-transferable right and license to use the National Geographic marketing database for the purpose of promoting the sale of such expeditions.

The agreement includes a branding arrangement whereby Lindblad’s six owned and operated expedition cruise ships carry the National Geographic name. The names of the National Geographic branded vessels are

National Geographic Orion, National Geographic Explorer, National Geographic Endeavour, National Geographic Islander, National Geographic Sea Lion, and National Geographic Sea Bird. In connection with the mergers, as described below, Lindblad is expected to have the right to brand each future vessel it acquires under the name “National Geographic.” In addition, the agreement provides for Lindblad to use co-branded materials to showcase National Geographic as an institution on all of Lindblad’s National Geographic branded ships and on certain other Lindblad ships.

The agreement also provides Lindblad with access to the experts affiliated with National Geographic, including world-renowned scientists, researchers, explorers, and photographers who participate in Lindblad voyages and provide guests, while onboard, with lectures, excursions, and informal interactions. Lindblad is required to pay a stipend to National Geographic experts on a Lindblad expedition. The agreement also requires Lindblad to designate one of its employees as the National Geographic representative and to pay National Geographic 50% and 25%, respectively, of the total compensation for two employees of National Geographic that manage the Lindblad relationship. Pursuant to the agreement, Lindblad is responsible for the development, administration and operation of all voyages as well as all associated expenses, including but not limited to hiring, managing, and paying qualified staff.

As part of the agreement, Lindblad agreed not to enter into any agreements with Discovery Communications, Inc. or their affiliates other than with respect to the purchase of advertising media or the license of film, video or other items and National Geographic agreed not to license its marks or content to competitive cruise ships marketed within the United States. Each party also agreed to a standard indemnification clause for negligent acts or breaches of representations and warranties in the agreement.

Each party may terminate the agreement for breaches that are not cured timely.  In addition, each party may terminate the agreement if the year-on-year net revenue growth realized by Lindblad for its cruise expeditions is less than a specified percentage, provided that any exercise of such termination right is limited to the 30 day period following delivery of year-end results and is subject to 18 months prior notice. National Geographic also has the right to terminate the agreement in the event of a change of control of Lindblad.  Effective upon completion of the mergers, as discussed below, the agreement may be terminated upon a change of control of Capitol or Lindblad (including a change of control whereby Sven-Olof Lindblad no longer occupies a senior management position).

The agreement further provides for the support of the Lindblad Expeditions – National Geographic Joint Fund for Exploration and Conservation (“LEX-NG Fund”) established by National Geographic. The LEX-NG Fund identifies and articulates to Lindblad’s guests regional issues in conservation, education and exploration that require financial support. In 2014, seven key areas were supported with an aggregate amount of $1.2 million. National Geographic also contributes up to $300,000 annually, deducted from royalty payments from Lindblad to National Geographic, and in many instances matching funds have been negotiated with third parties. The LEX-NG Fund is managed jointly by a Lindblad staff member and a National Geographic staff member and the board is comprised of five members with Sven-Olof Lindblad, the founder, President and Chief Executive Officer of Lindblad, acting as Chairman.

Tour Operator Agreement. Pursuant to the Tour Operator Agreement, Lindblad is the exclusive provider of ocean-going ships to National Geographic marketed in the United States, its territories and possessions, including Puerto Rico, subject to certain exceptions. For National Geographic trips that Lindblad operates, National Geographic will market the trips under the “National Geographic Expeditions” mark and, at its own cost, is responsible for product selection, marketing and providing its own experts while Lindblad, at its own cost, is responsible for the trip itinerary and operations, marketing support, staffing, customer service, administrative operations, fare collections and other operations on the trip. As part of the agreement, Lindblad is required to pay fees to National Geographic as a percentage of the price charged to guests. Pursuant to the agreement, National Geographic granted Lindblad a license to use its trademarks in connection with the marketing of National Geographic trips. Each party may terminate the agreement for breaches of the agreement that are not cured timely. Each party also agreed to a standard indemnification clause for negligent acts.

Amendments to Alliance and License Agreement and Tour Operator Agreement in connection with the Mergers. Each of the Alliance and License Agreement and the Tour Operator Agreement expire on December 31, 2017. Lindblad entered into amendments with National Geographic dated as of March 9, 2015 to each of the agreements to extend the expiration date of each agreement until December 31, 2025 and reaffirm the continued effectiveness of the agreements notwithstanding the mergers with Capitol. The amendment to the Alliance and License Agreement also provides that

Lindblad will have the right to brand each vessel acquired in the future under the name “National Geographic” and revises the termination right of National Geographic to include a right to terminate the agreement in the event of a change of control of Capitol or Lindblad (including any change of control whereby Sven-Olof Lindblad no longer occupies a senior management position).

Each of the amendments was contingent on the execution by Sven-Olof Lindblad prior to the completion of the mergers of an option agreement between Sven-Olof Lindblad and National Geographic granting National Geographic the right to purchase from Mr. Lindblad, for a per share price of $10.00 per share, five percent of the issued and outstanding shares of Capitol’s common stock as of the merger closing date including all outstanding options, warrants or other derivative securities (but excluding options granted under the 2015 Long-Term Incentive Plan, 15,600,000 shares issuable upon the exercise of warrants and 1,250,000 shares of escrowed common stock, unless such escrowed shares are released from escrow, in which case such shares shall be included in the 5% calculation). Lindblad is not a party to the proposed option agreement. The option agreement was entered into on April 27, 2015.

Sven-Olof Lindblad also serves on National Geographic’s International Council of Advisors, which is composed of individuals identified by National Geographic as visionary leaders from a range of professions and industries across the globe that exemplify the intellectual curiosity and quest for adventure that has driven National Geographic’s mission since 1888.

Expedition Ships and Voyages

Itineraries

As of June 1, 2015, Lindblad operated a fleet of six expedition vessels owned through its subsidiaries and affiliates (including the National Geographic Sea Bird and the National Geographic Sea Lion) and four chartered ships to provide its signature marine-based adventures to over 40 destinations along all seven continents of the world. Lindblad has extensive experience operating in the Galapagos Islands, Antarctica, and the Arctic, with the Lindblad family having been among the first to bring non-scientist travelers to these regions. Lindblad currently operates two vessels in the Galapagos, providing week-long itineraries throughout the year. The company operates two pole-to-pole vessels that serve in Antarctica during the northern hemisphere winter, in the Arctic during the summer, and various destinations during the intermediate months, offering itineraries that last from five to 24 days. Lindblad also runs two ships in Alaska during the summer months that travel south along the U.S. coastline to the Sea of Cortez for the winter. In addition, Lindblad charters four vessels for seasonal itineraries in the Amazon, Scotland, the Caribbean, the Mediterranean, Cambodia and Vietnam.

Lindblad places a strong focus on innovation, which it seeks to achieve by introducing new expedition options and continuously making improvements to its fleet and voyage experiences as new technology or operating procedures are developed. Lindblad makes deployment decisions with the goal of optimizing the overall profitability of its portfolio, with these decisions generally made 18 to 24 months in advance. The company has operated at a 92.0% occupancy rate in the three months ended March 31, 2015 and a 92.7% occupancy rate in the year ended December 31, 2014, 92.4% in 2013 and 92.1% in 2012, indicating strong consumer interest in Lindblad’s offerings. Adding new capacity will allow Lindblad to expand its inventory of existing itineraries and expand into new markets and destinations.

The following table presents summary information concerning the ships Lindblad currently operates and their geographic areas of operation based on 2014 itineraries.

Vessel Name	Date Built	Guest Capacity	Cabins	Primary Areas of Operation	Flag
National Geographic Explorer	1982, rebuilt in 2008	148	81	Arctic, Antarctica, Azores, British Isles, Canada, Patagonia, Portugal, Spain and South America	Bahamas
National Geographic Orion	2003	102	53	Antarctica, Australia, Pacific Islands, Borneo, Indonesia, Southern Africa and the Indian Ocean	Bahamas
National Geographic Endeavour	1966	95	56	Galápagos	Ecuador
National Geographic Islander	1995	47	24	Galápagos	Ecuador
National Geographic Sea Bird*	1981	62	31	Alaska, Baja California and Pacific Northwest	U.S.A.
National Geographic Sea Lion*	1982	62	31	Alaska, Costa Rica, Panama and Pacific Northwest	U.S.A.
Delfin II**	2009	28	14	Amazon	Peru
Jahan**	2011	48	24	Vietnam and Cambodia	Vietnam
Lord of the Glens**	1985	48	26	Scotland	UK
Sea Cloud**	1931	58	28	Caribbean and Mediterranean	Malta

____________

*         The Sea Lion and the Sea Bird are owned by SPEX Sea Lion Ltd. and SPEX Sea Bird, Ltd., respectively. SPEX Sea Lion Ltd. and SPEX Sea Bird, Ltd. are solely owned by Sven-Olof Lindblad. Lindblad charters each of the vessels pursuant to a bareboat charter. The equity of SPEX Sea Lion Ltd. and SPEX Sea Bird, Ltd. will be contributed to the capital of Lindblad concurrent with the closing of the mergers, which will transfer ownership of the Sea Lion and the Sea Bird to Lindblad.

**       Chartered Vessel.

Owned Vessels

National Geographic Explorer, Lindblad’s flagship vessel, joined the fleet in 2008 as Lindblad’s ultimate expedition ship. The Explorer is equipped with an ice-strengthened hull, advanced navigation equipment for polar expeditions and a well-appointed interior with numerous windows for viewing nature. Accordingly, the Explorer is equipped to visit some of the most remote and extreme areas on the planet. The Explorer accommodates 148 guests in 81 cabins, including 13 cabins with private balconies and six suites. The Explorer is spacious and modern, with a variety of public areas that offer views of the passing landscape, including a window-lined library and observation lounge located at the top of the ship, several observation decks and a forward-facing chart room.

National Geographic Orion was designed and built in Germany in 2003 and was substantially enhanced in 2013 upon joining the Lindblad fleet. The Orion is designed to be self-sufficient for expedition travel and sails in Antarctica, Australia, the Pacific Islands, Borneo, Indonesia, Southern Africa, Europe, and the Indian Ocean. Engineered with comfort and safety in mind, the Orion is a blue water, ice class vessel equipped with advanced technology, including large retractable stabilizers, sonar, radar, and an ice-strengthened hull. A shallow draft as well as bow and stern thrusters allow for maneuvering close to shore. The Orion accommodates 102 guests in 53 cabins, including several with balconies and a variety of public spaces that offer panoramic views of the passing landscape. Her public rooms include a window-lined main lounge, as well as an observation lounge and library at the top of the ship, with numerous observation decks. Following the Antarctic season of 2016, the Orion will be repositioned in Europe for curated itineraries still under development.

National Geographic Endeavour operates year-round in the Galápagos. Prior to its post to warm equatorial waters, the Endeavour voyaged from pole-to-pole with extensive periods in the icy waters of the Arctic and Antarctic. The Endeavour accommodates 95 guests in 56 outside cabins, including two suites, and offers comfortable public areas and extensive open deck space.

National Geographic Islander is a twin-hulled, yacht-scale ship designed for active exploration. She was originally built for service in the Caribbean, and then later used for expeditions in the Scottish Highlands. Since 2004, the Islander has been sailing year-round in the Galápagos, which she is ideally suited for as her trim design and maneuvering abilities enable her to visit areas larger vessels cannot, allowing guests to experience the islands from a more up-close perspective. The Islander accommodates 47 guests in 24 outside cabins, including two suites. On board there are open decks that are complete with hammocks as well as a large dining room and large lounges that form part of the social hub of the ship.

National Geographic Sea Bird is the twin ship of the Sea Lion and offers expedition cruises in Alaska, the Pacific Northwest, Baja California and the Sea of Cortez. The Sea Bird has a shallow draft and small size and can reach places inaccessible to larger ships. The Sea Bird accommodates 62 guests in 31 outside cabins.

National Geographic Sea Lion is the twin ship of the Sea Bird and operates in Alaska, the Pacific Northwest, Baja California, the Sea of Cortez, Costa Rica, and Panama. The Sea Lion has a shallow draft and a small size so that it can reach places inaccessible to larger ships. The Sea Lion accommodates 62 guests in 31 outside cabins and has an open bow that provides for shared wildlife viewing experiences.

Chartered Vessels

Delfin II is a riverboat recently built to explore the Peruvian Amazon. Delfin II accommodates 28 guests in 10 suites and four master suites. Her entire third deck is open-air, offering a view of the river and the rainforest. Furnishings are made of harvested local rain forest wood and the ship is decorated with handicrafts from the ribereños, native people of the wildlife preserves.

Jahan is a riverboat built in 2011 for exploring Vietnam and Cambodia. Jahan accommodates 48 guests in 24 cabins, including two suites. Every cabin has a private balcony and the suites each have a private jacuzzi. Jahan has four decks and has several public areas where the expedition community can gather to watch life along the riverbank. Her public spaces include a covered, open-air observatory, open bow, and a pool on the top deck.

Lord of the Glens is specifically sized to be able to sail through the Caledonian Canal in Scotland, which connects the North Sea to the Atlantic, and can also navigate the coastline and venture to the islands of the Inner Hebrides. Lord of the Glens accommodates 48 guests in 26 outside cabins.

Sea Cloud offers the experience of sailing aboard a fully-rigged ship in the Caribbean and Mediterranean and accommodates 58 guests in 28 outside cabins, including two original owner’s suites that still feature original marble baths and fireplaces. The Sea Cloud has extensive public spaces on the top deck, a dining room that can accommodate all guests at once for single seating, and a lounge.

Ship Maintenance

In addition to routine repairs and maintenance performed on an ongoing basis and in accordance with applicable requirements, each of Lindblad’s expedition ships is taken out of service for a scheduled deeper maintenance period to conduct repairs and improvements. Lindblad maintains its fleet of in accordance with applicable regulations, international conventions and insurance requirements. This includes regularly scheduled, periodic inspections, drydocking, and overhaul. In addition, renovations and replacements of various vessel elements are part of the ongoing process of maintaining the vessels to a high standard. Although the ages of the various owned vessels vary, to date, age itself has not been a material factor in the annual maintenance expense incurred by Lindblad. On a year-to-year basis, increases in maintenance expense for the current owned fleet are anticipated to grow in line with inflation. For U.S. flagged ships, the statutory requirement is an annual docking and U.S. Coast Guard inspection, normally conducted in dry-dock. Internationally flagged ships have scheduled dockings approximately every 12 to 24 months, for a period of up to 3 to 6 weeks. Dry-dock interval and required inspections are statutory requirements controlled under chapters of the International Convention of the Safety of Life at Seas (“SOLAS”) and Classification Society instructions. Under these regulations, passenger ships must be inspected in dry-dock twice in 5 years, with the maximum duration between each dry-dock inspection not to exceed 3 years, and an underwater hull inspection is required annually. To the extent practical, each ship’s crew, catering and hotel staff remain with the ship during docking periods and assist in performing repair and maintenance work. Lindblad does not earn revenue while ships are in dock. Accordingly, dockings are typically planned during non-peak demand periods to minimize the adverse effect on revenue that results from ships being out of service.

Guest Activities and Services

Lindblad provides its guests the opportunity and the tools to be active and engaged explorers.

Vessels include a variety of equipment for exploration which, depending on the ship and destination, may include Zodiacs for water-level activities and quick transfers to shore, kayaks for personal exploration, motorized skiffs, an underwater camera, a remotely operated vehicle capable of reaching depths of 1,000 feet, a video microscope to study some of the smallest organisms of the marine ecosystem, a crow’s nest camera atop a ship’s mast, hydrophones for listening to vocalizations of marine mammals, snorkeling gear, scuba gear, and wetsuits. An experienced and knowledgeable expedition staff leads guests in exploration while hiking onshore, paddling on the water, or observing wildlife from onboard the ship. All voyages feature a certified photo instructor onboard and many include photographers from National Geographic.

Lindblad’s ships allow guests to be close to wild nature, but at the same time enjoy a high level of comfort and convenience. High quality dining is an integral part of the Lindblad expedition experience with influences and flavors that reflect the regions being explored, along with traditional fare. All food prepared aboard is sourced locally whenever practicable from sustainable providers. Seating is open and the atmosphere is relaxed. Lindblad’s ships offer a range of services and amenities which allow its guests to travel in comfort. Depending on the ship, these may include a fitness center, a spa offering a variety of treatments, a photo kiosk for photographers to edit and sort photos, a pool, 24-hour beverage service, Internet connection, laundry facilities, and a doctor on call.

Lindblad offers to handle virtually all travel aspects related to guest reservations and transportation, simplifying the planning and booking process for its guests. Lindblad also provides guests the opportunity to purchase pre- and post-expedition extensions or services that may include additional hotel nights, air travel, private transfers, excursions, and land travel packages.

Guests and Occupancy Rates

Selected statistical information regarding the company’s guests and occupancy is shown in the following table:

	Three Months Ended	Year Ended December 31,
	March 31, 2015	2014	2013	2012
Available Guest Nights	46,971	179,566	177,135	154,804
Guest Nights Sold	43,210	166,477	163,758	142,651
Occupancy	92.0%	92.7%	92.4%	92.1%
Maximum Guests	5,439	20,311	20,858	18,626
Number of Guests	4,988	18,820	19,327	17,157

Operations

Sales and Marketing

Lindblad places a strong emphasis on identifying the needs of its guests and creating expedition opportunities and products that guests value. The company uses communication strategies and marketing campaigns designed to strengthen brand awareness and to emphasize the distinctive qualities of each expedition it offers. Marketing strategies include the use of traditional media, social media, brand websites and travel agencies.

Lindblad sources its business through a combination of direct selling, travel agency networks and its strategic alliance with National Geographic. Lindblad believes in the value of the travel agency network distribution channel and invests in maintaining strong relationships with its key travel agency network partners and seeks to maintain commission rates and incentive structures that are competitive within the marketplace.

Historically, Lindblad’s focus has been to primarily source guests for its expeditions from the United States. Expedition cruise guests sourced from the United States represented approximately 84% of Lindblad’s total global expedition cruise guests in 2014. Guest ticket revenues generated by sales originating in countries outside of the United States were approximately 21%, 10% and 12% of total tour revenues in 2014, 2013 and 2012, respectively.

Lindblad’s largest channel for guest bookings is direct contact, either by guests calling the company’s toll-free number (1-800-EXPEDITION) and speaking with the company’s expedition specialists, or requesting a reservation online at the company’s website, Expeditions.com. The direct channel represented nearly 50% of guest ticket revenue for 2014.

The company’s second largest channel is bookings from travel agents and wholesalers, representing approximately 30% of guest ticket revenue for 2014. Agent outreach efforts are focused primarily on consortiums, or travel agent networks, which target affluent travelers. The four consortiums with which Lindblad has preferred partner agreements are Virtuoso, Signature, American Express and Ensemble. Preferred status provides their agents with financial incentives to book their customers on Lindblad expeditions and provides Lindblad the opportunity for enhanced marketing to their agents and end-user customers. The company’s agent and affinity sales team meets with hundreds of highly-targeted agents annually, at consortium conferences and training seminars, and in-person at agency offices to provide hands-on training, support and product knowledge. In addition, a very select group of highly-productive and motivated agents can earn incremental commissions as part of the LEX Leaders incentive program.

The National Geographic relationship also serves as a channel for bookings. Lindblad’s alliance with National Geographic includes a co-selling and co-marketing arrangement through which National Geographic promotes Lindblad’s offerings in its marketing campaigns across web-based, email, print and other marketing platforms and sells Lindblad’s expeditions through its internal travel division. The National Geographic channel represented approximately 20% of guest ticket revenue for 2014. The remainder of bookings, less than 3% of guest ticket revenue for 2014, comes from affinity groups and charters. Affinity groups are predominantly college and university alumni associations, and other travel organizations targeting specific market niches.

Lindblad has a broad and diverse marketing mix across multiple media platforms and channels, allowing the company to effectively communicate its product offering to past guests and prospective guests. The company continually optimizes its media mix to reach its target demographic. The majority of Lindblad’s annual global marketing spend is focused on consumer-direct channels, with direct mail being the largest segment of the company’s marketing expenditures. The company’s detailed brochures present its expedition offerings comprehensively, providing guests with all the information needed to make an informed travel decision. Lindblad also executes direct mail campaigns with the primary purpose of generating qualified leads, upon which the company will fulfill requests with the appropriate product brochure and/or DVD. The company also promotes its expeditions across a variety of print media, primarily magazines targeting affluent travelers, as well as nature and photography enthusiasts.

The company’s website, Expeditions.com, is supported internally by a dynamic content management system, allowing frequent updates, a visually-impactful design, large photos and video display with simple, straightforward navigation. Lindblad also sends weekly mobile-optimized emails to its database of opt-in email subscribers, which link back to key areas on Expeditions.com. In addition, the company routinely offers webinars to offer greater insights into its expeditions, hosted by members of the expedition teams with intimate knowledge of the geographies featured.

Lindblad maintains an active presence on numerous social media platforms, focusing primarily on those with the greatest reach to its target demographic: Facebook, Instagram, Twitter and YouTube. In addition, the company routinely feeds content to National Geographic’s social media platforms, which extend the reach of the Lindblad’s brand significantly.

Lindblad’s marketing and sales team is based in the U.S. and Sydney, Australia. The marketing team encompasses broad and diverse skill sets including product and channel marketing, digital marketing, database marketing, copywriting and creative, video production and research and analytics.

Expedition Cruise Pricing

Lindblad’s voyage prices include accommodations and all expedition activities and meals, other than items of a personal nature such as alcohol or airfare to and from an expedition, spa treatments and certain other specialized events or activities. Prices vary depending on many factors including the destination, number of guest seats available, expedition length, cabin category selected and time of year during which the expedition takes place. Payment terms generally require an upfront deposit to confirm a reservation, with the balance due prior to departure.

Lindblad focuses on maintaining list pricing of its offerings and any discounting that the company pursues is tactical, targeted and infrequent. In addition to its standard expedition packages, Lindblad may be able to offer a complete vessel for charter, assuming no itinerary changes from the scheduled departure, and may provide incentives for this type of arrangement. Group and multi-generational family travel may also be eligible for discounted fares based upon the voyage, duration and number of guests travelling. From time to time, the company may incentivize guests to book with Lindblad with a variety of offers including free or reduced price air transportation, hotel nights or other value added items. Lindblad offers rewards to its guests through its loyalty program, Friends for Life, to encourage repeat business.

Lindblad Expeditions – National Geographic Joint Fund for Exploration and Conservation

Lindblad seeks to inspire people to explore and care about the planet. One of the company’s governing principles is to positively impact the areas it explores and in which it works. To this end, Lindblad, along with National Geographic, created the Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation (“LEX-NG Fund”) to support projects at the global, regional, and local level. The objective of the LEX-NG Fund is to protect the last wild places in the ocean, support innovative local projects, and facilitate conservation, research, educational, and community development projects in the places Lindblad explores. Together with Lindblad guests, the LEX-NG Fund has granted nearly $10 million to projects in the regions that the company visits. 100% of guest contributions go directly to on-the-ground projects since Lindblad Expeditions and National Geographic together cover the LEX-NG Fund’s operating costs.

Environmental Stewardship

Lindblad’s staff is involved in organizations such as the International Association of Antarctic Tour Operators and the Association of Arctic Expedition Cruise Operators, which seek to lead the tourism industry with management best practices for visiting places such as Antarctica, the Arctic, and the Galápagos Islands. Lindblad’s staff also works with the MarViva Foundation (a non-governmental organization focused on promoting the conservation and sustainable use of coastal and marine ecosystems in the eastern tropical Pacific) to provide a consumer market for sustainably caught fish from the first designated responsible fishing area of Costa Rica and with the Charles Darwin Research Station and Charles Darwin Foundation on conservation initiatives geared toward preserving the Galapagos Islands.

Seasonality

Lindblad chooses to visit geographic areas based upon many factors including weather, marine conditions, migration patterns and various natural phenomena. In the northern hemisphere summer, Lindblad visits the High Arctic regions of the world, the Canadian Maritimes, Europe and Alaska. In the northern hemisphere winter months, Lindblad travels to Antarctica, South America, Costa Rica, Baja California, Caribbean, Indian and Pacific ocean destinations and Australia and New Zealand. The Galapagos Islands are a year-round destination offering a diverse variety of marine, land and airborne wildlife.

Suppliers

Lindblad’s largest capital expenditures are for ship maintenance and acquisition, and its largest operating expenditures are for payroll, fuel, food and beverage, travel agent services and advertising and marketing. Most of the supplies that Lindblad requires are available from numerous sources at competitive prices.

Insurance

Lindblad maintains comprehensive insurance coverage at commercially reasonable rates and believes that its current coverage is at appropriate levels to protect against most of the risk involved in the conduct of its business.

Lindblad maintains insurance on the hull and machinery of each of its ships that includes additional coverage for disbursements, earnings and increased value. The company also maintains protection and indemnity insurance for each of its owned ships. In addition, Lindblad maintains war risk insurance on each ship which covers damage due to acts of war, including invasion, insurrection, terrorism, rebellion, piracy and hijacking. This coverage includes coverage for physical damage to the ship which is not covered under the hull policies as a result of war exclusion clauses in such hull policies. Lindblad also maintains protection and indemnity war risk coverage. Consistent with most marine war risk policies, under the terms of the war risk insurance coverage, underwriters can give notice that the policy will be canceled and reinstated at higher premium rates. The company also maintains insurance coverage for shoreside property, shipboard inventory, and marine and non-marine general liability risks, as well as business interruption insurance for its owned ships based on the evaluation of the financial exposure per vessel for net income and fixed overhead expenses. In addition, Lindblad maintains workers compensation, directors and officers’ liability and other insurance coverage.

Lindblad historically has been able to obtain insurance coverage in amounts and at premiums it has deemed to be commercially acceptable. No assurance can be given that affordable and secure insurance markets will be available in the future, particularly for war risk insurance. All of the company’s insurance coverage is subject to certain limitations, exclusions and deductible levels.

Regulation

Lindblad’s ships are regulated by various international, national, state and local laws, regulations and treaties in force in the jurisdictions in which they operate. In addition, certain ships are registered in the United States, the Bahamas or Ecuador, as applicable. Each ship is subject to regulations issued by its country of registry, including regulations issued pursuant to international treaties governing the safety of the ships, guests and crew as well as environmental protection. Each country of registry conducts periodic inspections to verify compliance with these regulations. Ships operating out of United States ports are subject to inspection by the United States Coast Guard for compliance with international treaties and by the United States Public Health Service for sanitary and health conditions. Ships are also subject to similar inspections pursuant to the laws and regulations of various other countries visited. Lindblad considers itself to be in material compliance with all the regulations applicable to its ships and that it has all licenses necessary to conduct its business. Health, safety, security, environmental and financial responsibility issues are, and will continue to be, an area of focus by the relevant government authorities in the United States and internationally. From time to time, various regulatory and legislative changes may be proposed that could impact operations and subject Lindblad to increasing compliance costs in the future.

Safety and Security Regulations

Lindblad’s ships are required to comply with international safety standards defined in the International Convention for Safety of Life at Sea (“SOLAS”), which among other things, establishes requirements for ship design, structural features, materials, construction, life-saving equipment and safe management and operation of ships to ensure guest and crew safety. The SOLAS standards are revised from time to time and the most recent modifications were phased in through 2010. SOLAS incorporates the International Safety Management Code (“ISM Code”), which provides an international standard for the safe management and operation of ships and for pollution prevention. The ISM Code is mandatory for all vessels, including passenger vessel operators. All of Lindblad’s operations and ships are regularly audited by various national authorities and maintain the required certificates of compliance with the ISM Code.

The ships are also subject to various security requirements, including the International Ship and Port Facility Security Code (“ISPS Code”), which is part of SOLAS, and the U.S. Maritime Transportation Security Act of 2002 (“MTSA”), which applies to ships that operate in U.S. ports. In order to satisfy these security requirements, the company implements security measures, conducts vessel security assessments, and develops security plans. The security plans for all of the ships have been submitted to and approved by the respective countries of registry for compliance with the ISPS Code and the MTSA.

The Cruise Vessel Security and Safety Act of 2010, which applies to passenger vessels that embark passengers from or include port stops within the United States, requires the implementation of certain safety design features as well the establishment of practices for the reporting of and dealing with allegations of crime.

Environmental Regulations

Lindblad is subject to various United States and international laws and regulations relating to environmental protection. Under such laws and regulations, Lindblad is prohibited from, among other things, discharging certain materials, such as petrochemicals and plastics, into the waterways. From time to time, environmental and other regulators may consider more stringent regulations, which may affect Lindblad’s operations and increase compliance costs.

The ships are subject to the International Maritime Organization’s (‘‘IMO’’) regulations under the International Convention for the Prevention of Pollution from Ships (the ‘‘MARPOL Regulations’’), which includes requirements designed to minimize pollution by oil, sewage, garbage and air emissions. Lindblad has obtained the relevant international compliance certificates relating to oil, sewage and air pollution prevention for all of its ships.

The MARPOL Regulations impose global limitations on the sulfur content of fuel used by ships operating worldwide and also establish special Emission Control Areas (‘‘ECAs’’) with stringent limitations on sulfur and nitrogen oxide emissions in these areas. As of February 2014, there were four established ECAs: the Baltic Sea, the North Sea/English Channel, certain of the waters surrounding the North American coast, and the waters surrounding Puerto Rico and the U.S. Virgin Islands. Since July 1, 2010, ships operating in ECAs are required to operate on fuel with a sulfur content of 1.0%, which was reduced to 0.1% effective January 1, 2015. By January 1, 2020, the MARPOL Regulations will require the worldwide limitations on sulfur content of fuel to be further reduced to 0.5%.

In July 2011, new MARPOL Regulations introduced mandatory measures to reduce greenhouse gas emissions. These include the utilization of an energy efficiency design index (“EEDI”) for new ships as well as the establishment of an energy efficient management plan for all ships. The EEDI is a performance-based mechanism that requires a certain minimum energy efficiency in new ships. These regulations apply to new vessels commissioned after January 1, 2013. In June 2013, the European Commission proposed legislation which would require cruise ship operators using ports in the European Union to monitor and report on the vessels’ annual carbon dioxide emissions starting in 2018.

The Jones Act

As U.S. flag vessels, the National Geographic Sea Lion and the National Geographic Sea Bird are subject to the U.S. laws relating to the transport of passengers and cargo between U.S. ports in the U.S. coastwise trade.

These laws relating to vessels are principally contained in 46 U.S.C. Chapter 551 and 46 U.S.C. § 50501 and the federal regulations promulgated thereunder and are commonly referred to collectively as the “Jones Act.” Subject to limited exceptions, the Jones Act requires, among other things, that vessels engaged in U.S. coastwise trade be owned and operated by “citizens of the United States” within the meaning of the Jones Act. For purposes of the Jones Act, a corporation, for example, must satisfy at least the following requirements to be deemed a U.S. citizen: (i) the corporation must be organized under the laws of the United States or of a state, territory or possession thereof; (ii) each of the chief executive officer and the chairman of the board of directors of such corporation, and each person authorized to act in the absence or disability of such persons, must be a U.S. citizen; (iii) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens; and (iv) at least 75% of each class or series of stock in such corporation must be beneficially owned by U.S. citizens within the meaning of the Jones Act.

Labor Regulations

The International Labour Organization, an agency of the United Nations that develops worldwide employment standards, has adopted a new Consolidated Maritime Labour Convention (the “Convention”) which became effective in August 2013. The Convention reflects a broad range of standards and conditions governing all aspects of crew management for ships in international commerce, including additional requirements not previously in effect relating to the health, safety, repatriation, entitlements and status of crewmembers and crew recruitment practices. Each of Lindblad’s ships has received its certification of compliance with the requirements of the Convention.

Consumer Financial Responsibility Regulations

U.S. law requires the operators of passenger vessels embarking passengers at U.S. ports to be certified by the United States Federal Maritime Commission as to their ability to satisfy obligations with respect to unearned passenger revenue in case of non-performance, and for liability in case of casualty or personal injury. Lindblad satisfies these requirements with respect to its operation of the National Geographic Sea Bird and National Geographic Sea Lion through an escrow account for passenger deposits and through its liability insurers.

Lindblad is also required by the United Kingdom, Australia, Norway, Finland, and the Baltics to establish its financial responsibility for any liability resulting from the non-performance of its obligations to guests from these jurisdictions. In the United Kingdom, the company is currently required by the Association of British Travel Agents and the Norwegian Travel Guarantee Fund to provide performance bonds in varying amounts.

Certain other jurisdictions also require that Lindblad establish financial responsibility to its guests resulting from the non-performance of its obligations; however, the related amounts do not have a material effect on the company’s costs.

In Australia and parts of Europe, Lindblad is obligated to honor guests’ cruise payments made by them to their travel agents regardless of whether it receives such payments.

Regulations Regarding Protection of Disabled Persons

In June 2013, the U.S. Architectural and Transportation Barriers Compliance Board proposed guidelines for the construction and alteration of passenger vessels to ensure that the vessels are readily accessible to and usable by passengers with disabilities. If and when finalized, these guidelines will be used by the U.S. Department of Transportation and U.S. Department of Justice to implement mandatory and enforceable standards for passenger vessels covered by the Americans with Disabilities Act. While Lindblad believes its vessels have been designed and outfitted to meet the needs of guests with disabilities, the company cannot at this time accurately predict whether it will be required to make material modifications or incur significant additional expenses given the status of the proposed guidelines.

United States Income Taxation

The following is a discussion of the application of the United States federal and state income tax laws to us and is based on the current provisions of the United States Internal Revenue Code, Treasury Department regulations, administrative rulings, court decisions and the relevant state tax laws, regulations, rulings and court decisions of the states where we have business operations. All of the foregoing is subject to change, and any such change could affect the accuracy of this discussion.

At the present time, the Lindblad subsidiaries that are foreign corporations do not derive any significant income from sources within the United States, and are not subject to significant United States federal income taxes. Any income earned by these subsidiaries from sources within the United States generally is subject to United States federal income tax at a top rate of 35% (and to U.S. branch profits tax at a rate of 30% on effectively connected earnings and profits, subject to certain adjustments) unless the requirements of the exemption under Section 883 of the Internal Revenue Code are met. In general, any United States source income earned by a Lindblad subsidiary that is a foreign corporation qualifies for exemption under Section 883 if this income is derived from or incidental to the international operation of ships, and if the subsidiary is incorporated in a country that grants an equivalent exemption to U.S. corporations. The countries in which the Lindblad subsidiaries that are foreign corporations are incorporated do grant equivalent exemptions to U.S. corporations. The income of the Lindblad foreign subsidiaries that is treated as being derived from or incidental to the international operation of ships generally does not include any capital gains recognized upon a disposal of a vessel, or income from the sale of air and land transportation, shore excursions, and pre- and post-cruise tours. If a Lindblad foreign subsidiary recognizes a capital gain upon a disposal of a vessel, this capital gain will generally constitute income from sources within the United States and will generally not be entitled to exemption under Section 883.

Each Lindblad subsidiary that is a foreign corporation is owned, directly or indirectly, by a U.S. person (Lindblad before the mergers, and Capitol after the mergers) and is treated as a “controlled foreign corporation” for United States federal income tax purposes. If such a subsidiary earns “Subpart F income” after the mergers, the amount of this Subpart

F income will generally be immediately included in the taxable income of Capitol, whether or not the subsidiary makes a distribution. Capitol expects that the amount of Subpart F income earned by the subsidiaries of Lindblad that are foreign corporations will be minimal.

The subsidiaries of Lindblad that are United States corporations are subject to United States federal income tax at a top rate of 35% on all their income, and are subject to income tax in the various States within the United States in which they have operations. At the present time, the only State in which the U.S. subsidiaries of Lindblad are expected to pay significant amounts of state income taxes following the mergers is Alaska.

Lindblad also pays income taxes in Australia, Ecuador and other countries within which it operates. In addition to or instead of income taxation, virtually all jurisdictions where Lindblad’s ships call impose some tax or fee, or both, based on guest headcount, tonnage or some other measure.

Competition

Lindblad competes with a number of cruise lines with competition varying by destination. The market is fragmented and primarily comprised of private operators. The primary competitors which operate in the geographic regions Lindblad serves include Silversea Expeditions, Compagnie du Ponant, Hurtigruten and Un-Cruise Adventures. Lindblad also competes with other vacation alternatives such as land-based resort hotels and sightseeing destinations for guests’ leisure time. Demand for such activities is influenced by political and general economic conditions. Companies within the vacation market are dependent on consumer discretionary spending.

Lindblad’s principal competitive strengths, particularly its established reputation, its experienced management team, its product offerings, and its association with National Geographic, provide it with a competitive advantage in the specialty cruise segment of the market.

The cruise industry in general and the expedition cruise industry specifically are characterized by high barriers to entry, including the existence of several established and recognizable brands, the large investment required to build a new, sophisticated cruise or expedition ship, the long lead time necessary to construct new ships and limited newbuild shipyard capacity.

Employees

As of December 31, 2014, Lindblad had approximately 199 employees, including 94 shipboard employees as well as 104 full-time and 1 part-time employees in its shoreside operations.

Properties

Lindblad’s principal executive office is located at 96 Morton Street, New York, New York. Lindblad leases its New York office consisting of approximately 13,000 square feet. Lindblad’s principal shoreside operations are located at 1415 Western Avenue, Seattle, Washington, consisting of approximately 43,000 square feet. Lindblad also leases a sales office in Sydney, Australia.

Legal Proceedings

Lindblad is involved in litigation from time to time. The only pending litigation involving Lindblad at this time is related to a former employee alleging damages for injuries allegedly sustained on one of Lindblad’s vessels. The employee filed suit in the United States District Court, Central District of California on April 7, 2014. The case was transferred to the United States District Court, Western District of Washington, on jurisdictional grounds. Lindblad has protection and indemnity insurance that it expects to cover any damages. Lindblad does not expect the outcome to have a material impact on its results of operations.

LINDBLAD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of Lindblad’s financial condition and results of operations is intended to clarify the company’s results of operations, certain changes in its financial position, liquidity, capital structure and business developments for the periods covered by the consolidated financial statements included elsewhere in this proxy statement. The company’s actual results could differ materially from those discussed below. This discussion should be read in conjunction with, and is qualified by reference to, the other related information contained in this proxy statement, including the consolidated financial statements and the related notes thereto and the description of the business as well as the risk factors discussed in “Risk Factors” and “Forward-Looking Statements.”

Overview

The key components of Lindblad’s business strategy are to deliver exceptional guest experiences, maximize occupancy levels, continually optimize pricing methodologies, effectively manage itinerary offerings to meet guest demand, maximize and grow net yields, elevate brand awareness and loyalty, and expand the business in a safe, prudent and disciplined manner.

In the three months ended March 31, 2015, Lindblad generated revenues of $55.4 million, which represented an increase of 7.9% from revenues of $51.4 million for the three months ended March 31, 2014.  The increase in revenue was primarily the result of an increase in tour prices, increased revenue from charter tours, as well as a reduction in travel related discounts compared to the three months ended March 31, 2014.  Other revenue also increased as a result of strong demand for pre and post voyage extensions as well as increased revenue from air ticket sales.  Net income amounted to $6.9 million for the three months ended March 31, 2015 compared to $8.4 million for the three months ended March 31, 2014.  The decrease in net income was primarily the result of one-time professional fees associated with the pending merger transaction between the Company and Capitol, an increase in the value of stock options held by certain employees and recorded as incentive compensation expense in the first quarter of 2015 as well as an increase in the cost of tours from planned increases in revenue from chartered vessels and increased promotional expense. For the three months ended March 31, 2015 Adjusted EBITDA amounted to $14.2 million compared to $14.1 million for the three months ended March 31, 2014.

Lindblad continues to focus on its core objectives of maximizing occupancy and optimizing pricing to drive strong net yield levels across the company. In 2014, Lindblad began the process of redeploying the National Geographic Orion, which came under Lindblad management in 2013. This included adding departures from the Antarctic  Peninsula and extensive travel across the Pacific Ocean as well as marketing the vessel’s 2014 offerings in the United States, Lindblad’s core marketing region where the company commands strong pricing. In 2016, Lindblad will further reposition the National Geographic Orion when the ship will be redeployed from serving the Western Australian geographies to voyages in Europe for the northern hemisphere summer. In the three months ended March 31, 2015, Lindblad increased its inventory of expeditions on chartered ships. Lindblad deploys chartered vessels for various seasonal offerings and continually seeks to optimize its charter fleet to balance its inventory with demand and maximize yields. The company uses its charter inventory as a mechanism to both increase travel options of its existing and prospective guests and also to test demand for certain areas and seasons to understand the potential for longer term deployments and additional vessel needs. The increase in charter inventory in the three months ended March 31, 2015 is reflected in an increase in the number of maximum guests compared to the same period in the prior year. However, the corresponding increase in maximum guest nights was slightly offset as a result of one less long-duration voyage by the National Geographic Orion in the quarter compared to the same period in the prior year.

Lindblad has seen strong guest demand for its offerings with occupancy levels of 92.0% and 94.3% for the three months ended March 31, 2015 and 2014, respectively.  The company believes this is in part due to favorable economic conditions. With its existing owned fleet operating at high levels of occupancy, Lindblad has evaluated a range of strategies for expansion of guest capacity. The company considers closely the expected return on invested capital and the range of possibilities, such as newbuild programs, adding selected charters, and the acquisition of existing ships or small operators, such as the acquisition of the National Geographic Orion. Following the merger with Capitol, the company plans to order two new coastal vessels for delivery targeted in 2017 and 2018. These vessels are expected to have capacity of approximately 100 guests each and management considers this investment to be an important step to meet increasing demand for Lindblad’s offerings. The newbuild process will expose the company to certain risks typically associated with new ship construction, which the company is prepared to manage through detailed planning and close monitoring by its internal marine team. The purchase of the ships will be funded through a combination of cash raised in the merger and excess cash flow generated by the company’s existing operations.

Due to the specific geographies in which the company operates and the cost of providing access to fuel in its remote destinations, the company has historically not experienced significant fluctuations in fuel costs with changes in world fuel commodity prices. Fuel costs represented approximately 5.5% and 7.1% of tour revenue for the three months ended March 31, 2015 and 2014, respectively. The company has not hedged its fuel purchases historically.

Lindblad maintains its fleet in accordance with applicable regulations, international conventions and insurance requirements. This includes regularly scheduled, periodic inspections, drydocking, and overhaul. In addition, renovations and replacements of various vessel elements are part of the ongoing process of maintaining the vessels to a high standard. Following the acquisition of the National Geographic Orion, the vessel underwent an extensive dry dock process during which Lindblad added its own specific modifications in order for the ship to meet its operational requirements. Although the age of the various owned vessels varies, to date, the age itself has not been a material factor in the annual maintenance expense incurred by Lindblad. On a year-to-year basis, increases in maintenance expense for the current owned fleet are anticipated to grow in line with inflation.

Similar to others in the industry, Lindblad operates with a meaningful working capital deficit. This deficit is mainly attributable to the fact that, under Lindblad’s business model, a vast majority of guest ticket receipts are collected in advance of the applicable sailing date. These advance passenger receipts remain a current liability until the sailing date and the cash generated from them is used interchangeably with cash on hand from other cash from operations. Lindblad had a working capital deficit of $49.5 million as of March 31, 2015 as compared to a working capital deficit of $59.7 million as of December 31, 2014.

The discussion and analysis of Lindblad’s financial condition and results of operations has been organized to present the following:

•         a review of Lindblad’s financial presentation, including the descriptions of certain line items and key operational and financial metrics;

•         a discussion of Lindblad’s results of operations for the three months ended March 31, 2015 compared to the same period in 2014; and

•         a discussion of liquidity and capital resources, including future capital and potential funding sources.

Financial Presentation

Description of Certain Line Items

Tour Revenue

Tour revenue consists of the following:

•         Guest ticket revenue recognized from the sale of guest tickets; and

•         Other revenues from the sale of pre- or post-expedition excursions, hotel accommodations, and land-based expeditions; air transportation to and from the ships, goods and services rendered onboard that are not included in guest ticket prices, trip insurance, and cancellation fees.

Cost of tours

Cost of tours includes the following:

•         Direct costs associated with revenues, including cost of pre- or post-expedition excursions, hotel accommodations, and land-based expeditions, air and other transportation expenses, and cost of goods and services rendered onboard;

•         Payroll costs and related expenses for shipboard personnel;

•         Food costs for guests and crew, including complimentary food and beverage amenities for guests;

•         Fuel costs and related costs of delivery, storage and safe disposal of waste; and

•         Other expenses, such as land costs, port costs, repairs and maintenance, equipment expense, dry dock, ship insurance, and charter hire costs.

Selling and marketing

Selling and marketing expenses include commissions and a broad range of advertising and promotional expenses.

General and administrative

General and administrative expenses include the cost of shoreside vessel support, reservations and other administrative functions, including salaries and related benefits, credit card commissions, professional fees and rent.

Key Operational and Financial Metrics

Lindblad uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Lindblad uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable the company to analyze its performance and financial condition. The company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. Lindblad believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the company’s financial condition and results of operations together with the consolidated financial statements of Lindblad and the related notes thereto also included within.

EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. Lindblad believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. Lindblad believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as unearned passenger revenue, capital expenditures and related depreciation, principal and interest payments, and tax payments. Lindblad’s use of Adjusted EBITDA may not be comparable to other companies within the industry. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. Lindblad also records the number of guest nights available on its limited land programs in this definition. Lindblad uses this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause revenue and expense to vary.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense and general and administrative expense.

Gross Yield represents tour revenue divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenue and other revenue.

Net Cruise Cost excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenue less commissions and direct costs of other revenue.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Critical Accounting Policies

Lindblad’s consolidated financial statements are prepared in accordance with GAAP, which require the company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting periods and the related disclosures in the consolidated financial statements and accompanying footnotes. Out of Lindblad’s significant accounting policies, which are described in Note 2: Summary of Significant Accounting Policies in Lindblad’s audited consolidated financial statements included in this proxy statement, certain accounting policies are deemed “critical,” as they require management’s highest degree of judgment, estimates and assumptions. While Lindblad’s management believes its estimates, assumptions and judgments are reasonable, they are based on information presently available and actual results may differ significantly from these estimates due to changes in judgments, assumptions and conditions.

Valuation of Long-Lived Assets

Lindblad reviews its long-lived assets, principally its vessels and operating rights, for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Upon the occurrence of a triggering event, the assessment of possible impairment is based on Lindblad’s ability to recover the carrying value of its asset, which is determined by using the asset’s estimated undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. A significant amount of judgment is required in estimating the future cash flows and fair values of its vessels and operating rights.

As of December 31, 2014 and 2013, there was no triggering event and Lindblad did not record an impairment of its long-lived assets.

Foreign Currency Translation

Lindblad translates the assets and liabilities of its foreign operations that have functional currencies other than the U.S. dollar at exchange rates in effect at the balance sheet date. Revenues and expenses of these foreign operations are translated at weighted-average exchange rates for the period. Their equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of accumulated other comprehensive income (“AOCI”), which is a separate component of shareholders’ equity. Therefore, the U.S. dollar value of the non-equity translated items in the consolidated financial statements will fluctuate from period to period, depending on the changing value of the U.S. dollar versus these currencies. Where the U.S. dollar is the functional currency, remeasurement adjustments and gains or losses resulting from foreign currency transactions are recorded as foreign exchange gains or losses in the consolidated statements of income.

Lindblad became subject to foreign currency translation in connection with its acquisition of Fillmore Pearl Holdings Ltd. (“FPH”), which operates partially in Australia and whose functional currency is the U.S. dollar. For the FPH operations included in the consolidated financial statements available elsewhere in this proxy statement for periods prior to April 12, 2013, the functional currency is the Australian dollar.

Results of Operations for the Three Months Ended March 31, 2015 and 2014

Lindblad reported tour revenue, cost of tours, operating expenses, operating income and net income for the three months ended March 31, 2015 and 2014 as shown in the following table:

	Three Months Ended March 31,
	2015	2014
Tour revenue	$55,420,529	$51,374,690
Cost of tours	24,401,222	21,976,882
Operating expenses	23,039,780	18,243,812
Operating income	7,979,527	11,153,996
Net income	6,932,494	8,410,313
Earnings per share – Class A
Basic	$28.27	$32.71
Diluted	27.95	32.71
Earnings per share – Class B
Basic	$—	$32.71
Diluted	—	32.71

The following table sets forth the Lindblad’s operating data as a percentage of total revenue:

	Three Months ended March 31,
	2015	2014
Tour revenue	100.0%	100.0%
Cost of tours	44.0%	42.8%
Gross Profit	56.0%	57.2%

Operating expenses:
Selling and marketing	16.5%	15.8%
General and administrative	20.1%	14.1%
Depreciation and amortization	5.0%	5.6%
Total Operating Expenses	41.6%	35.5%
Operating income	14.4%	21.7%
Other (expense) income:
Change in fair value of obligation to repurchase shares of Class A common stock	0.0%	(2.8)%
(Loss) gain on foreign currency translation	(0.2)%	(0.7)%
Other income	0.4%	0.0%
Interest expense, net	(2.1)%	(2.6)%
Other (expense) income, net	(1.9)%	(6.1)%
Income (loss) before income tax	12.5%	15.6%
Income tax expense	0.0%	0.8%
Net income	12.5%	16.4%

The following table sets forth Lindblad’s Available Guest Nights, Guest Nights Sold, Occupancy, Maximum Guests and Number of Guests for the three months ended March 31, 2015 and 2014:

	Three Months Ended March 31,
	2015	2014
Available Guest Nights	46,971	47,222
Guest Nights Sold	43,210	44,519
Occupancy	92.0%	94.3%
Maximum Guests	5,439	5,254
Number of Guests	4,988	4,963

The following table shows the calculations of Gross Yield and Net Yield for the three months ended March 31, 2015 and 2014. Gross Yield is calculated by dividing tour revenue by Available Guest Nights, and Net Yield is calculated by dividing Net Revenue by Available Guest Nights:

	Three Months Ended March 31,
	2015	2014
Guest ticket revenue	$47,799,801	$45,533,926
Other revenue	7,620,728	5,840,764
Tour Revenue	55,420,529	51,374,690
Less: Commissions	(3,686,563)	(3,312,437)
Less: Other expense	(4,579,039)	(3,327,106)
Net Revenue	$47,154,927	$44,735,147
Available Guest Nights	46,971	47,222
Gross Yield	$1,179.89	$1,087.94
Net Yield	$1,003.92	$947.34

The following table shows the calculations of Gross Cruise Cost per Available Guest Night and Net Cruise Costs per Available Guest Night for the three months ended March 31, 2015 and 2014:

	Three Months ended March 31,
	2015	2014
Cost of tours	$24,401,222	$21,976,882
Plus: Selling and marketing	9,162,482	8,116,195
Plus: General and administrative	11,125,499	7,253,558
Gross Cruise Cost	$44,689,203	$37,346,635
Less: Commissions	(3,686,563)	(3,312,437)
Less: Other expense	(4,579,039)	(3,327,106)
Net Cruise Cost	$36,423,601	$30,707,092
Less: Fuel expense	(3,046,797)	(3,621,307)
Net Cruise Cost Excluding Fuel	$33,376,804	$27,085,785
Non-GAAP Adjustments
Stock-based compensation	(1,213,724)	—
Non-recurring merger related expenses	(2,268,248)	—
Non-recurring acquisition related expenses	—	(51,695)
Adjusted Net Cruise Cost Excluding Fuel	$29,894,832	$27,034,090
Available Guest Nights	46,971	47,222
Gross Cruise Cost per Available Guest Night	$951.42	$790.87
Net Cruise Cost per Available Guest Night	$775.45	$650.27
Net Cruise Cost Excluding Fuel per Available Guest Night	$710.58	$573.58
Adjusted Net Cruise Cost per Available Guest Night	$701.32	$649.18
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	$636.45	$572.49

The following outlines the calculation of EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	2015	2014
Net Income	$6,932,494	$8,410,313
Income tax benefit	(23,426)	(404,466)
Interest expense, net	1,189,422	1,320,260
Depreciation and amortization expense	2,751,799	2,874,059
EBITDA	$10,850,289	$12,200,166
Change in fair value of obligation to repurchase shares of Class A common stock	—	1,429,996
Loss on foreign currency translation	116,037	397,893
Stock-based compensation	1,213,724	—
Other non-cash income	(235,000)	—
Non-recurring merger related expenses	2,268,248	—
Non-recurring acquisition related expenses	—	51,695
Adjusted EBITDA	$14,213,298	$14,079,750

Three Months Ended March 31, 2015 Compared to the Three Months Ended March 31, 2014

Tour Revenues

Tour revenues for the three months ended March 31, 2015 increased $4.0 million, or 7.9%, to $55.4 million from $51.4 million for the three months ended March 31, 2014. This increase was primarily due to the increase in revenue from charter voyages in the first quarter of 2015, an increase in tour prices, as well as a reduction in travel related discounts compared to the first quarter of 2014. In addition, other revenue increased by $1.8 million, or 30%, to $7.6 million for the three months ended March 31, 2015, compared to $5.8 million for the three months ended March 31, 2014. This increase was primarily driven by strong demand for pre and post voyage extensions as well as increased revenue from air ticket sales. Net Yield for the three months ended March 31, 2015 was $1,003.92 compared to $947.34 for the three months ended March 31, 2014, which represents an increase of 6.0%.

Cost of Tours

Total cost of tours increased $2.4 million, or 11%, to $24.4 million from $22.0 million for the three months ended March 31, 2014. This is primarily the result of an increase in the number of charter voyages in the first quarter of 2015 compared to the first quarter of 2014, and increase in land costs of $0.8 million to $1.4 million for the three months ended March 31, 2015, compared to $0.6 million for the three months ended March 31, 2014, associated with the deployment of the National Geographic Orion. These increases were offset partially by a decrease in fuel costs for the owned fleet. Adjusted Net Cruise Cost per Available Guest Night was $701.32 for the three months ended March 31, 2015 compared to $649.18 for the three months ended March 31, 2014, an increase of 8.0%.

Selling and Marketing Expenses

Selling and marketing expenses for the three months ended March 31, 2015 increased $1.1 million, or 12.9%, to $9.2 million from $8.1 million for the three months ended March 31, 2014. This increase was primarily due to increased sales commissions, which increased $0.4 million to $3.7 million for the three months ended March 31, 2015, compared to $3.3 million for the three months ended March 31, 2014. Also contributing to the increase were higher expenditures related to increased advertising, collateral printing and postage to ensure high yields for the remainder of 2015. These costs increased $0.5 million to $2.6 million for the three months ended March 31, 2015 compared to $2.1 million for the three months ended March 31, 2014.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2015 increased $3.8 million, or 53.4%, to $11.1 million from $7.3 million for the three months ended March 31, 2014. This increase was primarily due to one-time professional fees associated with the pending merger transaction between Lindblad and Capitol, and an increase in the value of stock options held by certain employees and recorded as incentive compensation expense in the first quarter of 2015.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the three months ended March 31, 2015 decreased $0.1 million, or 4.3%, to $2.8 million from $2.9 million for the three months ended March 31, 2014.

Other (Expense) Income

Other (expense) income was a $1.1 million expense for the three months ended March 31, 2015 compared to a $3.1 million expense for the three months ended March 31, 2014, which represents a $2.0 million and 66.0% decrease in expense. This change was primarily due to the following factors.

•         Interest expense, net, decreased $0.1 million, or 9.9%, to $1.2 million for the three months ended March 31, 2015 from $1.3 million for the three months ended March 31, 2014. The decrease was due to a lower average debt levels for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014.

•         Additional expense of $1.4 million in the three months ended March 31, 2014 related to the change in the fair market value of an obligation to repurchase shares of Class A common stock.

•         For the three months ended March 31, 2015 and 2014, Lindblad recorded $0.1 million and $0.4 million foreign currency translation losses, respectively. These losses are primarily related to the weakening of the Australian dollar compared to the US dollar.

Results of Operations for the Years Ended December 31, 2014, 2013 and 2012

Lindblad reported tour revenue, cost of tours, operating expenses, operating income, and net income for the years ended December 31, 2014, 2013 and 2012 as shown in the following table:

	Year ended December 31,
	2014	2013	2012
Tour revenue	$198,458,975	$192,236,929	$153,980,862
Cost of tours	90,002,097	96,655,413	71,499,387
Operating expenses	78,036,908	72,060,233	66,445,134
Operating income	30,419,970	23,521,283	16,036,341
Net income	22,245,455	14,843,523	5,170,343
Earnings per share – Class A
Basic	$86.53	$57.72	$20.11
Diluted	86.42	57.72	20.11
Earnings per share – Class B
Basic	$86.53	$57.72	$20.11
Diluted	86.53	57.72	20.11

The following table sets forth the company’s operating data as a percentage of total revenue:

	Year ended December 31,
	2014	2013	2012
Tour revenue	100.0%	100.0%	100.0%
Cost of tours	45.4%	50.3	46.4%
Gross profit	54.6%	49.7%	53.6%

Operating expenses:
Selling and marketing	15.5%	15.6%	15.7%
General and administrative	18.2%	15.8%	21.8%
Depreciation and amortization	5.7%	6.1%	5.6%
Total operating expenses	39.4%	37.5%	43.1%
Operating income	15.2%	12.2%	10.5%
Other (expense) income:
Change in fair value of obligation to repurchase shares of Class A common stock	0.0%	(0.2)%	0.0%
(Loss) gain on foreign currency translation	(0.1)%	0.7%	0.0%
Interest expense, net	(2.7)%	(4.1)%	(6.4)%
Other income	0.0%	0.0%	0.0%
Other (expense) income, net	(2.8)%	(3.6)%	(6.4)%
Income (loss) before income tax	12.6%	8.6%	4.1%
Income tax expense	1.4%	0.9%	0.7%
Net income	11.2%	7.7%	3.4%

The following table sets forth the company’s Available Guest Nights, Guest Nights Sold, Occupancy, Maximum Guests and Number of Guests for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
Available Guest Nights	179,566	177,135	154,804
Guest Nights Sold	166,477	163,758	142,651
Occupancy	92.7%	92.4%	92.1%
Maximum Guests	20,311	20,858	18,626
Number of Guests	18,820	19,327	17,157

The following table shows the calculations of Gross Yield and Net Yield for the years ended December 31, 2014, 2013 and 2012. Gross Yield is calculated by dividing tour revenue by Available Guest Nights, and Net Yield is calculated by dividing Net Revenue by Available Guest Nights.

	Year ended December 31,
	2014	2013	2012
Guest ticket revenue	$173,536,456	$157,287,487	$131,802,914
Other revenue	24,922,519	34,949,442	22,177,948
Tour Revenue	$198,458,975	$192,236,929	$153,980,862

Less: Commissions	(12,941,308)	(13,111,412)	(9,264,869)
Less: Other expense	(14,403,295)	(14,234,779)	(11,382,356)
Net Revenue	171,114,372	164,890,738	133,333,637
Available Guest Nights	179,566	177,135	154,804
Gross Yield	$1,105.21	$1,085.26	$994.68
Net Yield	$952.93	$930.88	$861.31

The following table shows the calculations of Gross Cruise Cost per Available Guest Night and Net Cruise Costs per Available Guest Night for the years ended December 31, 2012, 2013 and 2014.

	Year ended December 31,
	2014	2013	2012
Cost of tours	$90,002,097	$96,655,413	$71,499,387
Plus: Selling and marketing	30,718,361	29,984,211	24,201,459
Plus: General and administrative	36,052,452	30,431,028	33,635,801
Gross Cruise Cost	$156,772,910	$157,070,652	$129,336,647
Less: Commissions	(12,941,308)	(13,111,412)	(9,264,869)
Less: Other expense	(14,403,295)	(14,234,779)	(11,382,356)
Net Cruise Cost	$129,428,307	$129,724,461	$108,689,422
Less: Fuel expense	(11,671,477)	(12,237,010)	(9,324,585)
Net Cruise Cost Excluding Fuel	$117,756,830	$117,487,451	$99,364,837
Non-GAAP Adjustments
Stock-based compensation	(274,066)	—	(8,989,628)
Non-recurring acquisition-related expense	(112,000)	(1,306,086)	—
Non-recurring retention expense	(2,500,000)	—	—
Adjusted Net Cruise Cost Excluding Fuel	$114,870,764	$116,181,365	$90,375,209
Available Guest Nights	179,566	177,135	154,804
Gross Cruise Cost per Available Guest Night	$873.07	$886.73	$835.49
Net Cruise Cost per Available Guest Night	720.78	732,35	702.11
Net Cruise Cost Excluding Fuel per Available Guest Night	655.79	663.27	641.88
Adjusted Net Cruise Cost per Available Guest Night	704.71	724.97	644.04
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	639.71	655.89	583.80

The following outlines the calculation of EBITDA and Adjusted EBITDA.

	Year ended December 31,
	2014	2013	2012
Net Income	$22,245,455	$14,843,523	$5,170,343
Income tax expense	2,799,497	1,663,127	1,074,456
Interest expense, net	5,292,835	7,896,461	9,799,042
Depreciation and amortization expense	11,266,095	11,644,994	8,607,874
EBITDA	$41,603,882	$36,048,105	$24,651,715
Change in fair value of obligation to repurchase shares of Class A common stock	(10,018)	400,693	—
Loss (gain) on foreign currency translation	149,536	(1,281,017)	—
Other income	(57,335)	(1,504)	(7,500)
Stock-based compensation	274,066	—	8,989,628
Non-recurring acquisition-related expenses	112,000	1,306,086	—
Non-recurring retention expense	2,500,000	—	—
Adjusted EBITDA	$44,572,131	$36,472,363	$33,633,843

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Tour Revenues

Tour revenues for the year ended December 31, 2014 increased $6.2 million, or 3.2%, to $198.5 million from $192.2 million for the year ended December 31, 2013. This increase was primarily due to the National Geographic Orion providing an additional $6 million, approximately, in tour revenues in its second year of operation under Lindblad management. An increase in tour revenues of approximately $6 million for the owned Lindblad fleet was offset by a reduction in inventory for the chartered vessels that resulted in a decrease in tour revenues of approximately $6 million for chartered vessel revenue in the year ended December 31, 2014. Net Yield for the year ended December, 31, 2014 was $952.93 compared to $930.88 in the year ended December 31, 2013, which represents an increase of 2.4%.

Cost of Tours

Total cost of tours decreased $6.7 million, or 6.9%, to $90.0 million from $96.7 million for the year ended December 31, 2013. This decrease was driven by a $4.3 million reduction in charter inventory related costs as Lindblad sought to maximize yields across all of its vessels. In addition, the National Geographic Orion experienced a $1.3 million reduction in dry dock expense for the year ended December 31, 2014 compared to the year ended December 31, 2013. During the year ended December 31, 2013, the vessel underwent an extensive dry dock process during which Lindblad added its own specific modifications in order for the ship to meet its operational requirements. Adjusted Net Cruise Cost per Available Guest Night was $704.71 for the year ended December 31, 2014 compared to $724.97 in the year ended December 31, 2013, a decrease of 2.8%.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2014 increased $0.7 million, or 2.4%, to $30.7 million from $30.0 million for the year ended December 31, 2013. This increase was primarily due to higher expenditures in most sales and marketing categories to ensure high Occupancy and Net Yields as Available Guest Nights increased 1.4% from 177,135 for the year ended December 31, 2013 to 179,566 for the year ended December 31, 2014.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2014 increased $5.6 million, or 18.5%, to $36.1 million from $30.4 million for the year ended December 31, 2013. This increase was primarily due to $2.5 million in payments made to certain executives as retention amounts for the year ended December 31, 2014 and no such payments were made during the year ended December 31, 2013. In addition, $1.8 million of the total increase was related to increases in salaries, headcount, and certain incentive compensation payments.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the year ended December 31, 2014 decreased $0.4 million, or 3.3%, to $11.3 million from $11.6 million for the year ended December 31, 2013.

Other (Expense) Income

Other (expense) income amounted to a $5.4 million expense for the year ended December 31, 2014 compared to a $7.0 million expense for the year ended December 31, 2013, which represents a $1.6 million and 23.4% decrease in expense. This change was primarily due to the following factors.

•         Interest expense, net, decreased $2.6 million, or 33%, to $5.3 million for the year ended December 31, 2014, from $7.9 million for the year ended December 31, 2013. The decrease was due to lower average debt levels during the year ended December 31, 2014 and debt discount amortization that was $1.4 million lower in the year ended December 31, 2014 as compared to the same period in 2013.

•         For the year ended December 31, 2014, Lindblad recorded a $0.2 million foreign currency translation loss compared to a gain of $1.3 million for the year ended December 31, 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Tour Revenues

Tour revenues for the year ended December 31, 2013 increased $38.3 million, or 24.8%, to $192.2 million from $154.0 million in the year ended December 31, 2012. Approximately $31.8 million of the increase was due to an increase in capacity with the addition of the National Geographic Orion, which came under Lindblad management in April 2013. In addition, the owned Lindblad fleet recorded a tour revenue increase of $4.2 million in the year ended December 31, 2013 as compared to the same period in 2012, of which the National Geographic Explorer represented $3.1 million driven by a 96% guest occupancy. The chartered fleet recorded a revenue increase of approximately $3 million in the year ended December 31, 2013 as compared to the same period in 2012 driven by increases in inventory for the vessels that service the Amazon and the Mediterranean. Net Yield for the year ended December, 31, 2013 was $930.88 compared to $861.31 in the year ended December 31, 2012, which represents an increase of 8.1%.

Cost of Tours

Total cost of tours increased $25.2 million, or 35.2%, to $96.7 million in the year ended December 31, 2013 from $71.5 million in the year ended December 31, 2012. The increase was primarily due to the addition of $13.6 million of costs in the year ended December 31, 2013 associated with the National Geographic Orion, which came under Lindblad management in April 2013. An additional $1.9 million of expense was incurred with the addition of more chartered inventory when compared to 2012. Adjusted Net Cruise Cost per Available Guest Night was $724.97 for the year ended December 31, 2013 compared to $644.04 in the year ended December 31, 2012, an increase of 12.6%.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2013 increased $5.8 million, or 23.9%, to $30.0 million from $24.2 million in the year ended December 31, 2012. The increase was primarily due to increased commissions expense related to higher sales in the year ended December 31, 2013 compared to the year ended December 31, 2012 as well as additional sales and marketing expenses incurred with the increased capacity when the National Geographic Orion, came under Lindblad management in April 2013.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2013 decreased by $3.2 million, or 9.5%, to $30.4 million from $33.6 million in the year ended December 31, 2012. The decrease was primarily due to a $9.0 million expense in the year ended December 31, 2012 for stock-based compensation. The company had no stock‑based compensation expense in the year ended December 31, 2013.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the year ended December 31, 2013 increased $3.0 million, or 35.3%, to $11.6 million from $8.6 million in the year ended December 31, 2012. The increase was primarily due to additional depreciation expense related to the National Geographic Orion, which was deemed acquired in October 2012 in connection with the common control acquisition of the company that owned the National Geographic Orion.

Other (Expense) Income

Other (expense) income amounted to an expense of $7.0 million in the year ended December 31, 2013 compared to an expense of $9.8 million for the year ended December 31, 2012, which represents a decrease of approximately $2.8 million or 28.4%. This change was primarily due to the following factors:

•         Interest expense, net, decreased $1.9 million, or 19.4%, to $7.9 million in the year ended December 31, 2013 from $9.8 million in the year December 31, 2012. The decrease was due to lower average debt levels, lower interest rates during the year ended December 31, 2013, as interest rates were lowered in July 2012 for both the Senior and Junior debt, and lower debt discount amortization by $0.3 million in 2013 as compared to 2012.

•         In the year ended December 31, 2013, the company recorded a $1.3 million gain due to foreign currency translation but had no such gain in the year ended December 31, 2012.

Liquidity and Capital Resources

Sources and Uses of Cash for the three months ended March 31, 2015 and 2014

Net cash provided by operating activities increased by $4.8 million for the three months ended March 31, 2015 to $10.4 million from $5.6 million for three months ended March 31, 2014, primarily due to an increase in accrued expenses as a result of the merger transaction, as well as an increase in unearned passenger revenues. The increase in unearned passenger revenues resulted from a change in the Lindblad’s terms of collection whereby guests on certain voyages are required to settle their final payment no later than 120 days prior to departure. Previously, settlement was required no later than 90 days prior to departure. This change does not affect revenue recognition. These increases were partially offset by a decrease in net income adjusted for non-cash items (such as depreciation, amortization, stock-based compensation and changes in the fair values of certain obligations).

Net cash used in investing activities was $10.0 million for the three months ended March 31, 2015 compared to $4.0 million for the three months ended March 31, 2014. This is primarily driven by an increase in escrow amounts required by the Federal Maritime Commission in 2015 compared to the similar period in 2014.

Net cash used in financing activities was $1.2 million for the three months ended March 31, 2015 compared to $1.0 million for the three months ended March 31, 2014.

Liquidity and Capital Resources

Sources and Uses of Cash for the Years Ended December 31, 2014, 2013 and 2012

Net cash provided by operating activities increased by $9.7 million in the year ended December 31, 2014 to $43.0 million from $33.3 million in the year ended December 31, 2013, primarily due to a $7.4 million increase in net income. Net cash from operating activities increased $6.8 million in the year ended December 31, 2013 to $33.3 million, from $26.5 million in the year ended December 31, 2012, due to a $9.7 million increase in net income, offset by a $3.5 million decrease in unearned passenger revenues.

Net cash used in investing activities increased by $18.6 million to $28.9 million in the year ended December 31, 2014, compared to $10.3 million in the year ended December 31, 2013, principally due to a $25.0 million initial cash payment in connection with the purchase from DVB Bank America N.V. (“DVB”) of the Profit Participation Loan which represented DVB’s interest in Cruise/Ferry Master Fund I, N.V. (“CFMF”). Net cash used in investing activities amounted to $10.3 million in the year ended December 31, 2013 compared to $8.5 million provided through investing for the year ended December 31, 2012, or an increase of $18.8 million in cash used. The difference principally relates to a redemption of restricted securities in 2012 that did not occur in 2013.

Net cash used in financing activities was $17.4 million in the year ended December 31, 2014 compared to $17.6 million in the year ended December 31, 2013, for a decrease of $0.2 million. Net cash used in 2014 included $10.5 million for the repurchase of Class B shares and a $4.0 million principal reduction on the Company’s term loans. Net cash used in financing activities for the year ended December 31, 2013 was $17.6 million compared to a use of $12.4 million in 2012. The years ended December 31, 2013 and 2012 included uses for the principal reductions of the term loans of approximately $13.4 million and $14.2 million, respectively. Also, during the year ended December 31, 2013, the Company used $3.6 million to redeem the participation certificates.

Contractual Obligations

As of December 31, 2014, Lindblad’s contractual obligations were as follows (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Activities:
Operating lease obligations	$6,821,801	$753,682	$1,485,182	$1,299,951	$3,282,986
Interest on long-term debt	$17,019,166	$3,994,687	$7,186,834	$5,837,645	$—
Investing Activities:
Remaining purchase price of Profit Participation Loan to CFMF	$22,733,000	$22,733,000
Purchase price of Profit Participation Right in CFMF	$48,440,000	$48,440,000
Financing Activities:
Long-term debt obligations	$61,003,232	$4,934,030	$11,922,280	$24,146,922	$20,000,000
Total	$156,017,199	$80,855,399	$20,594,296	$31,284,518	$23,282,986

Funding Needs and Sources

Lindblad has historically relied on a combination of cash flows provided by operations and the incurrence of additional debt and/or the refinancing of existing debt to fund the company’s obligations. As of March 31, 2015, the company had liquidity of $38.0 million in cash and cash equivalents, excluding restricted cash. Lindblad had a working capital deficit of $49.5 million as of March 31, 2015 as compared to a working capital deficit of $59.7 million as of

December 31, 2014. Similar to others in the industry, Lindblad operates with a meaningful working capital deficit. This deficit is mainly attributable to the fact that, under Lindblad’s business model, a vast majority of guest ticket receipts are collected in advance of the applicable sailing date. These advance passenger receipts remain a current liability until the sailing date. The cash generated from these advance receipts is used interchangeably with cash on hand from other cash from operations. The cash received as advanced receipts can be used to fund operating expenses for the applicable future sailing or otherwise, pay down credit facilities, invest in long term investments or any other use of cash. Lindblad expects that it will continue to have working capital deficits in the future.

As of March 31, 2015, Lindblad had approximately $59.8 million in long-term debt obligations, including the current portion of long-term debt. Lindblad believes that its cash on hand, expected future operating cash inflows, its ability to issue debt securities, its ability to raise additional equity, and the cash proceeds to Lindblad from the mergers described in this proxy statement, will be sufficient to fund operations, debt service requirements, and capital expenditures, and to maintain compliance with financial covenants under the agreements governing Lindblad’s indebtedness, over the next twelve-month period. There can be no assurance, however, that cash flows from operations and additional funding will be available in the future to fund future obligations.

On May 8, 2015, Lindblad entered into a new credit agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent (“Credit Agreement”) for a $150.0 million facility in the form of a $130.0 million U.S. term loan (the “U.S. Term Loan”) and a $20.0 million Cayman term loan for the benefit of Lindblad’s foreign subsidiaries (the “Cayman Loan,” and together with the U.S. Term Loan, the “Loans”). The gross proceeds from the Loans, net of discounts, fees and expenses, were approximately $140.6 million. The Loans bear interest at a rate based on an adjusted ICE Benchmark Administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 5.50%. The spread is expected to reduce to 5.00% after syndication of the Loans. The Credit Agreement (i) requires Lindblad to satisfy certain financial covenants as set forth in the new Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. The U.S. Term Loan and the Cayman Loan both mature on May 8, 2021. The net proceeds from the term loan advances were used to repay Lindblad’s existing debt, fund a portion of the purchase consideration paid in connection with Lindblad’s purchase of the financial and equity interests in Cruise/Ferry Master Fund I, N.V. and for general corporate purposes.

The Credit Agreement (i) requires Lindblad to maintain a total net leverage ratio of 4.00 to 1.00 initially, which ratio is reduced by 0.25 on March 31, 2016 with equal reductions annually thereafter until March 31, 2020, when the total net leverage ratio shall be 2.75 to 1.00 thereafter; (ii) limits the amount of indebtedness Lindblad may incur generally and specifically for intercompany debt, debt incurred to finance acquisitions and improvements, for capital and synthetic lease obligations, for standby letters of credit, and in connection with refinancings; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget.

Debt Covenants

Certain of Lindblad’s financing agreements outstanding as of March 31, 2015 contained financial covenants that required Lindblad, among other things, to limit its net debt-to-capital ratio to no more than 50%, to maintain a minimum debt service coverage ratio of 1.25x, and to maintain a minimum cash balance of $15.0 million. The debt service coverage ratio is calculated by dividing EBITDA for the past four quarters by the sum of scheduled principal, interest and any other payments on the company’s funded debt net of cash interest income for the past four quarters. Lindblad was in compliance with all financial covenant requirements as of March 31, 2015. As mentioned above, the credit agreement with Credit Suisse replaced Lindblad’s existing debt and therefore the foregoing financial covenants are no longer applicable. The financial covenants required by the credit agreement with Credit Suisse are described above.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Capitol

The following table sets forth information regarding the beneficial ownership of Capitol common stock as of the record date and immediately following consummation of the mergers by:

•         each person known by Capitol to be the beneficial owner of more than 5% of Capitol’s outstanding shares of common stock either on the record date or after the consummation of the mergers;

•         each of Capitol’s current executive officers and directors;

•         each person who will become an executive officer or a director upon consummation of the mergers;

•         all of Capitol’s current executive officers and directors as a group; and

•         all of Capitol’s executive officers and directors as a group after the consummation of the mergers.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, and/or their affiliates, may enter into a written plan to purchase Capitol securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at any time prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol initial stockholders, Lindblad or Lindblad’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or who seek to have their shares converted to cash; or execute agreements to purchase such shares from them in the future; or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Capitol’s common stock, or vote their shares in favor of the merger proposal, or to not seek to convert their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 18,067,499 or fewer of the public shares demand conversion of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and the other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 18,067,499 of the public shares will exercise their conversion shares.

As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Capitol will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that could affect the vote on the merger proposal and charter amendment proposal relating to Jones Act compliance or the conversion threshold. Any such report will include descriptions of the arrangements entered into or significant purchases by the aforementioned persons.

	Beneficial Ownership on Record Date(1)			Beneficial Ownership Upon Consummation of Merger(2)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Current Directors and Executive Officers(3):
Mark D. Ein	3,736,667	(4)	14.9%	3,362,999	(4)	7.5%
L. Dyson Dryden	1,130,001		4.5%	1,017,001		2.3%
Lawrence Calcano	44,444		*	40,000		*
Richard C. Donaldson	44,444		*	40,000		*
Piyush Sodha	44,444		*	40,000		*
All current directors and executive officers as a group (5 persons)	5,000,000		20.0%	4,500,000		10.0%
Directors and Executive Officers of Capitol After Consummation of Merger(5):
Sven-Olof Lindblad	—		—	14,125,827	(11)	31.4%
Mark D. Ein	3,736,667	(4)	14.9%	3,362,999	(4)	7.5%
L. Dyson Dryden	1,130,001		4.5%	1,017,001		2.3%
Ian T. Rogers	—		—	994,557	(12)	2.2%
Trey Byus	—		—	331,519	(13)	*
Richard Fontaine	—		—	—		—
Pete Miller	—		—	—		—
John M. Fahey	—		—	—		—
Paul J. Brown	—		—	—		—
All directors and executive officers as a group (9 persons)	4,866,668		19.5%	19,831,903		44.0%
Five Percent Holders:
Capitol Acquisition Management 2 LLC(4)	3,736,667		14.9%	3,362,999		7.5%
T. Rowe Price Associates, Inc.(6)	3,062,255		12.2%	3,062,255		6.8%
Fir Tree Inc.(7)	1,782,000		7.1%	1,782,000		4.0%
BlueMountain Capital Management, LLC(8)	1,250,772		5.0%	1,250,772		2.8%
AQR Capital Management, LLC(9)	1,781,900		7.1%	1,781,900		4.0%
TD Asset Management(10)	1,250,000		5.0%	1,250,000		2.8%
Talas Shipping GmbH & Co. KG(14)	—		—	3,028,223		6.7%
Two Mountain Ltd.(15)	—		—	2,863,737		6.4%
National Geographic Society(16)	—		—	2,387,499		5.3%

____________

(1)      The percentage of beneficial ownership on the record date is calculated based on 24,999,972 outstanding shares of common stock as of such date. The amount of beneficial ownership does not reflect the 5,600,000 sponsor warrants held by the Capitol initial stockholders and working capital warrants, as these warrants may not be exercisable within 60 days. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)      The percentage of beneficial ownership upon consummation of the mergers is calculated based on 45,017,759 outstanding shares of common stock. Such amount does not take into account the shares underlying the Capitol warrants that are presently outstanding, or shares that may be issued under the incentive compensation plan proposed to be adopted in connection with the mergers. In addition, such amount assumes that no public stockholders properly elect to convert their shares into cash and that none of the Lindblad shareholders exercises his, her or its appraisal rights. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them upon consummation of the mergers.

(3)      Unless otherwise indicated, the business address of each of the individuals is 509 7th Street, N.W., Washington, D.C. 20004.

(4)      Represents shares held by Capitol Acquisition Management 2 LLC, of which Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member. As a result, Mr. Ein has voting and dispositive control over such shares.

(5)      Unless otherwise indicated, the business address of each of the individuals is 96 Morton Street, New York, New York 10014.

(6)      The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Includes  shares held by T. Rowe Price New Horizons Fund, Inc. Information derived from a Schedule 13G/A filed on May 11, 2015.

(7)      The business address of Fir Tree Inc. is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. Information derived from a Schedule 13G filed on February 13, 2014.

(8)      The business address of BlueMountain Capital Management LLC is 280 Park Avenue, 5th Floor East, New York, New York 10017. Represents shares held by entities which BlueMountain Capital Management LLC acts as investment manager to, and exercises investment discretion over. Information derived from a Schedule 13G/A filed on February 5, 2015.

(9)      The business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830. Information derived from a Schedule 13G filed on February 17, 2015.

(10)   The business address of TD Asset Management Inc. is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. Information derived from a Schedule 13G filed on February 12, 2015.

(11)   In connection with and as a condition to the extension of the agreements between Lindblad and National Geographic, Mr. Lindblad has entered into an option agreement granting National Geographic the right to purchase from Mr. Lindblad, for a per share price of $10.00 per share, five percent of the issued and outstanding shares of Capitol’s common stock as of the merger closing date including all outstanding options, warrants or other derivative securities (excluding options granted under the 2015 Long-Term Incentive Plan, 15,600,000 shares issuable upon the exercise of warrants and 1,250,000 shares of escrowed common stock, unless such escrowed shares are released from escrow, in which case such shares shall be included in the 5% calculation). The amount of shares beneficially owned includes the shares that are subject to the option agreement with National Geographic.

(12)   Amount represents stock options to purchase shares of common stock. Amount excludes 1,992,102 stock options to purchase common stock that are subject to vesting on January 1, 2016, December 31, 2016 and December 31, 2017.

(13)   Amount represents stock options to purchase shares of common stock. Amount excludes 664,034 stock options to purchase common stock that are subject to vesting on January 1, 2016, December 31, 2016 and December 31, 2017.

(14)   The business address of Talas Shipping GmbH & Co. KG is Am Sandtorkai 48, 240457 Hamburg, Germany. Johann Killinger and Dirk Baldeweg share voting and dispositive power over such shares.

(15)   The business address of Two Mountain Ltd. is Am Sandtorkai 48, 240457 Hamburg, Germany. Johann Killinger and Dirk Baldeweg share voting and dispositive power over such shares.

(16)   The extension of the agreements between Lindblad and National Geographic was contingent on the execution by Sven-Olof Lindblad of an option agreement granting National Geographic the right to purchase from Mr. Lindblad, for a per share price of $10.00 per share, five percent of the issued and outstanding shares of Capitol’s common stock as of the merger closing date including all outstanding options, warrants or other derivative securities (excluding options granted under the 2015 Long-Term Incentive Plan, 15,600,000 shares issuable upon the exercise of warrants and 1,250,000 shares of escrowed common stock, unless such escrowed shares are released from escrow, in which case such shares shall be included in the 5% calculation). Such agreement was entered into on April 27, 2015. The amount of common stock expected to be beneficially owned by National Geographic assumes the exercise of the option by National Geographic and is based on 45,017,759 shares of common stock and 3,982,212 stock options outstanding upon completion of the mergers. The business address of National Geographic is 1145 17th Street NW, Washington, DC 20036. Assuming National Geographic exercises its option to acquire shares of Capitol’s common stock, Gary E. Knell will have dispositive and/or voting power with respect to such shares by reason of his status as President and Chief Executive Officer of National Geographic. Mr. Knell disclaims beneficial ownership of any shares of Capitol’s common stock owned or acquired by National Geographic.

Capitol’s initial stockholders, including its officers and directors, beneficially own 20% of its issued and outstanding shares of common stock as of the record date. Because of the ownership block held by Capitol’s initial stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by Capitol’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the date of the consummation of Capitol’s initial business combination or earlier if, the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or Capitol consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the founder forfeiture shares included in the initial shares and held in escrow will be subject to forfeiture in the event the last sales price of Capitol’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of Capitol’s initial business combination. Such founder forfeiture shares will be released from escrow at the same time as the other initial shares to the extent they have been earned at such time

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Capitol’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Capitol’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Capitol is unable to effect a business combination and liquidate the trust account, none of its initial stockholders will receive any portion of the liquidation proceeds with respect to their initial shares.

In connection with the mergers, the initial stockholders have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to the Lindblad Expeditions - National Geographic Joint Fund for Exploration and Conservation for no additional consideration, as described in the section entitled “The Merger Proposal — Contribution of Initial Shares.”

In a private placement conducted simultaneously with the consummation of Capitol’s initial public offering, the Capitol initial stockholders purchased the 5,600,000 sponsor warrants in a private sale for an aggregate purchase price of $5,600,000. These warrants are identical to the warrants sold in Capitol’s initial public offering, except that the sponsor warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Capitol, in each case so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until 30 days after Capitol has completed a business combination.

Since Capitol’s initial public offering, Capitol’s initial stockholders have loaned Capitol an aggregate of approximately $1,550,000. The loans are non-interest bearing and are payable at the consummation of a business combination. If Capitol fails to consummate a business combination, the loans would become unsecured liabilities of the company; however, the lenders have waived any claim against the trust account. Up to $500,000 of the principal balance of the notes may be converted, at the holder’s option, to warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to the private warrants sold in connection with Capitol’s initial public offering.

Security Ownership of Lindblad

As of May 21, 2015, Lindblad had 96,747 shares of Class A common stock issued and outstanding held by four holders (including 2,857 shares to be issued to Sven-Olof Lindblad prior to the closing of the mergers pursuant to his prior exercise of stock options). Lindblad’s shares are not publicly traded.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Capitol’s Code of Ethics requires Capitol to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Capitol or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Capitol’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Capitol’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Capitol enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Capitol requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Capitol Related Person Transactions

In February 2011, Capitol issued 4,417,684 shares of common stock to Capitol Acquisition Management 2 LLC for $25,000 in cash, at a purchase price of approximately $0.006 share, in connection with Capitol’s organization. In March 2013, Capitol’s sponsor contributed an aggregate of 105,184 shares of Capitol’s common stock to Capitol’s capital, resulting in our sponsor owning an aggregate of 4,312,500 founder’s shares. The sponsor received no consideration for this contribution. Such contribution was made solely to maintain the sponsor’s collective 20% ownership interest in Capitol’s shares of common stock based on the current size of Capitol’s initial public offering. Thereafter, also in March 2013, Capitol’s sponsor transferred an aggregate of 1,078,126 founder’s shares to Capitol’s executive officers and directors. In April 2013, Capitol’s sponsor and Mr. Dryden transferred an aggregate of 22,998 founder’s shares to Messrs. Calcano, Donaldson and Sodha, resulting in Capitol’s sponsor owning an aggregate of 3,222,875 founder’s shares and Mr. Dryden owning an aggregate of 974,626 founder’s shares. The sponsor received no consideration for these transfers. In May 2013, Capitol effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in Capitol’s sponsor and officers and directors holding an aggregate of 5,175,000 founder’s shares, of which 175,000 shares were subsequently forfeited.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the date of the consummation of Capitol’s initial business combination or earlier if, the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or Capitol consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. In addition, the founder forfeiture shares included in the initial shares and held in escrow will be subject to forfeiture in the event the last sales price of Capitol’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of Capitol’s initial business combination. Such founder forfeiture shares will be released from escrow at the same time as the other initial shares to the extent they have been earned at such time.

Leland Investments Inc., an affiliate of Mr. Ein, advanced to Capitol an aggregate of $150,000 to cover expenses related to the initial public offering. The loan was payable without interest on the consummation of the offering. The loan was repaid from the proceeds of the initial public offering.

On May 15, 2013, in a private placement conducted simultaneously with the consummation of Capitol’s initial public offering, Capitol’s initial stockholders purchased 5,600,000 sponsor warrants from Capitol at a purchase price of $1.00 per warrant (for an aggregate purchase price of $5,600,000). The sponsor warrants are identical to the warrants sold in Capitol’s initial public offering, except that they are exercisable for cash or on a cashless basis, at the holders’ option, and are not redeemable by Capitol, so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until 30 days after Capitol has completed a business combination.

Commencing on May 10, 2013, Capitol began paying Venturehouse Group, LLC, an affiliate of Mark D. Ein, a fee of $7,500 per month for providing Capitol with office space and certain office and administrative services. Capitol will continue to pay this fee through the closing of the mergers. However, this arrangement is solely for Capitol’s benefit and is not intended to provide Mr. Ein compensation in lieu of a salary. As of March 31, 2015, the aggregate cash fee paid to Venturehouse Group, LLC was approximately $170,322.

If necessary to meet Capitol’s working capital needs, Capitol’s officers, directors, initial stockholders or their affiliates may, but are not obligated to, loan Capitol funds, from time to time or at any time, in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Capitol’s initial business combination, without interest, or, at the holder’s discretion, up to $500,000 of the notes may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the private warrants. If Capitol does not complete a business combination, the loans will be forgiven. Capitol’s initial stockholders have loaned Capitol an aggregate of approximately $1,550,000. If Capitol fails to consummate a business combination, the loans will become unsecured liabilities of the company; however, the lenders have waived any claim against the trust account.

The holders of Capitol’s initial shares, as well as the holders of the sponsor warrants and any warrants Capitol’s officers, directors, initial stockholders or their affiliates may be issued upon conversion of promissory notes issued for working capital loans made to Capitol, will be entitled to registration rights pursuant to an agreement signed in connection with Capitol’s initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Capitol register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the sponsor warrants can elect to exercise these registration rights at any time after Capitol consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Capitol’s consummation of a business combination. Capitol will bear the expenses incurred in connection with the filing of any such registration statements.

Capitol will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Capitol. Capitol’s audit committee will review and approve all reimbursements and payments made to any initial stockholder or member of its management team, or its or their respective affiliates, and any reimbursements and payments made to members of Capitol’s audit committee will be reviewed and approved by Capitol’s board, with any interested director abstaining from such review and approval. As of March 31, 2015, December 31, 2014 and December 31, 2013, Capitol had reimbursed its initial stockholders approximately $49,075, $38,206 and $26,042, respectively, for out-of-pocket business expenses incurred by them in connection with activities on its behalf.

Other than the fees described above and reimbursable out-of-pocket expenses payable to Capitol’s officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of Capitol’s initial stockholders, including its officers or directors, or to any of their respective affiliates, prior to or for services rendered in connection with the business combination.

All ongoing and future transactions between Capitol and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms believed by Capitol to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of Capitol’s uninterested “independent” directors (to the extent Capitol has any) or the members of Capitol’s board who do not have an interest in the transaction, in either case who had access, at Capitol’s expense, to its attorneys or independent legal counsel. Capitol will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Capitol than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Mark D. Ein and Capitol Acquisition Management 2 LLC are Capitol’s “promoters,” as that term is defined under the Federal securities laws.

Lindblad Related Person Transactions

On November 3, 2014, Lindblad and Sven-Olof Lindblad entered into a certain Loan and Security Agreement (“Loan Agreement”) and a certain Promissory Note made by Mr. Lindblad in favor of Lindblad for a maximum aggregate principal amount of up to $3,500,000. The interest rates of the Promissory Note were the applicable federal rate for loans of equal tenor for the months in which amounts were provided to Mr. Lindblad by Lindblad, as published by the Internal Revenue Service for purposes of Section 1274(d) of the Internal Revenue Code. Mr. Lindblad pledged his right, title and interest in and to all of the issued and outstanding shares of capital stock of Lindblad held by him to Lindblad as collateral for repayment of the Promissory Note. The Promissory Note was satisfied and the Loan Agreement terminated on March 9, 2015 pursuant to the Assignment and Assumption Agreement described below. Prior to such satisfaction and termination, approximately $2,800,000 had been advanced by Lindblad to Mr. Lindblad and no principal or interest had been repaid by Mr. Lindblad.

On March 9, 2015, Mr. Lindblad and Lindblad entered into an Assignment and Assumption Agreement pursuant to which Mr. Lindblad (i) assigned and transferred to Lindblad his right to receive a $5,000,000 fee payable by DVB Bank America, N.V. (“DVB”) and (ii) exercised his outstanding option to purchase 2,857 shares of Lindblad’s stock for an aggregate exercise price of $92,538.23. In exchange for the assignment to Lindblad of the fee payable by DVB, all of Mr. Lindblad’s obligations under the Loan Agreement described above were deemed satisfied in full, the Loan Agreement and related Promissory Note were terminated, and Mr. Lindblad’s obligation to pay the aggregate exercise price for the exercise of the option described above was satisfied in full. Following receipt of the fee from DVB, Lindblad will pay to Mr. Lindblad an amount equal to (a) the fee paid by DVB, less (b) the outstanding amount of principal and interest owed under the Loan Agreement at the time of entry into the Assignment and Assumption Agreement, the aggregate exercise price payable in connection with the exercise of the option, and a collection premium equal to one percent of the outstanding amount of principal and interest payable in connection with the loan, and less (c) any required withholding taxes.

Prior to the debt refinancing and the completion of the purchase of CFMF on May 8, 2015, Cruise/Ferry Master Fund I, N.V. (“CFMF”) served as the junior lender pursuant to Lindblad’s junior credit facility. CFMF was deemed to have control of Lindblad through (a) CFMF’s possession of a warrant to purchase 60% of Lindblad for nominal consideration that could be exercised at any time and (b) a shareholder agreement between CFMF and Lindblad under which CFMF was declared to be in control of Lindblad and for which CFMF was awarded two of the three seats on Lindblad’s Board of Directors. On December 11, 2014, Lindblad entered into a Profit Participation Loan Purchase Agreement with DVB Bank America, N.V., a Profit Participation Rights Purchase Agreement with Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, and a Stock Purchase Agreement with Cruise/Ferry Finance Partners Private Foundation. These three agreements enabled Lindblad to purchase the financial and equity interests in CFMF in order to recapture and extinguish a warrant to purchase 60% of the outstanding equity of Lindblad on a fully diluted basis. On December 11, 2014, the date of the purchase agreements, an initial payment of $25,000,000 was made to DVB Bank America, N.V. under the Profit Participation Loan Purchase Agreement. The remaining payments of (i) $22,733,000 to DVB Bank America, N.V., (ii) $48,440,000 to Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, as increased by $339,100 per month from December 31, 2014 until the close of the transaction, and (iii) $1.00 to Cruise/Ferry Financing Partners Private Foundation were made on May 8, 2015. DVB Bank America, N.V. served as agent and security trustee under Lindblad’s credit facilities prior to the refinancing on May 8, 2015, and was one of the Senior Lenders under the then current senior credit facility. In connection with the purchase of CFMF completed on May 8, 2015, the senior credit facility was paid off and the junior credit facility was cancelled.

In connection with the mergers, the stockholders of Capitol prior to its initial public offering — Capitol Acquisition Management 2 LLC, an affiliate of Mark D. Ein, Capitol’s Chief Executive Officer, L. Dyson Dryden, Capitol’s Chief Financial Officer, and Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, each a director of Capitol — have collectively agreed to make a charitable contribution of an aggregate of 500,000 founder’s shares to LEX-NG Fund, established by National Geographic, for no additional consideration. The LEX-NG Fund is managed jointly by a Lindblad staff member and a National Geographic staff member and the board is comprised of five members with Sven-Olof Lindblad, the founder, President and Chief Executive Officer of Lindblad, acting as Chairman.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Capitol directors, officers and persons owning more than 10% of Capitol common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Capitol, or representations from certain reporting persons that no other reports were required, Capitol believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2014.

DESCRIPTION OF CAPITOL COMMON STOCK AND OTHER SECURITIES

General

As of the date of this proxy statement, Capitol is authorized to issue 200,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date, 24,999,972 shares of common stock are outstanding, held by 6 stockholders of record.

Common Stock

Capitol’s stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve Capitol’s initial business combination, all of its initial stockholders, as well as all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to its initial public offering and any shares purchased in the open market in favor of the proposed business combination.

Capitol will proceed with the business combination only if public stockholders owning 18,067,499 or fewer shares (approximately 90% of the public shares) exercise their conversion rights and only if a majority of the shares of common stock voted are voted in favor of the business combination. Notwithstanding the foregoing, without Capitol’s prior written consent, a public stockholder, whether acting singly or with any affiliate or other person acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to more than 10% of the public shares. Accordingly, all shares in excess of 10% beneficially owned (as defined in Section 13(d)(3) of the Exchange Act) by a public stockholder (or stockholders if they are acting in concert or as a group) will not be converted to cash.

Capitol’s board of directors is divided into three classes. At the special meeting, five directors will be elected to Capitol’s board of directors, of whom one will serve until the annual meeting to be held in 2016, two will serve until the annual meeting to be held in 2017 and two will serve until the annual meeting to be held in 2018. Thereafter, each class will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to Capitol’s amended and restated certificate of incorporation, if Capitol does not consummate a business combination by July 31, 2015, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Capitol’s initial stockholders have agreed to waive their rights to share in any distribution with respect to their initial shares.

Capitol’s stockholders have no liquidation, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to have their shares of common stock converted to cash if they vote on the proposed business combination and the business combination is completed. Public stockholders who convert their shares still have the right to exercise the warrants that they received in Capitol’s initial public offering.

Preferred Stock

There are no shares of preferred stock outstanding. Capitol’s amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Capitol’s board of directors. Accordingly, Capitol’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits Capitol, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. Capitol may issue some or all of the preferred stock to effect a business combination.

In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Capitol. Although Capitol does not currently intend to issue any shares of preferred stock, it can provide no assurance that it will not do so in the future.

Warrants

As of the record date, 15,600,000 warrants are outstanding, held by 6 holders of record.

Each public warrant currently entitles the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of a business combination. However, no public warrants will be exercisable for cash unless Capitol has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of Capitol’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Capitol shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. If a warrant holder is able to exercise a warrant on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. The warrants will expire on the fifth anniversary of Capitol’s completion of an initial business combination at 5:00 p.m., New York City time.

The sponsor warrants are, and any warrants Capitol issues to its officers, directors, initial stockholders or their affiliates upon conversion of promissory notes issued for working capital loans made to it, will be identical to the public warrants sold in Capitol’s initial public offering except that such warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Capitol, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that such warrants will not be sold or transferred by them until 30 days after Capitol has completed a business combination.

Capitol may call the warrants for redemption (excluding the sponsor warrants and any warrants issued upon conversion of working capital loans), in whole and not in part, at a price of $0.01 per warrant,

•         at any time while the warrants are exercisable,

•         upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•         if, and only if, the reported last sale price of the shares of common stock equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•         if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Capitol’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Capitol’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Capitol calls the warrants for redemption as described above, Capitol’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” If a warrant holder is required to exercise a warrant on a cashless basis, such holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Capitol will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Capitol’s shares of common stock at the time the warrants are called for redemption, Capitol’s cash needs at such time and concerns regarding dilutive stock issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Capitol. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the sponsor warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Capitol’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Capitol, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable and Capitol will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Capitol has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Capitol will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Dividends

Capitol has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior or subsequent to the completion of the mergers. It is the present intention of Capitol’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of Capitol’s then board of directors and will be contingent upon Capitol’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the mergers.

Capitol’s Transfer Agent and Warrant Agent

The transfer agent for Capitol’s securities and warrant agent for Capitol’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF CAPITOL SECURITIES AND DIVIDENDS

Market Price of Common Stock and Warrants

Capitol’s units, common stock and warrants are traded on Nasdaq under the symbols CLACU, CLACW and CLAC, respectively. The following table sets forth the high and low sales prices for the units, common stock and warrants for the periods indicated since the common stock and warrants commenced public trading separately on July 1, 2013.

The closing price for each unit, share of common stock and warrant of Capitol on March 9, 2015, the last trading day before announcement of the execution of the merger agreement, was $10.03, $9.87 and $0.40, respectively. As of May 21, 2015, the record date, the closing price for each unit, share of common stock and warrant of Capitol was $12.30, $10.90 and $2.55, respectively.

	Units		Common Stock		Warrants
Period	High	Low	High	Low	High	Low

Fiscal 2015:
Second Quarter*	$13.80	$10.75	$11.92	$10.25	$2.65	$1.10
First Quarter	$10.44	$9.95	$10.17	$9.80	$1.10	$0.26

Fiscal 2014:
Fourth Quarter	$10.37	$9.90	$9.88	$7.86	$0.54	$0.32
Third Quarter	$10.60	$9.97	$10.05	$8.90	$0.55	$0.28
Second Quarter	$12.21	$9.90	$10.53	$9.66	$0.69	$0.49
First Quarter	$10.95	$10.05	$9.89	$9.62	$0.65	$0.49

Fiscal 2013:
Fourth Quarter	$12.95	$10.15	$9.75	$9.61	$0.79	$0.60
Third Quarter**	$10.24	$10.02	$10.10	$9.50	$1.05	$0.40
Second Quarter**	$10.15	$10.00	—	—	—	—

____________

*         Through June 18, 2015.

**       Trading commenced May 10, 2013 for Capitol’s units and July 1, 2013 for Capitol’s warrants and common stock.

Holders of Capitol units, common stock and warrants should obtain current market quotations for their securities. The market price of Capitol units, common stock and warrants could vary at any time before the mergers.

Holders

As of May 21, 2015, there was 1 holder of record of Capitol units, 6 holders of record of Capitol common stock and 6 holders of record of Capitol warrants. Capitol anticipates that it will have in excess of 300 beneficial holders of its common stock upon consummation of the merger.

Dividends

Capitol has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior or subsequent to the completion of the merger. It is the present intention of Capitol’s board of directors to retain all earnings, if any, for use in Capitol’s business operations and, accordingly, Capitol’s board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the mergers will be within the discretion of Capitol’s then board of directors and will be contingent upon Capitol’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the mergers, and the restrictions on dividends contained in Capitol’s senior credit facility.

APPRAISAL RIGHTS

Neither Capitol stockholders nor Capitol warrant holders have appraisal rights under the DGCL in connection with the mergers.

STOCKHOLDER PROPOSALS

The Capitol 2016 annual meeting of stockholders will be held on or about [•], 2016 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2016 annual meeting, you need to provide it to Capitol by no later than [•], 2016. You should direct any proposals to Capitol’s Chief Financial Officer at its principal office which will be in [•]. If you are a stockholder and you want to present a matter of business to be considered at the year 2016 annual meeting, under Capitol’s by-laws you must give timely notice of the matter, in writing, to Capitol’s Chief Financial Officer. To be timely, the notice has to be given between [•], 2016 and [•], 2016. If Capitol does not consummate a business combination transaction on or before July 31, 2015, there will be no annual meeting in 2016.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Capitol’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Capitol Acquisition Corp. II, 509 7th Street, N.W., Washington, D.C. 20004. Following the mergers, such communications should be sent in care of the company at 96 Morton Street, 9th Floor, New York, NY 10014. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

INDEPENDENT AUDITORS

The consolidated financial statements of Lindblad and its subsidiaries at December 31, 2014 and 2013, and for the years then ended, included in this proxy statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The consolidated financial statements of Capitol Acquisition Corp. II and its subsidiary (a company in the development stage) at December 31, 2014 and 2013 appearing in this proxy statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein.

Representatives of Marcum will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Capitol and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Capitol’s annual report to stockholders and Capitol’s proxy statement. Upon written or oral request, Capitol will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Capitol deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Capitol deliver single copies of such documents in the future. Stockholders may notify Capitol of their requests by calling or writing Capitol at its principal executive offices at 509 7th Street, N.W., Washington, D.C. 20004 or (202) 654-7060. Following the mergers, such requests should be made by calling or writing the company at its principal executive offices at 96 Morton Street, 9th Floor, New York, NY 10014 or (212) 261-9000.

WHERE YOU CAN FIND MORE INFORMATION

Capitol files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Capitol with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Capitol at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to Capitol has been supplied by Capitol, and all such information relating to Lindblad has been supplied by Lindblad. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Mr. L. Dyson Dryden

Capitol Acquisition Corp. II

509 7th Street, N.W.

Washington, D.C. 20004

Tel. (202) 654-7060

Fax: (202) 654-7070

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Table of Contents to Condensed Consolidated Financial Statements

Page(s)
Condensed Consolidated Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014	FS-2

Condensed Consolidated Income Statements for the Three Months Ended March 31, 2015 (Unaudited)	FS-4

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2015 and 2014 (Unaudited)	FS-5

Notes to Condensed Consolidated Financial Statements	FS-7

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,947,183	$39,678,720
Restricted cash and marketable securities	16,396,128	8,334,632
Inventories	1,750,482	1,700,226
Marine operating supplies	5,240,950	5,078,552
Prepaid expenses and other current assets	10,398,868	11,320,698
Due from DVB	5,000,000	—
Total current assets	76,733,611	66,112,828

Property and equipment, net	119,838,367	121,873,440
Due from shareholder	—	1,500,926
Deferred financing costs, net	1,965,000	2,019,503
Operating rights	6,528,949	6,528,949
Deferred tax assets	247,339	101,860
Investment in CFMF interests	48,022,835	47,787,835
Total assets	$253,336,101	$245,925,341

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	As of
	March 31, 2015	December 31, 2014
	(unaudited)
LIABILITIES
Current Liabilities:
Unearned passenger revenues	$73,292,553	$73,195,195
Accounts payable and accrued expenses	18,070,090	20,028,315
Long-term debt – current	4,962,421	4,934,030
Obligations to repurchase shares of Class A common stock	4,965,792	4,965,792
Due to shareholder	2,169,553	—
Due to DVB	22,733,000	22,733,000
Total current liabilities	126,193,409	125,856,332

Long-term debt, less current portion	50,691,188	51,755,608
Other long term liabilities	439,030	447,145
Deferred income taxes – long term	299,035	299,035
Total liabilities	177,622,662	178,358,120

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, Class A, no par value, 450,000 shares authorized; 90,000 shares issued and outstanding.	—	—
Common stock, Class B, no par value, 50,000 shares authorized; 0 issued and outstanding.	—	—
Additional paid – in capital	22,680,032	21,466,308
Retained earnings	53,033,407	46,100,913
Total shareholders’ equity	75,713,439	67,567,221
Total liabilities and shareholders’ equity	$253,336,101	$245,925,341

The following table includes assets to be used to settle liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the condensed consolidated balance sheet above. See Note 2 for additional information on the Company’s VIEs.

	As of
	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$2,000	$2,000
Property and equipment	1,659,073	1,755,446

LIABILITIES
Accounts payable and accrued expenses	109,706	55,456
Long-term debt	2,170,000	2,170,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(unaudited)

	For the Three Months Ended March 31,
	2015	2014
Tour revenue	$55,420,529	$51,374,690

Cost of tours	24,401,222	21,976,882
Gross profit	31,019,307	29,397,808

Operating expenses:
Selling and marketing	9,162,482	8,116,195
General and administrative	11,125,499	7,253,558
Depreciation and amortization	2,751,799	2,874,059
Total operating expenses	23,039,780	18,243,812

Operating income	7,979,527	11,153,996

Other (expense) income:
Change in fair value of obligation to repurchase shares of Class A common stock	—	(1,429,996)
Loss on foreign currency translation	(116,037)	(397,893)
Other income	235,000	—
Interest expense, net	(1,189,422)	(1,320,260)
Total other expense	(1,070,459)	(3,148,149)

Income before income taxes	6,909,068	8,005,847

Income tax benefit	(23,426)	(404,466)

Net income	$6,932,494	$8,410,313

Class A Common Stock
Net income available to Class A Common Stockholders	$6,932,494	$7,989,773

Weighted average shares outstanding
Basic	245,220	244,287
Diluted	248,003	244,287

Earnings per share
Basic	$28.27	$32.71
Diluted	$27.95	$32.71

Class B Common Stock
Net income available to Class B Common Stockholders	$—	$420,540

Weighted average shares outstanding
Basic	—	12,858
Diluted	—	12,858

Earnings per share
Basic	$—	$32.71
Diluted	$—	$32.71

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended March 31,
	2015	2014

Cash Flows From Operating Activities
Net income	$6,932,494	$8,410,313
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,697,296	2,780,178
Amortization of deferred financing costs	54,503	93,881
Amortization of debt discount	189,087	180,119
Stock-based compensation	1,213,724	—
Deferred income taxes	(145,479)	(240,082)
Loss on currency translation	116,037	397,893
Other non-cash income	(235,000)	—
Change in fair value of obligation to repurchase shares of Class A common stock	—	1,429,995
Collection fee due from DVB	(28,025)	—
Changes in operating assets and liabilities
Inventories and marine operating supplies	(283,152)	(215,726)
Prepaid expenses and other current assets	894,790	131,459
Unearned passenger revenues	852,720	(4,404,231)
Other long term liabilities	(8,115)	55,060
Accounts payable and accrued expenses	(1,865,483)	(2,998,637)

Net cash provided by operating activities	10,385,397	5,620,222

Cash Flows From Investing Activities
Purchase of property and equipment	(658,890)	(570,970)
Advance to shareholder	(1,301,496)	(23,581)
Purchase of restricted cash and marketable securities	(8,061,496)	(3,359,579)

Net cash used in investing activities	(10,021,882)	(3,954,130)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
	2015	2014
Cash Flows From Financing Activities
Repayments of term loan facility	(1,225,116)	(992,209)

Net cash used for financing activities	(1,225,116)	(992,209)

Effect of exchange rate changes on cash	(869,936)	166,906

Net (decrease) increase in cash and cash equivalents	(1,731,537)	840,789

Cash and cash equivalents at beginning of year	39,678,720	44,353,563

Cash and cash equivalents at end of year	$37,947,183	$45,194,352

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$515,144	$1,065,173

Income taxes	$134,628	$176,944

Non-cash investing and financing activities:
Increase in amount due from DVB (assigned by Sven Lindblad to the
Company) for: due from shareholder ($2,802,422) and
due to shareholder ($2,169,553) net of $28,025 collection fee	$4,971,975	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Overview

Lindblad Expeditions, Inc. (“LEX”), a New York corporation and its subsidiaries, (together “Lindblad” or the “Company”) provide tour and travel related services in the United States and destinations in many parts of the world. The Company’s subsidiaries include Lindblad Maritime Enterprises, Ltd (“LME”) a Cayman Islands corporation and two variable interest entities, SPEX Sea Lion, Ltd. a Nevada corporation (“Sea Lion”), and SPEX Sea Bird Ltd, a Nevada corporation (“Sea Bird”).

LME either directly or through subsidiaries, owns or operates four vessels that travel in non-United States territories throughout the year. These vessels are the NG Explorer, NG Orion, NG Endeavour and NG Islander.

LEX operates two vessels comprised of NG Sea Bird and NG Sea Lion.

Lindblad was founded by Sven-Olof Lindblad, whose father, renowned adventure-travel pioneer Lars-Eric Lindblad, led some of the first non-scientific groups of travelers to the Galapagos (1967) and Antarctica (1966).

Lindblad operates a year round fleet of six expedition ships and several seasonal charter vessels. Lindblad also has an alliance with The National Geographic Society who often provide lecturers and National Geographic experts including photographers, writers, marine biologists, naturalists, field researchers and film crews.

New Credit Agreement

On May 8, 2015, Lindblad entered into a new credit agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent (“Credit Agreement”) for a $150.0 million facility in the form of a $130.0 million U.S. term loan (the “U.S. Term Loan”) and a $20.0 million Cayman term loan for the benefit of Lindblad’s foreign subsidiaries (the “Cayman Loan,” and together with the U.S. Term Loan, the “Loans”). The gross proceeds from the Loans, net of discounts, fees and expenses, were approximately $140.6 million. The Loans bear interest at a rate based on an adjusted ICE Benchmark Administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 5.50%. The spread is expected to reduce to 5.00% after syndication of the Loans. The Credit Agreement (i) requires Lindblad to satisfy certain financial covenants as set forth in the new Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. The U.S. Term Loan and the Cayman Loan both mature on May 8, 2021. The net proceeds from the term loan advances were used to repay Lindblad’s existing debt, fund a portion of the purchase consideration paid in connection with Lindblad’s purchase of the financial and equity interests in Cruise/Ferry Master Fund I, N.V. (“CFMF”) and for general corporate purposes.

Purchase of CFMF and Repayment of Junior Debt and Senior Debt

On March 3, 2009, the Company issued a note payable to CFMF (the “Junior Debt”) (See Note 3 – Long-Term Debt).

On December 11, 2014, Lindblad entered into a Profit Participation Loan Purchase Agreement with DVB Bank America, N.V., a Profit Participation Rights Purchase Agreement with Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, and a Stock Purchase Agreement with Cruise/Ferry Finance Partners Private Foundation. These three agreements enabled Lindblad to purchase the financial and equity interests in CFMF in order to recapture and extinguish a warrant to purchase 60% of the outstanding equity of Lindblad on a fully diluted basis. On December 11, 2014, the date of the purchase agreements, an initial payment of $25,000,000 was made to DVB Bank America, N.V. under the Profit Participation Loan Purchase Agreement. The remaining payments of (i) $22,733,000 to DVB Bank America, N.V., (ii) $48,440,000 to Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, as increased by $339,100 per month from December 31, 2014 until the close of the transaction, and (iii) $1.00 to Cruise/ Ferry Financing Partners Private Foundation were made on May 8, 2015 (“CFMF Closing”). In connection with the CFMF Closing, the 60% warrant was cancelled, the junior credit

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS (cont.)

facility was cancelled, with the then outstanding unamortized balance of the debt discount charged to expense, and the Company commenced liquidation procedures on CFMF. Utilizing the proceeds from the new Loans, the Company also paid its Senior Debt in full.

Assignment and Assumption Agreement

In connection with the Company’s agreement to purchase CFMF, Mr. Lindblad earned a fee of $5,000,000 from DVB for being a vital part of arranging the purchase of CFMF (the “DVB Fee”) (DVB is a partner in CFMF and the lender of our Senior Debt).

On March 9, 2015, Mr. Lindblad and Lindblad entered into an Assignment and Assumption Agreement pursuant to which Mr. Lindblad (i) assigned and transferred to Lindblad his right to receive a $5,000,000 fee payable to Mr. Lindblad personally by DVB Bank America, N.V. (“DVB”) and (ii) exercised his outstanding option to purchase 2,857 shares of Lindblad’s stock for an aggregate exercise price of $92,538. In exchange for the assignment to Lindblad of the fee payable by DVB, all of Mr. Lindblad’s obligations under his loan agreement with the Company (the “Mr. Lindblad Loan Agreement”), which had a balance of principal and accrued interest of $2,830,447 as of March 9, 2015, were deemed satisfied in full, the Mr. Lindblad Loan Agreement and related promissory note were terminated, and Mr. Lindblad’s obligation to pay the aggregate exercise price for the exercise of the option described above was satisfied in full. On May 8, 2015 the Company received the $5,000,000 fee from DVB and the Company paid to Mr. Lindblad $2,169,553, which is an amount equal to (a) the fee paid by DVB, less (b) the outstanding amount of principal and interest owed under the Loan Agreement at the time of entry into the Assignment and Assumption Agreement, the aggregate exercise price payable in connection with the exercise of the option, and a collection premium of $28,025 equal to one percent of the outstanding amount of principal and interest payable in connection with the loan, and less (c) any required withholding taxes.

The DVB Fee assigned to the Company was recorded on the Company’s condensed consolidated balance sheet as “Due from DVB”. The amount payable to Mr. Lindblad was recorded on the Company’s condensed consolidated balance sheet as “due to shareholder”.

Merger

On March 9, 2015 the Company and Capitol Acquisition Corp. II (“Capitol”), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, entered into a definitive agreement to merge in a transaction valued at approximately $439 million. The combined company intends to be listed on the NASDAQ Stock Market and be renamed Lindblad Expeditions Holdings, Inc. following completion of the merger. The combined company will continue to be led by Lindblad President and Founder Sven-Olof Lindblad and the current Lindblad management team. The merger is expected to close during the second quarter of 2015 and is subject to the approval of shareholders of both the Company and Capitol.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements and footnotes have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding unaudited interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

for a fair presentation of the Company’s Condensed Consolidated Balance Sheets, Income Statements and Cash Flows for the interim periods presented. Operating results for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full year due to seasonal and other factors. Certain information and footnote disclosures normally included in the consolidated financial statements in accordance with US GAAP have been omitted in accordance with the rules and regulations of the SEC. Accordingly, these unaudited interim condensed consolidated financial statements and footnotes should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto for the year ended December 31, 2014 contained in this proxy statement.

Principles of Consolidation

The condensed consolidated financial statements of the Company include LEX, its wholly owned subsidiary LME as well as the subsidiaries of LME and Sea Lion and Sea Bird as variable interest entities (“VIEs”). Lex controls the activities which most significantly impact the economic performance of Sea Lion and Sea Bird. LEX determined itself to be the primary beneficiary and accordingly, these entities were determined to be VIEs. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. Management utilizes various estimates, including but not limited to determining the estimated lives of long-lived assets, determining the fair value of assets required and liabilities assumed in business combinations, the fair value of the Company’s common stock, the valuation of securities underlying stock based compensation, income tax expense, the valuation of deferred tax assets, the value of contingent consideration and to assess its litigation, other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the condensed consolidated financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Earnings per Common Share

Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (if such option is an equity instrument)(using the treasury stock method). Basic weighted average shares outstanding include the shares underlying a warrant to purchase 60% of the outstanding common shares.  As the shares underlying this warrant can be issued for little consideration (an aggregate exercise price of $10), these shares are deemed to be issued for purposes of basic earnings per share. Effective May 8, 2015, in connection with the Company closing on a transaction to purchase 100% of CFMF, the warrant was cancelled.

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings per common share are allocated to the Class A and Class B common shareholders based on the weighted average shares outstanding.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For the three months ended March 31, 2015 and 2014 the Company calculated earnings per share in accordance with ASC 260, as follows:

	For the three months ended March 31, 2015
	Total	Class A common shares	Class B common shares
Net income (numerator for basic and diluted earnings per share)	$6,932,494	$6,932,494	$—

Weighted average shares outstanding (denominator):
Shares outstanding, weighted for time outstanding	90,000	90,000	—
Shares issuable under warrant for nominal consideration	155,220	155,220	—
Total weighted average shares outstanding, basic	245,220	245,220	—

Effect of dilutive securities:
Assumed exercise of stock options, treasury method	2,783	2,783	—
Dilutive potential common shares	2,783	2,783	—
Total weighted average shares outstanding, diluted	248,003	248,003	—

Earnings per share, basic	$28.27	$28.27	$—
Earnings per share, diluted	$27.95	$27.95	$—

	For the three months ended March 31, 2014
	Total	Class A common shares	Class B common shares

Net income (numerator for basic and diluted earnings per share)	$8,410,313	$7,989,773	$420,540

Weighted average shares outstanding (denominator):
Shares outstanding, weighted for time outstanding	102,858	90,000	12,858
Shares issuable under warrant for nominal consideration	154,287	154,287	—
Total weighted average shares outstanding, basic and diluted	257,145	244,287	12,858

Earnings per share, basic and diluted	$32.71	$32.71	$32.71

For the three months ended March 31, 2015 and 2014, the Company excluded stock options for the purchase of 9,712 and 6,855 Class A Common Shares, respectively, as these stock options were deemed to be liability instruments.

Restricted Cash and Marketable Securities

Included in “Restricted cash and marketable securities” on the accompanying condensed consolidated balance sheets are restricted cash and marketable securities, consisting of six month certificates of deposit, and short term investments. Restricted cash and marketable securities consists of the following:

	As of
	March 31, 2015	December 31, 2014
Restricted cash and marketable securities:
Other certificates of deposit	$41,968	$39,474
Federal Maritime Commission escrow	10,174,160	2,115,158
Credit negotiation and credit card processor reserves	4,650,000	5,030,000
Other restricted marketable securities	1,530,000	1,150,000
Total restricted cash and marketable securities	$16,396,128	$8,334,632

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The amounts held in restricted cash and marketable securities represent principally funds required to be held in certificates of deposit by certain vendors and regulatory agencies and are classified as restricted assets since such amounts cannot be used by the Company until the restrictions are removed by those vendors and regulatory agencies. Interest income is recognized when earned.

The Company has classified marketable securities, principally money funds, as trading securities which are recorded at market value. Unrealized gains and losses are included in current operations. Gains and losses on the disposition of securities are recognized by the specific identification method in the period in which they occur.

In order to operate guest tour expedition vessels from U.S. ports, the Company is required to post a performance bond with the Federal Maritime Commission or escrow all unearned guest deposits in restricted accounts. To satisfy this requirement, the Company entered into an agreement with a financial institution to escrow all unearned guest revenues collected for sailings from U.S. ports.

A cash reserve totaling $4,650,000 and $5,030,000, at March 31, 2015 and 2014, respectively, is required for credit card deposits by third party credit card processors. The above arrangements are included in restricted cash and marketable securities on the accompanying balance sheets.

Amounts in the escrow accounts include cash, certificates of deposit, and marketable securities. Cost of these short term investments approximately fair value.

Concentration of Credit Risk

The Company maintains cash in several financial institutions in the United States and other countries which, at times, may exceed the federally insured limits. Accounts held in the United States are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company has not experienced any losses in such accounts. As of March 31, 2015 and December 31, 2014, the Company’s cash held in financial institutions outside the United States amounted to $4,428,096 and $2,504,064, respectively.

Cost Method Investment

The Company evaluates significant terms of its investments to determine the method of accounting applied to the investments. Investments in which the Company does not have control or exercise significant influence are accounted for under the cost method. The Company’s cost method investment consists of the investment in CFMF interests in the consolidated balance sheets.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the liabilities that are measured at fair value on a recurring basis.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
March 31, 2015
Obligation for the repurchase of Class A common shares subject to put	$4,965,792	—	—	$4,965,792
December 31, 2014
Obligation for the repurchase of Class A common shares subject to put	$4,965,792	—	—	$4,965,792

The Company and certain of its stockholders who acquired shares through the exercise of stock options, entered into agreements providing for the redemption of outstanding shares at any time by the holder. Accordingly, these shares are subject to repurchase under the terms of these agreements. As of March 31, 2015 and December 31, 2014, there are 6,747 and 6,747 shares and options outstanding subject to such redemption.

There was no change in the fair value of the obligation for the repurchase of Class A common shares subject to put during the three months ended March 31, 2015.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of fair value. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer determined its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of obligations for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

A significant decrease in the expected book value of the company would result in a significantly lower fair value measurement for the obligation for repurchased shares put back to the Company.  A significant decrease in the trend of profitable performance for the tours conducted on the Islander vessel would result in a significantly lower fair value measurement for the contingent purchase price obligation.  Changes in the values of the obligation for repurchased shares and the contingent purchase price obligation, are recorded in other income (expense) in the statement of operations.

During the three months ended March 31, 2015, there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

The fair value of the Company’s common stock was determined by the Company and was derived from a valuation prepared by the Company’s Chief Financial Officer using a weighted analysis of peer multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and discounted cash flows.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established. The determination of the required valuation allowance against net deferred tax assets was made without taking into account the deferred tax liabilities created from the book and tax differences on indefinite-lived assets.

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We provide a valuation allowance against deferred tax assets if, based upon the weight of available evidence, we do not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized. We will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies to determine the appropriate level of valuation allowances.

We are subject to income taxes in both the U.S. and the non-U.S. jurisdictions in which we operate. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. We have only recorded financial statement benefits for tax positions which we believe reflect the “more-likely-than-not” criteria of the FASB’s authoritative guidance on accounting for uncertainty in income taxes, and we have established income tax reserves in accordance with this guidance where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, we adjust it only when there is more information available or when an event occurs necessitating a change. While we believe that the amount of the recorded financial statement benefits and tax reserves reflect the more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on our condensed consolidated financial statements or may exceed the current income tax reserves in amounts that could be material. As of March 31, 2015 and December 31, 2014, the Company had a liability for unrecognized tax benefits of $439,030 and $447,145, respectively, which was included in other long-term liabilities on the Company’s balance sheet. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. During the three months ended March 31, 2015 and 2014, included in income tax expense was $10,462 and $10,462, respectively, representing interest and penalties on uncertain tax positions.

Management’s Evaluation of Subsequent Events

Management evaluated events that have occurred after the balance sheet date through the date the financial statements are issued. Based upon the evaluation, other than as described in Note 1, management did not identify any recognized or nonrecognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2016. Early adoption is not

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

permitted. The Company will evaluate the effects, if any, that adoption of this guidance will have on its condensed consolidated financial statements.

In February 2015, FASB issued ASU No. 2015-02 (“ASU 2015-02”), Amendments to the Consolidation Analysis, Consolidation (Topic 810). This ASU provides modifications to the evaluation of variable interest entities that may impact consolidation of reporting entities. It is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company currently consolidates variable interest entities and may create or acquire variable interest entities for future endeavors. Management is still evaluating the possible impact this update may have on the financial presentation of the Company’s condensed consolidated financial statements.

NOTE 3 — LONG-TERM DEBT

Senior Credit Facility

On October 16, 2007, the Company entered into a senior secured term loan (the “Original Senior Credit Facility”) with DVB Bank America, N.V. (“DVB”) for up to the maximum of the lesser of $35,000,000 or an amount equal to 60% of the fair market value of the Company’s vessels. The Original Senior Credit Facility bears interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 3.0% per annum. The Original Senior Credit Facility is payable in quarterly installments with a maturity date of October 16, 2012. The Original Senior Credit Facility was secured by substantially all of the assets of the company, certain corporate guarantees, and a pledge of all shares of the Company held by its principal shareholder. The Original Senior Credit Facility was subject to certain customary affirmative and negative financial covenants.

On July 19, 2012, the Company entered into an amended and restated senior secured term loan (the “Amended Senior Credit Facility”) in order to (a) permit the Company to make prepayments of at least $10,000,000 on the principal owing under the Junior Credit Facility (described below), (b) to amend the financial performance covenants required by the Original Senior Credit Facility, and (c) to amend the interest rate to a fixed interest rate of 5.035% per annum. The amendment further extended the maturity date of the Amended Senior Credit Facility to December 31, 2019. The maximum amount allowed to be borrowed under the Amended Senior Credit Facility was $22,463,681 reflecting a reduction in the facility due to prior repayments of principal.

On April 12, 2013, the Company further amended its Amended Senior Credit Facility to (a) increase the principal amount of the facility by $25,000,000 to allow the completion of the acquisition of Fillmore Pearl Holdings, (b) add Fillmore Pearl Holdings as a borrower under the facility, and (c) to change the repayment schedule under the Amended Senior Credit Facility.

On May 8, 2015, using the proceeds from the Loans (as discussed in Note 1), the Company paid off the Senior Credit Facility in full. The outstanding principal and accrued interest balance on the Senior Credit Facility was $39,778,115 and $212,103, respectively on May 8, 2015.

Junior Credit Facility

On October 16, 2007, the Company entered into a junior secured term loan (the “Original Junior Credit Facility”) with DVB for up to the maximum of the lesser of $11,000,000 or an amount equal to 76% of the fair market value of the Company’s vessels. The Original Junior Credit Facility bears interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 6.0% per annum. The Original Junior Credit Facility is payable in quarterly installments with a maturity date of October 16, 2012. The Original Junior Credit Facility was secured by a junior position, subordinated security interest, in substantially all of the assets of the company, certain corporate guarantees, and a pledge of all shares of the Company held by its principal shareholder. The Original Junior Credit Facility was subject to certain customary affirmative and negative financial covenants. On March 9, 2009, the Company entered into an amendment to its Original Junior Credit Facility (the “Amended Junior Credit Facility”). The amendment (a) named DVB as

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LONG-TERM DEBT (cont.)

agent for new lenders — Cruise Ferry Master Fund I N.V. (“CFMF”), (b) increased the facility to a term loan of $15,000,000 and a revolving loan of $10,000,000, and (c) extended the maturity of the junior facility to January 18, 2014. In consideration for this amendment and certain other accommodations under the terms of the original junior credit facility, the Company issued a warrant for the purchase of 60% of the fully diluted shares of the Company to CFMF. The company determined the fair value of the warrant to be $45,741,000 using the Black-Scholes economic model. Utilizing the relative fair value method, the warrant was determined to have a value for accounting purposes of $16,884,803, and the Company recorded a discount for $16,884,803. The discount was amortized using the effective interest method for the contractual term of the loan, and such amortization was charged to interest expense. The overall effective annual interest rate of the Junior Credit Facility was 18% after considering the effect of amortizing the debt discount for the warrant. Any unamortized discount remaining on principal repayments made prior to maturity were charged to interest expense. For the three months ended March 31, 2015 2014, total debt discount charged to amortization expense was $189,087, and $180,119, respectively.

On January 19, 2010, the Company amended its Junior Credit Facility to allow it to borrow an additional $15 million. In connection therewith, the interest rate on the Junior Credit Facility was increased to 15%. All other terms remained substantially the same.

On July 19, 2012 the Company further amended its Amended Junior Credit Facility (the “Second Amended Junior Credit Facility”) to (a) provide for a mandatory repayment of $10,000,000 without penalty prior to December 31, 2012, (b) amend the interest rate to 10% per annum and (c) extend the maturity of the facility to January 1, 2020. This amendment was determined to be a modification of the Original Junior Credit Facility in exchange for the Amended Junior Credit Facility, as the fair value of the debt instruments before and after the amendment, including potential prepayments, did not differ by more than 10%.

On May 8, 2015, using the proceeds from the Loans (as discussed in Note 1), the Company paid off the Junior Credit Facility in full. The outstanding principal balance and accrued interest on the Junior Credit Facility was $20,000,000 and $1,222,222, respectively at May 8, 2015.

Long-Term Debt Outstanding

As of March 31, 2015 and December 31, 2014, the following long-term debt instruments were outstanding:

	As of March 31, 2015			As of December 31, 2014
	Principal	Discount	Balance, Net of Discount	Principal	Discount	Balance, Net of Discount
Senior Credit Facility	$39,778,117	$—	$39,778,117	$41,003,232	$—	$41,003,232
Junior Credit Facility	20,000,000	4,124,508	15,875,492	20,000,000	4,313,594	15,686,406
Total long-term debt	59,778,117	4,124,508	55,653,609	61,003,232	4,313,594	56,689,638
Less current portion	4,962,421	—	4,962,421	4,934,030	—	4,934,030
Total long-term debt, non-current	$54,815,696	$4,124,508	$50,691,188	$56,069,202	$4,313,594	$51,755,608

NOTE 4 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space and equipment under long-term leases which are classified as operating leases.

Rent expense was approximately $236,776 and $206,605, for the three months ended March 31, 2015 and 2014, respectively, which is recorded within general and administrative expenses on the accompanying condensed consolidated income statements.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — COMMITMENTS AND CONTINGENCIES (cont.)

Royalty Agreement — National Geographic

The Company is engaged in an alliance and license agreement with National Geographic Society (“NG”) which, allows the Company to use the NG name and logo. In return for these rights, the Company is charged a royalty fee. The royalty fee is booked as a selling and administrative expense within the financial statements. The amount is calculated based upon a percentage of ticket revenue less travel agent commission, including the revenue received from cancellation fees and any revenue received from the sale of voyage extensions. A voyage extension occurs when a guest extends their trip with pre or post voyage hotel nights and is included within other revenue. The royalty expense is recognized at the time of revenue recognition. Royalty expense for the three months ended March 31, 2015 and 2014, totaled $236,776 and $206,605, respectively.

The balances outstanding to NG as of March 31, 2015 and December 31, 2014 are $1,235,594 and $999,064, respectively, and are included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheets.

In March 2015, the Company and NG extended their alliance and license agreement until the year 2025. In connection with the extension of the alliance and license agreement, Mr. Lindblad issued to NG an option for the purchase of 5% of the eligible shares outstanding upon the consummation of the merger, representing a grant to purchase approximately 2,400,000 shares. The Company estimated the grant date fair value of the option to be approximately $12,000,000 using the Black-Scholes’ economic model. The option will be recorded as a capital contribution by Mr. Lindblad to the Company. The Company will record the value as deferred royalties and Commissions and amortize the value over the term of the extended alliance and license agreement.

Charter Commitments

From time to time, the Company enters into agreements to charter vessels onto which it holds its tours and expeditions. Future minimum payments on its charter agreements are as follows:

For the years ended December 31,	Amount
2015 (Nine Months)	$3,945,351
2016	3,899,353
Total	$7,844,704

NOTE 5 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for its employees. The Company matches 25% of the first 6% of employee salary up to an annual maximum of $1,500 for 2014, 25% of employee contributions up to an annual maximum of $1,000 for 2013 and 25% of employee contributions up to an annual maximum of $500 for 2012. For the three months ended March 31, 2015 and 2014, the Company’s benefit plan contribution amounted to $65,899 and $51,352, respectively, which is recorded within general and administrative expenses on the accompanying condensed consolidated income statements.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — STOCK BASED COMPENSATION

Stock Options

The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. Stock based compensation expense related to stock options was $1,213,715 and $0 for the three months ended March 31, 2015 and 2014, respectively, and was reflected in selling, general and administrative expenses on the accompanying condensed consolidated income statements. As of March 31, 2015, the unamortized value of options was $13,076,909. As of March 31, 2015, the unamortized portion will be expensed over a period of 2.8 years.

On March 9, 2015, Mr. Lindblad exercised his stock option and received 2,857 shares of the Company’s common stock. These shares are subject to be put back to the Company at the option of Mr. Lindblad and are included in “obligation to repurchased Class A common shares” on the Company’s condensed consolidated balance sheet.

The following table is a summary of activity under the Company’s 2012 Incentive Stock Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value
Options outstanding at January 1, 2015	16,337	$417	$1,054	9.7 years	$16,315,198
Granted	—	$—	$—
Exercised	(2,857)	$32	$926
Forfeited	—	—	—
Options outstanding at March 31, 2015	13,480	$498	$1,080	9.5 years	$4,878,277

Exercisable at January 1, 2015	2,857	$32	$926	8.0 years	$3,950,802
Vested	—	$—	$—
Exercised	(2,857)	$32	$926
Forfeited	—	$—	—
Exercisable at March 31, 2015	—	$—	$—

Stock-based compensation for the three months ended March 31, 2015 and 2014 was $1,213,724 and $0, respectively, which was included in general and administrative expenses.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Lindblad Expeditions, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lindblad Expeditions, Inc. and Subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lindblad Expeditions, Inc. and Subsidiaries, as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

Marcum LLP
Melville, NY
March 30, 2015, except for note 16B as to which the date is May 8, 2015

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$39,678,720	$44,353,563
Restricted cash and marketable securities	8,334,632	9,793,142
Inventories	1,700,226	1,635,524
Marine operating supplies	5,078,552	4,418,532
Prepaid expenses and other current assets	11,320,698	8,929,544
Total current assets	66,112,828	69,130,305

Property and equipment, net	121,873,440	126,883,953
Due from shareholder	1,500,926	2,017,762
Deferred financing costs, net	2,019,503	2,375,077
Operating rights	6,528,949	6,528,949
Deferred tax assets	101,860	91,515
Investment in CFMF interests	47,787,835	—
Total assets	$245,925,341	$207,027,561

The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	As of December 31,
	2014	2013
LIABILITIES
Current Liabilities:
Unearned passenger revenues	$73,195,195	$65,619,775
Accounts payable and accrued expenses	20,028,315	17,795,328
Long-term debt – current	4,934,030	3,980,304
Obligations to repurchase shares of Class A common stock	4,965,792	6,841,410
Due to DVB	22,733,000	—
Total current liabilities	125,856,332	94,236,817

Long-term debt, less current portion	51,755,608	55,954,803
Due to shareholder	—	1,000,000
Other long term liabilities	447,145	263,241
Deferred income taxes – long term	299,035	—
Total liabilities	178,358,120	151,454,861

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, Class A, no par value, 450,000 shares authorized at December 31, 2014 and December 31, 2013; 90,000 and 90,000 issued and outstanding at December 31, 2014 and December 31, 2013, respectively.	—	—
Common stock, Class B, no par value, 50,000 shares authorized at December 31, 2014 and December 31, 2013; 0 and 12,858 issued and outstanding at December 31, 2014 and December 31, 2013, respectively.	—	—
Additional paid – in capital	21,466,308	31,717,242
Retained earnings	46,100,913	23,855,458
Total shareholders’ equity	67,567,221	55,572,700
Total liabilities and shareholders’ equity	$245,925,341	$207,027,561

The following table includes assets to be used to settle liabilities of the consolidated variable interest entities (“VIEs”). These assets and liabilities are included in the consolidated balance sheet above. See Note 2 for additional information on the Company’s VIEs.

	As of December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$2,000	$2,000
Property and equipment	1,755,446	2,146,783

LIABILITIES
Long-term debt	2,170,000	2,170,000

The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Income Statements

	For the Years Ended December 31,
	2014	2013	2012

Tour revenue	$198,458,975	$192,236,929	$153,980,862

Cost of tours	90,002,097	96,655,413	71,499,387
Gross profit	108,456,878	95,581,516	82,481,475

Operating expenses:
Selling and marketing	30,718,361	29,984,211	24,201,459
General and administrative	36,052,452	30,431,028	33,635,801
Depreciation and amortization	11,266,095	11,644,994	8,607,874
Total operating expenses	78,036,908	72,060,233	66,445,134

Operating income	30,419,970	23,521,283	16,036,341

Other (expense) income:
Change in fair value of obligation to repurchase shares of Class A common stock	10,018	(400,693)	—
(Loss) gain on foreign currency translation	(149,536)	1,281,017	—
Interest expense, net	(5,292,835)	(7,896,461)	(9,799,042)
Other income	57,335	1,504	7,500
Total other expense	(5,375,018)	(7,014,633)	(9,791,542)

Income before income taxes	25,044,952	16,506,650	6,244,799

Income tax expense	2,799,497	1,663,127	1,074,456

Net income	$22,245,455	$14,843,523	$5,170,343

Class A Common Stock
Net income available to Class A Common Stockholders	$21,172,447	$14,101,304	$4,911,811

Weighted average shares outstanding
Basic	244,675	244,287	244,287
Diluted	244,982	244,287	244,287

Earnings per share
Basic	$86.53	$57.72	$20.11
Diluted	$86.42	$57.72	$20.11

Class B Common Stock
Net income available to Class B Common Stockholders	$1,073,008	$742,219	$258,532

Weighted average shares outstanding
Basic	12,400	12,858	12,858
Diluted	12,400	12,858	12,858

Earnings per share
Basic	$86.53	$57.72	$20.11
Diluted	$86.53	$57.72	$20.11

The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

							Accumulated
	Class A		Class B		Additional		Other	Total
	Common Stock		Common Stock		Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Income	Equity
Balance at January 1, 2012	90,000	$—	12,858	$—	$15,345,740	$3,841,592	$—	$19,187,332

Stock based compensation - stock options	—	—	—	—	8,989,628	—	—	8,989,628
Reclassification of liability for shares subject to put	—	—	—	—	(6,440,716)	—	—	(6,440,716)
Contribution from CFMF - common control acquisition of FPH	—	—	—	—	24,000,000	—	—	24,000,000
Contribution from DVB to FPH	—	—	—	—	2,100,000	—	—	2,100,000
Change in other comprehensive income	—	—	—	—	—	—	156,535	156,535
Net income	—	—	—	—	—	5,170,343	—	5,170,343

Balance at December 31, 2012	90,000	—	12,858	—	43,994,652	9,011,935	156,535	53,163,122

Distribution to CFMF - common control acquisition of FPH	—	—	—	—	(12,277,410)	—	(187,097)	(12,464,507)
Change in other comprehensive income	—	—	—	—	—	—	30,562	30,562
Net income	—	—	—	—	—	14,843,523		14,843,523

Balance at December 31, 2013	90,000	—	12,858	—	31,717,242	23,855,458	—	55,572,700

Stock based compensation - stock options	—	—	—	—	274,066	—	—	274,066
Repurchase of shares from Class B shareholders	—	—	(12,858)	—	(10,525,000)	—	—	(10,525,000)
Net income	—	—	—	—	—	22,245,455		22,245,455

Balance at December 31, 2014	90,000	$—	—	$—	$21,466,308	$46,100,913	$—	$67,567,221

The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2014	2013	2012
Cash Flows From Operating Activities
Net income	$22,245,455	$14,843,523	$5,170,343
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	10,910,521	11,229,421	8,098,923
Amortization of deferred financing costs	355,574	415,573	508,951
Amortization of debt discount	743,984	2,143,202	2,471,892
Stock-based compensation	274,066	—	8,989,628
Deferred income taxes	288,690	(93,310)	68,532
Loss (gain) on currency translation	149,536	(1,281,017)	—
Other non-cash income	(54,835)	—	—
Change in fair value of obligation to repurchase shares of Class A common stock	(10,018)	400,694	—
Changes in operating assets and liabilities
Inventories and marine operating supplies	(830,731)	334,110	(268,869)
Prepaid expenses and other current assets	(2,420,402)	2,172,866	(1,079,491)
Unearned passenger revenues	8,750,839	3,956,283	7,481,574
Other long term liabilities	183,904	118,678	103,346
Accounts payable and accrued expenses	2,404,084	(943,011)	(5,064,365)

Net cash provided by operating activities	42,990,667	33,297,012	26,480,464

Cash Flows From Investing Activities
Purchase of property and equipment	(5,923,213)	(6,352,660)	(3,854,993)
Acquisition of Fillmore, net of cash acquired	—	(3,835,183)	—
Common control merger	—	—	2,111,018
Receipt of amount due from shareholders	516,836	(94,326)	(94,326)
Redemption (purchase) of restricted cash and marketable securities	1,458,510	(22,742)	10,450,344
Repayment of contingent purchase obligation	—	—	(70,656)
Purchase of investment in CFMF	(25,000,000)	—	—

Net cash (used in) provided by investing activities	(28,947,867)	(10,304,911)	8,541,387

The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2014	2013	2012
Cash Flows From Financing Activities
Repayments of term loan facility	(3,989,453)	(13,392,481)	(14,240,573)
Payment of deferred financing costs	—	(653,008)	(250,000)
Repayments of Participation Certificates	—	(3,550,000)	—
Repayment of due to stockholder	(1,000,000)	—	—
Contribution from CFMF	—	—	2,100,000
Repurchase of stock subject to put from Class A shareholders	(1,865,600)	—	—
Repurchase of stock from Class B shareholders	(10,525,000)	—	—

Net cash used for financing activities	(17,380,053)	(17,595,489)	(12,390,573)

Effect of exchange rate changes on cash	(1,337,590)	(1,549,569)	(24,848)

Net (decrease) increase in cash and cash equivalents	(4,674,843)	3,847,043	22,606,430

Cash and cash equivalents at beginning of year	44,353,563	40,506,520	17,900,090

Cash and cash equivalents at end of year	$39,678,720	$44,353,563	$40,506,520

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$4,843,689	$5,231,128	$12,695,030
Income taxes	$1,102,477	$1,575,477	$98,941

Non-cash investing and financing activities:
Acquisition of Fillmore:
Assets acquired and liabilities assumed:
Current assets, including cash acquired	$—	$6,488,589	$5,088,702
Property and equipment	—	53,301,698	54,291,643
Unearned passenger revenues	—	(12,332,361)	(12,108,358)
Accounts payable and accrued expenses	—	(3,458,500)	(5,846,996)
Long-term debt	—	—	(17,424,991)
Total purchase price consideration	—	43,999,426	24,000,000

Less cash paid to acquire Fillmore	—	(5,000,000)	—
Non-cash consideration	$—	$38,999,426	$24,000,000

Non-cash consideration consisted of:
Long-term debt	$—	$25,000,000	$—
Equity contribution from CFMF	$—	$13,822,590	$24,000,000
Less: contribution during the year ended December 31, 2012	$—	(26,100,000)	$—
Equity (distribution) contribution to CFMF	$—	$(12,277,410)	$24,000,000

Investment to CFMF	$22,733,000	$—	$—
Due to CFMF	$(22,733,000)	$—	$—
Net cash	$—	$—	$—
Reclassification of liability for Class A common shares subject to put from equity	$—	$—	$6,440,716
The accompanying notes are an integral part of these consolidated financial statements.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Overview

Lindblad Expeditions, Inc. (“LEX”), a New York corporation and its subsidiaries, (together “Lindblad” or the “Company”) provide tour and travel related services in the United States and destinations in many parts of the world.  The Company’s subsidiaries include Lindblad Maritime Enterprises, Ltd (“LME”) a Cayman Islands corporation and two variable interest entities, SPEX Sea Lion, Ltd. a Nevada corporation (“Sea Lion”), and SPEX Sea Bird Ltd, a Nevada corporation (“Sea Bird”).

LME either directly or through subsidiaries, owns or operates four vessels that travel in non United States territories throughout the year. These vessels are the NG Explorer, NG Orion, NG Endeavour and NG Islander.

LEX operates two vessels comprised of NG Sea Bird and NG Sea Lion.

Lindblad was founded by Sven-Olof Lindblad, whose father, renowned adventure-travel pioneer Lars-Eric Lindblad, led some of the first non-scientific groups of travelers to the Galapagos (1967) and Antarctica (1966).

Lindblad operates a year round fleet of six expedition ships and several seasonal charter vessels.  Lindblad also has an alliance with The National Geographic Society who often provide lecturers and National Geographic experts including photographers, writers, marine biologists, naturalists, field researchers and film crews.

Acquisition

On April 12, 2013, LME entered into a stock purchase agreement with Fillmore Pearl Holding, Ltd. (“FPH”) a Cayman Islands corporation in consideration for $30,000,000.  The purchase price was paid with $5,000,000 in cash and was partially financed with an additional borrowing of $25,000,000 under the Senior Debt arrangement with DVB (See Note 3). The business purpose for the acquisition was to expand capacity of expedition ships, which were at or near capacity, to expand geographically and to add additional customer base in the Asia/Pacific markets. FPH was 100% owned by Cruise/Ferry Master Fund I, N.V. (“CFMF”) at the time FPH was purchased by the Company. As a result of the warrant, (See Note 7) CFMF has controlled Lindblad since 2009.  As such, the Company has reported within its consolidated financial statements the consolidated results and financial position of FPH for the period November 30, 2012 through April 16, 2013 (the day prior to the company’s purchase of FPH).

As discussed in Note 3, the acquisition of FPH was accounted for as a common control acquisition with a change in reporting entity.  As such, the Company’s financial statements have been presented to reflect the operations of FPH from November 30, 2012, the date FPH came under common control.

Financing Transaction

On March 3, 2009, the Company issued a note payable to CFMF (the “Junior Debt”)  (See Note 6).

On December 11, 2014, Lindblad entered into a Profit Participation Loan Purchase Agreement with DVB Bank America, N.V., a Profit Participation Rights Purchase Agreement with Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, and a Stock Purchase Agreement with Cruise/Ferry Finance Partners Private Foundation. These three agreements enabled Lindblad to purchase the financial and equity interests in CFMF in order to recapture and extinguish a warrant to purchase 60% of the outstanding equity of Lindblad on fully diluted basis. On December 11, 2014, the date of the purchase agreements, an initial payment of $25,000,000 was made to DVB Bank America, N.V. under the Profit Participation Loan Purchase Agreement. The remaining payments of (i) $22,733,000 to DVB Bank America, N.V., (ii) $48,440,000 to Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, as increased by $339,100 per month from December 31, 2014 until the close of the transaction, and (iii) $1.00 to Cruise/Ferry Financing Partners Private Foundation were made on May 8, 2015 (“CFMF Closing”). In connection with the CFMF Closing, the 60% warrant was cancelled, the junior credit facility was cancelled, with the then outstanding unamortized balance of the debt discount charged to expense, and the Company commenced liquidation procedures on CFMF. Utilizing the proceeds from the new Loans, the Company also paid its Senior Debt in full.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management Plans

Management intends to continue to operate the business as a highly differentiated travel offering with a unique value proposition that appeals to a wide range of individuals, couples, families and groups.

Management also seeks to obtain additional financing in order to complete the purchase of CFMF and to fund the capital expenditures required to add additional vessels or business acquisitions that will allow for additional company growth.   Management intends to merge with a public shell company and to then access the capital markets to raise capital and to create liquidity in its stock.   On March 9, 2015, the Company entered into a merger agreement with Capitol Acquisition Corp. II (“Capitol”) (See Note 16, Subsequent Event)

Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2014, 2013, and 2012 have been prepared in accordance and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements of the Company include LEX, its wholly owned subsidiary LME as well as the subsidiaries of LME and Sea Lion and Sea Bird as variable interest entities (“VIEs”). Lex controls the activities which most significantly impact the economic performance of Sea Lion and Sea Bird.  LEX determined itself to be the primary beneficiary and accordingly, these entities were determined to be VIEs. All significant inter-company accounts and transactions have been eliminated in consolidation.

In order to determine if the Company is the primary beneficiary, it must first assess whether it has the ability to control the activities of the VIE that most significantly impact its economic performance.  Such activities include, but are not limited to; the ability to determine the budget and scope of the activities of the VIE; the ability to control financing decisions for the VIE and the ability to change or amend the existing contracts with the VIE’s.  If the Company is not determined to control such activities, the Company is not considered the primary beneficiary of the VIE.  If the Company does have the ability to control such activities, the Company will continue its analysis by determining if it is also expected to absorb a potentially significant amount of the VIE’s losses or, if no party absorbs the majority of such losses, if the Company will benefit from a potentially significant amount of the VIE’s expected gains.

The Company has included within the consolidated financial statements each of Sea Lion and Sea Bird as VIEs.  Although Sea Lion and Sea Bird are owned by Sven Lindblad, the Company’s Founder and President, the arrangement between LEX and Mr. Lindblad has transferred substantially all the economic risks and benefits of ownership to LEX.  Furthermore, LEX controls 100% of the activities of Sea Lion and Sea Bird, and is the primary beneficiary. Revenues of Sea Lion and Sea Bird consist of reimbursements by LEX for interest and depreciation incurred, such that net income for Sea Lion and Sea Bird is breakeven. All revenues of Sea Lion and Sea Bird were intercompany revenues and were eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. Management utilizes various estimates, including but not limited to determining the estimated lives of long-lived assets, determining the fair value of assets required and liabilities assumed in business combinations, the fair value of the Company’s common stock, the valuation of securities underlying stock based compensation, income tax expense, the valuation of deferred tax assets, the value of contingent consideration and to assess its

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

litigation, other legal claims and contingencies.  The results of any changes in accounting estimates are reflected in the consolidated financial statements of the period in which the changes become evident.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Revenue Recognition

Tour revenue consists of guest ticket revenue, as well as other revenues from the sale of pre- and post-expedition excursions, hotel accommodations, land-based expeditions, air transportation to and from the ships, goods and services rendered onboard that are not included in guest ticket prices, trip insurance, and cancellation fees. Revenue from the sale of guest tickets and other revenue are recognized gross, as the company is the primary obligation in the arrangement, has discretion in supplier selection and is involved in the determination of the service specifications.

The Company’s tour guests remit deposits in advance of tour embarkation. Guest tour deposits consist of guest ticket revenue as well as revenues from the sale of pre- and post-expedition excursions, hotel accommodations, land based expeditions; air transportation to and from the ships and trip insurance. Guest tour deposits represent unearned revenues and are initially included in unearned passenger revenue when received. Guest deposits are subsequently recognized as tour revenues on the date of embarkation. Tour expeditions average ten days in duration. For tours in excess of ten days, the Company recognizes revenue based upon expeditions days earned. Guest cancellation fees are recognized as tour revenues at the time of the cancellation. Revenues from the sale of additional goods and services rendered onboard are recognized upon purchase.

Insurance

The Company maintains insurance to cover a number of risks including illness and injury to crew, guest injuries, pollution, other third-party claims in connection with its tour expedition activities, damages to hull and machinery for each of its vessels, war risks, workers’ compensation, employee health, directors and officers liability, property damages and general liabilities for third-party claims. The Company recognizes insurance recoverables from third-party insurers for incurred expenses at the time the recovery is probable and upon realization for amounts in excess of incurred expenses. All of the Company’s insurance policies are subject to coverage limits, exclusions and deductible levels. The liabilities associated with crew illnesses and crew and guest injury claims, including all legal costs, are estimated based on the specific merits of the individual claims or actuarially estimated based on historical claims experience, loss development factors and other assumptions. While the Company believes its estimated accrued claims reserves are adequate, the ultimate losses will differ.

Lindblad participates in a traditional marine industry reinsurance solution for liability exposure through their Protection and Indemnity (“P & I Club”) Reinsurers, which are similar mutual marine P & I Club’s that joint and severally indemnify each other to provide discounted primary and excess Protection & Indemnity coverage to club Members. The resulting aggregated surplus of the clubs combines to provide Lindblad with below market primary and high excess liability coverage for covered losses. For consideration of long term below market P&I rates the joint and several liability obligation, requires the downstream indemnification by their Members, including Lindblad.

Selling and Administrative Expense

Selling expenses include a broad range of advertising and marketing expenses. These include direct mail, print and online advertising costs, as well as costs associated with website development and maintenance. Also included are social media and corporate sponsorship costs. Advertising is charged to expense as incurred. Advertising expenses totaled $12,469,037, $12,072,629 and $10,510,653 for the years ended December 31, 2014, 2013 and 2012, respectively. The largest component of advertising expense was direct mail, which totaled $5,776,012, $5,519,260 and $5,376,141 for the years ended December 31, 2014, 2013 and 2012, respectively. Administrative expenses represent the costs of our shore-side vessel support, reservations and other administrative functions, and includes salaries and related benefits, professional fees and occupancy costs, which are typically expensed as incurred.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings per Common Share

Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period.  Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.  Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (if such option is an equity instrument)(using the treasury stock method).  Basic weighted average shares outstanding include the shares underlying a warrant to purchase 60% of the outstanding common shares.  As the shares underlying this warrant can be issued for little consideration (an aggregate exercise price of $10), these shares are deemed to be issued for purposes of basic earnings per share.

The two-class method is used in the calculation of basic and diluted earnings per share.  Under the two-class method, earnings per common share are allocated to the Class A and Class B common shareholders based on the weighted average shares outstanding.

For the years ended December 31, 2014, 2013 and 2012, the Company calculated earnings per share in accordance with ASC 260, as follows:

	For the year ended December 31, 2014
	Total	Class A common shares	Class B common shares
Net income (numerator for basic and diluted earnings per share)	$22,245,455	$21,172,447	$1,073,008

Weighted average shares outstanding (denominator):
Shares outstanding, weighted for time outstanding	102,400	90,000	12,400
Shares issuable under warrant for nominal consideration	154,675	154,675	—
Total weighted average shares outstanding, basic	257,075	244,675	12,400

Effect of dilutive securities:
Assumed exercise of stock options, treasury method	307	307	—
Dilutive potential common shares	307	307	—
Total weighted average shares oustanding, diluted	257,382	244,982	12,400

Earnings per share, basic	$86.53	$86.53	$86.53
Earnings per share, diluted	$86.42	$86.42	$86.53

	For the year ended December 31, 2013
	Total	Class A common shares	Class B common shares
Net income (numerator for basic and diluted earnings per share)	$14,843,523	$14,101,304	$742,219

Weighted average shares outstanding (denominator):
Shares outstanding, weighted for time outstanding	102,858	90,000	12,858
Shares issuable under warrant for nominal consideration	154,287	154,287	—
Total weighted average shares outstanding, basic and diluted	257,145	244,287	12,858

Earnings per share, basic and diluted	$57.72	$57.72	$57.72

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the year ended December 31, 2012
	Total	Class A common shares	Class B common shares
Net income (numerator for basic and diluted earnings per share)	$5,170,343	$4,911,811	$258,532

Weighted average shares outstanding (denominator):
Shares outstanding, weighted for time outstanding	102,858	90,000	12,858
Shares issuable under warrant for nominal consideration	154,287	154,287	—
Total weighted average shares outstanding, basic and diluted	257,145	244,287	12,858

Earnings per share, basic and diluted	$20.11	$20.11	$20.11

For the years December 31, 2013 and 2012, the Company excluded stock options for the purchase of 7,029 Class A Common Shares, as these stock options were deemed to be liability instruments.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less, as well as deposits in financial institutions, to be cash and cash equivalents.

The Company has cash in financial institutions outside the United States of $2,504,064 and $4,336,558 classified as cash and cash equivalents, as of December 31, 2014 and 2013, respectively.

Restricted Cash and Marketable Securities

Included in “Restricted cash and marketable securities” on the accompanying consolidated balance sheets are restricted cash and marketable securities, consisting of six month certificates of deposit, and short term investments.  Restricted cash and marketable securities consists of the following:

	As of December 31,
	2014	2013
Restricted cash and marketable securities:
Other certificates of deposit	$39,474	$34,046
Federal Maritime Commission escrow	2,115,158	1,579,096
Credit negotiation and credit card processor reserves	5,030,000	7,030,000
Other restricted marketable securities	1,150,000	1,150,000

Total restricted cash and marketable securities	$8,334,632	$9,793,142

The amounts held in the restricted cash and marketable securities represent principally funds required to be held in certificates of deposit by certain vendors and regulatory agencies and are classified as restricted assets since such amounts cannot  be used by the Company until the restrictions are removed by those vendors and regulatory agencies. Interest income is recognized when earned.

The Company has classified marketable securities, principally money funds, as trading securities which are recorded at market value. Unrealized gains and losses are included in current operations. Gains and losses on the disposition of securities are recognized by the specific identification method in the period in which they occur.

In order to operate guest tour expedition vessels from U.S. ports, the Company is required to post a performance bond with the Federal Maritime Commission or escrow all unearned guest deposits in restricted accounts.  To satisfy

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

this requirement, the Company entered into an agreement with a financial institution to escrow all unearned guest revenues collected for sailings from U.S. ports.

A cash reserve totaling $5,030,000 and $7,030,000, at December 31, 2014 and 2013, respectively, is required for credit card deposits by third party credit card processors. The above arrangements are included in restricted cash and marketable securities on the accompanying balance sheets.

Amounts in the escrow accounts include cash, certificates of deposit, and marketable securities.  Cost of these short term investments approximately fair value.

Operating Rights

The Company purchased rights or permits to operate its vessels in certain locations.  Once purchased, these rights are valid in perpetuity.  The Company records these operating rights at cost and does not amortize them as they have indefinite lives.

Concentration of Credit Risk

The Company maintains cash in several financial institutions in the United States and other countries which, at times, may exceed the federally insured limits.  Accounts held in the United States are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company has not experienced any losses in such accounts.  As of December 31, 2014 and 2013, the Company’s cash held in financial institutions outside the United States amounted to $2,504,064 and $4,336,558, respectively.

Prepaid Expenses and Other Current Assets

The Company records prepaid expenses and other current assets at cost and expenses them in the period the services are provided or the goods are delivered.  The Company’s prepaid expenses and other current assets consist of the following:

	For the Year Ended December 31,
	2014	2013
Prepaid tour expenses	$5,180,576	$2,937,576
Prepaid port agent fees	827,154	1,114,161
Prepaid insurance	1,662,960	1,500,377
Other prepaid expenses and other current assets	3,650,008	3,377,430
Total prepaid expenses and other current assets	$11,320,698	$8,929,544

Inventories

Inventories, consisting primarily of gift shop merchandise and other items for resale and are stated at the lower of cost or market.  Cost is determined using the first-in, first-out method.

Marine Operating Supplies

Marine operating supplies consist primarily of fuel, provisions, spare parts, items required for maintenance, and supplies used in the operation of marine expeditions.  Marine operating supplies are stated at the lower of cost or market.  Cost is determined using the first-in, first-out method.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization were computed using the straight-line method over our estimates of useful lives, as follows:

Years
Vessels and vessel improvements	15-25
Furniture & Equipment	5
Computer hardware and software	5
Leasehold improvements, including port facilities	Shorter of lease term or related asset life

The tour and expedition industry is very capital intensive, and as of December 31, 2014 and 2013, the Company owned and operated six vessels. Therefore, the Company has a capital program that it develops for the improvement of its vessels and for asset replacements in order to enhance the effectiveness and efficiency of its operations; comply with, or exceed all relevant legal and statutory requirements related to health, environment, safety, security and sustainability; and gain strategic benefits or provide newer improved product innovations to its guests.

Vessels improvement costs that add value to the Company’s vessels, such as those discussed above, are capitalized to the vessels and depreciated over the shorter of the improvements or the vessels’ estimated remaining useful life, while costs of repairs and maintenance, including minor improvement costs and dry-dock expenses, are charged to expense as incurred and included in other vessels operating expenses. Dry-dock costs primarily represent planned major maintenance activities that are incurred when a vessel is taken out-of-service for scheduled maintenance.

Long-Lived Assets

The Company reviews its long-lived assets, principally its vessels and operating rights, for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Upon the occurrence of a triggering event, the assessment of possible impairment is based on the Company’s ability to recover the carrying value of its asset, which is determined by using the asset’s estimated undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of the asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. A significant amount of judgment is required in estimating the future cash flows and fair values of its vessels and operating rights.

As of December 31, 2014 and 2013, there was no triggering event and the Company did not record an impairment of its long-lived assets.

Cost Method Investment

The Company evaluates significant terms of its investments to determine the method of accounting applied to the investments. Investments in which the Company does not have control or exercise significant influence are accounted for under the cost method. The Company’s cost method investment consists of the investment in CFMF interests in the consolidated balance sheets.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Payable and Accrued Expenses

The Company records accounts payable and accrued expenses for the cost of such items when the service is provided or when the related product is delivered.  The Company’s accounts payable and accrued expenses consist of the following:

	For the Year Ended December 31,
	2014	2013
Bonus compensation	$3,150,000	$2,240,256
Income taxes	1,836,139	353,706
Other	15,042,176	15,201,366
Total accounts payable and accrued expenses	$20,028,315	$17,795,328

Leases

The Company leases office space with lease terms ranging from 3-10 years.  The Company amortizes the total lease costs on a straight line basis over the minimum lease term.

The Company leases computer hardware and software, office equipment and vehicles with lease terms ranging from 3 to 6 years.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement.  The following table provides a summary of the liabilities that are measured at fair value on a recurring basis.

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2014
Obligation for the repurchase of Class A common shares subject to put	$4,965,792	—	—	$4,965,792
December 31, 2013
Obligation for the repurchase of Class A common shares subject to put	6,841,410	—	—	6,841,410

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table sets forth a summary of the changes in the fair value of the obligation to repurchase Class A common shares, which is considered a Level 3 financial liability that is measured at fair value on a recurring basis:

	For the Year Ended December 31,
	2014	2013
Beginning balance	$6,841,410	$6,440,717
Additional obligation incurred to repurchase Class A common shares subject to put	—	—
Change in fair value of obligation to repurchase Class A common shares subject to put	(10,018)	400,693
Reduction of liability due to redemption of Class A common shares subject to put	(1,865,600)	—
Ending balance	$4,965,792	$6,841,410

The obligation for vested stock options and shares subject to be put back to the Company was estimated based upon the expected net book value of the Company, which is the repurchase price value established in the stock option agreement and is classified within Level 3 of the valuation hierarchy.  The change in fair value of contingent purchase price obligation was measured at fair value using a discounted cash flow analysis and is classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that the Company used to calculate these liabilities are located in Note 13.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of fair value. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer determined its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of obligations for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

A significant decrease in the expected book value of the company would result in a significantly lower fair value measurement for the obligation for repurchased shares put back to the Company. A significant decrease in the trend of profitable performance for the tours conducted on the Islander vessel would result in a significantly lower fair value measurement for the contingent purchase price obligation. Changes in the values of the obligation for repurchased shares and the contingent purchase price obligation, are recorded in other income (expense) in the statement of operations.

As of December 31, 2014 and 2013, there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

The fair value of the Company’s common stock was determined by the Company and was derived from a valuation prepared by the Company’s Chief Financial Officer  using a weighted analysis of peer multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and discounted cash flows.

Income Taxes

We account for income taxes using the asset and liability method, under which we recognize deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. We

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We provide a valuation allowance against deferred tax assets if, based upon the weight of available evidence, we do not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized.  We will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies to determine the appropriate level of valuation allowances.

We are subject to income taxes in both the U.S. and the non-U.S. jurisdictions in which we operate. We regularly assess the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. We have only recorded financial statement benefits for tax positions which we believe reflect the “more-likely-than-not” criteria of the FASB’s authoritative guidance on accounting for uncertainty in income taxes, and we have established income tax reserves in accordance with this guidance where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, we adjust it only when there is more information available or when an event occurs necessitating a change. While we believe that the amount of the recorded financial statement benefits and tax reserves reflect the more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on our consolidated financial statements or may exceed the current income tax reserves in amounts that could be material. As of December 31, 2014 and 2013, the Company had a liability for unrecognized tax benefits of $447,145 and $263,241, respectively, which was included in other long-term liabilities on the Company’s balance sheet. The guidance also discusses the classification of related interest and penalties on income taxes.  The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense.  During the years ended December 31, 2014, 2013 and 2012, included in income tax expense was $43,815, $32,122, and $44,543, respectively, representing interest and penalties on uncertain tax positions.

Management’s Evaluation of Subsequent Events

Management evaluated events that have occurred after the balance sheet date through the date the financial statements are issued. Based upon the evaluation, other than as described in Note 16, management did not identify any recognized or nonrecognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Deferred Financing Costs

Deferred financing costs related primarily to legal and bank-financing fees incurred to negotiate and secure long-term financing, are amortized over the term of the financing on the effective interest method.  Any remaining balances are expensed in full during the year that the related financing is eliminated.  Amortization of debt issuance costs amounted to $355,574, $415,573, and $508,951 during the years ended December 31, 2014, 2013, and 2012, respectively.

Foreign Currency Translation

We translate the assets and liabilities of our foreign operations that have functional currencies other than the U.S. dollar at exchange rates in effect at the balance sheet date. Revenues and expenses of these foreign operations are translated at weighted-average exchange rates for the period. Their equity is translated at historical rates and the resulting foreign currency translation adjustments are included as a component of accumulated other comprehensive income (“AOCI”), which is a separate component of shareholders’ equity. Therefore, the U.S. dollar value of the non-equity translated items in our consolidated financial statements will fluctuate from period to period, depending on the changing value of the U.S. dollar versus these currencies. Where the U.S. dollar is the functional currency, remeasurement adjustments and gains or losses resulting from foreign currency transactions are recorded as foreign exchange gains or losses in the consolidated statements of income.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company became subject to foreign currency in connection with its acquisition of FPH, which operates partially in Australia and whose functional currency is the U.S. dollar. For the FPH operations included in these consolidated financial statements for periods prior to April 17, 2013, the functional currency is the Australian dollar.

Stock-based Compensation

The Company accounts for equity instruments issued to employees in accordance with accounting guidance that requires that awards are recorded at their fair value on the date of grant and are amortized over the vesting period of the award. The Company recognizes compensation costs on a straight line basis over the requisite service period of the award, which is generally the vesting term of the equity instrument issued.    To the extent that an equity award later become eligible to be put back the Company, then the fair value of that award or those exercised shares is transferred out of additional paid in capital to a liability account and is thereafter marked to market annually to fair value.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The Company will evaluate the effects, if any, that adoption of this guidance will have on its financial statements.

In February 2015, FASB issued ASU No. 2015-02 (“ASU 2015-02”), Amendments to the Consolidation Analysis, Consolidation (Topic 810). This ASU provides modifications to the evaluation of variable interest entities that may impact consolidation of reporting entities. It is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company currently consolidates variable interest entities and may create or acquire variable interest entities for future endeavors. Management is still evaluating the possible impact this update may have on the financial presentation of the Company’s consolidated financial statements.

NOTE 3 — ACQUISITION OF FPH

On April 12, 2013, the Company acquired all of the capital stock of FPH. FPH, through its wholly owned subsidiary, Fillmore Pearl II, Ltd. (“FP II”), a Cayman Islands company, owns the vessel Orion.  FP II charters the vessel Orion to Fillmore Pearl Investment Pty, Ltd, an Australian company that conducts tours in destinations around the world. The acquisition was made pursuant to a stock purchase agreement, dated as of April 17, 2013 (the “FPH Agreement”), by and between the Company and FPH’s shareholders. The purchase price under the FPH Agreement was approximately $30,000,000 with $5,000,000 paid in cash and financing of the remaining $25,000,000 through an increase in its senior secured credit facility with DVB.  The $25,000,000 (as part of the Senior Debt) bears an interest rate of 5.02%, has a term of 80 months and is secured by principally all the assets of the company.

The assets and liabilities of FPH have been recorded in the Company’s consolidated balance sheet at the seller’s historical carrying value.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACQUISITION OF FPH (cont.)

Current assets acquired included cash, accounts receivable, inventory, other current assets and prepaids. Non-current assets included the vessel and other lesser property and equipment. Liabilities assumed included accrued liabilities and most significantly, unearned guest revenue related to future voyages.

The following details the carryover basis of the purchase price, as adjusted, for the acquisition of FPH:

Cash	$3,699,013
Inventory	771,097
Prepaid expenses and other current assets	2,018,479
Property and equipment	53,301,698
Accrued liabilities	(3,458,500)
Unearned revenue	(12,332,361)
Equity investment by common control parent	(13,822,590)
Total	$30,176,836
Less: net earnings of FPH while under common control	(176,836)
Total net assets acquired	$30,000,000

The following presents a summary of the purchase price consideration for the purchase of FPH:

Cash	$5,000,000
Long-term debt	25,000,000
Total Purchase Price Consideration	$30,000,000

The results of operations for FPH are reflected in the Company’s results in the accompanying consolidated statements of operations from November 30, 2012, the date that CFMF acquired control of FPH. The acquisition of FPH represents a change in reporting entity and a transaction between entities under common control. The excess net book value of FPH’s assets and liabilities over the purchase price was accounted for as a deemed contribution by CFMF, as the common control parent, to the Company.

Unaudited Pro Forma Combined Financial Information

The following presents the unaudited pro forma combined financial information for the year ended December 31, 2012, as if the acquisition of FPH had occurred as of January 1, 2012:

For the year ended December 31, 2012
Revenues	$154,221,545
Net income	$2,704,132
Pro forma basic and diluted net income per common share	$9.57
Pro forma weighted average common shares outstanding - basic and diluted	282,516

The pro forma combined results of operations are not necessarily indicative of the results of operations that actually would have occurred had the acquisition of FPH been completed as of January 1, 2012, nor are they necessarily indicative of future consolidated results.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment are as follows:

	As of December 31,
	2014	2013
Vessels and improvements	$200,037,067	$194,371,838
Furniture and equipment	7,803,274	7,569,293
Leasehold Improvements	1,438,424	1,438,424
Total property and equipment, gross	209,278,765	203,379,555
Less – Accumulated depreciation and amortization	(87,405,325)	(76,495,602)
Property and equipment, net	$121,873,440	$126,883,953

Total depreciation and amortization expense of the Company’s property and equipment for the years ended December 31, 2014, 2013 and 2012 were $10,910,521, $11,229,421 and $8,098,923, respectively.

NOTE 5 — LETTERS OF CREDIT

As of December 31, 2014, LEX has letters of credit outstanding with financial institutions in the amounts of $150,000, $1,000,000, and $3,500,000.  As of December 31, 2013 LEX has letters of credit outstanding with financial institutions in the amounts of $150,000, $1,000,000, and $5,500,000.  The annual fee for letters of credit is 1% of the outstanding balance.  Fees charged for the years ended December 31, 2014, 2013 and 2012 were $46,500, $66,500 and $66,500, respectively. The letters of credit are secured by a certificate of deposit maintained at the financial institutions.  The $1,000,000 and the $150,000 letters of credit matured on March 9, 2015. On March 9, 2015, the letters of credit were renewed with an extended maturity date of September 8, 2015.  The $3,500,000 letter of credit matures on April 30, 2015.

NOTE 6 — PARTICIPATION CERTIFICATES

During the year 2002, the Company completed a private placement and issued $3,650,000 in “Participation Certificates” under Regulation D promulgated under securities laws.  The Participation Certificates bear interest at a rate of 6% per annum and had an original maturity date of December 31, 2006, which was subsequently extended.  In December of 2013, the Company redeemed $3,550,000 representing the full amount of the outstanding balance of its Participation Certificates.  Each Participation Certificate entitled its holder to receive “Travel Scrips”.

Travel Scrips are credits toward the purchase of any tour, or trip offered to the public by Lindblad or any controlled affiliate of Lindblad, on the same terms and conditions (including availability) as offered to the public, at the most favorable price offered to the public at the time the holder makes the purchase.  Travel Scrips unused in any year are cumulative without limitation as to time and may be freely transferred by holders.  Travel Scrip obligations were $1,388,147 and $1,219,933, as of December 31, 2014 and 2013, respectively, and are reflected within accounts payable and accrued expenses in the consolidated balance sheet.

NOTE 7 — LONG-TERM DEBT

Senior Credit Facility

On October 16, 2007, the Company entered into a senior secured term loan (the “Original Senior Credit Facility”) with DVB Bank America, N.V. (“DVB”) for up to the maximum of the lesser of $35,000,000 or an amount equal to 60% of the fair market value of the Company’s vessels.  The Original Senior Credit Facility bears interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 3.0% per annum.  The Original Senior Credit Facility is payable in quarterly installments with a maturity date of October 16, 2012.  The Original Senior Credit Facility was secured by substantially all of the assets of the company, certain corporate guarantees, and a pledge of all shares of the Company held by its principal shareholder.  The Original Senior Credit Facility was subject to certain customary affirmative and negative financial covenants.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

On July 19, 2012, the Company entered into an amended and restated senior secured term loan (the “Amended Senior Credit Facility”) in order to (a) permit the Company to make prepayments of at least $10,000,000 on the principal owing under the Junior Credit Facility (described below), (b) to amend the financial performance covenants required by the Original Senior Credit Facility, and (c) to amend the interest rate to a fixed interest rate of 5.035% per annum.  The amendment further extended the maturity date of the Amended Senior Credit Facility to December 31, 2019.  The maximum amount allowed to be borrowed under the Amended Senior Credit Facility was $22,463,681 reflecting a reduction in the facility due to prior repayments of principal.

On April 12, 2013, the Company further amended its Amended Senior Credit Facility to (a) increase the principal amount of the facility by $25,000,000 to allow the completion of the acquisition of Fillmore Pearl Holdings, (b) add Fillmore Pearl Holdings as a borrower under the facility, and (c) to change the repayment schedule under the Amended Senior Credit Facility.

Junior Credit Facility

On October 16, 2007, the Company entered into a junior secured term loan (the “Original Junior Credit Facility”) with DVB for up to the maximum of the lesser of $11,000,000 or an amount equal to 76% of the fair market value of the Company’s vessels.  The Original Junior Credit Facility bears interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 6.0% per annum.  The Original Junior Credit Facility is payable in quarterly installments with a maturity date of October 16, 2012.  The Original Junior Credit Facility was secured by a junior position, subordinated security interest, in substantially all of the assets of the company, certain corporate guarantees, and a pledge of all shares of the Company held by its principal shareholder.  The Original Junior Credit Facility was subject to certain customary affirmative and negative financial covenants. On March 9, 2009, the Company entered into an amendment to its Original Junior Credit Facility (the “Amended Junior Credit Facility”).  The amendment (a) named DVB as agent for new lenders – Cruise Ferry Master Fund I N.V. (“CFMF”), (b) increased the facility to a term loan of $15,000,000 and a revolving loan of $10,000,000, and (c) extended the maturity of the junior facility to January 18, 2014.  In consideration for this amendment and certain other accommodations under the terms of the original junior credit facility, the Company issued a warrant for the purchase of 60% of the fully diluted shares of the Company to CFMF (see Note 11 - Stockholders’ Equity). The company determined the fair value of the warrant to be $45,741,000 using the Black-Scholes economic model. Utilizing the relative fair value method, the warrant was determined to have a value for accounting purposes of $16,884,803, and the Company recorded a discount for $16,884,803. The discount was amortized using the effective interest method for the contractual term of the loan, and such amortization was charged to interest expense. The overall effective annual interest rate of the Junior Credit Facility was 18% after considering the effect of amortizing the debt discount for the warrant. Any unamortized discount remaining on principal repayments made prior to maturity were charged to interest expense. On October 3, 2013, upon the repayment of $5,000,000 of principal, the company charged unamortized discount of $405,488 to interest expense.  For the years ended December 31, 2014, 2013 and 2012, total debt discount charged to amortization expense was $743,984, $2,143,202, and $2,471,892, respectively.

The warrant was valued using the Black-Scholes model with the following assumptions:

March 9, 2009
Stock price per share	$337.14
Aggregate exercise price	$10.00
Dividend yield	0%
Expected volatility	60.0%
Risk—free interest rate	3.59%
Expected life	Indefinite
Number of shares	154,287

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — LONG-TERM DEBT (cont.)

On January 19, 2010, the Company amended its Junior Credit Facility to allow it to borrow an additional $15 million. In connection therewith, the interest rate on the Junior Credit Facility was increased to 15%.  All other terms remained substantially the same.

On July 19, 2012 the Company further amended its Amended Junior Credit Facility (the “Second Amended Junior Credit Facility”) to (a) provide for a mandatory repayment of $10,000,000 without penalty prior to December 31, 2012, (b) amend the interest rate to 10% per annum and (c) extend the maturity of the facility to January 1, 2020. This amendment was determined to be a modification of the Original Junior Credit Facility in exchange for the Amended Junior Credit Facility, as the fair value of the debt instruments before and after the amendment, including potential prepayments, did not differ by more than 10%.

Long-Term Debt Outstanding

As of December 31, 2014 and 2013, the following long-term debt instruments were outstanding:

	As of December 31, 2014			As of December 31, 2013
	Principal	Discount	Balance, Net of Discount	Principal	Discount	Balance, Net of Discount
Senior Credit Facility	$41,003,232	$—	$41,003,232	$44,992,685	$—	$44,992,685
Junior Credit Facility	20,000,000	4,313,594	15,686,406	20,000,000	5,057,578	14,942,422
Total long-term debt	61,003,232	4,313,594	56,689,638	64,992,685	5,057,578	59,935,107
Less current portion	4,934,030	—	4,934,030	3,980,304	—	3,980,304
Total long-term debt, non-current	$56,069,202	$4,313,594	$51,755,608	$61,012,381	$5,057,578	$55,954,803

Future minimum principal payments of long-term debt is as follows:

For the Twelve Months Ended December 31,	Amount
2015	$4,934,030
2016	5,060,331
2017	6,861,949
2018	6,998,276
2019	17,148,646
2020	20,000,000
Total, gross	$61,003,232

NOTE 8 — INCOME TAXES

The Company (a “C” Corporation) provides for income taxes based on the Federal and state statutory rates on taxable income. U.S. and foreign components of income before incomes taxes are presented below:

The components of our income before income (loss) tax for the years ended December 31, 2014, 2013 and 2012, are comprised of the following:

	For the Years Ended December 31,
	2014	2013	2012
Domestic	$1,929,554	$2,646,664	$(7,618,507)
Foreign	23,115,398	13,859,986	13,863,306
Total	$25,044,952	$16,506,650	$6,244,799

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES (cont.)

The income tax provisions at December 31, 2014, 2013 and 2012, are comprised of the following:

	For the Years Ended December 31,
	2014	2013	2012
Current
Federal	$612,625	$1,255,676	$481,947
State	108,912	212,018	61,200
Foreign — Other	1,789,268	288,743	273,310
Total current	2,510,805	1,756,437	816,457

Deferred
Federal	282,754	(61,037)	285,224
State	31,898	(6,313)	(2,255)
Foreign - Other	(25,960)	(25,960)	(24,970)
Total deferred	288,692	(93,310)	257,999
Income tax expense	$2,799,497	$1,663,127	$1,074,456

A reconciliation of the U.S. federal statutory income tax expense to the Company’s effective income tax provision is as follows:

	For the Years Ended December 31,
	2014	2013	2012
Tax at US Federal statutory rate	34.0%	34.0%	34.0%
State income taxes	0.4%	0.8%	0.6%
Foreign tax rate differential	(23.3)%	(28.7)%	(75.9)%
Uncertain tax positions	0.9%	0.8%	1.5%
Valuation allowance	(1.2)%	2.4%	7.9%
Incentive stock options	0.4%	0.8%	48.9%
Other	—%	—%	0.2%
Total effective income tax rate	11.2%	10.1%	17.2%

The Company, through its parent Lindblad Expeditions, Inc. and a series of subsidiaries and affiliated entities in the United States, the Cayman Islands, Ecuador and Australia are subject to US Federal, US state, Ecuadorian Federal and Australian Federal income taxes.  The Cayman Islands do not impose federal or local income taxes.

Deferred tax assets and liabilities at December 31, 2014 and 2013, are comprised of the following:

	As of December 31,
	2014	2013
Net operating loss carryforward	$7,448,315	$8,362,441
Property and equipment	(195,795)	93,085
Valuation allowance	(7,448,315)	(8,362,441)
Other	(1,380)	(1,570)
Deferred tax (liabilities) assets	$(197,175)	$91,515

The Company recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers: (i) future reversals of existing taxable temporary differences; (ii) future taxable income exclusive of reversing temporary differences and carryforwards; (iii) taxable income in prior carryback year(s) if carryback is permitted under applicable tax law; and (iv) tax planning strategies.  As of December 31, 2014, the Company had deferred tax assets related to Australian

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — INCOME TAXES (cont.)

loss carryforwards of approximately $25,000,000, which may be carried forward indefinitely. The timing and manner in which the Company will utilize the net operating loss carryforwards in any year, or in total, may be limited in the future as a result of changes in the Company’s ownership and any limitations imposed by the jurisdictions in which the Company operates.

We continued to assert our prior position regarding the repatriation of historical foreign earnings back to the U.S. Except for earnings that have been previously taxed in the U.S. under the subpart F rules and can be remitted to the U.S. without incurring additional income taxes, we currently have no intention to remit any additional undistributed earnings of our foreign subsidiaries in a taxable manner. As of December 31, 2014 and 2013, we have approximately $61,000,000 and $37,000,000 of foreign undistributed earnings, respectively.  Should additional amounts of our foreign subsidiaries’ undistributed earnings be remitted to the U.S. as taxable dividends, we would expect that this would result in additional US tax at our 34% statutory rate and offset by any potential foreign tax credits. Due to uncertainty surrounding the timing and manner in which such distributions could occur, it is not practicable to estimate the amount of such liability.

The Company is subject to income taxes in the U.S. and various state and foreign jurisdictions. Significant judgment is required in evaluating tax positions and determining the provision for income taxes. The Company establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes may be due. These liabilities are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these liabilities in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of changes to these liabilities.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits which does not include related interest and penalties:

	For the years ended December 31,
	2014	2013	2012
Beginning of Year	$263,241	$144,563	$41,217
Current Year Positions	194,368	122,740	72,281
Prior Year Positions	—	—	—
Acquired Positions	—	—	31,113
Currency Adjustments	(10,464)	(4,062)	(48)
End of Year	$447,145	$263,241	$144,563

The amount of uncertain tax positions that, if recognized, would impact the effective tax rate at December 31, 2014 was approximately $345,000, as compared to $187,000 at December 31, 2013. It is reasonably possible that approximately $50,000 of the unrecognized tax benefit reflected at December 31, 2014 may reverse in the next 12 months as the Company reassesses its filing positions in various foreign jurisdictions and the expiration of the statute of limitations. Any changes are not anticipated to have significant impact on the results of operations, financial position or cash flows of the Company. All of the Company’s uncertain tax positions, if recognized, would affect its income tax expense.

The Company is subject to tax audits in all jurisdictions for which it files tax returns. Tax audits by their very nature are often complex and can require several years to complete. Currently, there are no U.S. federal, state or foreign jurisdiction tax audits pending. The Company’s corporate U.S. federal and state tax returns from 2009 to 2013 remain subject to examination by tax authorities and the Company’s foreign tax returns from 2009 to 2013 remain subject to examination by tax authorities.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space and equipment under long-term leases which are classified as operating leases.

Future minimum rental commitments, under non-cancellable operating leases as of December 31, 2014, inclusive of leases entered into in 2014, are as follows:

For the years ended December 31,	Minimum lease payments
2015	$753,682
2016	732,912
2017	752,270
2018	706,020
2019	593,931
Thereafter	3,282,986
$6,821,801

Rent expense was approximately $832,615, $753,967 and $620,279, for the years ended December 31, 2014, 2013 and 2012, respectively, which is recorded within general and administrative expenses on the accompanying consolidated income statements.

Royalty Agreement — National Geographic

The Company is engaged in an alliance and license agreement with National Geographic Society (“NG”) which, allows the Company to use the NG name and logo. In return for these rights, the Company is charged a royalty fee. The royalty fee is booked as a selling and administrative expense within the financial statements. The amount is calculated based upon a percentage of ticket revenue less travel agent commission, including the revenue received from cancellation fees and any revenue received from the sale of voyage extensions. A voyage extension occurs when a guest extends their trip with pre or post voyage hotel nights and is included within other revenue. The royalty expense is recognized at the time of revenue recognition. Royalty expense for the years ended December 31, 2014, 2013, and 2012, totaled $4,119,206, $3,405,929 and $3,395,995, respectively.

The balances outstanding to NG as of December 31, 2014 and 2013, are $999,064 and $855,835, respectively, and are included in accounts payable and accrued expenses on the accompanying consolidated balance sheets.

In March 2015, the Company and NG extended their alliance and license agreement until the year 2025. In connection with the extension of the alliance and license agreement, Mr. Lindblad issued to NG an option for the purchase of 5% of the eligible shares outstanding upon the consummation of the merger, representing a grant to purchase approximately 2,400,000 shares.  The Company estimated the grant date fair value of the option to be approximately $12,000,000 using the Black-Scholes’ economic model. The option will be recorded as a capital contribution by Mr. Lindblad to the Company. The Company will record the value as deferred royalties and Commissions and amortize the value over the term of the extended alliance and license agreement.

Charter Commitments

From time to time, the Company enters into agreements to charter vessels onto which it holds its tours and expeditions.  Future minimum payments on its charter agreements are as follows:

For the years ended December 31,	Amount
2015	$6,136,536
2016	5,612,426
Total	$11,748,962

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

Royalty Agreement — Islander

Under a perpetual royalty agreement, the Company is obligated to pay annually a royalty based upon net revenues generated through tours conducted on the Islander as provided in the table below.

Annual Net Revenue	Royalty
Less than or equal to $6,000,000 (minimum annual royalty payment)	$225,000
Less than or equal to $7,000,000 but more than $6,000,000	$275,000
More than $7,000,000	$275,000 + 5% of excess

Royalty payments from inception were charged against the contingent royalty obligation. Royalty payments in excess of the contingent royalty obligation were charged to cost of tours expenses. As of December 31, 2014 and 2013, there was no remaining balance of the contingent royalty obligation. Contingent royalty expense for the years ended December 31, 2014, 2013 and 2012 was $582,163, $566,928 and $474,711, respectively.

Other Commitments

The Company participates, with other tour operators, in the Consumer Protection Insurance Plan sponsored by the United States Tour Operators Association (“USTOA”).  The USTOA requires a $1,000,000 performance bond, letter of credit, or assigned certificate of deposit from its members to insure this plan.  The Company has assigned a $1,000,000 letter of credit to the USTOA to satisfy this requirement.  This letter of credit will be used only if the Company becomes insolvent and cannot refund its customers’ deposits.

The Company is required to maintain a $10,000 letter of credit with the Airline Reporting Corporation (“ARC”) in order to sell airline tickets through the ARC system.  The letter of credit is backed by cash deposits in a restricted account which is included in “Restricted cash and marketable securities” on the accompanying balance sheets.

The Company self-insures cancellation insurance extended to guests.  Further, the Company contracts with an unrelated insurance company to administer the guest insurance program, which includes additional guest-related insurance coverage purchased by guests.  In connection with the program, the Company has provided a $150,000 letter of credit to the insurance company to cover unpaid premiums.

Operational Agreement

The Company maintains an agreement with a third party in the Galapagos who provides operations support for the Company’s vessels stationed there.  The agreement expired in 2014, and was renewed in 2015 for a five year term.

On February 11, 2015, the Company entered into a renewal agreement with Empresa Turistica Internacional C.A. (“ETICA”) the third party company that provides advisory and administrative services along with the required actions for the secure and successful operation of the Endeavour and Islander in the Galapagos.  This agreement is in effect from January 1, 2015 through December 31, 2019.

Legal Proceedings

The Company is involved in various claims, legal actions and regulatory proceedings arising from time to time in the ordinary course of business. Other than the matters set forth below, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our combined financial position, results of operations or cash flows.

In November 2013, two shareholders of the Company holding minority interests filed a lawsuit against the Company and, derivatively, against its directors and certain of its lenders alleging, among other matters, a breach of the plaintiffs’ preemptive rights, conflicts of interest and breaches of fiduciary duty, all purportedly arising out of the Company’s 2009 and 2012 refinancings of its credit facilities, the grant in connection therewith to the Company’s lenders of a warrant to purchase stock of the Company, the adoption of the Company’s incentive stock

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — COMMITMENTS AND CONTINGENCIES (cont.)

option plan, and other transactions. The Company and the other defendants filed motions to dismiss. Prior to a ruling by the Court on the motions to dismiss, the parties entered into an agreement providing for the purchase by the Company of all the shares of Company stock held by plaintiffs and the settlement of all claims. Pursuant to the settlement agreement, the case was dismissed with prejudice in November 2014. In connection with the settlement and purchase of the plaintiffs’ shares, the Company paid $11,275,000 in cash to the plaintiffs, net of amounts recovered through insurance.

NOTE 10 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for its employees. The Company matches 25% of the first 6% of employee salary up to an annual maximum of $1,500 for 2014, 25% of employee contributions up to an annual maximum of $1,000 for 2013 and 25% of employee contributions up to an annual maximum of $500 for 2012.  For the years ended December 31, 2014, 2013 and 2012, the Company’s benefit plan contribution amounted to $143,061, $87,738 and $47,397, respectively, which is recorded within general and administrative expenses on the accompanying consolidated income statements.

NOTE 11 — SHARES SUBJECT TO REDEMPTION

As described in Note 12, the Company and certain of its stockholders who acquired shares through the exercise of stock options, entered into agreements providing for the redemption of outstanding shares at any time by the holder. Accordingly, these shares are subject to repurchase under the terms of these agreements.

As of December 31, 2014 and 2013, there are 6,747 and 9,712 shares and options outstanding subject to such redemption, with aggregate redemption values of $4,965,792 and $6,841,410, respectively. The Company has recorded this redemption obligation as a liability on the consolidated balance sheet.

NOTE 12 — SHAREHOLDERS’ EQUITY

Capital Stock

The Company has a total of 500,000 authorized shares of capital stock, consisting of authorized 450,000 shares of Class A common stock, no par value, 50,000 shares of Class B common stock, no par value.

The preferences, limitations, participation, and relative rights of the Class A and Class B common stock are the same except as follows: (1) after all debts of Lindblad Expeditions have been paid or adequate provisions have been made therefore, the outstanding Class B common stock shall participate pari passu with the outstanding shares of Class A common stock in the distribution of the remaining assets of the corporation, if and only to the extent the assets available for distribution exceed $20 million and (2) any amendments to the Certificate of Incorporation are subject to approval by holders of Class B common stock voting as a class.

A Shareholders’ Agreement (the “Agreement”), entered into in 2001 and as amended in 2005, provides, among other items, for (i) restrictions on the transfer of shares and permitted transfers, (ii) right of first refusal for shareholders of Lindblad Expeditions to acquire shares being sold, (iii) rights for shareholders to participate in a transaction to sell shares back to the Company and/or to third parties, (iv) limits on annual compensation to the principal shareholder.

On December 11, 2014, the Company entered into a new shareholder agreement (the “2014 Agreement”).  The 2014 Agreement provides, among other items, for (i) two-thirds Board approval of certain transactions, (ii) prohibition of sale or transfer to non-US citizens, and (iii) gives the Company right of first refusal on any sale or transfer of stock.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — SHAREHOLDERS’ EQUITY (cont.)

Contributions and Distributions

In connection with the common control merger of FPH, CFMF was deemed to have made a distribution to the Company of $24,000,000 on November 30, 2012, representing the net assets of FPH. During December 31, 2012, DVB made a contribution to FPH of $2,100,000 in cash.  On April 11, 2013 the Company was deemed to have distributed to CFMF $12,277,410 in connection with the Company’s purchase of FPH for cash and notes with the simultaneous removal of the FPH entity originally recorded with the common control merger.

NOTE 13 — STOCK BASED COMPENSATION

Adoption of 2012 Incentive Stock Plan

Effective as of December 31, 2012, the Board adopted the Lindblad Expeditions 2012 Incentive Stock Plan (“2012 Incentive Stock Plan”). The 2012 Incentive Stock Plan is administered by the Board, and provides for the issuance of stock and incentive and non-incentive stock options for the purchase of the Company’s common stock to the Company’s employees non-employee directors and consultants or advisors providing a valuable service to the Company. The Board has the authority to determine the amount and type of each award. The 2012 Incentive Stock Plan allows for the issuance of 11,429 shares of Class A common stock pursuant to the exercise of incentive stock options. The plan expires on December 3, 2015. All options granted under the 2012 Incentive Stock Plan shall be at an exercise price not less than 100% of the fair market value of the Company’s Class A common stock on the date of grant. If a participant of the 2012 Incentive Stock Plan ceases to be employed by the Company, either the Company or the participant may force the Company to repurchase the stock options or stock resulting from the exercise of options at the current fair market value.

Stock Options

The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. Stock based compensation expense related to stock options was $274,066, $0 and $8,989,628 for the years ended December 31, 2014, 2013 and 2012, respectively, and was reflected in selling, general and administrative expenses on the accompanying consolidated income statements. As of December 31, 2014, the unamortized value of options was $14,290,634. As of December 31, 2014, the unamortized portion will be expensed over a period of 3.0 years.

On December 31, 2012, the Company granted stock options for the purchase of 9,712 shares of its Class A common stock at an exercise price of $32.39 per share under the 2012 Incentive Stock Plan to certain of its officers and employees.  The options have a term of ten years and vested immediately.  The Class A shares, thereunder, once exercised may be put back to the Company at a price determined by the Board of Directors, but principally based upon the net book value of the Class A shares of the Company, on the date of the put.

On December 11, 2014, the Company granted stock options for the purchase of 13,480 shares of its Class A common stock at an exercise price of $498 per share under the 2012 Incentive Stock Plan to two officers of the Company. The options have a term of ten years and vest in three annual installments beginning on December 11, 2015. Once vested, the Class A common shares, thereunder, once exercised, may be put back to the Company at a price determined by the Board of Directors, but principally based upon and arms-length transaction between a buyer and a seller, on the date of the put.

For options granted on December 31, 2012 and December 11, 2014 and for the exercise of puts after September 30, 2014, the board set the put liability price of the options at 90% of the fair market value of the Company as of September 30, 2014 which, in effect, locked in the put liability price at $736 for all redemptions in future periods.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — STOCK BASED COMPENSATION (cont.)

Fully vested options were accounted for as a liability as if the option had been exercised.  For purposes of accounting for the obligation to repurchase these loans, the Company utilized an estimate of the net book value per share of the Company at the end of each reporting period.

The Company estimated the fair value of employee stock options using the Black-Scholes option pricing model. The fair values of employee stock options granted were estimated using the following weighted-average assumptions:

	December 31, 2012 Option Grants	December 11, 2014 Option Grants
Stock Price	$955	$1,415
Exercise Price	$32	$498
Dividend Yield	0%	0%
Expected Volatility	60.0%	60.0%
Risk-free interest rate	1.78%	2.19%
Expected Life	5.00 years	5.11 years

The following table is a summary of activity under the Company’s 2012 Incentive Stock Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value
Options outstanding at January 1, 2012	—	$—	$—	—	$—
Granted	9,712	$32	$926	—
Exercised	(2,683)	$32	$926	—
Forfeited	—	—	$926	—
Options outstanding at December 31, 2012	7,029	$32	$926	10.0 years	$6,622,583
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Options outstanding at December 31, 2013	7,029	$32	$926	9.0 years	$6,926,869
Granted	13,480	$498	$1,080	—
Exercised	(4,172)	$32	$926	—
Forfeited	—	—	—	—
Options outstanding at December 31, 2014	16,337	$417	$1,054	9.7 years	$16,315,198
Exercisable at January 1, 2012	—	—	$—	—	$—
Vested	9,712	$32	$926	—
Exercised	(2,683)	$32	$926
Forfeited	—	—	—	—

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — STOCK BASED COMPENSATION (cont.)

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value
Exercisable at December 31, 2012	7,029	$32	$926	10.0 years	$6,622,583
Vested	—	—	—	—
Exercised
Forfeited	—	—	—	—
Exercisable at December 31, 2013	7,029	$32	$926	9.0 years	$6,926,869
Vested	—	$—	$—	—
Exercised	(4,172)	$32	$926	—
Forfeited	—	$—	—	—
Exercisable at December 31, 2014	2,857	$32	$926	8.0 years	$3,950,802

Stock-based compensation for the years ended December 31, 2014, 2013, and 2012 was $274,066, $0, and $8,989,628, respectively, which was included in general and administrative expenses.

NOTE 14 — SHAREHOLDER LOANS

As evidenced by a promissory note dated January 19, 2010, due from shareholder (Sven Lindblad), bears interest at a rate of 5.75% per annum and the principal amount together with any accrued and unpaid interest is due and payable in January 2020.  The amount outstanding is $2,017,762 at December 31, 2013. The note was repaid in November 2014.

As evidenced by a promissory note dated January 19, 2010, due to shareholder (Sven Lindblad) amounting to $1,000,000 as of December 31, 2013 and 2012, bears interest at a rate of 15% per annum, payable annually to the extent that funds are available.  The principal amount and any accrued but unpaid interest is due and payable in January 2020.  The note was repaid in November 2014.

A promissory note dated November 3, 2014 provided for up to $3,500,000 of advances from the Company to Sven Lindblad subject to certain restrictions and conditions of the Loan and Security Agreement of the same date. The note bears interest at the applicable federal rate for loans of equal terms for the month in which advances are made, as published by the Internal Revenue Service.

The interest rate applicable for advances taken in 2014 is 0.39%.  At December 31, 2014 the amounts due from shareholders is composed of $1,500,000 in principal along with $926 in related interest.  Principal and all remaining interest is to be repaid no later than November 3, 2017.

NOTE 15 — OPERATING RIGHTS - GALAPAGOS

The Company operates two vessels year-round in the Galapagos National Park in Ecuador; the NG Endeavor with 96 berths and the NG Islander with 48 berths.  In order to operate these vessels within the park, the Company is required to have in its possession cupos (permits) sufficient to cover the total available berths on each vessel.

The total carrying value of these cupos is included as “Operating Rights” on the accompanying balance sheet, amounting to $6,528,949.

LINDBLAD EXPEDITIONS, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — SUBSEQUENT EVENT

(A) On March 9, 2015 the Company and Capitol, a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, entered into a definitive agreement to merge in a transaction valued at approximately $439 million. The combined company intends to be listed on the NASDAQ Stock Market and be renamed Lindblad Expeditions Holdings, Inc. following completion of the merger. The combined company will continue to be led by Lindblad President and Founder Sven-Olof Lindblad and the current Lindblad management team.  The merger is expected to close during the second quarter of 2015 and is subject to the approval of shareholders of both the Company and Capitol.

On March 9, 2015, Mr. Lindblad and Lindblad entered into an Assignment and Assumption Agreement pursuant to which Mr. Lindblad (i) assigned and transferred to Lindblad his right to receive a $5,000,000 fee payable by DVB  and (ii) exercised his outstanding option to purchase 2,857 shares of Lindblad’s stock for an aggregate exercise price of $92,538. In exchange for the assignment to Lindblad of the fee payable by DVB, all of Mr. Lindblad’s obligations under the Loan Agreement described above were deemed satisfied in full, the Loan Agreement and related Promissory Note were terminated, and Mr. Lindblad’s obligation to pay the aggregate exercise price for the exercise of the option described above was satisfied in full. Following receipt of the fee from DVB, Lindblad will pay to Mr. Lindblad an amount equal to (a) the fee paid by DVB, less (b) the outstanding amount of principal and interest owed under the Loan Agreement at the time of entry into the Assignment and Assumption Agreement, the aggregate exercise price payable in connection with the exercise of the option, and a collection premium equal to one percent of the outstanding amount of principal and interest payable in connection with the loan, and less (c) any required withholding taxes.

(B) On May 8, 2015, Lindblad entered into a new Credit Agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent for a $150.0 million facility in the form of a $130.0 million U.S. term loan (the “U.S. Term Loan”) and a $20.0 million Cayman term loan for the benefit of Lindblad’ s foreign subsidiaries (the “Cayman Loan,” and together with the U.S. Term Loan, the “Loans”). Loans proceeds, net of discounts, fees and expenses, were approximately $140.6 million. The Loans bear interest at a rate based on an adjusted ICE Benchmark Administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 5.50%.  The spread is expected to reduce to 5.00% after syndication of the Loans. Additionally, on May 8, 2015, the Company purchased the remaining 57% of CFMF as discussed in Note 1, canceled the 60% warrant and commenced liquidation procedures to liquidate CFMF.

The credit facility with Credit Suisse (i) requires Lindblad to satisfy certain financial covenants as set forth in the new Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur ; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. The U.S. Term Loan and the Cayman Loan both mature on May 8, 2021. The net proceeds from the term loan advances were used to repay Lindblad’s existing debt, fund a portion of the purchase consideration paid in connection with Lindblad’s purchase of the financial and equity interests in CFMF and for general corporate purposes.

Capitol Acquisition Corp. II

PART I - FINANCIAL INFORMATION

Capitol Acquisition Corp. II
Condensed Balance Sheets

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets
Cash	$200,361	$28,634
Investment in marketable securities	10,001	9,998
Cash and cash equivalents held in trust account, interest income available for working capital and taxes	1,216	22,421
Accrued interest receivable	—	6,530
Prepaid expenses and other current assets	78,382	62,132
Total current assets	289,960	129,715
Cash and cash equivalents held in trust account, restricted	200,000,000	200,000,000
Total current assets	$200,289,960	$200,129,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$975,755	$81,559
Accrued franchise tax payable	45,000	360,000
Due to related parties	1,461,329	470,000
Total current liabilities	2,482,084	911,559
Commitments and contingencies
Common stock, subject to possible redemption, 18,798,215 shares, at redemption value	187,982,148	187,982,148
Stockholders’ equity
Preferred, $0.0001 per share, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 25,000,000 shares issued and outstanding(1)	620	620
Additional paid-in-capital	12,975,932	12,975,932
Accumulated deficit	(3,150,856)	(1,740,573)
Accumulated other comprehensive income	32	29
Total stockholders’ equity	9,825,728	11,236,008
Total liabilities and stockholders’ equity	$200,289,960	$200,129,715

____________

(1)      Share amounts include 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial business combination.

The accompanying notes are an integral part of these condensed financial statements

Capitol Acquisition Corp. II
Condensed Statements of Operations
(unaudited)

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Revenue	$—	$—
Operating Expenses	1,411,548	264,978
Loss from operations	(1,411,548)	(264,978)
Other income and (expense)
Interest expense	—	(7,020)
Interest income	1,265	30,017
Total other income	1,265	22,997
Net loss	$(1,410,283)	$(241,981)
Weighted average number of common shares outstanding, basic and diluted(1)	6,201,785	6,201,785
Basic and diluted net loss per share	$(0.23)	$(0.04)

____________

(1)      Share amounts include 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial business combination.

The accompanying notes are an integral part of these condensed financial statements

Capitol Acquisition Corp. II
Condensed Statements of Comprehensive Loss
(unaudited)

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Net loss	$(1,410,283)	$(241,981)

Other comprehensive income, net of tax:
Unrealized gain on securities	3	13
Comprehensive loss	$(1,410,280)	$(241,968)

The accompanying notes are an integral part of these condensed financial statements

Capitol Acquisition Corp. II
Condensed Statements of Cash Flows
(unaudited)

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Cash Flows from Operating Activities
Net loss	$(1,410,283)	$(241,981)

Adjustments to reconcile net loss to net cash used in operating activities
Deferred rent	—	2,680
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(16,250)	(4,875)
Accrued interest receivable	6,530	3,222
Accounts payable and accrued expenses	894,196	9,903
Accrued franchise tax payable	(315,000)	45,000
Net cash used in operating activities	(840,807)	(186,051)

Cash Flows from Investing Activities
Trust Account, interest income available for working capital and taxes	21,205	(3,239)
Net cash provided by (used in) investing activities	21,205	(3,239)

Cash Flows from Financing Activities
Proceeds from notes payable, related party	991,329	—
Net cash provided by financing activities	991,329	—
Net increase (decrease) in cash	171,727	(189,290)
Net cash beginning of period	28,634	312,298
Net cash end of period	$200,361	$123,008

Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$—	$—
Cash paid for interest	$47,108	$—

The accompanying notes are an integral part of these condensed financial statements

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity

Capitol Acquisition Corp. II (the “Company”) was incorporated in Delaware on August 9, 2010 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through March 31, 2015 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination. The Company has selected December 31 as its fiscal year-end.

The Company’s activities are subject to significant risks and uncertainties, including failing to consummate a Business Combination within the required time period described below.

The registration statement for the Offering was declared effective on May 9, 2013. On May 10, 2013, the Company filed a new registration statement to increase the size of the Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended. On May 15, 2013, the Company consummated the Offering and received proceeds net of the underwriter’s discount and other offering expenses of $195,333,700 and simultaneously received $5,600,000 from the issuance of 5,600,000 warrants (“sponsor’s warrants”) in a private placement (the “Private Placement”). From the proceeds, $933,700 was available for working capital and tax purposes. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination successfully. Furthermore, there is no assurance that the Company will be able to affect a Business Combination successfully.

Upon the closing of the Offering, $200,000,000 ($10.00 per share sold in the Offering), including the proceeds from the Private Placement, is held in a trust account (the “Trust Account”) and may be invested only in United States government securities having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that solely invests in U.S. government treasury obligations until the earlier of the consummation of a Business Combination or the Company’s redemption of 100% of the outstanding public shares if the Company has not consummated a Business Combination in the required time period.

The Company’s units are listed on the NASDAQ Capital Markets (“NASDAQ”). Pursuant to NASDAQ listing rules, the target business or businesses with which the Company completes a Business Combination must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less taxes payable) at the time of the execution of the definitive agreement for the initial Business Combination, although the Company may acquire a target business whose fair value significantly exceeds 80% of the Trust Account balance.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Public Offering (“Public Shareholders”) with the opportunity to redeem their public shares for a pro rata share of the Trust Account by means of conducting redemptions in conjunction with a proxy solicitation pursuant to the proxy rules. Each Public Shareholder will be entitled to receive a full pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released by the Company or necessary to pay taxes).

The Company will consummate an initial Business Combination only if the Company has net tangible assets of at least $5 million upon consummation of the Business Combination and a majority of the outstanding public shares voted are voted in favor of the Business Combination.

In connection with any stockholder vote required to approve any Business Combination, the Company’s sponsor and the other initial stockholders of the Company (collectively, the “Initial Stockholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective shares. Public stockholders who convert their stock will continue to have the right to exercise any warrants they may hold if the Business Combination is consummated.

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity (cont.)

On January 7, 2015, the Company executed a non-binding letter of intent with a target business for a business combination. Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company now has until May 15, 2015 to complete a business combination. However, in connection with the proposed transaction with Lindblad Expeditions, Inc. described below, the Company is currently in the process of seeking stockholder approval to extend the time it has to complete a Business Combination until July 31, 2015 (the “Extension”). If the Extension is approved by stockholders, the Company will file an amendment to its amended and restated certificate of incorporation providing for such additional time to complete a Business Combination.

If the Company is unable to complete a Business Combination within the allotted time, the Company will cease all operations and as promptly as practicable, but no more than ten business days thereafter, liquidate the Trust Account and release only to Public Shareholders a pro rata share of the Trust Account (initially $10.00 per share), plus any remaining net assets. The Initial Stockholders have agreed to waive the right to participate in any distribution from the Trust Account, but not with respect to any units they acquire in the aftermarket.

On March 9, 2015, the Company entered into an Agreement and Plan of Merger (as amended on April 30, 2015 and May 1, 2015, referred to herein as the “Merger Agreement”) with Argo Expeditions, LLC, a Delaware limited liability company and the Company’s wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LLC Sub (“Merger Sub”), and Lindblad Expeditions, Inc., a New York corporation (“Lindblad”) (See Note 7).

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. If the Company is unable to complete a Business Combination and is forced to dissolve and liquidate, the Company’s executive officers, by agreement, have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that it will be able to satisfy those obligations should they arise.

The Company has experienced significant recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity was from the Offering and the Private Placement, proceeds from which have been used to fund the search for a prospective target business. The Company currently has a cash position of approximately $212,000, which includes approximately $1,200 held in the trust account that is available to the Company and approximately $10,000 invested in U.S. Treasury Bills. The Company has also received certain loans from its Chief Executive Officer, Mark D. Ein, and its Chief Financial Officer, L. Dyson Dryden, to fund operations. In May 2014 and September 2014, Mr. Ein and Mr. Dryden loaned an aggregate of $470,000 to the Company. Such amounts are evidenced by promissory notes which are convertible into warrants to purchase shares of common stock of the Company (“Convertible Notes”). On January 27, 2015, March 3, 2015, and March 13, 2015, the same parties loaned in the aggregate an additional $191,329, $425,000, and $309,240, respectively. Such amounts are also evidenced by promissory notes but such notes are not convertible into warrants (“Non-Convertible Notes”). On March 13, 2015, two independent directors loaned the Company $21,920 each for an aggregate amount of $43,840 and on March 19, 2015 the other independent director loaned the Company $21,920. Each director’s loans are evidenced by a Convertible Note in the amount of $10,000 and a Non-Convertible Note in the amount of $11,920. All of the Convertible Notes and Non-Convertible Notes are non-interest bearing and will either be repaid upon the consummation of a Business Combination or with respect to the $500,000 of Convertible Notes may be converted into warrants in accordance with their terms. Furthermore, Mr. Ein and Mr. Dryden have also committed to providing additional loans to the Company of up to $915,000. Based on the foregoing, the Company believes it has sufficient cash to meet its needs until the closing of the business combination with Lindblad. The Company’s sponsor, officers and directors or their affiliates may, but are not required to, loan the Company additional funds in any amount they deem reasonable at their discretion in the event the Company requires additional funds to complete a Business Combination.

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended December 31, 2014 filed on March 13, 2015. The accounting policies used in preparing these unaudited condensed financial statements are consistent with those described in the December 31, 2014 audited financial statements. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015 or any other period.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents except for the cash held in the Trust Account which due to the restrictions on its use, is treated as a non-current asset.

Cash and Cash Equivalents Held in Trust Account — Restricted

The Company considers the restricted portion of the funds held in the Trust Account as being a non-current asset. A current asset is one that is reasonably expected to be used to pay current liabilities, such as accounts payable or short-term debt or to pay current operating expenses, or will be used to acquire other current assets. Since the acquisition of a business is principally considered to be a long-term purpose, with long-term assets such as property and intangibles, typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current asset.

Investment in Marketable Securities

Marketable securities consist of government obligations. The Company has classified its investment as available for sale. Accordingly, such investment is reported at fair value with the unrealized gain or loss reported as a separate component of stockholders’ equity.

Fair Value Measurements and Disclosure

The Company applies ASC 820, “Fair Value Measurements and Disclosures,” which expands disclosures for assets and liabilities that are measured and reported at fair value on a recurring basis. ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 established a fair value hierarchy that prioritizes the inputs to valuation techniques utilized to measure fair value into three broad levels as follows:

Level 1 — Quoted market prices (unadjusted) in active markets for the identical assets or liability that the reporting entity has the ability to access at measurement date.

Level 2 — Quoted market prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets or liabilities in active markets, and where fair value is determined through the use of models or other valuation methodologies.

Level 3 — Unobserved inputs for the asset or liability. Fair value is determined by the reporting entity’s own assumptions utilizing the best information available, and includes situations where there is little market activity for the investment.

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Fair Value of Financial Instruments:

The Company’s financial instruments are cash, cash held in trusts and accounts payable. The recorded values of cash, cash held in trust and accounts payable approximate their fair values based on their short term maturities.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) jurisdiction. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s conclusions regarding uncertain tax positions may be subject to review and adjusted at a later date based upon ongoing analyses of tax laws, regulations, and interpretations thereof as well as other factors. Generally, federal and state authorities may examine the tax returns for three years from the date of filing; therefore the years ended December 31, 2014, 2013, 2012 and 2011 remain subject to examination as of March 31, 2015. There are currently no ongoing income tax examinations.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the three months ended March 31, 2015 and 2014. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Loss per Share

Basic loss per share is calculated using the weighted-average number of shares of common stock and diluted loss per share is computed on the basis of the average number of common stock outstanding plus the effect of outstanding warrants using the “treasury stock method.”

Common shares subject to possible conversion of 18,798,215 at March 31, 2015 and December 31, 2014, respectively, have been excluded from the calculation of basic and diluted earnings per share since such shares, if converted, only participate in their pro rata shares of the trust earnings.

Diluted loss per common share amounts, assuming dilution, gives the effect to dilutive options, warrants, and other potential common stock outstanding during the period. The Company has not considered the effect of its outstanding warrants in the calculation of diluted loss per share since they are anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage. At March 31, 2015, the Company had not experienced losses on these accounts and management believes the Company was not exposed to significant risks on such accounts.

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The objective of the ASU is to require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). The Company does not believe adoption of the ASU would have any impact on their financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Subsequent Events

Management of the Company evaluated events that have occurred after the balance sheet date of March 31, 2015 but before the financial statements were issued. Management did not identify any recognized or non-recognized subsequent event that would have required adjustment or disclosure in the financial statements other than the fact that in connection with the proposed transaction with Lindblad Expeditions, Inc. described in Note 1, the Company is currently in the process of seeking the Extension.

Note 3 — Initial Public Offering and Insider Warrants

In connection with the Offering, on May 15, 2013, the Company sold 20,000,000 units at $10.00 per unit, including 2,000,000 units under the underwriters’ over-allotment option, generating gross proceeds of $200,000,000. On May 17, 2013, the underwriters in the Offering indicated to the Company that they would not exercise the remaining portion of the over-allotment option. As a result, on May 20, 2013, the Company’s Initial Stockholders forfeited an aggregate of 175,000 shares of common stock issued to them prior to the Offering. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one half of one redeemable warrant to purchase one share of common stock. The shares of common stock and the warrants included in the units traded as a unit from the Offering until July 1, 2013 when separate trading of common stock and warrants began. No fractional warrants will be issued and only whole warrants will trade. Holders now have the option to continue to hold units or separate their units into the component pieces. Each whole warrant entitles its holder, upon exercise, to purchase one share of common stock for $11.50 subject to certain adjustments, during the period commencing on the later of thirty days after the completion by the Company of its initial Business Combination or twelve months from the date of the consummation of the Offering and terminating on the five-year anniversary of the completion by the Company of its initial Business Combination or earlier upon redemption or liquidation of the Trust Account. At March 31, 2015 and December 31, 2014, there were 15,600,000 warrants outstanding, which include 5,600,000 sponsor’s warrants purchased by the Initial Stockholders in the Private Placement and 10,000,000 warrants purchased in connection with the sale of units related to the Offering.

The warrants may be redeemed by the Company, at its option, in whole and not in part, at a price of $0.01 per warrant at any time the warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of the Company’s shares of common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the redemption notice; and if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 3 — Initial Public Offering and Insider Warrants(cont.)

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The fair market value shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Simultaneously with the consummation of the Offering, the Company consummated the Private Placement of 5,600,000 sponsor’s warrants at a price of $1.00 per warrant, generating total proceeds of $5,600,000. The sponsor’s warrants are identical to the warrants included in the units sold in the Offering except that the sponsor’s warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. The purchasers of the sponsor’s warrants have also agreed not to transfer, assign or sell any of the sponsor’s warrants, including the common stock issuable upon exercise of the sponsor’s warrants (except to certain permitted transferees), until 30 days after the completion of an initial Business Combination.

Note 4 — Investment in Marketable Securities and Fair Value of Financial Instruments

The Company accounts for securities owned in accordance with ASC 320, “Investments - Debt and Equity Securities.” ASC 320 requires investments in debt and equity securities to be classified as either “held to maturity,” “trading,” or “available for sale.” At March 31, 2015 and December 31, 2014 management had classified $10,001 and $9,998 respectively, of marketable securities as available for sale, which are reported at fair market value, with unrealized gains and losses reported as a separate component of stockholders’ equity. Gains or losses on the sale of securities are recognized on a specific identification basis.

At March 31, 2015, Level 1 marketable securities consist of the following:

	Cost	Fair Value	Unrealized Gain*
United States Treasury Notes (matures in December 2015)	$9,969	$10,001	$32

At December 31, 2014, Level 1 marketable securities consist of the following:

	Cost	Fair Value	Unrealized Gain*
United States Treasury Notes (matures in December 2015)	$9,969	$9,998	$29

____________

*Included in other comprehensive income.

Note 5 — Related Party Transactions

An affiliate of the Company’s Chief Executive Officer has agreed that, until the Company consummates a Business Combination, it will make available to the Company certain office space and administrative and support services, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on May 9, 2013. Another affiliate of the Company’s Chief Executive Officer has agreed to provide certain administrative and support services and is reimbursed for all costs incurred. For the three months ended March 31, 2015 and 2014, the total amount paid to these affiliates for office space and administrative and support services was $22,500 and $23,283, respectively.

On May 20, 2014 and September 22, 2014, (i) an entity controlled by the Company’s chief executive officer and (ii) the Company’s chief financial officer (the “Lenders”) loaned the Company an aggregate of $250,000 and $220,000, respectively, which are evidenced by Convertible Notes. On January 27, 2015, March 3, 2015 and March 13, 2015, the

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 5 — Related Party Transactions (cont.)

Lenders loaned the Company an aggregate of $191,329, $425,000, and $309,240, respectively, which are evidenced by Non-Convertible Notes. On March 13, 2015, two independent directors loaned the Company $21,920 each for an aggregate amount of $43,840 and on March 19, 2015 the other independent director loaned the Company $21,920. Each director’s loans are evidenced by a Convertible Note in the amount of $10,000 and a Non-Convertible Note in the amount of $11,920. The total amount due to the Lenders at March 31, 3015 is $1,395,569 and the total amount due to the independent directors is $65,760. All of the loans are non-interest bearing and are payable at the consummation by the Company of a Business Combination. Upon consummation of a Business Combination, the $500,000 of Convertible Notes may be converted, at the holders’ option, to warrants at a price of $1.00 per warrant. The terms of the warrants will be identical to the warrants issued by the Company in the Offering except that such warrants will be non-redeemable by the Company and will be exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or their permitted transferees. If the holders convert the entire principal balance of the Convertible Notes, they would receive warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. If a Business Combination is not consummated, the notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company had funds available to it outside of the Trust Account.

Note 6 — Income Taxes

For the three months ended March 31, 2015 and 2014, there are no provisions for income taxes or corporate taxes payable due to the net operating losses of $1,410,283, and $241,981, respectively, incurred in each year.

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has approximately $3,148,000 net operating losses that expire through 2035 and if realized would have a tax benefit of approximately $1,369,000. The Company has recorded a full valuation allowance against this deferred tax benefit since the Company believes it is more likely than not that the Company will not utilize the losses in the future, and accordingly it has not been recorded as a deferred tax asset.

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax rate to income from continuing operations before provision for income taxes is as follows:

	For the three months ended March 31, 2015	For the three months ended March 31, 2014
Tax provision at statutory rate – federal	(34.0)%	(34.0)%
Tax provision at effective state and local rates	(9.5)%	(9.5)%
Effect of valuation allowance on deferred tax asset	43.5%	43.5%

Effective tax rate	0.0%	0.0%

Note 7 — Commitments and Contingencies

On May 10, 2013, the Company entered into an agreement with the underwriters (“Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid an underwriting discount of 2.0% of the gross proceeds of the Offering, or $4,000,000. The Company will also pay the underwriters in the Offering an additional deferred underwriting discount of 4.0% of the gross proceeds of the Offering (“Deferred Commissions”) which will be placed in the Trust Account and paid only upon consummation of a Business Combination.

The Company entered into two consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a Business Combination. These agreements provided for an aggregate annual fee of $330,000 and success

Capitol Acquisition Corp. II

Notes to Condensed Financial Statements

Note 7 — Commitments and Contingencies (cont.)

fee of $450,000 upon the consummation of a Business Combination. Additionally, the Company may pay a discretionary success fee of $20,000 upon the closing of a Business Combination. One of the consulting arrangements has been canceled, reducing the annual fee to $220,000.

On May 23, 2013, the Company entered into a fifteen month office lease for office space in New York, New York, commencing on June 1, 2013 and expiring on August 31, 2014. The lease called for monthly rent of $6,700 plus additional fees for administrative support and included free rent on the first, fifth and ninth month of the lease term. The rent has been straight-lined for financial statement purposes. For the three months ended March 31, 2015, and 2014 rent expense under this agreement totaled $0, and $19,429, respectively.

On September 1, 2014, the Company entered into a month to month agreement for the utilization of office space and support services in New York for $4,050 per month plus additional fees for administrative items. For the three months ended March 31, 2015, the amount paid for utilization of office space under this agreement totaled $12,150.

On March 9, 2015, the Company entered into the Merger Agreement with LLC Sub, Merger Sub, and Lindblad.

Pursuant to the Merger Agreement, Merger Sub will be merged with and into Lindblad to form an interim corporation (“Interim Corporation”), and such Interim Corporation shall immediately thereafter be merged with and into LLC Sub to form the surviving company as the Company’s wholly-owned subsidiary. In connection with the transaction, the stockholders of Lindblad will receive merger consideration having an aggregate value of approximately $330,000,000, comprised of approximately $90,000,000 in cash and approximately 24,000,000 shares of the Company’s common stock, including options to purchase shares of the Company’s common stock.

In connection with the transaction, the Company has agreed to pay a finder fee to Worth Capital 8 LLC equal to 1% of the cash released from the Trust Account after payments made to Public Shareholders seeking to convert their shares for a pro rata portion of the Trust Account, subject to a minimum fee of $1,000,000. Also in connection with the transaction, the Company has incurred certain legal fees amounting to approximately $890,000 as of March 31, 2015, and such amount would be subject to an additional premium upon successful completion of the transaction.

The proposed transaction is expected to be consummated in the second quarter of 2015, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions.

Note 8 — Delinquencies

On January 2, 2015, the Company received a notice from the NASDAQ Listing Qualifications Department stating that the Company had failed to solicit proxies and hold an annual meeting of the stockholders within 12 months after its year ended December 31, 2013 as required by Nasdaq Listing Rules 5620(a) and (b). The Company appealed the Department’s determination and a hearing was held before the NASDAQ Hearings Panel on February 5, 2015. On February 9, 2015, the Company received notice that the NASDAQ Hearings Panel had granted the Company’s request for continued listing of the Company’s securities on the NASDAQ. The NASDAQ Hearings Panel’s decision is subject to certain conditions, including without limitation that, on or before May 15, 2015, the Company complete a Business Combination and receive from the NASDAQ staff a determination that the combined business will meet all initial listing criteria for listing on NASDAQ. In May 2015, the Company notified the Nasdaq Hearing Panel that the Company was seeking the Extension and anticipates the Hearing Panel will grant a further period of time to regain compliance in connection with such Extension, although no assurance can be given of this fact. Failure to comply with the conditions could result in the delisting of the Company’s securities from NASDAQ. There can be no assurance that the Company will be able to satisfy these conditions.

As of December 31, 2014, the Company had not paid its Delaware franchise tax for the years ended December 31, 2014 and 2013. The calculated tax was $180,000 per year for a total of $360,000. This tax amount plus accrued interest of $81,559 has been included in the financial statements as of December 31, 2014. On March 3, 2015 the Company paid all of its delinquent Delaware Franchise taxes in full.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Capitol Acquisition Corp. II

We have audited the accompanying balance sheets of Capitol Acquisition Corp. II (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material.respects, the financial position of Capitol Acquisition Corp. II as of December 31, 2014 and 2013 and results of its operations and its cash flows for the years ended December 31, 2014, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum LLP
Melville, NY

March 13, 2015

Capitol Acquisition Corp. II

Balance Sheets

	December 31, 2014	December 31, 2013

ASSETS
Current assets
Cash	$28,634	$312,298
Investment in marketable securities	9,998	9,973
Cash and cash equivalents held in trust account, interest income available for working capital and taxes	22,421	33,561
Accrued interest receivable	6,530	4,333
Prepaid expenses and other current assets	62,132	53,917
Total current assets	129,715	414,082

Cash and cash equivalents held in trust account, restricted	200,000,000	200,000,000
Other assets	—	13,400
Total current assets	$200,129,715	$200,427,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$81,559	$13,023
Accrued franchise tax payable	360,000	180,000
Due to related parties	470,000	—
Deferred rent	—	4,020
Total current liabilities	911,559	197,043

Commitments and contingencies

Common stock, subject to possible redemption, 18,798,215 shares at redemption value	187,982,148	187,982,148

Stockholders’ equity
Preferred, $0.0001 per share, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 200,000,000 shares authorized; 25,000,000 shares issued and outstanding(1)(2)	620	620
Additional paid-in-capital	12,975,932	12,975,932
Accumulated deficit	(1,740,573)	(728,265)
Accumulated other comprehensive income	29	4
Total stockholders’ equity	11,236,008	12,248,291
Total liabilities and stockholders’ equity	$200,129,715	$200,427,482

____________

(1)      Share amounts include 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial business combination.

(2)      175,000 of initial stockholders’ shares were forfeited in 2013 due to a partial exercise of the underwriters’ over-allotment.

The accompanying notes are an integral part of these financial statements

Capitol Acquisition Corp. II

Statements of Operations

	For the year ended December 31, 2014	For the year ended December 31, 2013	For the year ended December 31, 2012

Revenue	$—	$—	$—

Operating Expenses	1,052,701	748,654	4,768
Loss from operations	(1,052,701)	(748,654)	(4,768)

Other income and (expense)
Interest expense	(41,689)	(10,260)	—
Interest income	82,082	37,894	—
Total other income	40,393	27,634	—

Net loss	$(1,012,308)	$(721,020)	$(4,768)

Weighted average number of common shares outstanding, basic and diluted(1)(2)	6,201,785	5,824,828	5,175,000

Basic and diluted net loss per share	$(0.16)	$(0.12)	$—

____________

(1)      Share amounts include 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial business combination.

(2)      Share amounts for 2012 have been retroactively restated to reflect the contribution to the Company of 105,184 shares by the Company’s Sponsor on March 25, 2013 and a stock dividend of 0.2 shares for each outstanding share of common stock on May 9, 2013.

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. II

Statements of Comprehensive Loss

	For the year ended December 31, 2014	For the year ended December 31, 2013	For the year ended December 31, 2012

Net loss	$(1,012,308)	$(721,020)	$(4,768)

Other comprehensive income, net of tax:

Unrealized gain on securities	25	4	—

Comprehensive loss	$(1,012,283)	$(721,016)	$(4,768)

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. II

Statement of Changes in Stockholders’ Equity
For the years ended December 31, 2014, 2013 and 2012

				Deficit
				accumulated	Accumulated
			Additional	during	other	Total’
	Common Stock		paid-in	development	comprehensive	stockholders
	Shares	Amount	capital	stage	income	equity

Balance, January 1, 2012	5,175,000	$517	$24,483	$(2,477)	$—	$22,523
Net loss for the year ended December 31, 2012	—	—	—	(4,768)	—	(4,768)
Balance, December 31, 2012	5,175,000	517	24,483	(7,245)	—	17,755
Sale of 20,000,000 units, net of underwriters’ discount and offering expenses (includes 18,798,215 shares subject to possible conversion) on May 15, 2013	20,000,000	2,000	195,331,700	—	—	195,333,700
Forfeiture of initial stockholders’ shares pursuant to partial exercise of underwriters’ over-allotment	(175,000)	(17)	17	—	—	—
Proceeds subject to possible conversion of 18,798,215 shares	—	(1,880)	(187,980,268)	—	—	(187,982,148)
Proceeds from issuance of sponsor’s warrants, at $1 per warrant	—	—	5,600,000	—	—	5,600,000
Net loss for the year ended December 31, 2013	—	—	—	(721,020)		(721,020)
Other comprehensive income	—				4	4
Balance, December 31, 2013	25,000,000	620	12,975,932	(728,265)	4	12,248,291
Net loss for the year ended December 31, 2014	—	—	—	(1,012,308)		(1,012,308)
Other comprehensive income	—				25	25
Balance, December 31, 2014	25,000,000	$620	$12,975,932	$(1,740,573)	$29	$11,236,008

____________

(1)      Share amounts include 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial business combination.

(2)      Share amounts for 2012 have been retroactively restated to reflect the contribution to the Company of 105,184 shares by the Company’s Sponsor on March 25, 2013 and a stock dividend of 0.2 shares for each outstanding share of common stock on May 9, 2013.

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. II

Statements of Cash Flows

	For the year ended December 31, 2014	For the year ended December 31, 2013	For the year ended December 31, 2012

Cash Flows from Operating Activities
Net loss	$(1,012,308)	$(721,020)	$(4,768)

Adjustments to reconcile net loss to net cash used in operating activities
Deferred rent	(4,020)	4,020	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(8,215)	(53,917)	—
Accrued interest receivable	(2,197)	(4,333)	—
Other assets	13,400	(13,400)	1,256
Accounts payable and accrued expenses	68,536	193,003	—
Accrued franchise tax payable	180,000	—	—
Net cash used in operating activities	(764,804)	(595,647)	(3,512)

Cash Flows from Investing Activities
Trust Account, restricted	—	(200,000,000)	—
Trust Account, interest income available for working capital and taxes	11,140	(33,561)	—
Purchase of marketable securities	—	(9,969)	—
Net cash provided by (used in) investing activities	11,140	(200,043,530)	—

Cash Flows from Financing Activities
Gross proceeds from initial public offering	—	200,000,000	—
Proceeds from notes payable, related party	470,000	—	—
Repayment of notes payable, related party	—	(150,000)	—
Proceeds from issuance of sponsor’s warrants	—	5,600,000	—
Payment of underwriting discount and offering expenses	—	(4,501,102)	(27,500)
Net cash provided by (used in) financing activities	470,000	200,948,898	(27,500)
Net (decrease) increase in cash	(283,664)	309,721	(31,012)
Net cash beginning of period	312,298	2,577	33,589
Net cash end of period	$28,634	$312,298	$2,577

Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$633	$—	$—
Cash paid for interest	$60	$—	$—

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity

Capitol Acquisition Corp. II (the “Company”) was incorporated in Delaware on August 9, 2010 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, plan of arrangement, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through December 31, 2014 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination. The Company has selected December 31 as its fiscal year-end.

The Company’s activities are subject to significant risks and uncertainties, including failing to identify a prospective target business and consummate a Business Combination by May 15, 2015.

The registration statement for the Offering was declared effective on May 9, 2013. On May 10, 2013, the Company filed a new registration statement to increase the size of the Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended. On May 15, 2013, the Company consummated the Offering and received proceeds net of the underwriter’s discount and other offering expenses of $195,333,700 and simultaneously received $5,600,000 from the issuance of 5,600,000 warrants (“sponsor’s warrants”) in a private placement (the “Private Placement”). From the proceeds, $933,700 was available for working capital and tax purposes. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination successfully. Furthermore, there is no assurance that the Company will be able to affect a Business Combination successfully.

Upon the closing of the Offering, $200,000,000 ($10.00 per share sold in the Offering), including the proceeds from the Private Placement, is held in a trust account (the “Trust Account”) and may be invested only in United States government securities having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that solely invests in U.S. government treasury obligations until the earlier of the consummation of a Business Combination or the Company’s redemption of 100% of the outstanding public shares if the Company has not consummated a Business Combination in the required time period.

The Company’s common stock, units and warrants are listed on the NASDAQ Capital Markets (“NASDAQ”).Pursuant to NASDAQ listing rules, the target business or businesses with which the Company completes a Business Combination must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less taxes payable) at the time of the execution of the definitive agreement for the initial Business Combination, although the Company may acquire a target business whose fair value significantly exceeds 80% of the Trust Account balance.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Public Offering (“Public Shareholders”) with the opportunity to redeem their public shares for a pro rata share of the Trust Account by means of conducting redemptions in conjunction with a proxy solicitation pursuant to the proxy rules. Each Public Shareholder will be entitled to receive a full pro rata portion of the amount then in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released by the Company or necessary to pay taxes).

The Company will consummate an initial Business Combination only if the Company has net tangible assets of at least $5 million upon consummation of the Business Combination and a majority of the outstanding public shares voted are voted in favor of the Business Combination.

In connection with any stockholder vote required to approve any Business Combination, the Company’s sponsor and the other initial stockholders of the Company (collectively, the “Initial Stockholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective shares. Public stockholders who convert their stock will continue to have the right to exercise any warrants they may hold if the Business Combination is consummated.

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity (cont.)

On January 7, 2015, the Company executed a non-binding letter of intent with a target business for a business combination. Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company now has until May 15, 2015 to complete a business combination.

On March 9, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Argo Expeditions, LLC, a Delaware limited liability company and the Company’s wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LLC Sub (“Merger Sub”), and Lindblad Expeditions, Inc., a New York corporation (“Lindblad”).

If the Company is unable to complete a Business Combination within the allotted time, the Company will automatically dissolve and as promptly as practicable liquidate the Trust Account and release only to Public Shareholders a pro rata share of the Trust Account (initially $10.00 per share), plus any remaining net assets. The Initial Stockholders have agreed to waive the right to participate in any distribution from the Trust Account, but not with respect to any units they acquire in the aftermarket.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. If the Company is unable to complete a Business Combination and is forced to dissolve and liquidate, the Company’s executive officers, by agreement, have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that it will be able to satisfy those obligations should they arise.

The Company has experienced significant recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity was from the Offering and the Private Placement, proceeds from which have been used to fund the search for a prospective target business. The Company currently has a cash position of approximately $61,000, which includes approximately $22,000 held in the trust account that is available to the Company and approximately $10,000 invested in U.S. Treasury Bills. The Company has also received certain loans from its Chief Executive Officer, Mark D. Ein, and its Chief Financial Officer, L. Dyson Dryden, to fund operations. In May 2014 and September 2014, Mr. Ein and Mr. Dryden loaned an aggregate of $470,000 to the company. On January 27, 2015, the same parties loaned the Company an additional $191,329 in the aggregate, which is not convertible. On March 3, 2015, the same parties loaned the Company an additional $425,000 in the aggregate, which is not convertible. These loans are evidenced by non-interest bearing notes and will either be repaid upon the consummation of a Business Combination or the initial $470,000 of the notes may be converted into warrants. Furthermore, Mr. Ein and Mr. Dryden have also committed to providing additional loans to the company of up to $375,000. Based on the foregoing, the Company believes it has sufficient cash to meet its needs through May 15, 2015. Since the Company has executed a letter of intent with respect to a Business Combination, as discussed above, the Company has until May 15, 2015 to complete the Business Combination. The Company’s sponsor, officers and directors or their affiliates may, but are not required to, loan the Company additional funds in any amount they deem reasonable at their discretion in the event the Company requires additional funds to complete a Business Combination.

Note 2 — Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents except for the cash held in the Trust Account which due to the restrictions on its use, is treated as a non-current asset.

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Cash and Cash Equivalents Held in Trust Account — Restricted

The Company considers the restricted portion of the funds held in the Trust Account as being a non-current asset. A current asset is one that is reasonably expected to be used to pay current liabilities, such as accounts payable or short-term debt or to pay current operating expenses, or will be used to acquire other current assets. Since the acquisition of a business is principally considered to be a long-term purpose, with long-term assets such as property and intangibles, typically being a major part of the acquired assets, the Company has reported the funds anticipated to be used in the acquisition as a non-current asset.

Investment in Marketable Securities

Marketable securities consist of government obligations. The Company has classified its investment as available for sale. Accordingly, such investment is reported at fair value with the unrealized gain or loss reported as a separate component of stockholders’ equity.

Fair Value Measurements and Disclosure

The Company applies ASC 820, “Fair Value Measurements and Disclosures,” which expands disclosures for assets and liabilities that are measured and reported at fair value on a recurring basis. ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 established a fair value hierarchy that prioritizes the inputs to valuation techniques utilized to measure fair value into three broad levels as follows:

Level 1 — Quoted market prices (unadjusted) in active markets for the identical assets or liability that the reporting entity has the ability to access at measurement date.

Level 2 — Quoted market prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets or liabilities in active markets, and where fair value is determined through the use of models or other valuation methodologies.

Level 3 — Unobserved inputs for the asset or liability. Fair value is determined by the reporting entity’s own assumptions utilizing the best information available, and includes situations where there is little market activity for the investment.

Fair Value of Financial Instruments:

The Company’s financial instruments are cash, cash held in trusts and accounts payable. The recorded values of cash, cash held in trust and accounts payable approximate their fair values based on their short term maturities.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) jurisdiction. Based on the

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s conclusions regarding uncertain tax positions may be subject to review and adjusted at a later date based upon ongoing analyses of tax laws, regulations, and interpretations thereof as well as other factors. Generally, federal and state authorities may examine the tax returns for three years from the date of filing; therefore the years ended December 31, 2014, 2013, 2012 and 2011 remain subject to examination as of December 31, 2014. There are currently no ongoing income tax examinations.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest for the years ended December 31, 2014 and 2013. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Loss per Share

Basic loss per share is calculated using the weighted-average number of shares of common stock and diluted loss per share is computed on the basis of the average number of common stock outstanding plus the effect of outstanding warrants using the “treasury stock method.”

Common shares subject to possible conversion of 18,798,215 have been excluded from the calculation of basic and diluted earnings per share since such shares, if converted, only participate in their pro rata shares of the trust earnings.

Diluted loss per common share amounts, assuming dilution, gives the effect to dilutive options, warrants, and other potential common stock outstanding during the period. The Company has not considered the effect of its outstanding warrants in the calculation of diluted loss per share since they are anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage. At December 31, 2014, the Company had not experienced losses on these accounts and management believes the Company was not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2014, the Financial Account Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, including an Amendment to Variable Interest Entities Guidance in Topic 810 Consolidation. The objective of the amendments in ASU No. 2014-10 is to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities by eliminating certain disclosures. ASU No. 2014-10 is effective as of the first annual period beginning after December 15, 2014, at which time the presentation and disclosure requirements in Topic 915 will no longer be required. The revised consolidation standards are effective one

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 2 — Significant Accounting Policies (cont.)

year later, in annual periods beginning after December 15, 2015. Early adoption of these new standards is permitted. The Company has elected to early adopt this ASU; therefore references to development stage entity and inception to date information have been eliminated from the financial statements. The adoption of ASU 2014-10 did not have any material effect of the Company’s operations, financial condition or liquidity.

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The objective of the ASU is to require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Subsequent Events

On January 7, 2015, the Company executed a non-binding letter of intent with a target business for a business combination. Pursuant to the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Company now has until May 15, 2015 to complete a business combination.

On January 27, 2015, Messrs. Ein and Dryden loaned the Company an additional $191,329 in the aggregate, which is not convertible. On March 3, 2015, the same parties loaned the Company an additional $425,000 in the aggregate, which is also not convertible, and was used to pay the Delaware Franchise taxes due of approximately $407,000.

On March 9, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Argo Expeditions, LLC, a Delaware limited liability company and the Company’s wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LLC Sub (“Merger Sub”), and Lindblad Expeditions, Inc., a New York corporation (“Lindblad”).

Pursuant to the Merger Agreement, Merger Sub will be merged with and into Lindblad to form an interim corporation (“Interim Corporation”), and such Interim Corporation shall immediately thereafter be merged with and into LLC Sub to form the surviving company as our wholly-owned subsidiary. In connection with the transaction, the stockholders of Lindblad will receive merger consideration having an aggregate value of approximately $330,000,000, comprised of approximately $90,000,000 in cash and approximately 24,000,000 shares of the Company’s common stock, including options to purchase shares of the Company’s common stock.

Lindblad is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

The proposed transaction is expected to be consummated by May 15, 2015, after the required approval by the Company’s stockholders and the fulfillment of certain other conditions, as described in the Company’s Current Report on Form 8-K filed on March 10, 2015 (the “Merger Form 8-K”) and in the Merger Agreement.

Management of the Company evaluated events that have occurred after the balance sheet date of December 31, 2014 but before the financial statements were issued. Except as disclosed above, management did not identify any recognized or non-recognized subsequent event that would have required adjustment or disclosure in the financial statements.

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 3 — Initial Public Offering and Insider Warrants

In connection with the Offering, on May 15, 2013, the Company sold 20,000,000 units at $10.00 per unit, including 2,000,000 units under the underwriters’ over-allotment option, generating gross proceeds of $200,000,000. On May 17, 2013, the underwriters in the Offering indicated to the Company that they would not exercise the remaining portion of the over-allotment option. As a result, on May 20, 2013, the Company’s Initial Stockholders forfeited an aggregate of 175,000 shares of common stock issued to them prior to the Offering. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one half of one redeemable warrant to purchase one share of common stock. The shares of common stock and the warrants included in the units traded as a unit from the Offering until July 1, 2013 when separate trading of common stock and warrants began. No fractional warrants will be issued and only whole warrants will trade. Holders now have the option to continue to hold units or separate their units into the component pieces. Each whole warrant entitles its holder, upon exercise, to purchase one share of common stock for $11.50 subject to certain adjustments, during the period commencing on the later of thirty days after the completion by the Company of its initial Business Combination or twelve months from the date of the consummation of the Offering and terminating on the five-year anniversary of the completion by the Company of its initial Business Combination or earlier upon redemption or liquidation of the Trust Account. At May 15, 2013, December 31, 2013, and December 31, 2014 there were 15,600,000 warrants outstanding, which include 5,600,000 sponsor’s warrants purchased by the Initial Stockholders in the Private Placement and 10,000,000 warrants purchased in connection with the sale of units related to the Offering.

The warrants may be redeemed by the Company, at its option, in whole and not in part, at a price of $0.01 per warrant at any time the warrants are exercisable, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of the Company’s shares of common stock equals or exceeds $24.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the redemption notice; and if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value by (y) the fair market value. The fair market value shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Simultaneously with the consummation of the Offering, the Company consummated the Private Placement of 5,600,000 sponsor’s warrants at a price of $1.00 per warrant, generating total proceeds of $5,600,000. The sponsor’s warrants are identical to the warrants included in the units sold in the Offering except that the sponsor’s warrants: (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, in each case so long as they are held by the initial purchasers or any of their permitted transferees. The purchasers of the sponsor’s warrants have also agreed not to transfer, assign or sell any of the sponsor’s warrants, including the common stock issuable upon exercise of the sponsor’s warrants (except to certain permitted transferees), until 30 days after the completion of an initial Business Combination.

Note 4 — Investment in Marketable Securities and Fair Value of Financial Instruments

The Company accounts for securities owned in accordance with ASC 320, “Investments - Debt and Equity Securities.” ASC 320 requires investments in debt and equity securities to be classified as either “held to maturity,” “trading,” or “available for sale.” At December 31, 2014 and 2013, management had classified $9,998 and $9,973, respectively, of marketable securities as available for sale, which are reported at fair market value, with unrealized

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 4 — Investment in Marketable Securities and Fair Value of Financial Instruments(cont.)

gains and losses reported as a separate component of stockholders’ equity. Gains or losses on the sale of securities are recognized on a specific identification basis.

At December 31, 2014, Level 1 marketable securities consist of the following:

	Cost	Fair Value	Unrealized Gain*
United States Treasury Notes (matures in December 2015)	$9,969	$9,998	$29

At December 31, 2013, Level 1 marketable securities consist of the following:

	Cost	Fair Value	Unrealized Gain*
United States Treasury Notes (matures in December 2015)	$9,969	$9,973	$4

____________

*         Included in other comprehensive income.

Note 5 — Due to Related Parties

On May 20, 2014 and September 22, 2014, (i) an entity controlled by the Company’s chief executive officer and (ii) the Company’s chief financial officer (the “Lenders”) loaned the Company an aggregate of $250,000 and $220,000, respectively. On January 27, 2015, the Lenders loaned the Company an additional $191,329 in the aggregate. On March 3, 2015, Messrs. Ein and Dryden loaned the Company an additional $425,000 in aggregate, which is not convertible. The loans are evidenced by unsecured promissory notes issued to both the chief executive officer and chief financial officer. The loans are non-interest bearing and are payable at the consummation by the Company of a merger, share exchange, asset acquisition, or other similar business combination. Upon consummation of a business combination, $470,000 of the principal balance of the notes may be converted, at the holders’ option, to warrants at a price of $1.00 per warrant. The terms of the warrants will be identical to the warrants issued by the Company in its initial public offering except that such warrants will be non-redeemable by the Company and will be exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or their permitted transferees. If the Lenders convert the entire principal balance of the notes, they would receive warrants to purchase an aggregate of 470,000 shares of the Company’s common stock. If a business combination is not consummated, the notes will not be repaid by the Company and all amounts owed thereunder by the Company will be forgiven except to the extent that the Company had funds available to it outside of its trust account established in connection with the initial public offering.

Note 6 — Income Taxes

For the years ended December 31, 2014, 2013, and 2012 there are no provisions for income taxes or corporate taxes payable due to the net operating losses of $1,012,308, $721,020 and $4,768, respectively, incurred in each year.

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has approximately $1,740,000 net operating losses that expire through 2034 and if realized would have a tax benefit of approximately $760,000. The valuation allowance increased by approximately $440,000, $310,000, and $2,000 for the years ended December 31, 2014, 2013, and 2012, respectively. The Company has recorded a full valuation allowance against this deferred tax benefit since the Company believes it is more likely than not to that the Company will not utilize the losses in the future, and accordingly it has not been recorded as a deferred tax asset. The Company also recorded a full valuation allowance against its deferred tax benefit of $247,000 as of December 31, 2013.

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 6 — Income Taxes (cont.)

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax rate to income from continuing operations before provision for income taxes is as follows:

	For the year ended December 31, 2014	For the year ended December 31, 2013

Tax provision at statutory rate - federal	(34.0)%	(34.0)%
Tax provision at effective state and local rates	(9.5)%	(9.5)%
Effect of valuation allowance on deferred tax asset	43.5%	43.5%

Effective tax rate	0.0%	0.0%

Note 7 — Commitments and Contingencies and Related Party Transactions

On May 10, 2013, the Company entered into an agreement with the underwriters (“Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid an underwriting discount of 2.0% of the gross proceeds of the Offering, or $4,000,000. The Company will also pay the underwriters in the Offering an additional deferred underwriting discount of 4.0% of the gross proceeds of the Offering (“Deferred Commissions”) which will be placed in the Trust Account and paid only upon consummation of a Business Combination.

An affiliate of the Company’s Chief Executive Officer has agreed that, until the Company consummates a Business Combination, it will make available to the Company certain office space and administrative and support services, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on May 9, 2013. Another affiliate of the Company’s Chief Executive Officer has agreed to provide certain administrative and support services and is reimbursed for all costs incurred. For the years ended December 31, 2014 and 2013, the total amount paid to these affiliates for office space and administrative and support services was $90,000 and $62,446, respectively.

The Company entered into two consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a Business Combination. These agreements provide for an aggregate annual fee of $330,000 and success fee of $450,000 upon the consummation of a Business Combination. Additionally, the Company may pay a discretionary success fee of $20,000 upon the closing of a Business Combination.

On May 23, 2013, the Company entered into a fifteen month office lease for office space in New York, New York, commencing on June 1, 2013 and expiring on August 31, 2014. The lease called for monthly rent of $6,700 plus additional fees for administrative support and included free rent on the first, fifth and ninth month of the lease term. The rent has been straight-lined for financial statement purposes. For the years ended December 31, 2014, 2013, and 2012 rent expense totaled $54,448, $47,357, and $0, respectively.

On September 1, 2014, the Company entered into a month to month agreement for the utilization of office space and support services in New York for $4,050 per month plus additional fees for administrative items. For the year ended December 31, 2014, the amount paid for utilization of office space totaled $16,200.

Note 8 — Delinquencies

On January 2, 2015, the Company received a notice from the NASDAQ Listing Qualifications Department stating that the Company failed to solicit proxies and hold an annual meeting of the stockholders within 12 months after its year ended December 31, 2013 as required by Nasdaq Listing Rules 5620(a) and (b). The Company has appealed the Department’s determination and a hearing was held before the NASDAQ Hearings Panel on February 5, 2015. On February 9, 2015, the Company received notice that the NASDAQ Hearings Panel had granted the Company’s request for continued listing of the Company’s securities on the NASDAQ. The NASDAQ Hearings Panel’s decision is subject

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 8 — Delinquencies (cont.)

to certain conditions, including without limitation that, on or before May 15, 2015, the Company complete a business combination and receive from the NASDAQ staff a determination that the business combination will meet all initial listing criteria for listing on NASDAQ. Failure to comply with the conditions could result in the delisting of the Company’s securities from NASDAQ. There can be no assurance that the Company will be able to satisfy these conditions.

The Company has failed to pay its Delaware franchise tax for the years ended December 31, 2014 and 2013. The calculated tax is $180,000 per year for a total of $360,000. The tax plus accrued interest of $81,559 has been included in the financial statements. On March 3, 2015 the Company paid all of its delinquent Delaware Franchise taxes in full.

Note 9 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2014 and 2013, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 200,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on February 3, 2011, a total of 4,417,684 shares of the Company’s common stock were sold to Capital Acquisition Management 2 LLC (our “sponsor”) at a price of approximately $0.006 per share for an aggregate of $25,000. On March 25, 2013, the sponsor contributed an aggregate of 105,184 shares of the Company’s common stock to the Company at no cost for cancellation. Effective May 9, 2013, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in 5,175,000 shares outstanding. All references in the accompanying financial statements to the number of shares of common stock have been retroactively restated to reflect these transactions.

On May 17, 2013, the underwriters in the Offering indicated to the Company that they would not exercise the remaining portion of the over-allotment option. As a result, on May 20, 2013, the Company’s Initial Stockholders forfeited an aggregate of 175,000 shares of Common Stock issued to them prior to the Offering. The shares that continue to be held by the Initial Stockholders includes 1,250,000 shares that are subject to forfeiture if the last sales price of the Company’s stock does not equal or exceed $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within four years following the closing of the Company’s initial Business Combination.

Following is a summary of the quarterly results of operations for the year ended December 31, 2014.

	For the three months ended March 31, 2014	For the three months ended June 30, 2014	For the three months ended September 30, 2014	For the three months ended December 31, 2014
Revenue	$—	$—	$—	$—
Loss from operations	(264,978)	(279,005)	(247,524)	(261,194)
Interest income	30,017	24,552	20,148	7,365
Interest expense	(7,020)	(9,180)	(11,989)	(13,500)
Total other income	22,997	15,372	8,159	(6,135)
Net loss	(241,981)	(263,633)	(239,365)	(267,329)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	6,201,785	6,201,785	6,201,785	6,201,785
Basic and diluted net income (loss) per Share	$(0.04)	$(0.04)	$(0.04)	$(0.04)

Capitol Acquisition Corp. II

Notes to Financial Statements

Note 9 — Stockholders’ Equity (cont.)

Following is a summary of the quarterly results of operations for the year ended December 31, 2013.

	For the three months ended March 31, 2013	For the three months ended June 30, 2013	For the three months ended September 30, 2013	For the three months ended December 31, 2013
Revenue	$—	$—	$—	$—
Loss from operations	(4,400)	(201,678)	(291,762)	(250,814)
Interest income	—	6,053	19,017	12,824
Interest expense	—	—	—	(10,260)
Total other income	—	6,053	19,017	2,564
Net loss	(4,400)	(195,625)	(272,745)	(248,250)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	5,175,000	5,705,318	6,201,785	6,201,785
Basic and diluted net income (loss) per Share	$—	$(0.03)	$(0.04)	$(0.04)

Following is a summary of the quarterly results of operations for the year ended December 31, 2012.

	For the three months ended March 31, 2012	For the three months ended June 30, 2012	For the three months ended September 30, 2012	For the three months ended December 31, 2012
Revenue	$—	$—	$—	$—
Loss from operations	(568)	—	(1,701)	(2,499)
Interest income	—	—	—	—
Interest expense	—	—	—	—
Net loss	(568)	—	(1,701)	(2,499)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	5,175,000	5,175,000	5,175,000	5,175,000
Basic and diluted net income (loss) per Share	$—	$—	$—	$—

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 9, 2015

by and among

CAPITOL ACQUISITION CORP. II,

ARGO EXPEDITIONS, LLC,

ARGO MERGER SUB, INC., and

LINDBLAD EXPEDITIONS, INC.

[AS AMENDED AND RESTATED BY

AMENDMENT NO. 1 DATED APRIL 30, 2015

AND

AMENDMENT No. 2 DATED MAY 1, 2015]

A-i

4.23 Permits	A-24
4.24 Proxy Statement	A-24
4.25 Major Suppliers, Tour Organizers and Travel Arrangers.	A-24
4.26 Vessels.	A-24
4.27 No Additional Representations and Warranties	A-25

Article V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR, LLC Sub and MERGER SUB	A-25

5.1 Corporate Organization	A-25
5.2 Due Authorization	A-25
5.3 No Conflict	A-26
5.4 Litigation and Proceedings	A-26
5.5 Governmental Authorities; Consents	A-27
5.6 Financial Ability; Trust Account	A-27
5.7 Brokers’ Fees	A-27
5.8 Solvency; Surviving Company After the Merger	A-27
5.9 SEC Reports; Financial Statements and Sarbanes-Oxley Act	A-28
5.10 Business Activities	A-28
5.11 Proxy Statement	A-28
5.12 No Outside Reliance	A-28
5.13 Tax Matters	A-29
5.14 Capitalization	A-29

Article VI. COVENANTS OF THE COMPANY	A-30

6.1 Conduct of Business	A-30
6.2 Inspection	A-32
6.3 HSR Act and Regulatory Approvals	A-32
6.4 Termination of Certain Agreements	A-33
6.5 Company Stockholder Approval	A-33
6.6 No Shop	A-33
6.7 No Acquiror Common Stock Transactions	A-33
6.8 No Claim Against the Trust Account	A-33
6.9 Proxy Solicitation; Other Actions.	A-34
6.10 Section 280G	A-34
6.11 Restructuring	A-34
6.12 Debt Financing	A-35

Article VII. COVENANTS OF ACQUIROR	A-35

7.1 HSR Act and Regulatory Approvals	A-35
7.2 Indemnification and Insurance	A-36
7.3 The Proxy; Other Actions	A-36

Article VIII. JOINT COVENANTS	A-37

8.1 Support of Transaction	A-37
8.2 Tax Matters	A-37
8.3 Confidentiality; Publicity	A-38
8.4 Post-Closing Cooperation; Further Assurances	A-38

A-ii

Article IX. CONDITIONS TO OBLIGATIONS	A-38

9.1 Conditions to Obligations of Acquiror, LLC Sub, Merger Sub and the Company	A-38
9.2 Conditions to Obligations of Acquiror, LLC Sub and Merger Sub	A-38
9.3 Conditions to the Obligations of the Company	A-39

Article X. TERMINATION/EFFECTIVENESS	A-40

10.1 Termination	A-40
10.2 Effect of Termination	A-41

Article XI. MISCELLANEOUS	A-41

11.1 Waiver	A-41
11.2 Notices	A-41
11.3 Assignment	A-42
11.4 Rights of Third Parties	A-42
11.5 Expenses	A-42
11.6 Governing Law	A-42
11.7 Captions; Counterparts	A-42
11.8 Schedules and Exhibits	A-42
11.9 Entire Agreement	A-42
11.10 Amendments	A-43
11.11 Publicity	A-43
11.12 Severability	A-43
11.13 Jurisdiction; WAIVER OF TRIAL BY JURY	A-43
11.14 Enforcement	A-43
11.15 Non-Recourse	A-43
11.16 Nonsurvival of Representations, Warranties and Covenants	A-44

Exhibits

Exhibit A-1 – First Certificate of Merger
Exhibit A-2 – Second Certificate of Merger
Exhibit B – Sponsors
Exhibit C – Form of Acquiror Amended and Restated Certificate of Incorporation
Exhibit D – Maintenance Capital Expense Budget
Exhibit E – Form of Investment Subscription and Registration Rights Agreement

Annexes

Annex A – Restructuring

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 9, 2015, is entered into by and among CAPITOL ACQUISITION CORP. II, a Delaware corporation (“Acquiror”), ARGO EXPEDITIONS, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Acquiror, (“LLC Sub”), ARGO MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of LLC Sub (“Merger Sub”) and LINDBLAD EXPEDITIONS, INC., a New York corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the parties desire that, subject to the terms and conditions hereof, Merger Sub, an indirect, wholly owned Subsidiary of Acquiror and a direct wholly owned Subsidiary of LLC Sub, will merge with and into the Company pursuant to the Initial Merger (as defined below) to form the Interim Corporation (as defined below), and such Interim Corporation shall merge with and into LLC Sub in the Subsequent Merger (as defined below) to form the Surviving Company (as defined below) as a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Mergers, the Lindblad Owners shall receive Merger Consideration having an aggregate value of approximately $330,000,000 in cash and Acquiror Common Stock;

WHEREAS, in connection herewith, (i) the Sponsors will enter into a letter agreement with the Company and Acquiror by which they agree to contribute collectively to the Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation (the “Charitable Fund”) 500,000 of “founder’s shares” currently beneficially owned by such Sponsors on the terms set forth therein, and (ii) the Lindblad Owners and Acquiror shall enter into at Closing the Registration Rights Agreement in respect of the Acquiror Common Stock Consideration delivered hereunder;

WHEREAS, in connection with the Mergers, subject to approval of Acquiror’s stockholders, Acquiror will at Closing amend and restate its Certificate of Incorporation substantially in the form attached hereto as Exhibit C;

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company and the sole Member of LLC Sub have each approved and declared advisable the Mergers upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the New York Business Corporation Law (the “NYBCL”), the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (“DE LLC Act”; collectively with the NYBCL and DGCL, “Applicable State Law”);

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, after consummation of the transactions contemplated herein, the Acquiror Board shall be comprised initially of five (5) members of which the Lindblad Owners shall have the right to nominate a majority, and the shareholders of Acquiror shall have the right to nominate the remainder;

WHEREAS, the Company is currently undergoing a certain restructuring of security holders and lenders, which is to be completed, prior to the Closing Date, in accordance with Annex A attached hereto (the steps set forth on Annex A, the “Restructuring”) and completion of which substantially on such terms is an express condition to the obligations of Acquiror, LLC Sub and Merger Sub hereunder; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Initial Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (ii) the Integrated Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and (iii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, LLC Sub and the Company agree as follows:

Article I.
CERTAIN DEFINITIONS

1.1     Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Common Stock Consideration” means the aggregate number of shares of Acquiror Common Stock to be delivered to the Lindblad Owners pursuant to Section 3.1, which shall equal the quotient of (i) (A) $330,000,000 (“Equity Value”) minus (B) $90,000,000 cash to be paid to Lindblad Common Shareholders minus (C) Lindblad Optionholder Value, divided by (ii) $10.00.

“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Deadline” has the meaning specified in Section 10.1(b).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquisition Transaction” has the meaning specified in Section 6.6.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.20.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Lindblad Owners immediately prior to the First Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options held by all Lindblad Owners immediately prior to the First Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable State Law” has the meaning specified in the Recitals hereto.

“Audited Financial Statements” has the meaning specified in Section 4.7.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Election” has the meaning specified in Section 3.1(g).

“Cash Election Statement” has the meaning specified in Section 3.1(g).

“Cash Merger Consideration” means ninety million dollars ($90,000,000) in cash.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on May 15, 2013, as amended.

“Certificates” has the meaning specified in Section 3.2(b).

“Change in Control Payments” means (i) any severance, change in control, termination, retention, incentive or similar amounts or benefits payable by the Company or its Subsidiaries pursuant to an agreement, plan, program or arrangement that existed or was in effect as of or prior to the Effective Time to any director, officer, consultant, advisor, agent or employee, including all deferred compensation amounts, whether or not previously vested, that are payable or that become payable upon or in connection with the consummation of the transactions contemplated by this Agreement (including any outstanding retention bonus obligations of the Company pursuant to the Retention Agreements but excluding (A) the payments contemplated by Section 3.1 and (B) any severance amounts payable as a result of the termination of any such director, officer or employee pursuant to actions taken by Acquiror on or after the Closing Date, provided such compensation would not otherwise have been payable solely as a result of the consummation of the transactions contemplated by this Agreement), together with the employer’s portion of all payroll, employment, FICA and similar Taxes in connection with such amounts’ and (ii) the employer’s portion of all payroll, employment, FICA and similar Taxes that are payable in connection with the payments contemplated by Section 3.1.

“Charitable Fund” has the meaning specified in the Recitals.

“Chartered Vessels” has the meaning specified in Section 4.26(a).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning specified in Section 3.1(a).

“Common Stock” means, collectively, the Company’s common stock, including the Company’s Class A common stock and Class B common stock.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Specified Representations” has the meaning specified in Section 9.2(a).

“Company Stockholder Approval” has the meaning specified in Section 4.3.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Conversion Ratio” means the quotient of (i)(A) Per Share Cash Consideration plus (B) the product of (x) the closing price of one share of Acquiror Common Stock on the last day of trading on the Nasdaq Stock Exchange ending before the Closing Date multiplied by (y)the Per Share Common Share Consideration, divided by (ii) the closing price of one share of Acquiror Common Stock on the last day of trading on the Nasdaq Stock Exchange ending before the Closing Date.

“Converted Options” means the options to purchase shares of Acquiror Common Stock received by the Lindblad Owners in respect of their Options pursuant to Section 3.1.

“Converting Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Debt Commitment Letter” has the meaning specified in Section 10.1(e).

“Debt Commitment Target Date” has the meaning specified in Section 10.1(e).

“Debt Facility” means any credit facility of and/or agreement for (which may be combined with an issuance of subordinate debt by) the Company and/or one or more of its Subsidiaries in the aggregate principal amount (when combined with all other undrawn or other available amounts under any subordinate debt) of no less than One Hundred Twelve Million Dollars ($112,000,000), which facility and/or agreement shall (A) be on customary terms reasonably acceptable to the Company and Acquiror and (B) permit the Company and its Subsidiaries to (i) make all remaining payments necessary to consummate the Restructuring on the terms contemplated hereunder and (ii) satisfy in full all indebtedness for borrowed money of the Company and its Subsidiaries (including each of the Senior Credit Agreement and the Junior Credit Agreement).

“Debt Financing” means the debt financing contemplated by the Debt Facility.

“Debt Financing Target Date” has the meaning specified in Section 10.1(e).

“DE LLC Act” has the meaning specified in the Recitals.

“DGCL” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 2.1(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Value” has the meaning specified in the definition of Acquiror Common Stock Consideration.

“ERISA” has the meaning specified in Section 4.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the requirements of the Exchange Act, the Securities Act, the SEC and Nasdaq Stock Exchange and the rules and regulations promulgated thereunder.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“First Certificate of Merger” has the meaning specified in Section 2.1(a).

“First Effective Time” has the meaning specified in Section 2.1(a).

“Foreign Subsidiary” has the meaning specified in Section 4.14(m).

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 4.17(h).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person, (g) obligations under capitalized leases, (h) obligations under any Financial Derivative/Hedging Arrangement, (i) any outstanding and unpaid obligations with respect to the transactions contemplated by the Restructuring or this Agreement, (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Initial Merger” has the meaning specified in Section 2.1(a).

“Integrated Transaction” has the meaning specified in the recitals.

“Intellectual Property” means all intellectual property rights, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names, and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the recitals.

“Interim Corporation” has the meaning specified in in Section 2.1(a)

“Interim Financial Statements” has the meaning specified in Section 4.7.

“Interim Period” has the meaning specified in Section 6.1.

“Jones Act” means 46 U.S.C. §50501 (2006) and all related statutes to which the terms thereof are applicable.

“Junior Credit Agreement” means the Second Amended and Restated Junior Secured Credit Facility Agreement by and among Lex Explorer LLC, SPEX Calstar LLC, Metrohotel Cia. Ltda., Marventura de Turismo Cia. Ltda., SPEX Sea Bird Ltd. and SPEX Sea Lion Ltd., as borrowers, the banks and financial institutions named as Lenders therein, DVB Bank America N.V., as Agent and Security Trustee and Lindblad Expeditions Inc. and Lindblad Maritime Enterprises, Ltd., as guarantors, and Lex Galapagos Partners I LLC, Lex Galapagos Partners II LLC, and Lex Galapagos Partners III LLC, as additional secured parties, dated as of July 19, 2012.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property set forth on Schedule 1.1(b) leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lindblad Common Shareholders” means all Persons who hold one or more Common Shares immediately prior to the First Effective Time.

“Lindblad Optionholders” means all Persons who hold one or more Options immediately prior to the First Effective Time.

“Lindblad Optionholder Value” means the portion (if any) of Equity Value allocable to Lindblad Optionholders equal to the product of (i)(A) Equity Value divided by (B) Aggregate Fully-Diluted Common Shares, multiplied by (ii) the number of Options.

“Lindblad Owners” means all Lindblad Common Shareholders and Lindblad Optionholders.

“LLC Sub” has the meaning specified preamble hereto.

“Maintenance Capital Expense Budget” means the capital expenditures budget attached hereto as Exhibit D.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 4.23.

“Mergers” has the meaning specified in in Section 2.1(a).

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.12(e).

“New York Law” has the meaning specified in Section 2.1(a).

“NYBCL” has the meaning specified in the Recitals hereto.

“Offer” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 7.3(b).

“Option” has the meaning specified in Section 3.1(a).

“Outstanding Company Expenses” has the meaning specified in Section 3.3.

“Owned Vessels” has the meaning specified in Section 4.26(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent reflected or reserved against in the balance sheet included in the Interim Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.1(d).

“Per Share Cash Consideration” means, with respect to each Lindblad Owner, the value in U.S. dollars equal to the product of (i) Per Share Consideration multiplied by (ii) such Lindblad Owner’s Cash Election.

“Per Share Common Share Consideration” means the number of shares of Acquiror Common Stock equal to the quotient of (i)(A) Per Share Consideration multiplied by (B) such Lindblad Owners Stock Election, divided by (ii) ten dollars ($10.00).

“Per Share Consideration” means the quotient of (i) $330,000,000, divided by (ii) the Aggregate Fully-Diluted Common Shares immediately prior to the First Effective Time.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proposals” has the meaning specified in Section 5.2(b).

“Pro Rata Share” means, with respect to each Lindblad Owner, the quotient (expressed as a percentage) of (i) the number of Common Shares beneficially owned by such Lindblad Owner divided by (ii) the number of Common Shares beneficially owned by all Lindblad Owners.

“Proxy Statement” has the meaning specified in Section 7.3(a).

“Real Estate Lease Documents” has the meaning specified in Section 4.17(b).

“Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Registration Rights Agreement” means the Investment Subscription and Registration Rights Agreement to be entered into at Closing between Acquiror and each of the Lindblad Owners in the Form attached hereto as Exhibit E.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Information” has the meaning specified in Section 6.9(a).

“Restructuring” has the meaning specified in the Recitals hereto.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.9(a).

“Second Certificate of Merger” has the meaning specified in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means the Amended and Restated Senior Secured Credit Facility Agreement, dated July 19, 2012 by and among LEX Explorer LLC, SPEX Calstar LLC, Metrohotel Cia. Ltda., Marventura De Turismo Cia. Ltda, SPEX Sea Bird Ltd., SPEX Sea Lion Ltd., as borrowers, the Company and Lindblad Maritime Enterprises, Ltd., as guarantors, LEX Galapagos Partners I LLC, LEX Galapagos Partners II LLC, LEX Galapagos Partners III LL, as additional secured parties thereunder, the banks and financial institutions named as Lenders therein and DVB Bank America N.V., as agent and security trustee for the Lenders as amended by Amendment No. 1 thereto dated April 12, 2013.

“Shareholders Agreement” means the Shareholders Agreement with respect to the Company, made as of December 11, 2014, by and among the Company, Sven-Olof Lindblad and Johann Killinger, including the Joinders thereto by Ian Rogers and Trey Byus.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsors” means each Person named on Exhibit B.

“Stock Election” means, with respect to each Lindblad Owner, the difference of (i) 100% minus (ii) such Lindblad Owner’s Cash Election.

“Subsequent Merger” has the meaning specified in Section 2.1(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.1(a).

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.6(a).

“Trust Agreement” has the meaning specified in Section 5.6(a).

“Trustee” has the meaning specified in Section 5.6(a).

“Vessels” has the meaning specified in Section 4.26(a).

“Warrants” has the meaning specified in Section 5.14(a).

1.2     Construction.

(a)      Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)     Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)      Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)      Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)      All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3     Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Sven-Olof Lindblad and Ian Rogers, and, in the case of Acquiror, Mark Ein and Dyson Dryden.

Article II.
THE MERGER; CLOSING

2.1     Mergers.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Acquiror, LLC Sub, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Initial Merger”). Immediately following the Initial Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Initial Merger (the “Interim Corporation”). As a result of the Initial Merger, the Company shall become a wholly owned Subsidiary of LLC Sub. Immediately following the Initial Merger, the Interim Corporation shall be merged with and into LLC Sub (the “Subsequent Merger” and collectively or in seriatim with the Initial Merger, as appropriate, the “Mergers”), with LLC Sub (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) surviving such Subsequent Merger, and the separate corporate existence of the Interim Corporation shall cease. The Mergers shall be consummated in accordance with this Agreement and Applicable State Law and evidenced by (i) a Certificate of Merger between Merger Sub and the Company in the form of Exhibit A-1 (the “First Certificate of Merger”), such Initial Merger to be consummated immediately upon filing (the “First Effective Time”), and (ii) subsequently, immediately after filing the First Certificate of Merger, a Certificate of Merger between LLC Sub and the Interim Corporation in the form of Exhibit A-2 (the “Second Certificate of Merger”), such Subsequent Merger to be consummated immediately after the First Effective Time or at such later time as may be agreed by Acquiror, LLC Sub and the Company in writing and specified in the Second Certificate of Merger (the “Effective Time”).

(b)     Upon consummation of the Initial Merger, the separate corporate existence of Merger Sub shall cease, and the Company as the surviving Interim Corporation shall continue its corporate existence as a wholly owned Subsidiary of LLC Sub. Upon consummation of the Subsequent Merger, the separate corporate existence of the Interim Corporation shall cease, and LLC Sub as the surviving entity of the Subsequent Merger shall continue its limited liability company existence as a wholly owned Subsidiary of Acquiror.

2.2     Effects of the Merger. The Mergers shall have the effects set forth in this Agreement and Applicable State Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Interim Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Interim Corporation and (ii) at the Effective Time, all the property, rights, privileges, powers and franchises of the Interim Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of the Interim Corporation shall become the debts, liabilities and duties of the Surviving Company.

2.3     Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, LLC Sub, Merger Sub and the Company shall cause the First Certificate of Merger to be executed, acknowledged and filed with each of the Secretary of State of the State of New York as provided in Section 904 of the NYBCL and the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, and subsequently thereto, Acquiror, LLC Sub and the Interim Corporation shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209(c) of the DE LLC Act. The Initial Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of New York, and the Subsequent Merger shall become effective at the Effective Time.

2.4     Certificate of Formation and Bylaws of the Interim Corporation and the Surviving Company. At the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be amended and restated as set forth in the First Certificate of Merger, until thereafter amended in accordance with its terms and as provided by applicable Law, and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the First Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of the Company, until thereafter amended as provided therein or by applicable Law. At the Effective Time, (i) the certificate of formation of LLC Sub as in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Company, until thereafter amended as provided by applicable Law, and (ii) the limited liability company operating agreement of LLC Sub as in effect immediately prior to the Effective Time shall become the limited liability company operating agreement of the Surviving Company, until thereafter amended as provided by applicable Law.

2.5     Directors and Officers of the Interim Corporation and the Surviving Company. The directors and officers of the Company immediately prior to the First Effective Time shall be the directors and officers of the Interim Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Interim Corporation immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The Surviving Company shall be a member-managed limited liability company and shall not have a board of managers, board of directors or comparable governing body.

Article III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK

3.1     Conversion of Shares of Company Stock and Options.

(a)      At the First Effective Time, by virtue of the Initial Merger and without any action on the part of any holder of Common Stock, (i) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than (x) shares of Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Mergers, and (y) shares of Common Stock, if any, owned by the Company’s Subsidiaries, which shares shall be converted into that number of shares of common stock, no par value per share, of the Interim Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock, no par value per share, of the Interim Corporation immediately after the First Effective Time as the number of shares of Common Stock held by such Subsidiaries bore to the aggregate number of outstanding shares of Common Stock immediately prior to the First Effective Time, which shares described in clauses (x) and (y) shall not constitute “Common Shares” hereunder), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d), and (ii) each option to purchase shares of Common Stock that is unexercised and outstanding immediately prior to the First Effective Time (each an “Option”) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d).

(b)     At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Acquiror, LLC Sub or Merger Sub, each share of common stock, no par value per share, of Merger Sub shall be converted into one share of common stock, no par per share, of the Interim Corporation.

(c)      The “Merger Consideration” shall comprise collectively (i) the Cash Merger Consideration, (ii) the Acquiror Common Stock Consideration and (iii) the Converted Options (if any).

(d)     At the First Effective Time, the Merger Consideration shall be allocated among the Lindblad Owners as set forth below in this Section 3.1(d), subject to the Cash Election described below in Section 3.1(g): (i) each Lindblad Owner of Common Shares shall be entitled to receive in respect of each Common Share held by such Lindblad Owner immediately prior to the First Effective Time (A) the Per Share Cash Consideration and (B) the Per Share Common Share Consideration; and (ii) each Lindblad Owner of Options shall be entitled to receive in respect of each such Option held by such Lindblad Owner immediately prior to the First Effective Time an option to acquire, on the same terms and conditions as were applicable under the corresponding Option immediately prior to the First Effective Time

(but not including the anti-dilution protection provisions thereof), a number of shares of Acquiror Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Common Stock subject to such Option immediately prior to the First Effective Time (determined without regard to any applicable anti-dilution protection provisions thereof) by the Conversion Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Option, by the Conversion Ratio; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the adjustments provided in this Section 3.1 with respect to the Options (whether or not they are “incentive stock options” as defined in Section 422 of the Code) shall be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

(e)      All of the shares of Common Stock and Options converted into the right to receive a portion of the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the portion of the Merger Consideration into which such shares of Common Stock shall have been converted in the Initial Merger.

(f)      At the Effective Time, by virtue of the Subsequent Merger and without any action on the part of LLC Sub, the Interim Corporation, the Surviving Company, Acquiror or the holder of any equity interests of the Interim Corporation or the Surviving Company, each share of common stock in the Interim Corporation issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g)     Each Lindblad Owner shall be entitled to elect to receive, with respect to all such Lindblad Owner’s Common Shares, a portion of applicable Merger Consideration in the form of cash (the “Cash Election”), with the remaining percentage provided in Acquiror Common Stock Consideration in accordance with Section 3.1(d) and the definition of “Stock Election”. Each Lindblad Owner shall make his, her or its Cash Election in a signed, written notice delivered to Acquiror on the date hereof, in form and substance reasonably acceptable to Acquiror, declaring such Lindblad Owner’s irrevocable Cash Election (each, a “Cash Election Statement”). To the extent the collective Cash Elections of all Lindblad Owners would result in a value either greater or less than value of the Cash Merger Consideration, then (i) such amount that is either greater or less than the amount of Cash Merger Consideration shall be allocated to or subtracted from, as applicable, each Lindblad Owner pro rata based on such Lindblad Owner’s initial Cash Election relative to all Cash Elections, and (ii) each such Lindblad Owner’s Cash Election shall be adjusted correspondingly to reflect the percentage equal to the quotient of (A) the resulting amount of the Cash Merger Consideration to which such Lindblad Owner is entitled after the adjustment in foregoing clause (i), divided by (B)(1) the number of Common Shares owned by such Lindblad Owner multiplied by (2) Per Share Consideration.

3.2     Payment and Exchange of Certificates.

(a)      At the First Effective Time, Acquiror shall pay or deliver or cause to be paid to each Lindblad Owner in accordance with Section 3.1(d) (x) by wire transfer of immediately available funds to an account designated in writing by such Lindblad Owner no less than three (3) Business Days prior to the Closing Date, an amount (collectively, the “Funding Amount”) equal to such Lindblad Owner’s Per Share Cash Consideration in respect of each Common Share beneficially owned by such Lindblad Owner immediately prior to the First Effective Time and (y) stock certificates representing such Lindblad Owner’s Per Share Common Share Consideration, in each case, in respect of each Common Share beneficially owned by such Lindblad Owner immediately prior to the First Effective Time.

(b)     Each Lindblad Owner of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) that has not delivered such Certificate(s) to Acquiror at or prior to the First Effective Time, upon surrender of such Certificate(s) to Acquiror after the First Effective Time, shall receive from Acquiror in exchange therefor, as soon as commercially practicable, such portion of the Merger Consideration to which such Lindblad Owner is entitled pursuant to Section 3.1(d). Pending such surrender and exchange of a Lindblad Owner’s Certificate(s), a Lindblad Owner’s Certificate(s) shall be deemed for all purposes to evidence only such Lindblad Owner’s right to receive the portion of the Merger Consideration into which such Common Shares shall have been converted by the Initial Merger.

3.3     Outstanding Company Expenses. On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth (i) a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (a) the fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (b) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Mergers (collectively, the “Outstanding Company Expenses”). Immediately prior to the First Effective Time and concurrently with payment of the Funding Amount, the Company shall pay by wire transfer of immediately available funds all such Outstanding Company Expenses as well as all fees and disbursements of Acquiror for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts and financial advisors employed in connection with the Mergers.

3.4     Repayment of Indebtedness and other Obligations. At the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Acquiror, LLC Sub or Merger Sub shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the Indebtedness with respect to borrowed money of the Company and Acquiror (including any loans or promissory notes for working capital or similar obligations) outstanding on the Closing Date immediately prior to the Closing, if any, other than the Debt Facility, (b) the Company, if such amount is not paid directly by, and has been made available to the Company by, Acquiror, LLC Sub or Merger Sub, shall apply the amounts made available to it to pay all amounts owing with respect to such Indebtedness and other obligations referred to in the foregoing clause (a), other than the Debt Facility, and (c)the Company shall cause (i) its Subsidiaries to be fully and irrevocably released upon the occurrence of the Closing from all Liens relating to such Indebtedness and other obligations of the Company referred to in the foregoing clause (a), other than the Debt Facility and (ii) to the extent the Senior Credit Agreement and/or the Junior Credit Agreement remains outstanding, the administrative agent, the collateral agent or the applicable hedge counterparty, as the case may be, under the Indebtedness pursuant to the outstanding Senior Credit Agreement and/or Junior Credit Agreement to deliver to Acquiror (A) a copy of a customary payoff letter (or other customary evidence) with respect to such Indebtedness evidencing the satisfaction of all liabilities of the Company and its Subsidiaries thereunder upon receipt of the amounts set forth therein and (B) releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to such Indebtedness.

3.5     Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Surviving Company, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror or the Surviving Company as indemnity against any claim that may be made against Acquiror or the Surviving Company with respect to such Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

3.6     Withholding. Each of Acquiror, LLC Sub, the Interim Corporation, the Company, the Surviving Company, the Sponsors and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that Acquiror, the Company, the Surviving Company and their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the Surviving Company’s payroll to facilitate applicable withholding.

3.7     Fractional Shares. No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of certificates of Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of Common Shares converted pursuant to the Initial Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by ten U.S. dollars ($10).

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, LLC Sub and Merger Sub as follows:

4.1     Corporate Organization of the Company. (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of New York and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. (b) The copies of the certificate of formation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. (c) The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2     Subsidiaries.

(a)      The Subsidiaries of the Company are set forth on Schedule 4.2 of the Disclosure Schedule, including a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has previously made available to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries in effect as of the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.3     Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by stockholders of the Company holding a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”)) or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.4     No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described on Schedule 4.11(a), whether or not set forth on Schedule 4.11(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.

4.5     Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) as otherwise disclosed on Schedule 4.5, and (d) the filings of the First Certificate of Merger in each of New York State and Delaware in accordance with the NYBCL and DGCL, respectively, and the Second Certificate of Merger in Delaware in accordance with the DE LLC Act.

4.6     Capitalization.

(a)      The authorized capital stock of the Company consists of (i) 450,000 shares of Class A Common Stock, of which 93,890 shares of Class A Common Stock are issued and outstanding as of the date of this Agreement and (ii) (i) 50,000 shares of Class B Common Stock, of which no shares of Class B Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Set forth on Schedule 4.6(a) is a true, correct and complete list of each of the stockholders of the Company and the number of shares held by each stockholder as of the date hereof. Except as set forth on Schedule 4.6(a), there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)     Except as set forth on Schedule 4.6(b)(i), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity interests of the Company’s Subsidiaries, or any other Contracts to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound obligating the Company or its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or its Subsidiaries. Schedule 4.6(b)(i) includes a true and complete list of all Options outstanding as of the date hereof, and with respect to each such Option: (i) the name of the Lindblad Owner thereof, (ii) the grant date, (iii) the per share exercise price, (iv) vesting schedule, if applicable, and (v) whether and to what extent such option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Except as set forth on Schedule 4.6(b)(ii), there are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or its Subsidiaries. Except as set forth on Schedule 4.6(b)(ii), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Shareholders Agreement and as set forth on Schedule 4.6(b)(iii), neither the Company or its Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or its Subsidiaries.

(c)      The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth on Schedule 4.6(c), the Company is the ultimate legal and beneficial owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens.

4.7     Financial Statements. Attached as Schedule 4.7(a) are (a) the audited combined and consolidated balance sheets of the Company and its Subsidiaries as of and for the years ended December 31, 2013, 2012 and 2011 and the audited combined and consolidated statements of operations, cash flow and shareholders’ equity of the Company and its Subsidiaries for the years ended December 31, 2013, 2012 and 2011, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the twelve-months ended December 31, 2014 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

4.8     Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole), (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) disclosed in the Schedules.

4.9     Litigation and Proceedings. There are (i) no pending or, to the knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. Neither the Company nor its Subsidiaries nor any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

4.10  Compliance with Laws.

(a)      Except compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (iii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), and (iv) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2012.

(b)     Since January 1, 2012 and, to the knowledge of the Company, prior to January 1, 2012, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

4.11  Contracts; No Defaults.

(a)      Schedule 4.11(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)       any Contract which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries to any Person;

(ii)      each employment, severance, retention, change in control or other Contract (including offer letters) with any employee or other individual service provider of the Company or its Subsidiaries that provides for total annual compensation in excess of $250,000 or that may not be terminated by the Company or its Subsidiaries without material cost or penalty on 30 days’ notice or less;

(iii)     each employee collective bargaining Contract;

(iv)     any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(v)      any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi)     any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $1,000,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, other than ordinary course maritime liens consistent with industry practice for the value of goods and services provided to a Vessel (but not for borrowed money) or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $1,000,000 of committed credit;

(vii)    other than the Shareholders Agreement or any employment agreement set forth on Schedule 4.12(a), any Contract between the Company or its Subsidiaries, on the one hand, and any Lindblad Owner or their Affiliates, on the other hand;

(viii)   each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since January 1, 2011 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix)     any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x)      any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.11(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2014, in excess of $1,000,000; and

(xi)     any Contract establishing any joint venture, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b)     Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.11(a) (including, without limitation, purchase orders for purposes of this Section 4.11(b)), whether or not set forth on Schedule 4.11(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and are enforceable by each of the Company and its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) neither the Company nor its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.12  Company Benefit Plans.

(a)      Schedule 4.12(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements for non-management personnel that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities.

(b)     With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) all non-routine filings made with any Governmental Authorities since January 1, 2012.

(c)      Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date of this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)     Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue

Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e)      Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f)      Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan.

(g)     Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened (including, without limitation, any routine requests for information from the PBGC).

(h)      Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or its Subsidiaries.

(i)       Except as set forth in Schedule 4.12(i), no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or Tax pursuant to Section 409A(a)(1) of the Code.

(k)      No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(l)       No Company Benefit Plan is subject to the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides primarily outside of the United States.

4.13  Labor Matters.

(a)      Except as disclosed on Schedule 4.13, (i) neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor

Relations Board or any other applicable labor relations authority, and (iv) to the Company’s knowledge, the Company and its Subsidiaries have good labor relations.

(b)     Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since March 4, 2013, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c)      Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)     To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)      The Company has no knowledge that any current employee of the Company or its Subsidiaries above the level of senior manager intends to terminate his or her employment.

4.14  Taxes.

(a)      All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c)      Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)     Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Company’s knowledge, no oral claim has been made, since January 1, 2010 by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e)      Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f)      Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)     Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)      There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)       Neither the Company nor its Subsidiaries has been (i) a member of an Affiliated Group (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(j)       Except as set forth in Schedule 4.14(j), neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k)      Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l)       The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)    Except as set forth on Schedule 4.14(m), none of the Company’s Subsidiaries that is organized under the laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a passive foreign investment company within the meaning of Section 1297 of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (v) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor Acquiror or any of its Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(n)      Except as set forth in Schedule 4.14(n), neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(o)     Neither the Company nor any of its Subsidiaries (i) has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.15  Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.16  Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement other than Vessel-related insurance policies covered by P&I certificates. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (v) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.17  Real Property; Assets.

(a)      Neither the Company nor its Subsidiaries owns any real property.

(b)     Schedule 4.17(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)      Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)     No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or its Subsidiaries.

(e)      With respect to each Real Estate Lease Document:

(i)       since January 1, 2012, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii)      neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f)      Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(g)     Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

(h)      There are no structural, mechanical or other defects affecting the buildings, plants, structures and fixtures owned or leased by the Company and its Subsidiaries (the “Improvements”) (including, without limitation, inadequacy for normal use of mechanical, electrical, heating, air conditioning, drainage, sewer, water or plumbing systems) that would reasonably be expected to have a material adverse effect on the Company’s and/or its Subsidiaries’ (taken as a whole) use, occupancy or operation thereof and such Improvements, and all machinery, equipment, vehicles, trucks, highway tractors and railroad equipment owned by the Company and its Subsidiaries are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are reasonably adequate in all material respects for the uses to which they are being put.

4.18  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)      the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b)     there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)      neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d)     no Action is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

4.19  Absence of Changes.

(a)      From the date of the most recent balance sheet included in the Interim Financial Statements to the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)     From the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would be prohibited from being freely taken by Section 6.1 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.20  Affiliate Agreements. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries), none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.21  Internal Controls. Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Company and its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.22  Intellectual Property.

(a)      Schedule 4.22(a) sets forth a true and complete list of all registered Intellectual Property that is owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b)     To the knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or to the knowledge of the Company has been threatened in writing since January 1, 2012 alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.23  Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24  Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

4.25  Major Suppliers, Tour Organizers and Travel Arrangers.

(a)      Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material suppliers and, to the knowledge of the Company, no such supplier intends to terminate or materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

(b)     Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material travel arrangers or material tour organizers and, to the knowledge of Company, no such travel arranger or tour organizer intends to terminate, materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

4.26  Vessels.

(a)      Schedule 4.26(a) lists all vessels owned (the “Owned Vessels”), chartered, subchartered or operated by the Company or its subsidiaries (the “Chartered Vessels”; and together with the Owned Vessels, the “Vessels”), setting forth, for each such Owned Vessel and, to the Company’s knowledge, each such Chartered Vessel, its (i) name, (ii) owner, (iii) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered, subchartered or operated by the Company or its Subsidiaries, (iv) official number and call sign, (v) registration and flag, (vi) vessel type, (vii) class description, (viii) name of classification society, (ix) shipyard and year in which the Vessel was constructed, (x) date of the Vessel’s last special survey as of the date hereof, (xi) date of the Vessel’s last drydocking as of the date hereof and (xii) the scheduled date of the Vessel’s next drydocking for purposes of the next scheduled special survey as of the date hereof; and the Company shall provide, at Closing, to the Company’s knowledge, such information for additional Vessels, if any, acquired, chartered, subchartered or operated in the period between the date hereof and the Closing Date.

(b)     Except as set forth on Schedule 4.26(b), as of the date hereof, each of the Owned Vessels and, to the Company’s knowledge, Chartered Vessels: (i) is free and clear of all Liens, other than Permitted Liens; (ii) is reasonably adequate and suitable for use by the Company or its Subsidiaries in their business as presently conducted by it in all material respects, ordinary wear and tear and depreciation excepted; (iii) is seaworthy in all material respects for hull and machinery insurance warranty purposes; (iv) is insured in accordance in all material respects with each of the arrangements pursuant to which the Vessel is chartered, subchartered or operated by the Company or its Subsidiaries as set forth in Schedule 4.26(a); (v) is in compliance in all material respects with all bareboat charters and all mortgages covering such Vessels; (vi) if flagged in the United States, is in compliance in all material respects with all material maritime Laws as are applicable to vessels documented under the U.S. flag and operated in the manner operated by the Company or its Subsidiaries in accordance with past practice; and (vii) is, assuming that the relevant owner participant and the relevant owner trustee are coastwise trade citizens within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 U.S.C. App. § 802 and to the extent operated in the United States, properly documented and is in compliance in all material respects with the requirements of its present class and classification society as set forth on Schedule 4.26(a). Except as set forth in Schedule 4.26(b), as of the date hereof, all class certificates and national and international certificates of the Owned Vessels and, to the Company’s knowledge, Chartered Vessels are clean and valid and free of recommendations affecting class. The Company has made available to Acquiror true and complete copies, in all material respects, of all outstanding Notices of Merchant Marine Inspection Requirements (Forms CG-835), if any, or any equivalent notices received under any alternate compliance program established by the United States Coast Guard or the American Bureau of Shipping for each Vessel listed on Schedule 4.26(a) that are, to the knowledge of the Company, in the Company’ possession as of the date hereof.

4.27  No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, LLC Sub or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, LLC Sub or Merger Sub or their Affiliates.

Article V.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR, LLC Sub and MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports, Acquiror represents and warrants to the Company as of the date of this Agreement as follows:

5.1     Corporate Organization. Each of Acquiror, LLC Sub and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of the state of its incorporation or formation and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror, LLC Sub and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror, LLC Sub and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

5.2     Due Authorization.

(a)      Each of Acquiror, LLC Sub and Merger Sub has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and, upon receipt of the Acquiror Stockholder Approval to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Acquiror and Merger Sub and sole member of LLC Sub, and except for the Acquiror Stockholder Approval, no other corporate or limited liability company proceeding on the part of Acquiror, LLC Sub or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole member of LLC Sub and the adoption of this Agreement by LLC Sub in its capacity as the sole stockholder of Merger Sub, which adoptions will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Acquiror, LLC Sub and Merger Sub and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror, LLC Sub and Merger Sub, enforceable against Acquiror, LLC Sub and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)     The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve (i) the transactions contemplated hereby, and (ii) the issuance of the stock and option portion of the Merger Consideration (to the extent that such issuance requires stockholder approval under the rules of the Nasdaq) (collectively, the “Proposals”) are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, LLC Sub and Merger Sub, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(c)      At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

5.3     No Conflict. The execution, delivery and performance of this Agreement by Acquiror, LLC Sub and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including LLC Sub and Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, LLC Sub or Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including LLC Sub and Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including LLC Sub and Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement.

5.4     Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions against Acquiror, LLC Sub or Merger Sub, or otherwise affecting Acquiror, LLC Sub or Merger Sub or their assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror, LLC Sub or Merger Sub which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement.

5.5     Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, LLC Sub or Merger Sub with respect to Acquiror, LLC Sub or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and Federal Securities Laws.

5.6     Financial Ability; Trust Account.

(a)      There is at least $200,000,000 (less, as of the Closing, payments to stockholders of Acquiror who have validly exercised their right to receive payment pursuant to the Offer) invested in a trust account at J.P. Morgan Securities (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 10, 2013, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated May 10, 2013. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since May 15, 2013, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby, and following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Converting Stockholder or is seeking repayment of outstanding promissory notes for amounts advanced by such Acquiror Stockholder to Acquiror for Acquiror’s working capital needs prior to the Effective Time.

(b)     As of the date hereof, and assuming the rights of the holders of Acquiror Common Stock to cause Acquiror to redeem their shares of Acquiror Common Stock for cash pursuant to the Acquiror Organizational Documents are not exercised, available cash in the Trust Account is sufficient for Merger Sub, LLC Sub and the Surviving Company to complete the transactions contemplated by this Agreement and to pay all fees, prepayment premiums, costs (including breakage costs and termination amounts) and expenses required to be paid by Acquiror, LLC Sub or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, none of Acquiror, LLC Sub nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, LLC Sub and Merger Sub on the Closing Date.

5.7     Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

5.8     Solvency; Surviving Company After the Mergers. None of Acquiror, LLC Sub or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Mergers, at and immediately after the Effective Time, each of Acquiror and the Surviving Company and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.9     SEC Reports; Financial Statements and Sarbanes-Oxley Act.

(a)      Acquiror has timely filed in all material respects all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 15, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)     Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)      Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)     There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.10  Business Activities.

(a)      Since its respective organization, none of Acquiror, LLC Sub nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror, LLC Sub or Merger Sub or to which Acquiror, LLC Sub or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform their obligations under this Agreement.

(b)     Except for Merger Sub and LLC Sub, Acquiror does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

5.11  Proxy Statement. None of the information to be included in the Proxy Statement (other than any information provided by or on behalf of the Company or its Subsidiaries) will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

5.12  No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror, LLC Sub and Merger Sub, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, Vessels, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.13  Tax Matters

(a)      All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)     All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c)      LLC Sub is, has since the date of its formation been, and, as of the effective time of the Subsequent Merger will be, properly treated as an entity that is disregarded as separate from Acquiror for U.S. federal income tax purposes.

(d)     There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(e)      To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination.

(f)      None of Acquiror, Merger Sub or LLC Sub (or any of their Subsidiaries) (i) has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

5.14  Capitalization.

(a)      The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 200,000,000 shares of Acquiror Common Stock, of which (A) 25,000,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 15,600,000 warrants entitling the holder to purchase one share of Acquiror Common Stock per warrant (each, a “Warrant”) are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors. The Acquiror Common Stock to be issued in the Initial Merger will, upon such issuance, be validly issued, fully paid and nonassessable.

(b)     Except for the Warrants and outstanding convertible promissory notes described in the SEC Reports, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in agreements with Lindblad Owners, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)      The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding and beneficially held by LLC Sub as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for this Agreement and the transactions contemplated hereby, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

(d)     One-hundred percent (100%) of the total capital and profits interests in LLC Sub are held by Acquiror as of the date of this Agreement. All such interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for this Agreement and the transactions contemplated hereby, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for membership interests or other equity interests in LLC Sub, or any other Contracts to which LLC Sub is a party or by which LLC Sub is bound obligating LLC Sub to issue or sell any membership interests of, other equity interests in or debt securities of, LLC Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in LLC Sub. There are no outstanding contractual obligations of LLC Sub to repurchase, redeem or otherwise acquire any securities or equity interests of LLC Sub. There are no outstanding bonds, debentures, notes or other indebtedness of LLC Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which LLC Sub’s members may vote. Except for this Agreement and the transactions contemplated hereby, LLC Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the membership interests or any other equity interests of LLC Sub.

Article VI.
COVENANTS OF THE COMPANY

6.1     Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) operate its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of the Company and its Subsidiaries, and keep intact their respective business organizations and goodwill, and keep available the services of their respective officers and key employees, (B) maintain their respective Permits, and (C) maintain all material relationships with customers, suppliers, Governmental Authority and others having business relationships with them and (z), without limiting the generality of clauses (x) and (y), make the capital expenditures contemplated by the Maintenance Capital Expense Budget in accordance with such budgets and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or in Annex A or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)      change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b)     (i) make, declare or pay any dividend or distribution to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization or (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock (other than the issuance of shares of Common Stock upon the exercise of any option outstanding on the date of this Agreement and disclosed on Schedule 4.6), or split, combine or reclassify any shares of its capital stock;

(c)      enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into (i) such agreements in the ordinary course consistent with past practice, (ii) the Debt Commitment Letter and (iii) the Debt Facility;

(d)     sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales or dispositions of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than customary pledges of such assets in connection with the Debt Facility;

(e)      except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager of the Company or its Subsidiaries, except in connection with the hiring or firing of any employee (to the extent permitted by clause (v) of this paragraph) in the ordinary course of business consistent with past practice, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, manager, director, independent contractor or consultant of the Company or its Subsidiaries, or (v) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f)      (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company and its Subsidiaries with a value in excess of $1,000,000, or acquire any assets in excess of $1,000,000, other than customary pledges of such assets or Intellectual Property in connection with the Debt Facility or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(g)     make any capital expenditures (or commitment to make any capital expenditures) not on the Maintenance Capital Expense Budget that in the aggregate exceed $5,000,000;

(h)      make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i)       make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)       take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k)      enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l)       (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 6.1(l);

(m)    waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 in the aggregate (net of insurance recoveries);

(n)      incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in connection with (i) borrowings, extensions of credit and other financial accommodations under the Company’s existing Credit Documents, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness, or (ii) the Debt Facility;

(o)     make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)     fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q)     enter into any agreement to do any action prohibited under this Section 6.1.

6.2     Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub, LLC Sub and their respective representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.3     HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to

Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.4     Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.5     Company Stockholder Approval. Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the board of directors of the Company, obtain the Company Stockholder Approval through unanimous written consent and deliver a copy of the Company Stockholder Approval to Acquiror.

6.6     No Shop. During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a proposal to engage in an Acquisition Transaction without any breach by the Company of this Section 6.6; provided, further, however, that the foregoing acknowledgement shall not in any way diminish the obligations of the Company, its Affiliates and Representatives pursuant to this sentence and, for the avoidance of doubt, the Company shall not enter into any further discussions or negotiations or provide any further information in respect of, or enter into any agreement or arrangement with respect to, any such proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances, including the name of the Person submitting such unsolicited proposal.

6.7     No Acquiror Common Stock Transactions. With the exception of the transactions contemplated by the Restructuring, from and after the date of this Agreement until the Effective Time, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror. The Company shall use commercially reasonable efforts to require each of its Representatives, to comply with the foregoing sentence.

6.8     No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated May 10, 2013 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by May 15, 2015 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.8 shall survive the termination of this Agreement for any reason.

6.9     Proxy Solicitation; Other Actions.

(a)      The Company agrees to use commercially reasonable efforts to (i) promptly provide Acquiror with the information and financial statements listed on Schedule 6.9 to be included in the Proxy Statement and (ii) to provide Acquiror, no later than March 16, 2015, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the year ended December 31, 2014 as required by, and in compliance with GAAP and Rule 3-05 of Regulation S-X (the information to be provided pursuant to clauses (i) and (ii), the “Required Information”). The Company shall use commercially reasonable efforts to be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) the responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)     The Company shall review the Proxy Statement and shall confirm in writing to Acquiror, as of the date of mailing the Proxy Statement to Acquiror’s stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)      From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company to cause the information relating to, and required to be supplied pursuant to Section 6.9(a), whether or not actually supplied, the Company contained in the Proxy Statement to be incorrect or inaccurate in any material respect; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment to be made to the Proxy Statement such that such information is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement; provided, further, however, that no information received by Acquiror hereto pursuant to this Section 6.9 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.10  Section 280G. The Company and its Subsidiaries, as applicable, shall, no later than thirty (30) days prior to the Closing, (i) solicit waivers of any excess parachute payment (as described below) from each person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) solicit the approval of the shareholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “excess parachute payments.” To the extent required to comply with the provisions of the preceding sentence, the Company and its Subsidiaries, as applicable, shall deliver, among other items, to its equity holders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. The form of waiver, solicitation of approval, and disclosure materials shall be subject to the approval of Acquiror, such approval not to be unreasonably withheld, conditioned or delayed.

6.11  Restructuring. The Company shall use its reasonable best efforts to consummate the Restructuring prior to the Closing Date as set forth on Annex A, and shall not amend, modify or waive any provision of any agreement related to the Restructuring or the steps set forth on Annex A without the prior written consent of Acquiror.

6.12  Debt Financing. The Company shall use its reasonable best efforts to (i) obtain the Debt Commitment Letter by the Debt Commitment Target Date and (ii) consummate the Debt Financing by the Debt Financing Target Date. Acquiror shall use commercially reasonable efforts to cooperate, to the extent reasonably requested in writing by the Company, with the efforts of the Company to obtain such Debt Financing Letter and to consummate such Debt Financing, including without limitation facilitating introductions to and attending meetings with prospective lenders, with an understanding that all out-of-pocket fees, costs and expenses of Acquiror incurred in connection with such cooperation at the Company’s request shall be the responsibility of the Company.

Article VII.
COVENANTS OF ACQUIROR

7.1     HSR Act and Regulatory Approvals.

(a)      In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)     Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)      Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)     Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)      The Company shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.2     Indemnification and Insurance.

(a)      From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Company and its Subsidiaries (i) to maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or its Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

(b)     For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2014; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.

(c)      Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

7.3     The Proxy; Other Actions.

(a)      As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare and file with the SEC a proxy statement relating to the Offer and the Proposals contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity of Acquiror Common Stock to be redeemed in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement, all in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and any applicable Federal Securities Law. Acquiror agrees to include provisions in the Proxy Statement, and to take all necessary action related thereto, with respect to (i) the right of the Lindblad Owners to nominate a majority of the members of the Acquiror Board and the right of the shareholders of Acquiror immediately prior to Closing to nominate the remaining members of the Acquiror Board and (ii) an amendment to the Certification of Incorporation in the form attached hereto as Exhibit C.

(b)     Without limitation, in the Proxy Statement, Acquiror shall include financial and other information about the transactions contemplated by this Agreement. When filed, the Proxy Statement will comply in all material respects with the Federal Securities Laws. Acquiror shall as promptly as practicable (i) cause the Proxy Statement to be disseminated to Acquiror’s stockholders pursuant to the Federal Securities Laws, (ii) duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the date on which the SEC declared the Proxy Statement effective, (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals and (iv) cause the Proxy Statement to comply in all material respects with the Federal Securities Laws. Acquiror shall provide copies of the proposed forms of the Proxy Statement (including any amendments, supplements and/or exhibits thereto) (the “Offer Documents”) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company, and shall consider in good faith any comments of the Company. Acquiror shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement and promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Acquiror shall amend or supplement the Proxy Statement in the event that any information in the Proxy Statement shall have become false or misleading and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, in each case pursuant to the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Acquiror shall use commercially reasonable efforts to cause the Proxy Statement to promptly “clear” comments from the SEC and its staff.

Article VIII.
JOINT COVENANTS

8.1     Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a)use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b)use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to Contracts with the Company or its Subsidiaries, and (c)take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

8.2     Tax Matters.

(a)      Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror and Lindblad Owners will join in the execution of any such Tax Returns.

(b)     Tax-Free Reorganization Treatment.

(i)       Acquiror, the Company, Merger Sub and LLC Sub intend that the Initial Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income Tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Initial Merger and the Subsequent Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. Each of the parties further agrees to promptly notify the other party of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)      The Company, Acquiror, Merger Sub and LLC Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)      FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate pursuant to Treasury Regulation §1.1445-2(c)(3) and 1.897-2(h) certifying that the Company has not been a “United States real property holding corporation” within the meaning of Code §897(c)(2) during the five (5) year period ending on the Closing Date, in a form reasonably acceptable to Acquiror.

8.3     Confidentiality; Publicity.

(a)      Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)     None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 8.3, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers and employees without the consent of the other party hereto; and provided, further, that subject to Section 6.2 and this Section 8.3, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.4     Post-Closing Cooperation; Further Assurances. Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX.
CONDITIONS TO OBLIGATIONS

9.1     Conditions to Obligations of Acquiror, LLC Sub, Merger Sub and the Company. The obligations of Acquiror, LLC Sub, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)      All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities or listed on Schedule 9.1(a) shall have been procured or made, as applicable.

(b)     There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers.

(c)      The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

(d)     Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

9.2     Conditions to Obligations of Acquiror, LLC Sub and Merger Sub. The obligations of Acquiror, LLC Sub and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, LLC Sub and Merger Sub:

(a)      Representations and Warranties.

(i)       Each of the representations and warranties of the Company contained in the first sentence of Section 4.1 (Due Incorporation), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), and Section 4.15 (Brokers Fees) (the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)      The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date that they expressly speak.

(iii)     Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and other than the representation and warranty of the Company contained in Section 4.19(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect.

(b)     Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)      The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)     Acquiror Stockholder Approval shall have been obtained.

(e)      The Company shall have obtained, and delivered to Acquiror executed counterparts of, all consents set forth on Schedule 9.2(e).

(f)      Acquiror, LLC Sub and Merger Sub shall have received a certificate from a duly qualified officer of the Company, in form and substance reasonably acceptable to Acquiror, confirming that the Restructuring transactions shall have been consummated as set forth on Annex A.

(g)     The Company shall have entered into the Debt Facility.

9.3     Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)      Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b)     Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)      The Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit C, shall have been filed with the Secretary of State of the State of Delaware.

(d)     Acquiror shall have executed and delivered the Registration Rights Agreement.

(e)      Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

Article X.
TERMINATION/EFFECTIVENESS

10.1  Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)      by written consent of the Company and Acquiror;

(b)     prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before July 31, 2015 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)      prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, LLC Sub or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)     by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)      by written notice from the Company to Acquiror (i) within two (2) Business Days of April 20, 2015 (the “Debt Commitment Target Date”), if despite its reasonable best efforts to obtain a debt commitment letter, on customary terms reasonably acceptable to the Company and Acquiror, for not less than eighty million dollars ($80,000,000) in the aggregate (the “Debt Commitment Letter”), the Company has failed to obtain such Debt Commitment Letter; provided, however, that such termination right shall expire should the Company thereafter obtain the Debt Commitment Letter on such terms prior to exercise of such right or (ii) within two (2) Business Days of May 8, 2015 (“Debt Financing Target Date”), if despite its reasonable best efforts to obtain the Debt Financing, the Company has not consummated the Debt Financing; provided, however, that such termination right shall expire should the Company thereafter consummate the Debt Financing prior to exercise of such right; or

(f)      by written notice from Acquiror to the Company if an executed unanimous written consent of all Lindblad Owners shall not have been delivered to Acquiror within twenty-four (24) hours after the time of execution and delivery of this Agreement.

10.2  Effect of Termination. Except as otherwise set forth in this Section 10.2 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.8, 10.2, 11.4, 11.5, 11.6, 11.13, and 11.15 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI.
MISCELLANEOUS

11.1  Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.2  Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service), addressed as follows:

(a)      If to Acquiror, LLC Sub or Merger Sub, to:

Capitol Acquisition Corp. II

509 7th Street, N.W.

Washington, DC 20004

Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, CFO

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Joseph Simei

(b)     If to, or concerning, the Company prior to the Closing, to:

Lindblad Expeditions, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Attention: Sven-Olof Lindblad

with copies to each of:

Foley & Lardner LLP

3000 K Street NW, Suite 600

Washington, DC 20007

Attention: Steven B. Chameides and Teri Champ

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, New York 10036

Attention: Ann Beth Stebbins

or to such other address or addresses as the parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.1 or Section 6.11, an email from either Mark D. Ein or L. Dyson Dryden expressly consenting to the matter or action in question will suffice.

11.3  Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Acquiror, LLC Sub and/or Merger Sub may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the financing sources of Acquiror, LLC Sub and/or Merger Sub to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

11.4  Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Lindblad Owners (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II, Article III and Article VIII, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.15.

11.5  Expenses. Except as otherwise provided herein (including Section 3.3, Section 6.12, Section 7.1(e) and Section 10.2), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (other than in respect of the Initial Merger, which shall be governed by both the Laws of the State of New York and the Laws of the State of Delaware).

11.7  Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8  Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.9  Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of January 8, 2015 by and between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

11.10   Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11   Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party.

11.12   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.13   Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO (AND IN THE CASE OF ACQUIROR, ON BEHALF OF ITSELF AND EACH ACQUIROR PARTY) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14   Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Acquiror would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

11.15   Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 11.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 11.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this

Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16   Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time and shall expire upon the occurrence of the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CAPITOL ACQUISITION CORP. II

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	Chief Executive Officer

ARGO EXPEDITIONS, LLC

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:

ARGO MERGER SUB, INC.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:

LINDBLAD EXPEDITIONS, INC.

By:	/s/ Sven-Olof Lindblad
Name:	Sven-Olof Lindblad
Title:	President

Annex B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LINDBLAD EXPEDITIONS HOLDINGS, INC.

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Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

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LINDBLAD EXPEDITIONS HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.       The name of the Corporation is “Lindblad Expeditions Holdings, Inc.”.

2.       The original name of this Corporation was Capitol Acquisition Corp. II and the Corporation’s original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed in the office of the Secretary of State of the State of Delaware on August 9, 2010.

3.       On March 4, 2015, the Corporation filed a Certificate of Correction (the “Certificate of Correction” and, together with the Original Certificate of Incorporation, the “Certificate of Incorporation”) with the Secretary of the State of the State of Delaware to correct certain errors in the original Certificate of Incorporation.

4.       This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

5.       This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

6.       The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Lindblad Expeditions Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000 of which 200,000,000 shares shall be Common Stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares shall be Preferred Stock par value $0.0001 per share (the “Preferred Stock”).

A.      Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.      Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: [Intentionally Omitted]

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator elected a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director then appointed additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.      Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.      The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.      The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:

A.      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.      The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:

A.      For purposes of this Article TENTH, the following terms shall have the meanings specified below

1.       A “Person” shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares or interests in an entity to the extent such Person would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor rule to such rule, and such terms shall apply to and include the holder of record of any such shares or interests, including the holder of record of shares in the Corporation.

2.       “Charitable Beneficiary” shall mean, with respect to a Trust, one or more nonprofit organizations designated by the Corporation from time to time by written notice to the Trustee of such Trust to be the beneficiaries of the interest in such Trust, provided that (i) each such organization (A) must be a U.S. Citizen and (B) must meet the requirements described in Section 501(c)(3) of the Code, and (ii) contributions to each such organization must be eligible for deduction under each of Sections 170 (b)(1)(A), 2055 and 2522 of the Code.

3.       “Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

4.       “Deemed Original Issuance Price” shall have the meaning ascribed to such term in Section G(3) of this Article TENTH.

5.       “Disqualified Person” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

6.       “Disqualified Recipient” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

7.       “Excess Shares” shall have the meaning ascribed to such term in Section E of this Article TENTH.

8.       “Excess Share Date” shall have the meaning ascribed to such term in Section E of this Article TENTH.

9.       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

10.     “Fair Market Value” of one share of a particular class or series of the capital stock of the Corporation as of any date shall mean the average of the daily Market Price (as defined herein) of one share of such capital stock for the 20 consecutive Trading Days (as defined herein) immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board of Directors (or a duly authorized committee thereof).

11.     “Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapter 551 and any successor statutes thereto, and the regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

12.     The “Market Price” of a share of a class or series of capital stock of the Corporation for a particular day shall mean: (A) the last reported sales price, regular way, on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal National Securities Exchange on which such class or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by the Corporation; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board of Directors (or a duly authorized committee thereof).

13.     “National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section F(1) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

14.     “Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

15.     “Permitted Percentage” shall mean, with respect to all Non-U.S. Citizens in the aggregate, 22% of the shares of any class or series of capital stock of the Corporation from time to time issued and outstanding.

16.     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

17.     “Proposed Transfer” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

18.     “Proposed Transfer Price” shall have the meaning ascribed to such term in Section G(3) of this Article TENTH.

19.     “Proposed Transferee” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

20.     “Redemption Date” shall have the meaning ascribed to such term in Section H(3)(c) of this Article TENTH.

21.     “Redemption Notes” shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Corporation and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

22.     “Redemption Notice” shall have the meaning ascribed to such term in Section H(3)(c) of this Article TENTH.

23.     “Redemption Price” shall have the meaning ascribed to such term in Section H(3)(a) of this Article TENTH.

24.     “Restricted Person” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

25.     “Status Change” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

26.     “Status Change Price” shall have the meaning ascribed to such term in Section G(3) of this Article TENTH.

27.     “Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Corporation are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

28.     “Trust” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

29.     “Trustee” shall have the meaning ascribed to such term in Section F(1) of this Article TENTH.

30.     “U.S. Citizen” shall mean a citizen of the United States within the meaning of the Maritime Laws (as defined herein), eligible and qualified to own and operate U.S. flag vessels in the U.S. Coastwise Trade.

31.     “U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551, as amended or supplemented from time to time.

32.     “Warrant” shall mean the right to purchase one share of any specified class or series of the capital stock of the Corporation at an exercise price of $0.01 per share governed by the terms of the warrant agreement to be entered into by and between the Corporation and a warrant agent, as may be amended from time to time. Each Warrant may be exercised by cashless exercise or may be converted into shares of the specified class or series of the capital stock of the Corporation without any required payment of the exercise price. The Warrants may not be exercised for cash. All Warrants will expire on the 25th anniversary of the warrant agreement that will govern the Warrants. A Warrant holder (or its proposed transferee) who cannot establish to the satisfaction of the Board of Directors that it is a U.S. Citizen shall not be permitted to exercise or convert its Warrants to the extent the receipt of the shares upon exercise or conversion would cause such shares to constitute Excess Shares if they were issued. The exercise price and number of shares issuable on exercise or conversion of the Warrants may be adjusted in certain circumstances, including in the event of a share dividend, stock split, share combination, merger or consolidation. Holders of Warrants will not have any rights or privileges of holders of shares of the Corporation, including any voting, dividend or distribution rights, until they exercise or convert their Warrants and receive shares. After the issuance of shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of shares.

B.      Restrictions on Ownership of Shares by Non-U.S. Citizens. Notwithstanding anything in this Certificate of Incorporation to the contrary, Non-U.S. Citizens are not permitted to beneficially own, individually or in the aggregate, more than the Permitted Percentage of each class or series of the capital stock of the Corporation. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Corporation, and to enable the Corporation to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable Maritime Laws or under any contract with the United States government (or any agency thereof), the Corporation or the Board of Directors, as applicable, shall have the power to take the actions prescribed in Sections C through J of this Article TENTH. The provisions of this Article TENTH are intended to assure that the Corporation continues to qualify as a U.S. Citizen under the Maritime Laws so that the Corporation does not cease to be qualified under the Maritime Laws to own and operate vessels in the U.S. Coastwise Trade. The Board of Directors (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Certificate of Incorporation to implement the provisions of this Article TENTH.

C.      Stock Certificates.

1.       To implement the policy set forth in Section B of this Article TENTH, the Corporation may, but is not required to, institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Corporation that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Corporation to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares (upon which certification the Corporation and its transfer agent shall be permitted to rely conclusively); and (iii) the stock transfer records of the Corporation may be maintained in such manner as to enable the percentages of the shares of each class or series of the Corporation’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors (or any duly authorized committee thereof) is authorized to take such other actions or make such interpretations of this Certificate of Incorporation as it may deem necessary or advisable in order to implement a dual stock certificate system consistent with the requirements set forth in Sections B and C of this Article TENTH and to ensure compliance with such system and such requirements.

2.       A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of this Certificate of Incorporation.

D.      Restrictions on Transfers.

1.       Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Corporation, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Corporation in excess of the Permitted Percentage, shall be void and ineffective, and, to the extent that the Corporation knows of such transfer or purported transfer, neither the Corporation nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Corporation under this Article TENTH. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors shall have expressly and specifically authorized the same.

2.       In connection with any purported transfer of beneficial ownership of shares of any class or series of the capital stock of the Corporation, any transferee or proposed transferee (including any recipient upon original issuance) of beneficial ownership of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Corporation or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under Section J of this Article TENTH as the Corporation may request in its sole discretion (upon which certification the Corporation and its transfer agent shall be permitted to rely conclusively). Registration and recognition of any transfer of beneficial ownership of shares shall be denied upon refusal to furnish any of the foregoing citizenship certifications, documentation or information. Each purported or proposed transferor of beneficial ownership of such shares shall reasonably cooperate with any requests from the Corporation to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

E.      Excess Shares.

If on any date (including, without limitation, any record date) (each, an “Excess Share Date”) the number of shares of a class or series of capital stock of the Corporation beneficially owned by Non-U.S. Citizens should exceed the Permitted Percentage, irrespective of the date on which such event becomes known to the Corporation (such shares in excess of the applicable Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Corporation that constitute Excess Shares for purposes of this Article TENTH shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares beneficially owned by non-U.S. Citizens that in the aggregate exceed the Permitted Percentage as the result of any redemption of shares, starting with the most recent acquisition of beneficial ownership of such shares by a non-U.S. Citizen and going in reverse chronological order of acquisition; provided that: (i) the

Corporation shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article TENTH; (ii) the Corporation may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired, for purposes of this Article TENTH, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Corporation pursuant to this Section E as to which shares of any class or series of the Corporation’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

F.       Additional Remedies for Exceeding Permitted Percentage.

1.       In the event that (i) Section D(1) of this Article TENTH would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of beneficial ownership of any share of any class or series of the capital stock of the Corporation to a Non-U.S. Citizen (a “Proposed Transferee”) the result of which would create an Excess Share, (ii) a change in the status (a “Status Change”) of a U.S. Citizen to a Non-U.S. Citizen (a “Disqualified Person”) causes a share of any class or series of capital stock of the Corporation of which such Disqualified Person is the beneficial owner immediately prior to such change to constitute an Excess Share, or (iii) the original issuance by the Corporation of a share of any class or series of capital stock of the Corporation to a Non-U.S. Citizen (a “Disqualified Recipient”) results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee) or such Status Change (in the case of such Disqualified Person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share shall be automatically transferred into a trust (each, a “Trust”) for the exclusive benefit of a Charitable Beneficiary and in respect of which a U.S. Citizen unaffiliated with the Corporation and such Non-U.S. Citizen shall be appointed by the Corporation to serve as the trustee (each, a “Trustee”), and such Non-U.S. Citizen (each, a “Restricted Person”) shall neither acquire nor have any rights or interests in such Excess Share transferred into such Trust. Subject to applicable law and compliance with the foregoing provisions of this Section F(1), the Excess Shares of multiple Restricted Persons may, in the sole discretion of the Corporation, be transferred into, and maintained in, a single Trust.

2.       Notwithstanding the provisions of Section F(1) of this Article TENTH, if the automatic transfer of an Excess Share into a Trust pursuant to Section F(1) of this Article TENTH, together with any other automatic transfers of Excess Shares into Trusts pursuant to Section F(1) of this Article TENTH, would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the number of shares of the class or series of capital stock of the Corporation of which such Excess Share is a part that are beneficially owned by Non-U.S. Citizens from exceeding the Permitted Percentage, then, in lieu of such automatic transfer into such Trust(s), such Excess Share shall be subject to redemption by the Corporation pursuant to Section H of this Article TENTH.

G.      Excess Shares Transferred into Trusts.

1.       Status of Excess Shares Held by a Trust. All Excess Shares of any class or series of capital stock of the Corporation held by a Trust shall retain their status as issued and outstanding shares of the Corporation.

2.       Voting and Dividend Rights.

a.       The Trustee of a Trust shall have all voting rights and rights to dividends and any other distributions (upon liquidation or otherwise) with respect to all Excess Shares held in such Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiar(ies) of such Trust.

b.       If any dividend or other distribution (upon liquidation or otherwise) with respect to any Excess Share held in a Trust has been received by a Restricted Person with respect to such Excess Share and the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such dividend or distribution, such dividend or distribution shall be paid by such Restricted Person to the Trustee of such Trust upon the demand of such Trustee. If (A) any dividend or other distribution (upon liquidation or otherwise) is authorized with respect to any Excess Share held in a Trust, (B) the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such dividend or distribution, and (C) such transfer has been discovered prior to the payment of such dividend or distribution, then such dividend or distribution shall be paid, when due, to the Trustee of such Trust. Any dividend or distribution so paid to the Trustee of such Trust shall be held in trust for distribution to the Charitable Beneficiar(ies) of such Trust in accordance with the provisions of this Section G.

c.       A Restricted Person with respect to any Excess Share of any class or series of capital stock of the Corporation transferred into a Trust shall (A) neither be entitled to, nor possess, any rights to vote, or any other rights attributable to, such Excess Share, (B) not benefit economically from the ownership or holding of such Excess Share, and (C) have no rights to any dividends or any other distributions (upon liquidation or otherwise) with respect to such Excess Share.

d.       Subject to applicable law, effective as of the date that any Excess Share shall have been transferred into a Trust, the Trustee of such Trust shall have the authority, at its sole discretion, (A) to rescind as void any vote cast by any Restricted Person with respect to such Excess Share, as well as any proxy given by any Restricted Person with respect to the vote of such Excess Share, in either case if the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such vote, and (B) to recast such vote, as well as resubmit a proxy in respect of the vote of such Excess Share, in accordance with its own determination, acting for the benefit of the Charitable Beneficiar(ies) of such Trust; provided, however, that if the Corporation has already taken any corporate action in respect of which such vote was cast, or such proxy was given, by such Restricted Person, or if applicable law shall not permit the rescission of such vote or proxy or such vote to be recast, then the Trustee shall not have the authority to rescind such vote or proxy or to recast such vote.

e.       Notwithstanding any of the provisions of this Article TENTH, the Corporation shall be entitled to conclusively rely, without limitation, on the stock transfer and other stockholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

3.       Sale of Excess Shares by Trustee.

a.       The Trustee of a Trust, within 20 days of its receipt of written notice from the Corporation (or its transfer agent) that Excess Shares of any class or series of capital stock of the Corporation have been transferred into such Trust, shall sell such Excess Shares to a U.S. Citizen (including, without limitation, the Corporation) designated by the Trustee. Upon any such sale of Excess Shares, the Trustee shall promptly distribute the proceeds of such sale of such Excess Shares (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust) to such Charitable Beneficiar(ies), and to the one or more Restricted Persons with respect to such Excess Shares, as provided in the applicable provisions of Sections G(3), (4) and (5) of this Article TENTH.

b.       In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section G(3)(a) of this Article TENTH was a Proposed Transferee at the time of the transfer of such Excess Share into the Trust, and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section G(5) of this Article TENTH, equal to the lesser of (A) the price paid by such Restricted Person for such Excess Share or, if such Restricted Person did not give value for the Excess Share in connection with the Proposed Transfer of such Excess Share to such Restricted Person (e.g., in the case of a gift, devise or other similar transaction), the Market Price of such Excess Share on the day of such Proposed Transfer (the applicable price, the “Proposed Transfer Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

c.       In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section G(3)(a) of this Article TENTH was a Disqualified Person at the time of the transfer of such Excess Share into the Trust and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section G(5) of this Article TENTH, equal to the lesser of (A) the Market Price of such Excess Share on the date of the Status Change of such Restricted Person that resulted in the transfer of such Excess Share into the Trust (the “Status Change Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

d.       In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section G(3)(a) of this Article TENTH was a Disqualified Recipient at the time of the transfer of such Excess Share into the Trust and (y) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section G(5) of this Article TENTH, equal to the lesser of (A)(i) the price paid by such Restricted Person for such Excess Share or, (ii) if such Restricted Person did not give value for the Excess Share in connection with the original issuance of such Excess Share to such Restricted Person or if such Restricted Person is exercising an option, warrant or other convertible security (notwithstanding the payment of any exercise price thereof), the Market Price of such Excess Share on the day of such original issuance (the applicable price, the “Deemed Original Issuance Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

e.       In the event that, prior to the discovery by the Corporation (or its transfer agent) that any Excess Share has been automatically transferred into a Trust pursuant to Section F(1) of this Article TENTH, such Excess Share is sold by the Restricted Person with respect to such Excess Share, then (A) such Excess Share shall be deemed to have been sold by such Restricted Person on behalf of the Trust and (B) to the extent that such Restricted Person received consideration for the sale of such Excess Share that exceeds the amount that such Restricted Person would have been entitled to receive pursuant to this Section G(3) if such Excess Share had been sold by the Trustee of such Trust on the date of the sale of such Excess Share by such Restricted Person, such excess amount shall be paid to the Trustee, upon the demand of the Trustee, for distribution to the Charitable Beneficiary of such Trust. .

4.       Corporation’s Right to Purchase Shares Transferred into a Trust. The Trustee of a Trust shall be deemed to have offered each Excess Share that has been transferred into such Trust for sale to the Corporation at a price for such Excess Share equal to the lesser of (A) the Market Price of such Excess Share on the date that the Corporation accepts such offer, and (B) the Proposed Transfer Price, Status Change Price or Deemed Original Issuance Price, as the case may be, of such Excess Share. The Corporation shall have the right to accept such offer until the Trustee has sold (or been deemed to have sold) such Excess Share pursuant to clause (a), (b), (c), (d) or (e) of Section G(3) of this Article TENTH. Upon such sale of the Excess Share to the Corporation, the Restricted Person with respect to such Excess Share shall receive the proceeds of such sale (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section G(5) of this Article TENTH. Any Excess Shares purchased by the Corporation from the Trust may be either retired or held by the Corporation as treasury stock.

5.       Additional Payment-Related Provisions.

a.       In the event of the sale of an Excess Share by the applicable Trustee pursuant to Section G(3) or (d) of this Article TENTH, such Trustee, in its sole discretion, may reduce the amount payable to the Restricted Person with respect to such Excess Share pursuant to such Section by the sum of the amounts of the dividends and distributions described in Section G(2)(b) of this Article TENTH received by such Restricted Person with respect to such Excess Share and which such Restricted Person has not paid over to the Trustee.

b.       In the event of the sale of an Excess Share by the applicable Trustee pursuant to Section G(3) or (4) of this Article TENTH, such Trustee shall promptly pay to the Charitable Beneficiary of the applicable Trust, an amount equal to (A) the remaining proceeds of such sale, net of (1) broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of such Trust and (2) the amount paid by the Trustee to the Restricted Person with respect to such Excess Share pursuant to this Section G, and (B) the amount of any dividends or distributions with respect to such Excess Share held by the Trust, net of taxes and other costs and expenses of such Trust.

6.       Termination of Trust and Charitable Beneficiar(ies)’ Interests. Upon the sale of an Excess Share by the applicable Trustee pursuant to Section G(3) or (4) of this Article TENTH and the payment of the related amount (if any) to the Charitable Beneficiar(ies) of the applicable Trust pursuant to Section G(5)(b) of this Article TENTH, the applicable Trust’s and Charitable Beneficiar(ies)’ respective interests in such Excess Share shall terminate.

H.      Redemption.

1.       If the automatic transfer of an Excess Share into a Trust pursuant to Section F(1) of this Article TENTH, together with any other automatic transfers of Excess Shares into Trusts pursuant to Section F(1) of this Article TENTH, would not be effective, for any reason whatsoever, including a determination by the Corporation in its discretion that it is not effective, to prevent the beneficial ownership by Non-U.S. Citizens of shares of the class or series of capital stock of the Corporation of which such Excess Share is a part from exceeding the Permitted Percentage, then, in lieu of such automatic transfer into such Trust, the Corporation, by action of the Board of Directors or by a committee of the Board of Directors, in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the DGCL or other provisions of applicable law, such Excess Share, provided that the Corporation shall not have any obligation under this Section H to redeem any one or more Excess Shares.

2.       Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section H are so redeemed by the Corporation at its option and beginning on the first Excess Share Date for the classes or series of the Corporation’s capital stock of which such Excess Shares are a part,

a.       the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares remain as such) not be entitled to any voting rights with respect to such Excess Shares, and

b.       the Corporation shall (so long as such Excess Shares remain as such) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.

Full voting rights shall be restored to any shares of a class or series of capital stock of the Corporation that were previously deemed to be Excess Shares subject to redemption, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section H(3)(c) of this Article TENTH), provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section H.

3.       The terms and conditions of redemptions by the Corporation of Excess Shares of any class or series of the Corporation’s capital stock under this Section H shall be as follows:

a.       the per share redemption price (as further defined in Section H(3)(b), the “Redemption Price”) for each Excess Share may be paid, as determined by the Board of Directors or a committee of the Board of Directors in its sole discretion, (i) in cash (by wire transfer or bank or cashier’s check), (ii) by the issuance of Redemption Notes, or (iii) by any combination of the foregoing methods. Alternatively, in lieu of paying the Redemption Price and at the Board of Directors’ discretion, Excess Shares may be redeemed in exchange for the issuance of one Warrant for each Excess Share;

b.       the Redemption Price shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into a segregated account by the Corporation pursuant to Section H(2) of this Article TENTH;

c.       written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Corporation (unless such notice is waived in writing by any such holders) (the “Redemption Notice”);

d.       the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holders of the Excess Shares (which shall not be earlier than the date of such notice), (B) in the case of Excess Shares redeemed by payment of the Redemption Price, the date on which the Corporation shall have irrevocably deposited or set aside a sum sufficient to pay the Redemption Price to such record holders or the date on which the Corporation shall have paid the Redemption Price (including, without limitation, the delivery of any applicable Redemption Notes) to such record holders and (C) in the case of Excess Shares being redeemed by issuance of Warrants, the delivery of all applicable Warrants;

e.       each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section H(3)(d) of this Article TENTH)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) if applicable, the Redemption Price and the manner of payment thereof, (D) if applicable, the terms and conditions of any Warrants to be issued in exchange for such Excess Shares, (E) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price or issuance of Warrants, as applicable, (F) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (G) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive, as applicable, the Redemption Price, without interest, or any Warrants;

f.        if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Corporation has, as applicable, (i) irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares (ii) delivered any applicable Redemption Notes and (iii) delivered any applicable Warrants, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive, as applicable, the Redemption Price, without interest, or any Warrants;

g.       without limiting clause (f) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Corporation (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Corporation as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive, as applicable, the Redemption Price, without interest, or any Warrants; and

h.       upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper from for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price or receipt of any applicable Warrants. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

3.       Nothing in this Section H shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of Directors along with the documentation and information required under Section J(4) establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

I.        Citizenship Determinations.

The Corporation shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the Corporation’s capital stock for the purposes of this Article TENTH. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Corporation’s capital stock, the Corporation may conclusively rely on the stock transfer records of the Corporation and the citizenship certifications required under Section D(2) of this Article TENTH and the written statements and affidavits required under Section J of this Article TENTH given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Corporation may deem reasonable pursuant to Section J(2) of this Article TENTH. The determination of the Corporation at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article TENTH shall be conclusive.

J.       Requirement to Provide Citizenship Information.

1.       In furtherance of the requirements of Section B of this Article TENTH, and without limiting any other provision of this Article TENTH, the Corporation may require the beneficial owners of shares of any class or series of the Corporation’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section J, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Corporation, every beneficial owner of any such shares must comply with the following provisions:

a.       promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Corporation, and at such other times as the Corporation may determine by written notice to any such beneficial owner, such beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by the U.S. Coast Guard or the U.S. Maritime Administration under the Maritime Laws, including 46 C.F.R. part 355;

b.       promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information required by the U.S. Coast Guard or the U.S. Maritime Administration under the Maritime Laws, including 46 C.F.R. part 355;

c.       promptly upon request by the Corporation, any beneficial owner must provide to the Corporation a written statement or an affidavit, as specified by the Corporation, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Corporation specified by the Corporation in its request;

d.       promptly upon acquiring shares of stock of the Corporation, every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Corporation’s capital stock beneficially owned by such beneficial owner to provide, to the Corporation such beneficial owner’s address; and

e.       every beneficial owner must provide to the Corporation, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Corporation beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

2.       The Corporation may at any time require reasonable proof, in addition to the citizenship certifications required under Section D(2) of this Article TENTH and the written statements and affidavits required under Section J(1) of this Article TENTH, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Corporation’s capital stock.

3.       In the event that (i) the Corporation requests in writing from a beneficial owner of shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section D(2) of this Article TENTH, a written statement, an affidavit and/or reasonable documentation required under Section J(1) of this Article TENTH, and/or additional proof of citizenship required under Section J(2) of this Article TENTH, and (ii) such beneficial owner fails to provide the Corporation with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Corporation’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into a segregated account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article TENTH; provided, however, that the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of clause (ii) of this Section J(3) to any of the shares of such beneficial owner in any particular instance.

4.       In the event that (i) the Corporation requests in writing from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Corporation’s capital stock a citizenship certification required under Section D(2) of this Article TENTH, a written statement, an affidavit and/or reasonable documentation required under Section J(1) of this Article TENTH, and/or additional proof of citizenship required under Section J(2) of this Article TENTH, and (ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Corporation, subject to the other provisions of this Article TENTH, by the date set forth in such written request, the Corporation, acting through its Board of Directors, shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Corporation and may prohibit and void such transfer, including by placing a stop order with the Corporation’s transfer agent, until such requested documentation is so submitted and the Corporation is satisfied that the proposed transfer of shares will not result in Excess Shares.

K.      Severability. Each provision of this Article TENTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article TENTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article TENTH shall not be affected, and this Article TENTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

L.       Applicability. The provisions of this Article TENTH and any related provisions of the Bylaws of the Corporation shall be applicable during any periods that the Corporation owns or operates any vessel in the U.S. Coastwise Trade or is a party to any contract for the construction of any vessel to be operated in the U.S. Coastwise Trade, which periods shall be determined from time to time by the Board of Directors. The provisions of this Article TENTH shall initially apply from ________, 2015 until the date specified in any such determination by the Board of Directors and shall thereafter apply from time to time in accordance with any such subsequent determinations as to the applicability of this Article TENTH. Notice of any such determinations shall be given by the Corporation to the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by ________, its _______________, as of the __ day of _______, 2015.

Name:
Title:

Annex C

LINDBLAD EXPEDITIONS HOLDINGS, INC.

2015 LONG-TERM INCENTIVE PLAN

1.       Purpose and Background.

The Plan’s purpose is to enhance the ability of the Company and its Subsidiaries to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company or its Subsidiaries by providing these individuals with equity ownership or other equity-based or cash-based incentive opportunities. Capitalized terms used in the Plan are defined in Section 11. The Plan was initially adopted by the Board in connection with the entry into a merger agreement (the “Merger Agreement”) pursuant to which the Company and Lindblad Expeditions, Inc. (“Lindblad”) agreed to a business combination (the “Merger”) and is expected to become effective upon the consummation of the Merger, as set forth herein.

In connection with the Merger, certain stock options granted under Lindblad’s 2012 Stock Incentive Plan (the “Lindblad Plan”) have been assumed by the Company (the “Assumed Options”) and converted into options to purchase shares of the Company’s Common Stock. For the avoidance of doubt, the Assumed Options are not granted under or subject to this Plan. Rather, the Assumed Options remain subject to the terms and conditions of the Lindblad Plan (except as modified by the Merger Agreement or other agreements with the holders thereof), which has been assumed by the Company in connection with the Merger. However, in the event that all or any part of an Assumed Option expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, then the unused Shares subject to such Assumed Option will be added to the number of Shares available for issuance under this Plan, as provided in Section 4(b). From and after the Effective Date of this Plan, no new awards will be granted under the Lindblad Plan.

2.       Eligibility.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3.       Administration and Delegation.

(a)      Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b)     Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4.       Stock Available for Awards.

(a)      Number of Shares. Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

(b)     Share Recycling. If all or any part of an Award or Assumed Option expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Assumed Option, the unused Shares covered by the Award or Assumed Option will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4(a) and shall not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option or an Assumed Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or an Assumed Option; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or Assumed Options.

(c)      Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 2,500,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

(d)     Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit, except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan.

(e)      Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000.

(f)      Individual Award Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 8, the maximum aggregate number of Shares with respect to one or more Awards denominated in Shares that may be granted to any one person during any fiscal year of the Company (including awards denominated in Shares but payable or paid in cash) shall be 1,250,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year of the Company with respect to one or more Awards payable in cash and not denominated in Shares shall be $5,000,000.

5.       Stock Options and Stock Appreciation Rights.

(a)      General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including Section 9(i) with respect to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

(b)     Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

(c)      Duration of Options. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years.

(d)     Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e)for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e)

for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

(e)      Payment Upon Exercise. The exercise price of an Option must be paid in cash or by check payable to the order of the Company or, subject to Section 10(h), any Company insider trading policy (including blackout periods) and Applicable Laws, by:

(i)       if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(ii)      to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(iii)     to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(iv)     to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(v)      any combination of the above permitted payment forms (including cash or check).

6.       Restricted Stock; Restricted Stock Units.

(a)      General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

(b)     Restricted Stock.

(i)       Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(ii)      Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c)      Restricted Stock Units.

(i)       Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(ii)      Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(iii)     Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

7.       Other Stock or Cash Based Awards.

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

8.       Adjustments for Changes in Common Stock and Certain Other Events.

(a)      Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b)     Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(i)       To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(ii)      To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii)     To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv)     To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 4 hereof on the maximum number and kind of shares which may be issued and specifically including, for the avoidance of doubt, adjustments to the individual award limitation set forth in Section 4(f)) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(v)      To replace such Award with other rights or property selected by the Administrator; and/or

(vi)     To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

(c)      Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

(d)     General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

9.       General Provisions Applicable to Awards.

(a)      Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

(b)     Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)      Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d)     Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e)      Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. Except as the Company otherwise determines, all such payments will be made in cash or by check made payable to the order of the Company. The Company or any Subsidiary may, to the extent Applicable Laws permit, deduct an amount sufficient to satisfy such tax obligations based on the minimum statutory withholding rates from any payment of any kind otherwise due to a Participant. Notwithstanding the foregoing, Participants may satisfy such tax obligations (i) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, and (ii) if there is a public market for Shares at the time the tax obligations are satisfied (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator. If any tax withholding obligation will be satisfied under clause (i) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

(f)      Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Section 8 or pursuant to Section 10(f).

(g)     Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h)      Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

(i)       Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. The Company, its Subsidiaries and the Administrator will not be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

(j)       Prohibition on Repricing. Subject to Section 8, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 8, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.     Miscellaneous.

(a)      No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Subsidiary. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

(b)     No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan or stop-transfer orders that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c)      Effective Date and Term of Plan. The Plan will become effective on the Merger’s closing date, subject to approval of the Company’s stockholders. No Awards may be granted under the Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, it will not become effective and no Awards shall be granted hereunder.

(d)     Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e)      Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)      Section 409A.

(i)       General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company and its Subsidiaries make no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company and its Subsidiaries will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii)      Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(iii)     Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g)     Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(h)      Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

(i)       Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10(i) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10(i). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

(j)       Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(k)      Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

(l)       Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

(m)    Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

(n)      Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(o)     Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

(p)     Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(q)     Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9(e): (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

(r)       Section 162(m). The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m) (“Performance-Based Compensation”). For the avoidance of doubt, nothing herein shall require the Committee to structure any awards in a manner intended to constitute Performance-Based Compensation and the Administrator shall be free, in its sole discretion, to grant Awards that are not intended to be Performance-Based Compensation. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements. In addition, Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as Performance-Based Compensation shall be subject to the following provisions, which shall control over any conflicting provision in the Plan or any Award Agreement:

(i)       To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate the Participant to receive such Award (b) select the Performance Criteria applicable to the performance period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each covered employee for such Performance Period.

(ii)      Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

(iii)     Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

(iv)     No adjustment or action described in Section 8 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify.

11.     Definitions. As used in the Plan, the following words and phrases will have the following meanings:

(a)      “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b)     “Applicable Accounting Standards” means the U.S. Generally Accepted Accounting Principles, International Financial Reporting Standards or other accounting principles or standards applicable to the Company’s financial statements under U.S. federal securities laws.

(c)      “Applicable Laws” means the requirements relating to the administration of incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

(d)     “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

(e)      “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f)      “Board” means the Board of Directors of the Company.

(g)     “Change in Control” means and includes each of the following:

(i)       A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (a) and (b) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)      During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)     The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination (other than the Merger) or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

a.            which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

b.            after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii) or (iii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(h)      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(i)       “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. To the extent an Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), it is intended that each member of the Committee will be an “outside director” within the meaning of Code Section 162(m).

(j)       “Common Stock” means the common stock of the Company.

(k)      “Company” means Lindblad Expeditions Holdings, Inc. (known prior to the consummation of the Merger as Capitol Acquisition Corp. II), a Delaware corporation, or any successor.

(l)       “Consultant” means any person, including any adviser, engaged by the Company or its Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

(m)    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

(n)      “Director” means a Board member.

(o)     “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

(p)     “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

(q)     “Employee” means any employee of the Company or its Subsidiaries.

(r)       “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

(s)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)       “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

(u)      “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(v)      “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

(w)     “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

(x)      “Option” means an option to purchase Shares.

(y)      “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

(z)      “Overall Share Limit” means 2,500,000 Shares.

(aa)   “Participant” means a Service Provider who has been granted an Award.

(bb)   “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the individual criteria listed below. For Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), the Performance Criteria shall be determined as follows:

(i)       The Performance Criteria used to establish Performance Goals are limited to the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

(ii)      The Administrator may, in its sole discretion, but within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s or any Subsidiary’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges or other non-cash charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(cc)   “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

(dd)   “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, an Award.

(ee)   “Plan” means this 2015 Long-Term Incentive Plan.

(ff)     “Restricted Stock” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(gg)   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

(hh)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

(ii)      “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(jj)      “Securities Act” means the Securities Act of 1933, as amended.

(kk)   “Service Provider” means an Employee, Consultant or Director.

(ll)      “Shares” means shares of Common Stock.

(mm) “Stock Appreciation Right” means a stock appreciation right granted under Section 5.

(nn)   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

* * *

PRELIMINARY PROXY CARD
SUBJECT TO COMPLETION, DATED June 19, 2015

CAPITOL ACQUISITION CORP. II
509 7th Street, N.W.
Washington, D.C. 20004

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CAPITOL ACQUISITION CORP. II

This proxy is solicited on behalf of the Board of Directors of Capitol Acquisition Corp. II (“Capitol”). The giving of a proxy will not affect your right to vote in person if you attend the Special Meeting of Stockholders to be held on [•], 2015 (the “meeting”). Please mark your vote in black ink, sign, date, and mail your proxy card in the envelope provided as soon as possible. Please do not write outside the designated areas. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

The undersigned appoints Mark D. Ein and L. Dyson Dryden as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Capitol held of record by the undersigned on May 21, 2015, at the meeting, or any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 (THE MERGER PROPOSAL), 2A-2D (THE CHARTER AMENDMENT PROPOSALS), 3 (THE INCENTIVE COMPENSATION PLAN PROPOSAL) and 5 (THE ADJOURNMENT PRPOSAL) BELOW AND “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 4 BELOW. THE CAPITOL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2A-2D, 3 and 5 BELOW AND “FOR” THE ELECTION OF ALL OF THE DIRECTORS LISTED IN PROPOSAL 4 BELOW.

The merger proposal is conditioned upon the approval of all the charter amendment proposals and each of the charter amendment proposals is conditioned on approval of the merger proposal and the other charter amendment proposals (except that neither the merger proposal nor any charter amendment proposal will be conditioned on a charter amendment proposal to the extent the condition in the merger agreement relating to such charter amendment proposal is waived).

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 5 BELOW AND “FOR” THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 4 BELOW. THE CAPITOL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 5 BELOW AND “FOR” THE ELECTION OF ALL OF THE DIRECTORS LISTED IN PROPOSAL 4 BELOW.

1.

To adopt the Agreement and Plan of Merger, dated as of March 9, 2015, by and among Capitol, Argo Expeditions, LLC, Capitol’s wholly-owned subsidiary (“LLC Sub”), Argo Merger Sub, Inc., LLC Sub’s wholly-owned subsidiary (“Merger Sub”), and Lindblad Expeditions, Inc., a New York corporation (“Lindblad”), and to approve the business combination contemplated by the merger agreement.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

If you affirmatively vote “FOR” or “AGAINST” Proposal Number 1 and you hold shares of Capitol common stock issued in the Capitol initial public offering, you may exercise your conversion rights and demand that Capitol convert your shares of common stock into a full pro rata portion of the trust account (as defined in the final prospectus of Capitol’s initial public offering) in which certain proceeds of Capitol’s initial public offering are held. To properly exercise your conversion rights, you must (a) affirmatively vote “FOR” or “AGAINST” Proposal 1, (b) demand that Capitol convert your shares into cash no later than the close of the vote at the meeting by marking the “I Hereby Exercise My Conversion Rights” box below or submitting a demand in writing to Capitol’s chief financial officer, and (c) deliver your stock to Capitol’s transfer agent prior to the meeting either physically by delivering your stock certificate or electronically by using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. Even if you properly exercise your conversion rights, you will only be entitled to receive cash for these shares if the mergers contemplated by the merger agreement are completed. If you properly exercise your conversion rights and the mergers are completed, then you will be exchanging your shares of Capitol common stock for cash and will no longer own these shares.

	I HEREBY EXERCISE MY CONVERSION RIGHTS TO CONVERT TO CASH.	☐

SHAREHOLDER CERTIFICATION

I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other shareholder with respect to the shares of common stock of Capitol owned by me in connection with the proposed business combination between Capitol and Lindblad.

☐

2a.	To approve an amendment to the Capitol amended and restated certificate of incorporation to change the name of Capitol from “Capitol Acquisition Corp. II” to “Lindblad Expeditions Holdings, Inc.”.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2b.

To approve an amendment to the Capitol amended and restated certificate of incorporation to adjust the existing classification of directors to conform with the classification described in the director election proposal below.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

2c.	To approve an amendment to the Capitol amended and restated certificate of incorporation to remove provisions that will no longer be applicable to Capitol after the mergers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2d.

To approve an amendment to the Capitol amended and restated certificate of incorporation to add provisions that is intended to assist Capitol’s compliance with the Jones Act (to which owners of United States flagged vessels engaged in coastwise trade are subject), including provisions limiting the ownership of Capitol’s common stock by non-U.S. citizens within the meaning of the Jones Act.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.

To approve the adoption of the 2015 Long-Term Incentive Plan which authorizes the award of share-based incentives in order to attract, retain, motivate, and reward certain key employees, officers, directors, and consultants of Capitol.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To elect the following directors in the classes set forth below.

Class A (to serve until 2016)

	Paul J. Brown	FOR ☐	AGAINST ☐	ABSTAIN ☐

Class B (to serve until 2017)

	John M. Fahey	FOR ☐	AGAINST ☐	ABSTAIN ☐

	L. Dyson Dryden	FOR ☐	AGAINST ☐	ABSTAIN ☐

Class C (to serve until 2018)

	Sven-Olof Lindblad	FOR ☐	AGAINST ☐	ABSTAIN ☐

	Mark D. Ein	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.

To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, Capitol is not authorized to consummate the mergers.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

AUTHORIZED SIGNATURES

This section must be completed for your vote to be counted.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, corporate officer, custodian, trustee or guardian, please give full title as such. If the signer is a corporation, please sign using the full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership’s name by a duly authorized person.

Name of Stockholder:
(Please Print)
Number of Shares:
Signature of Stockholder:*
Signature of Stockholder:
Date:

PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE.